UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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National Commerce Corporation

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CENTERSTATE BANK CORPORATION	NATIONAL COMMERCE CORPORATION

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear CenterState Bank Corporation Shareholders and National Commerce Corporation Stockholders:

CenterState Bank Corporation (“CenterState”) and National Commerce Corporation (“NCC”) entered into an Agreement and Plan of Merger dated November 23, 2018 (the “merger agreement”) that provides for the merger of NCC with and into CenterState, with CenterState as the surviving company (the “merger”). Immediately thereafter, NCC’s wholly-owned subsidiary, National Bank of Commerce (“NBC”), will be merged with and into CenterState’s wholly-owned subsidiary, CenterState Bank, N.A. (“CenterState Bank”), with CenterState Bank being the surviving subsidiary bank of CenterState (the “bank merger”). Before the merger can be completed, CenterState shareholders must approve the issuance of shares of CenterState common stock as consideration in the merger pursuant to the merger agreement and NCC stockholders must adopt the merger agreement. This joint proxy statement/prospectus contains information about CenterState, NCC, the merger agreement, the proposed merger and the special meetings of the shareholders of CenterState and the stockholders of NCC, and we encourage you to read carefully this joint proxy statement/prospectus before voting.

In the merger, each share of NCC common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 1.65 shares (the “exchange ratio”) of CenterState common stock (the “merger consideration”), provided that cash will be paid in lieu of fractional shares as provided in the merger agreement. A total of 35,316,921 shares of CenterState common stock, the maximum number of shares of CenterState common stock that may be issued in the merger, are being offered by CenterState pursuant to this joint proxy statement/prospectus.

NCC may terminate the merger agreement if the average closing price of CenterState common stock over a specified period prior to completion of the merger decreases below certain specified thresholds unless CenterState elects to increase the merger consideration by (i) increasing the exchange ratio or (ii) paying certain cash consideration as determined by a formula outlined in the merger agreement, as discussed in further detail on pages 17 and 137 of this joint proxy statement/prospectus.

Although the number of shares of CenterState common stock that NCC stockholders will receive is fixed, the market value of the merger consideration will fluctuate with the market price of CenterState common stock and will not be known at the time NCC stockholders vote on the merger. Based on the closing price of CenterState common stock on NASDAQ on November 23, 2018, the last full trading day before the public announcement of the merger, of $24.25, the 1.65 per share merger consideration represented approximately $40.01 in value for each share of NCC common stock. Based on the closing stock price of CenterState common stock on NASDAQ on January 4, 2019, a date shortly before the date of this joint proxy statement/prospectus, of $22.04, the value of the merger consideration was $36.37 per share of NCC common stock. We urge you to obtain current sale prices for CenterState common stock. CenterState common stock is traded on NASDAQ under the symbol “CSFL.” NCC common stock is also traded on NASDAQ under the symbol “NCOM.”

The merger cannot be completed unless all necessary regulatory approvals are obtained and the requisite approvals of the shareholders of CenterState and the stockholders of NCC are obtained.

At the special meeting of CenterState shareholders to be held on March 7, 2019, holders of CenterState common stock will be asked to consider and vote upon (1) a proposal to approve the issuance of shares of CenterState common stock in connection with the merger, and (2) a proposal to adjourn or postpone the CenterState special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of CenterState common stock in connection with the merger. Approval of each of the CenterState share issuance proposal and proposal to adjourn or postpone the CenterState special meeting requires the affirmative vote of a majority of the votes cast on such proposal at the CenterState special meeting. A quorum must be present in order for the vote on the CenterState share issuance proposal to occur. The proposal to adjourn or postpone the CenterState special meeting, if necessary or appropriate, would be to solicit additional proxies in favor of the proposal to approve the issuance of shares of CenterState common stock in connection with the merger.

At the special meeting of NCC stockholders to be held on March 7, 2019, holders of NCC common stock will be asked to consider and vote upon (1) a proposal to adopt the merger agreement, and (2) a proposal to adjourn or postpone the NCC special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement. Approval of the merger agreement requires the affirmative vote of the majority of the outstanding shares of NCC entitled to vote at the NCC special meeting. The proposal to adjourn or postpone the NCC special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement requires the affirmative vote of a majority of the votes cast at the NCC special meeting.

The CenterState special meeting will be held at CenterState’s Posner Park Office, 3rd Floor, 42725 US Hwy 27, Davenport, FL 33837, on March 7, 2019, at 10:00 a.m., Eastern Time, subject to any adjournment or postponement thereof.

The NCC special meeting will be held at NCC’s executive offices located at 600 Luckie Drive, Suite 350, Birmingham, Alabama 35223, on March 7, 2019, at 9:00 a.m., Central Time, subject to any adjournment or postponement thereof.

Each of CenterState and NCC expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” with the result that the NCC common stock exchanged for CenterState common stock will generally be tax-free.

Whether or not you plan to attend the CenterState or NCC special meeting, it is important that your shares be represented at the applicable meeting and your vote recorded. If you are a CenterState shareholder or NCC stockholder, please take the time to vote by telephone, over the Internet, or by following the voting instructions included in the enclosed proxy card. Even if you vote by telephone, Internet or return the proxy card in advance of your respective special meeting, you may attend your respective special meeting and vote your shares in person.

The board of directors of CenterState has determined that the merger is in the best interests of the shareholders of CenterState, has approved the merger and recommends that its shareholders vote “FOR” the proposal to approve the issuance of shares of CenterState common stock in connection with the merger, and “FOR” the proposal to adjourn or postpone the CenterState special meeting, if necessary or appropriate, to permit the solicitation of additional proxies in favor of approval of the issuance of shares of CenterState common stock in connection with the merger.

The board of directors of NCC has determined that the merger is advisable and in the best interests of the stockholders of NCC, has approved the merger and recommends that its stockholders vote “FOR” the proposal to adopt the merger agreement, and “FOR” the proposal to adjourn or postpone the NCC special meeting, if necessary or appropriate, to permit the solicitation of additional proxies in favor of approval of the merger agreement.

You should read this entire joint proxy statement/prospectus, including the appendices and the documents incorporated herein by reference, carefully because it contains important information about the special meetings and the merger. In particular, you should read carefully the information set forth under “Risk Factors” beginning on page 47 which discusses the risks relating to the proposed merger.

On behalf of the boards of directors of CenterState and NCC, thank you for your prompt attention to this important matter.

Sincerely,

/s/ John. C. Corbett John C. Corbett President and Chief Executive Officer CenterState Bank Corporation	/s/ Richard Murray, IV Richard Murray, IV Chairman and Chief Executive Officer National Commerce Corporation

The shares of CenterState common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of CenterState or NCC, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated January 28, 2019, and is being first mailed to shareholders of CenterState and stockholders of NCC on or about February 4, 2019.

WHERE YOU CAN FIND MORE INFORMATION

CenterState has filed a registration statement on Form S-4 to register the distribution of the shares of CenterState common stock to holders of NCC common stock in connection with the merger. This joint proxy statement/prospectus is a part of that registration statement on Form S-4 and constitutes a prospectus of CenterState and a proxy statement of CenterState and NCC for the CenterState and NCC special meetings, respectively. As permitted by Securities and Exchange Commission (“SEC”) rules, this joint proxy statement/prospectus does not contain all of the information included in the registration statement on Form S-4 or in the exhibits or schedules to the registration statement on Form S-4.

Both CenterState and NCC also file reports, proxy statements and other business and financial information, as applicable, with the SEC. You may read and copy any materials that CenterState or NCC files with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 (1-800-732-0330) for further information on the Public Reference Room. In addition, CenterState and NCC file reports, proxy and information, and other business and financial information, as applicable, with the SEC electronically, and the SEC maintains a website located at www.sec.gov containing this information. You can also obtain the documents CenterState and NCC file with the SEC free of charge, by accessing CenterState’s website at www.centerstatebanks.com or NCC’s website at www.nationalbankofcommerce.com. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those websites, obtained by written request from CenterState or NCC as described below, or filed with the SEC is not a part of this joint proxy statement/prospectus. Copies of these documents can also be obtained, free of charge, by directing a written request to:

CenterState Bank Corporation 1101 First Street South Winter Haven, Florida 33880 Attn: Corporate Secretary Telephone: (863) 293-4710	National Commerce Corporation 600 Luckie Drive, Suite 350 Birmingham, Alabama 35223 Attn: Corporate Secretary Telephone: (205) 313-8100

Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete and are qualified in their entirety by reference to the actual contract or other documents. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement on Form S-4. This joint proxy statement/prospectus incorporates important business and financial information about CenterState and NCC that is not included in or delivered with this document, including incorporating by reference documents that CenterState and NCC have previously filed with the SEC. These documents contain important information about CenterState, NCC and their respective financial condition. See “Documents Incorporated by Reference.” These documents are available free of charge upon written or oral request to CenterState and NCC at the addresses or telephone numbers listed above.

To obtain timely delivery of these documents, you must request them no later than February 28, 2019, in order to receive them before the CenterState special meeting or NCC special meeting, as applicable.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. CenterState supplied all information contained in, or incorporated by reference into, this joint proxy statement/prospectus relating to CenterState, and NCC supplied all information contained in, or incorporated by reference into, this joint proxy statement/prospectus relating to NCC.

No person has been authorized to give any information or make any representation about the merger or CenterState or NCC that differs from, or adds to, the information in this joint proxy statement/prospectus or in documents that are publicly filed with the SEC. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than the date of this joint proxy statement/prospectus, and neither the mailing of this joint proxy statement/prospectus to CenterState shareholders and NCC stockholders nor the issuance of CenterState common stock in the merger shall create any implication to the contrary.

CENTERSTATE BANK CORPORATION

1101 FIRST STREET SOUTH

WINTER HAVEN, FLORIDA 33880

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON MARCH 7, 2019

To the Shareholders of CenterState Bank Corporation:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of CenterState Bank Corporation (“CenterState”) will be held at CenterState’s Posner Park Office, 3rd Floor, 42725 US Hwy 27, Davenport, FL 33837, on March 7, 2019, at 10:00 a.m. Eastern Time, for the following purposes:

1.

Approve Issuance of CenterState Common Stock. To consider and vote upon a proposal to approve the issuance of shares of CenterState common stock in connection with the merger of National Commerce Corporation (“NCC”) with and into CenterState, with CenterState as the surviving company, referred to herein as the merger, on the terms and subject to the conditions set forth in the Agreement and Plan of Merger dated November 23, 2018, as it may be amended from time to time (the “merger agreement”), by and between NCC and CenterState (the “CenterState share issuance proposal”). A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus.

2.

Adjourn or Postpone the Special Meeting. To consider and vote upon any proposal of the CenterState board of directors to adjourn or postpone the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the CenterState share issuance proposal (the “CenterState adjournment proposal”).

3.	Other business. To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

We have fixed the close of business on January 30, 2019, as the record date for the special meeting. Only CenterState shareholders of record on that date are entitled to notice of, and to vote at, the special meeting. Approval of each of the CenterState share issuance proposal and proposal to adjourn or postpone the CenterState special meeting requires the affirmative vote of a majority of the votes cast on such proposal at the CenterState special meeting. A quorum must be present in order for the vote on the CenterState share issuance proposal to occur.

The attached joint proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger, and other related matters. We urge you to read carefully the joint proxy statement/prospectus, including any document incorporated by reference and its appendices.

Your vote is very important. We cannot complete the merger unless CenterState shareholders approve the CenterState share issuance proposal.

You are cordially invited to attend the special meeting in person. Please vote by telephone, Internet, or signing, dating and returning the enclosed proxy card in the self-addressed envelope as soon as possible, even if you plan to attend the special meeting. No additional postage is required if mailed within the United States. If you choose to attend the special meeting, then you may vote your shares in person, even if you have previously signed and returned your proxy card. If you hold your CenterState shares through a bank, broker or other nominee (commonly referred to as held in “street name”), then you must direct your bank, broker or other nominee to vote in accordance with the instructions you have received from them. You may revoke your proxy at any time prior to the special meeting as specified in the accompanying joint proxy statement/prospectus.

The CenterState board of directors has determined that the merger is in the best interest of CenterState and its shareholders. The CenterState board of directors recommends that CenterState shareholders vote “FOR” the CenterState share issuance proposal, and “FOR” the adjournment proposal.

By Order of the Board of Directors

/s/ John C. Corbett
John C. Corbett
President and Chief Executive Officer
January 28, 2019

YOUR VOTE IS VERY IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE CENTERSTATE SPECIAL MEETING, PLEASE VOTE OVER THE INTERNET, BY TELEPHONE, OR BY COMPLETING, DATING, AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE CENTERSTATE SPECIAL MEETING.

NATIONAL COMMERCE CORPORATION

600 LUCKIE DRIVE, SUITE 350

BIRMINGHAM, ALABAMA 35223

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 7, 2019

To the Stockholders of National Commerce Corporation:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of National Commerce Corporation (“NCC”) will be held at the offices of NCC at 600 Luckie Drive, Suite 350, Birmingham, Alabama 35223, on March 7, 2019, at 9:00 a.m. Central Time, for the following purposes:

1.

Approve Merger. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated November 23, 2018, as it may be amended from time to time (the “merger agreement”), by and between NCC and CenterState Bank Corporation (“CenterState”) pursuant to which NCC will merge with and into CenterState on and subject to the terms and conditions contained therein, including the plan of merger contemplated thereby, with CenterState as the surviving company, as more fully described in the attached joint proxy statement/prospectus (the “merger proposal”). A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus.

2.

Adjourn or Postpone the Special Meeting. To consider and vote upon any proposal of the NCC board of directors to adjourn or postpone the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal (the “NCC adjournment proposal”).

3.	Other business. To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

No other business may be conducted at the NCC special meeting. We have fixed the close of business on January 30, 2019, as the record date for the special meeting. Only NCC stockholders of record on that date are entitled to notice of, and to vote at, the special meeting. Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of NCC common stock. Approval of the NCC adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal at the special meeting.

The attached joint proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger, and other related matters. We urge you to read carefully the joint proxy statement/prospectus, including any document incorporated by reference and its appendices.

Your vote is very important. We cannot complete the merger unless NCC stockholders approve the merger proposal.

You are cordially invited to attend the special meeting in person. Please vote by telephone, Internet, or signing, dating and returning the enclosed proxy card in the self-addressed envelope as soon as possible, even if you plan to attend the special meeting. No additional postage is required if mailed within the United States. If you choose to attend the special meeting, then you may vote your shares in person, even if you have previously signed and returned your proxy card. If you hold your NCC shares through a bank, broker or other nominee (commonly referred to as held in “street name”), then you must direct your bank, broker or other nominee to vote in accordance with the instructions you have received from them. You may revoke your proxy at any time prior to the special meeting as specified in the accompanying joint proxy statement/prospectus.

The NCC board of directors has determined that the merger is advisable and in the best interest of NCC and its stockholders. The NCC board of directors recommends that NCC stockholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

By Order of the Board of Directors

/s/ Richard Murray, IV
Richard Murray, IV
Chairman and Chief Executive Officer
January 28, 2019

YOUR VOTE IS VERY IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE NCC SPECIAL MEETING, PLEASE VOTE OVER THE INTERNET, BY TELEPHONE, OR BY COMPLETING, DATING, AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE NCC SPECIAL MEETING.

i

ii

Appendix A -	Agreement and Plan of Merger dated November 23, 2018 by and between CenterState Bank Corporation and National Commerce Corporation
Appendix B -	Opinion of Raymond James & Associates, Inc.
Appendix C -	Opinion of Keefe, Bruyette & Woods, Inc.

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following are answers to certain questions that you may have regarding the CenterState special meeting, the NCC special meeting and the merger. We urge you to read carefully the remainder of this joint proxy statement/prospectus (including the risk factors beginning on page 47) because the information in this section does not provide all of the information that might be important to you in determining how to vote. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

The CenterState and NCC boards of directors are using this joint proxy statement/prospectus to solicit proxies of CenterState shareholders and NCC stockholders pursuant to the Agreement and Plan of Merger, dated November 23, 2018, entered into between CenterState and NCC, which we refer to as the “merger agreement,” and provides for the merger of NCC with and into CenterState. Immediately thereafter, NCC’s wholly-owned subsidiary bank, NBC, will be merged with and into CenterState’s wholly-owned subsidiary, CenterState Bank, with CenterState Bank being the surviving subsidiary bank of CenterState (referred to as the “bank merger”). Under applicable law, the shareholders of CenterState must approve the issuance of shares of CenterState common stock in connection with the merger and the stockholders of NCC must vote to adopt the merger agreement. A copy of the merger agreement is included in this joint proxy statement/prospectus as Appendix A. CenterState and NCC will hold separate special meetings of shareholders or stockholders, as applicable, to obtain these approvals.

This joint proxy statement/prospectus contains important information about the merger agreement, the merger and the special meetings of CenterState shareholders and NCC stockholders, and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending the meeting in person.

Your vote is important. We encourage you to vote as soon as possible.

Q:	Why do CenterState and NCC want to merge?

A:

We believe the combination of CenterState and NCC, two highly profitable institutions with a proven credit culture and a strong focus on asset quality, will create a strong southeast regional community bank with a branch network in attractive and growing markets throughout Florida, Georgia and Alabama. The resulting company also will have the benefit of an expanded management team that includes John C. Corbett continuing as President and Chief Executive Officer of CenterState and Stephen D. Young continuing as Chief Operating Officer of CenterState, Richard Murray, IV becoming Chief Executive Officer of CenterState Bank, William E. Matthews, V becoming Chief Financial Officer of CenterState and CenterState Bank, and Jennifer L. Idell (CenterState’s current Chief Financial Officer) becoming the Chief Administrative Officer of CenterState. Daniel Bockhorst and Beth DeSimone will continue in their roles in the combined company as Chief Credit Officer and Chief Risk Officer, respectively. The CenterState and NCC boards of directors have determined that the merger is in the best interests of CenterState and its shareholders and NCC and its stockholders, respectively. You should review the reasons for the merger described in greater detail under “The Merger — Recommendation of the CenterState Board of Directors and Reasons for the Merger” and “The Merger — Recommendation of the NCC Board of Directors and Reasons for the Merger.”

Q:	Do the boards of directors of CenterState and NCC support the merger?

A:

Yes. The boards of directors of each of CenterState and NCC, by a unanimous vote of the directors present, have each determined that the merger is in the best interests of the shareholders of CenterState and the stockholders of NCC, as applicable.

Q:	When do you expect the merger to be completed?

A:

We expect the merger to be completed in the second quarter of 2019. We are working towards completing the merger as quickly as possible. To do so, the shareholders of CenterState and stockholders of NCC must approve the CenterState share issuance proposal and the merger proposal, respectively. In addition, CenterState must obtain the regulatory approvals that are necessary to complete the merger and other conditions must be satisfied. See “The Merger Agreement — Conditions to Completion of the Merger.”

Questions and Answers applicable to NCC Stockholders

Q:	What consideration will NCC stockholders receive in the merger?

A:

If the merger is completed, each share of NCC common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 1.65 shares of CenterState common stock provided that cash will be paid in lieu of any fractional shares of CenterState common stock as specified below.

However, the foregoing does not apply to any shares of NCC common stock owned directly by CenterState, NCC or by any of their respective subsidiaries (other than any such shares owned in a fiduciary capacity or as a result of debts previously contracted).

No holder of NCC common stock will be issued fractional shares of CenterState common stock in the merger. Each holder of NCC common stock who would otherwise have been entitled to receive a fraction of a share of CenterState common stock will receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of CenterState common stock, rounded to the nearest one hundredth of a share, multiplied by a calculation of an average of CenterState’s stock price as set forth in the merger agreement.

Q:	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A:

Yes, the value of the merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value of CenterState common stock. In the merger, holders of NCC common stock will receive a fixed number of shares of CenterState common stock for each share of NCC common stock they hold. Any fluctuation in the market price of CenterState common stock after the date of this joint proxy statement/prospectus will change the value of the shares of CenterState common stock that NCC stockholders will receive and the total value of the consideration received in the merger. Based on the closing price of CenterState common stock on NASDAQ on November 23, 2018, the last full trading day before the public announcement of the merger, of $24.25, the value of the merger consideration was $40.01 per share of NCC common stock. Based on the closing stock price of CenterState common stock on NASDAQ on January 4, 2019, a date shortly before the date of this joint proxy statement/prospectus, of $22.04, the value of the merger consideration was $36.37 per share of NCC common stock. The market prices of both CenterState common stock and NCC common stock will likely fluctuate before the merger is completed. We urge you to obtain current market quotations for shares of CenterState common stock and NCC common stock.

Q:	What will happen if the trading price of CenterState common stock changes significantly prior to completion of the merger?

A:

Because the merger consideration is fixed, CenterState and NCC agreed to include provisions in the merger agreement by which NCC would have an opportunity to terminate the merger agreement if the CenterState average stock price over a specified period prior to completion of the merger decreases below certain specified thresholds unless CenterState elects to increase the merger consideration by (i) increasing the exchange ratio or (ii) paying certain cash consideration as determined by a formula outlined in the merger agreement, as discussed in further detail on pages 17 and 137.

Q:	How will the merger impact NCC equity awards?

A:	Stock Options and Warrants

Each option and warrant to purchase shares of NCC common stock, to the extent that such option or warrant is outstanding and unexercised as of the effective time of the merger, will be assumed by CenterState and converted into an option or warrant, as the case may be, to purchase a number of shares of CenterState common stock equal to the product obtained by multiplying the exchange ratio by that number of shares of NCC common stock that such option or warrant entitles the holder thereof to purchase (rounded to the nearest whole share), and at an exercise price equal to the quotient obtained by dividing the exercise price per share of the option or warrant by the exchange ratio (rounded to the nearest cent).

As of January 4, 2019, there were options to purchase 314,250 shares of NCC common stock outstanding, which would convert into options to purchase 518,513 shares of CenterState common stock.

As of January 4, 2019, there were warrants to purchase 19,019 shares of NCC common stock outstanding, which would convert into warrants to purchase 31,381 shares of CenterState common stock.

NCC Deferred Shares

At the effective time of the merger, the deferrals of NCC common stock representing equity awards and director fees to participants under the National Commerce Corporation Deferral of Compensation Plan for Key Employees and Non-Employee Directors (each, a “deferred share”) shall be converted automatically into the right to receive within 10 days following the effective time of the merger, the merger consideration in respect of each such deferred share, less applicable tax withholding.

2015 Performance Share Awards

All outstanding performance share awards with respect to shares of NCC common stock for the four-year performance period ended on December 31, 2018 that are based on the satisfaction of performance conditions established for the performance period, will vest and be issued by NCC as soon as reasonably practicable after the date of certification by the Compensation Committee of the NCC board of directors and confirmation by NCC’s independent public accountants of the extent to which the performance criteria underlying such awards have been achieved, in accordance with the applicable NCC equity plan and award agreements, and in no event later than March 15, 2019. Such shares, to the extent that they become deferred shares, will be entitled to receive the merger consideration in accordance with the procedure applicable to deferred shares, as described above, and to the extent that they are instead issued as shares of NCC common stock and do not become deferred shares, will be included in the NCC common stock issued and outstanding immediately prior to the effective time of the merger and will be entitled to receive the merger consideration in accordance with the procedure applicable to issued and outstanding shares.

Accelerating 2016-2018 NCC Performance Share Awards

Immediately prior to the effective time of the merger, the outstanding performance share awards with respect to shares of NCC common stock for the four-year performance periods ending on December 31, 2019, 2020 and 2021, all of which are to be measured over a performance period that will not be completed prior to the effective time of the merger, will vest as specified in the applicable award agreements, and the number of performance shares earned under the applicable award agreements, as well as the extent to which the performance goals have been achieved for the partial performance period, will be conclusively determined, in good faith, by the Compensation Committee of the NCC board of directors, in accordance with the change in control provisions in the applicable NCC equity plans and award agreements, as soon as reasonably practicable prior to the effective time of the merger. These performance share awards will be cancelled at the effective time of the merger in exchange for the right to receive, within 10 days following the effective time of the merger, the merger consideration in respect of each share of NCC common stock underlying the performance share awards, subject to applicable tax withholding.

Q:	What will happen to NBC following the merger?

A:	Immediately following the merger, NBC will be merged with and into CenterState Bank, with CenterState Bank being the surviving subsidiary bank of CenterState.

Q:	What are holders of NCC common stock being asked to vote on?

A:

Holders of NCC common stock are being asked to vote (1) to adopt the merger agreement (the “merger proposal”) and (2) to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement (the “NCC adjournment proposal”).

Q:	How does NCC’s board of directors recommend that I vote at the NCC special meeting?

A:	NCC’s board of directors recommends that you vote “FOR” the merger proposal and “FOR” the NCC adjournment proposal.

Q:	When and where is the special meeting of NCC stockholders?

A:

The NCC special meeting will be held at NCC’s executive offices located at 600 Luckie Drive, Suite 350, Birmingham, Alabama 35223, on March 7, 2019, at 9:00 a.m., Central Time, subject to any adjournment or postponement thereof.

Q:	If I am an NCC stockholder, can I attend the NCC special meeting and vote my shares in person?

A:

Yes. All NCC stockholders as of the record date, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the NCC special meeting. Holders of record of NCC common stock can vote in person at the NCC special meeting. If you are not a stockholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the NCC special meeting. If you plan to attend the NCC special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. NCC reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the NCC special meeting is prohibited without express written consent. Even if you plan to attend the special meeting, NCC encourages you to vote by proxy through the mail, telephone or Internet so your vote will be counted if you later decide not to attend the NCC special meeting.

Q:	Who can vote at the special meeting of NCC stockholders?

A:	You can vote at the NCC special meeting if you own shares of NCC common stock at the close of business on January 30, 2019, the record date for the NCC special meeting.

Q:	What vote is required by NCC stockholders to approve the proposals at the NCC special meeting?

A:

Approval of the merger proposal requires the affirmative vote of the holders of a majority of the shares of NCC common stock outstanding on the record date. Approval of the NCC adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting. NCC stockholders will have one vote for each share of NCC common stock owned by them.

Q:	What will happen if NCC stockholders do not approve the NCC adjournment proposal at the special meeting?

A:

If the NCC adjournment proposal is not approved, then the NCC board of directors will not be permitted to adjourn or postpone the special meeting to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

Q:	What do NCC stockholders need to do now?

A:

After you have carefully read this document and have decided how you wish to vote your shares, indicate on your proxy card how you want your shares to be voted with respect to the approval of the merger proposal and approval of the NCC adjournment proposal. When complete, sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible, so that your shares may be represented and voted at the NCC special meeting. Alternatively, you may also vote by using the telephone or Internet voting procedures provided in this joint proxy statement/prospectus. Your proxy card must be received prior to the NCC special meeting on March 7, 2019, in order to be counted.

Q:	Do NCC directors and executive officers have interests in the merger that are different from, or in addition to, my interests?

A:

Yes. If you are an NCC stockholder, in considering the recommendation of the NCC board of directors with respect to the merger proposal, you should be aware that NCC’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of NCC’s stockholders generally. Interests of officers and directors that may be different from or in addition to the interests of NCC’s stockholders include, but are not limited to, continued service on the board of directors of the surviving corporation, the receipt of continued indemnification and directors’ and officers’ insurance coverage under the merger agreement and the payment of change in control payments to NCC’s executives and employment agreement payments to certain executives. Additionally, pursuant to new employment agreements with CenterState Bank, NCC’s Richard Murray, IV shall become and serve as Chief Executive Officer of CenterState Bank and William E. Matthews, V shall become and serve as Chief Financial Officer of CenterState and CenterState Bank.

Q:	What if I abstain from voting, fail to authorize a proxy or vote in person or fail to instruct my bank or broker how to vote?

A:

If you are an NCC stockholder, if you mark “ABSTAIN” on your proxy with respect to the merger proposal, fail to authorize a proxy or vote in person at the special meeting, or fail to instruct your bank or broker how to vote, it (i) will have the same effect as voting your shares against approving the merger proposal and (ii) will have no effect on the adjournment proposal.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q:	If I am an NCC stockholder, can I change or revoke my vote?

A:	Yes. You may revoke any proxy at any time before it is voted in one of the following ways:

•	by sending a written notice to the corporate secretary of NCC, which is received prior to the exercise of the proxy, stating that you would like to revoke your proxy;

•	by signing another proxy card bearing a later date and mailing it so that NCC receives it prior to the NCC special meeting;

•	by voting again using the telephone or Internet voting procedures, as applicable; or

•	by attending the NCC special meeting and voting in person. However, simply attending the NCC special meeting will not revoke your proxy.

Q:	If I am a holder of NCC common stock with shares represented by stock certificates, should I send in my NCC stock certificates now?

A:

No. You should not send in your NCC stock certificates at this time. After completion of the merger, CenterState will cause instructions to be sent to you for exchanging NCC stock certificates for shares of CenterState common stock in book-entry form and cash to be paid in lieu of a fractional share of CenterState common stock. The shares of CenterState common stock that NCC stockholders will receive in the merger will be issued in book-entry form. Please do not send in your stock certificates with your proxy card.

Q:	What should I do if I hold my shares of NCC common stock in book-entry form?

A:

Other than completing and delivering a letter of transmittal to CenterState’s exchange agent after the completion of the merger, you are not required to take any specific actions if you hold your shares of NCC common stock in book-entry form. After the completion of the merger, shares of NCC common stock held in book-entry form for which properly completed and delivered letters of transmittal have been received by CenterState’s exchange agent will automatically be exchanged for shares of CenterState common stock in book-entry form and cash to be paid in lieu of a fractional share of CenterState common stock.

Q:	Can I place my NCC stock certificate(s) into book-entry form prior to the merger?

A:	Yes, NCC stock certificates can be placed into book-entry form prior to the merger. For more information, please contact Broadridge Corporate Issuer Solutions, Inc. at 1-855-449-0975.

Q:	Who can I contact if I cannot locate my NCC stock certificate(s)?

A:	If you are unable to locate your original NCC stock certificate(s), you should contact Broadridge Corporate Issuer Solutions, Inc. at 1-855-449-0975.

Q:	Can I exercise dissenters’ rights in connection with the merger?

A:	No. Under Delaware law, NCC stockholders are not eligible to exercise dissenters’ rights in connection with the merger.

Q:	Will NCC be required to submit the merger proposal to its stockholders even if NCC’s board of directors has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the NCC special meeting, NCC is required to submit the merger proposal to its stockholders even if NCC’s board of directors has withdrawn, modified or qualified its recommendation.

Q:	What are the U.S. federal income tax consequences of the merger to NCC stockholders?

A:

The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, for U.S. federal income tax purposes, an NCC stockholder generally is not expected to recognize any gain or loss with respect to the portion of the shares of NCC common stock exchanged for shares of CenterState common stock. The U.S. federal income tax consequences described above may not apply to all holders of NCC common stock. Tax matters are very complicated and the consequences of the merger to any particular NCC stockholder will depend on that stockholder’s particular facts and circumstances. You should consult your own tax advisor to determine the particular consequences of the merger to you. For further information, please refer to “Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	What happens if I sell or transfer ownership of shares of NCC common stock after the record date for the NCC special meeting?

A:

The record date for the NCC special meeting is earlier than the expected date of completion of the merger. Therefore, if you sell or transfer ownership of your shares of NCC common stock after the record date for the NCC special meeting, but prior to completion of the merger, you will retain the right to vote at the NCC special meeting, but the right to receive the merger consideration will transfer with the shares of NCC common stock.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, holders of NCC common stock will not receive any consideration for their shares of NCC common stock that otherwise would have been received in connection with the merger. Instead, NCC will remain an independent public company. If the merger is completed but, for any reason, the bank merger is not completed, it will have no impact on the consideration to be received by holders of NCC common stock.

Q:	Whom should I call with questions or to obtain additional copies of this joint proxy statement/prospectus?

A:	For stockholders of NCC:

William E. Matthews, V

President & Chief Financial Officer

National Commerce Corporation and National Bank of Commerce

(205) 313-8100

Questions and Answers applicable to CenterState Shareholders

Q:	What will CenterState’s shareholders receive in the merger?

A:

If the merger is completed, CenterState’s shareholders will not receive any merger consideration and will continue to hold the shares of CenterState common stock that they currently hold. Following the merger, the shares of CenterState’s common stock will continue to be traded on NASDAQ under the symbol “CSFL.”

Q:	What are holders of CenterState common stock being asked to vote on?

A:

Holders of CenterState common stock are being asked to vote (1) to approve the issuance of shares of CenterState common stock in connection with the merger (the “CenterState share issuance proposal”) and (2) to approve the adjournment or postponement of the CenterState special meeting, if necessary or appropriate, to solicit additional proxies in favor of the issuance of shares of CenterState common stock in connection with the merger (the “CenterState adjournment proposal”).

Q:	How does CenterState’s board of directors recommend that I vote at the CenterState special meeting?

A:	CenterState’s board of directors recommends that you vote “FOR” the CenterState share issuance proposal and “FOR” the CenterState adjournment proposal.

Q:	When and where is the special meeting of CenterState shareholders?

A:

The CenterState special meeting will be held at CenterState’s Posner Park Office, 3rd Floor, 42725 US Hwy 27, Davenport, FL 33837, on March 7, 2019, at 10:00 a.m., Eastern Time, subject to any adjournment or postponement thereof.

Q:	If I am a CenterState shareholder, can I attend the CenterState special meeting and vote my shares in person?

A:

Yes. All CenterState shareholders as of the record date, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the CenterState special meeting. Holders of record of CenterState common stock can vote in person at the CenterState special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the CenterState special meeting. If you plan to attend the CenterState special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. CenterState reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the CenterState special meeting is prohibited without express written consent. Even if you plan to attend the special meeting, CenterState encourages you to vote by proxy through the mail, telephone or Internet so your vote will be counted if you later decide not to attend the CenterState special meeting.

Q:	Who can vote at the special meeting of CenterState shareholders?

A:	You can vote at the CenterState special meeting if you own shares of CenterState common stock at the close of business on January 30, 2019, the record date for the CenterState special meeting.

Q:	What vote is required by CenterState shareholders to approve the proposals at the CenterState special meeting?

A:

Approval of each of the CenterState share issuance proposal and proposal to adjourn or postpone the CenterState special meeting requires the affirmative vote of a majority of the votes cast on such proposal at the CenterState special meeting. A quorum must be present in order for the vote on the CenterState share issuance proposal to occur. CenterState shareholders will have one vote for each share of CenterState common stock owned by them.

Q:	What will happen if CenterState shareholders do not approve the CenterState adjournment proposal at the special meeting?

A:

If the CenterState adjournment proposal is not approved, then the CenterState board of directors will not be permitted to adjourn or postpone the special meeting to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the CenterState share issuance proposal.

Q:	What do CenterState shareholders need to do now?

A:

After you have carefully read this document and have decided how you wish to vote your shares, indicate on your proxy card how you want your shares to be voted with respect to approval of the CenterState share issuance proposal and the CenterState adjournment proposal. When complete, sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible, so that your shares may be represented and voted at the CenterState special meeting. Alternatively, you may vote by calling the toll-free number shown on your proxy card or over the Internet by accessing the website shown on your proxy card and following the instructions on the website. Telephone and Internet voting is available 24 hours a day. Your vote must be received prior to the CenterState special meeting on March 7, 2019, in order to be counted.

Q:	What if I abstain from voting, fail to authorize a proxy or vote in person or fail to instruct my bank or broker how to vote?

A:

If you are a CenterState shareholder, if you mark “ABSTAIN” on your proxy with respect to the CenterState share issuance proposal, fail to authorize a proxy or vote in person at the special meeting, or fail to instruct your bank or broker how to vote, it (i) will not be counted as a vote “for” or “against” the share issuance and will not be counted in determining the number of votes cast on the share issuance proposal and (ii) will have no effect on the CenterState adjournment proposal.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q:	If I am a CenterState shareholder, can I change or revoke my vote?

A:	Yes. You may revoke any proxy at any time before it is voted in one of the following ways:

•	by sending a written notice to the corporate secretary of CenterState, which is received prior to the exercise of the proxy, stating that you would like to revoke your proxy;

•	by signing another proxy card bearing a later date and mailing it so that CenterState receives it prior to the CenterState special meeting;

•	by voting again using the telephone or Internet voting procedures, as applicable; or

•	by attending the CenterState special meeting and voting in person. However, simply attending the CenterState special meeting will not revoke your proxy.

Q:	Will CenterState be required to submit the merger proposal to its stockholders even if CenterState’s board of directors has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the CenterState special meeting, CenterState is required to submit the merger proposal to its shareholders even if CenterState’s board of directors has withdrawn, modified or qualified its recommendation.

Q:	Can I exercise dissenters’ rights in connection with the merger?

A:	No. Under Florida law, CenterState shareholders are not eligible to exercise dissenters’ rights in connection with the merger.

Q:	Whom should I call with questions or to obtain additional copies of this joint proxy statement/prospectus?

A:	For shareholders of CenterState:

Corporate	Secretary
CenterState	Bank Corporation
(863)	293-4710

SUMMARY

This following summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire joint proxy statement/prospectus and the other documents to which we refer to understand fully the merger. See “Where You Can Find More Information” on how to obtain copies of those documents. In addition, the merger agreement is attached as Appendix A to this joint proxy statement/prospectus. CenterState and NCC encourage you to read the merger agreement because it is the legal document that governs the merger.

Risk Factors (see page 47)

You should consider in particular the risk factors as described under “Risk Factors.”

Information regarding CenterState and NCC (see page 140)

CenterState Bank Corporation

1101 First Street South

Winter Haven, Florida 33880

(863) 293-2600

CenterState is a financial holding company under the laws of the United States. Incorporated under the laws of the state of Florida, CenterState owns all of the outstanding shares of CenterState Bank. Headquartered in Winter Haven, Florida between Orlando and Tampa, CenterState provides traditional retail, commercial, mortgage, wealth management and small business services throughout its branch network in Florida, Georgia and Alabama, and customer relationships in neighboring states. CenterState Bank also has a national footprint, serving clients coast to coast through its correspondent banking division. As of September 30, 2018, CenterState had total consolidated assets of $12.3 billion, total consolidated loans of $8.9 billion, total consolidated deposits of $9.5 billion, and total consolidated shareholders’ equity of $1.9 billion. CenterState’s common stock is traded on NASDAQ under the symbol “CSFL.”

National Commerce Corporation

600 Luckie Drive, Suite 350

Birmingham, Alabama 35223

(205) 313-8100

NCC, a Delaware corporation, is a financial holding company headquartered in Birmingham, Alabama. NCC engages in the business of banking through NBC, its wholly owned banking subsidiary. NBC provides a broad array of financial services to businesses, business owners and professionals. NBC operates seven full-service banking offices in Alabama, located in Birmingham, Huntsville, Auburn-Opelika and Baldwin County, 24 full-service banking offices in Florida (including under the trade names United Legacy Bank, Reunion Bank of Florida, Patriot Bank, Premier Community Bank of Florida and FirstAtlantic Bank) and five full-service banking offices in the Atlanta, Georgia metro area (including under the trade names First Landmark Bank, Private Bank of Buckhead, Private Bank of Decatur and PrivatePlus Mortgage).

NCC engages in the business of factoring commercial receivables through NBC’s ownership of a 70% equity interest in CBI Holding Company, LLC (“CBI”). CBI owns Corporate Billing, LLC (“Corporate Billing”), a transaction-based finance company headquartered in Decatur, Alabama, that provides factoring, invoicing, collection and accounts receivable management services to transportation companies and automotive parts and service providers throughout the United States and parts of Canada.

As of September 30, 2018, NCC had total assets of approximately $4.1 billion, total net loans of approximately $3.2 billion, total deposits of approximately $3.3 billion and total shareholders’ equity of approximately $684.8 million. NCC’s common stock is traded on NASDAQ under the symbol “NCOM.”

CenterState Special Meeting (see page 60)

The CenterState special meeting will be held at CenterState’s Posner Park Office, 3rd Floor, 42725 US Hwy 27, Davenport, FL 33837, on March 7, 2019, at 10:00 a.m., Eastern Time, subject to any adjournment or postponement thereof.

At the CenterState special meeting, holders of CenterState common stock will be asked to vote on:

•	the proposal to approve the issuance of shares of CenterState common stock pursuant to the merger agreement;

•

any proposal of the CenterState board of directors to adjourn or postpone the CenterState special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the CenterState special meeting to approve the issuance of shares of CenterState common stock pursuant to the merger agreement; and

•	any other matters as may properly be brought before the CenterState special meeting or any adjournment or postponement of the CenterState special meeting.

You can vote at the CenterState special meeting if you owned CenterState common stock as of the close of business on January 30, 2019, which is the record date for the CenterState special meeting. As of January 4, 2019, there were an aggregate of 95,691,509 shares of CenterState common stock outstanding that would be entitled to vote. Approval of each of the CenterState share issuance proposal and proposal to adjourn or postpone the CenterState special meeting requires the affirmative vote of a majority of the votes cast on such proposal at the CenterState special meeting. A quorum must be present in order for the vote on the CenterState share issuance proposal to occur. You can cast one vote for each share of CenterState common stock you owned on the record date. Each of CenterState’s directors has agreed, among other things, with NCC to vote all of his or her respective shares of CenterState common stock, representing approximately 1.6% of the outstanding shares of CenterState common stock as of January 4, 2019, in favor of the CenterState special meeting proposals.

NCC Special Meeting (see page 65)

The NCC special meeting will be held at NCC’s executive offices located at 600 Luckie Drive, Suite 350, Birmingham, Alabama 35223, on March 7, 2019, at 9:00 a.m., Central Time, subject to any adjournment or postponement thereof. At the NCC special meeting, holders of NCC common stock will asked to vote on:

•	the proposal to adopt the merger agreement;

•

any proposal of the NCC board of directors to adjourn or postpone the NCC special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the NCC special meeting to adopt the merger agreement; and

•	any other matters as may properly be brought before the NCC special meeting or any adjournment or postponement of the NCC special meeting.

You can vote at the NCC special meeting if you owned NCC common stock as of the close of business on January 30, 2019, which is the record date for the NCC special meeting. As of January 4, 2019, there were an aggregate of 20,762,084 shares of NCC common stock outstanding that would be entitled to vote. In order to approve the merger proposal, the holders of at least a majority of the outstanding shares of NCC common stock entitled to vote must vote in favor of doing so. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast. You can cast one vote for each share of NCC common stock you owned on the record date. Each of NCC’s directors has agreed, among other things, with CenterState to vote all of his or her respective shares of NCC common stock, representing approximately 10.5% of the outstanding shares of NCC common stock as of January 4, 2019, in favor of the NCC special meeting proposals.

The Merger (see page 70)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is included as Appendix A to this joint proxy statement/prospectus and which is incorporated by reference herein. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

In the merger, NCC will merge with and into CenterState, with CenterState as the surviving company. It is expected that immediately after the effective time of the merger, NBC will merge with and into CenterState Bank, with CenterState Bank as the surviving subsidiary bank. We refer to the merger of CenterState Bank and NBC as the “bank merger.”

Closing and Effective Time of the Merger (see page 120)

The closing date of the merger is expected to occur during the second quarter of 2019. The merger will become effective at such time as the articles of merger are filed with the Florida Department of State, Division of Corporations and the certificate of merger is filed with the Division of Corporations in the Delaware Department of State, or such other time as may be specified in the articles of merger.

Merger Consideration (see page 121)

NCC stockholders will receive 1.65 shares of CenterState common stock for each share of NCC common stock. No holder of NCC common stock will be issued fractional shares of CenterState common stock in the merger. Each holder of NCC common stock who would otherwise have been entitled to receive a fraction of a share of CenterState common stock will receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of CenterState common stock, rounded to the nearest one hundredth of a share, multiplied by the CenterState average stock price for a period of time specified in the merger agreement. See “The Merger Agreement — Merger Consideration” beginning on page 121.

NCC may terminate the merger agreement if the CenterState average stock price over a specified period prior to completion of the merger decreases below certain specified thresholds unless CenterState elects to increase the merger consideration by (i) increasing the exchange ratio or (ii) paying additional cash consideration as determined by a formula in the merger agreement, as discussed in further detail on pages 17 and 137.

The value of the shares of CenterState common stock to be issued in the merger will fluctuate between now and the closing date of the merger. You should obtain current sale prices for the CenterState common stock. The CenterState common stock is traded on NASDAQ under the symbol “CSFL.” NCC common stock is traded on NASDAQ under the symbol “NCOM.”

Equivalent NCC Per Share Value

The following table presents the closing prices of CenterState common stock and NCC common stock on November 23, 2018, the last full trading day before the public announcement of the merger, and January 4, 2019, a date shortly before the date of this joint proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of NCC common stock on those dates, calculated by multiplying the closing sales price of CenterState common stock on those dates by 1.65.

Date	CenterState closing sale price	NCC closing sale price	Equivalent NCC per share value
November 23, 2018	$24.25	$38.08	$40.01
January 4, 2019	$22.04	$37.61	$36.37

Surrender of NCC Stock Certificates and Book-Entry Shares (see page 122)

Promptly after the effective time of the merger, but in no event later than five business days after the closing of the merger (provided that NCC has delivered or caused to be delivered to CenterState’s third-party exchange agent all information that is reasonably necessary for such exchange agent to perform its obligations), CenterState’s third-party exchange agent, Continental Stock Transfer and Trust Company, will mail to each holder of record of NCC common stock appropriate transmittal materials and instructions on how to surrender the holder’s NCC stock certificate(s) or book-entry shares in exchange for the merger consideration (including cash in lieu of any fractional CenterState shares) and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement. NCC stockholders should not send in their stock certificates until they have received these instructions.

Material U.S. Federal Income Tax Consequences of the Merger (see page 114)

It is intended that the merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the merger that CenterState and NCC receive written opinions from their respective counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the merger so qualifies, a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences of the Merger”) of NCC common stock, generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of shares of NCC common stock for shares of CenterState common stock pursuant to the merger, except with respect to cash received instead of fractional shares of CenterState common stock. The U.S. federal income tax consequences described above may not apply to all holders of NCC common stock. Tax matters are very complicated and the consequences of the merger to any particular NCC stockholder will depend on that stockholder’s particular facts and circumstances. You should consult your own tax advisor to determine the particular tax consequences of the merger to you. For further information, please refer to “Material U.S. Federal Income Tax Consequences of the Merger.”

Recommendation of the CenterState Board of Directors and Reasons for the Merger (see page 77)

The CenterState board of directors has by a unanimous vote of the directors present determined that the merger is in the best interests of CenterState and its shareholders and recommends that CenterState shareholders vote “FOR” approval of the CenterState share issuance proposal and “FOR” approval of the CenterState adjournment proposal. In arriving at its determination, the CenterState board of directors considered, among other things, the factors described under “The Merger — Recommendation of the CenterState Board of Directors and Reasons for the Merger.”

Recommendation of NCC’s Board of Directors and Reasons for the Merger (see page 87)

The NCC board of directors has by a unanimous vote of the directors present determined that the merger is advisable and in the best interests of NCC and its stockholders and recommends that NCC stockholders vote “FOR” approval of the merger proposal and “FOR” approval of the NCC adjournment approval. In arriving at its determination, the NCC board of directors considered, among other things, the factors described under “The Merger — Recommendation of the NCC Board of Directors and Reasons for the Merger.”

Opinion of Financial Advisor of CenterState (see page 79 and Appendix B)

In connection with the merger, CenterState’s financial advisor, Raymond James & Associates, Inc. (“Raymond James”) delivered its oral opinion, as of November 23, 2018, to the CenterState board of directors, which was confirmed by delivery of a written opinion dated November 23, 2018, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Raymond James in preparing the opinion, as to the fairness of the exchange ratio, from a financial point of view, to CenterState.

Raymond James provided its opinion for the information and assistance of the CenterState board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger and the opinion relates only to the fairness of the exchange ratio, from a financial point of view, to CenterState. Raymond James’s opinion does not address the underlying business decisions of CenterState to engage in the merger, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for CenterState, or the effect of any other transaction in which CenterState might engage. The full text of Raymond James’s opinion, dated November 23, 2018, which sets forth the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Raymond James is included as Appendix B to this joint proxy statement/prospectus. The description of the opinion is qualified in its entirety by reference to the opinion. CenterState shareholders are urged to read the entire opinion carefully in connection with their consideration of the CenterState share issuance. However, neither Raymond James’s opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the CenterState board of directors or any shareholder as to how to act or vote with respect to the merger or related matters.

Opinion of Financial Advisor of NCC (see page 90 and Appendix C)

In connection with the merger, NCC’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated November 23, 2018, to the NCC board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of NCC common stock of the exchange ratio in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Appendix C to this joint proxy statement/prospectus. The opinion was for the information of, and was directed to, the NCC board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion does not address the underlying business decision of NCC to engage in the merger or enter into the merger agreement or constitute a recommendation to the NCC board of directors in connection with the merger, and it does not constitute a recommendation to any holder of NCC common stock or any shareholder of any other entity as to how to vote or act in connection with the merger or any other matter.

Interests of NCC Executive Officers and Directors in the Merger (see page 106)

Some of the executive officers and directors of NCC have interests in the merger that are in addition to, or different from, the interests of NCC’s stockholders generally. These interests exist because of, among other things, employment agreements or change in control agreements that the executive officers entered into with NCC previously, unrelated to the merger, rights that these executive officers and directors have under NCC’s benefit plans, including equity plans (i.e., the stock options, warrants and performance share awards), arrangements to continue as employees of CenterState and CenterState Bank following the merger and rights to indemnification and directors’ and officers’ liability insurance following the merger. These interests include the following:

•	The merger agreement provides that

•

each option and warrant to purchase shares of NCC common stock, to the extent that such option or warrant is outstanding and unexercised as of the effective time of the merger, will be assumed by CenterState and converted into an option or warrant, as the case may be, to purchase a number of shares of CenterState common stock equal to the product obtained by multiplying the exchange ratio by that number of shares of NCC common stock that such option or warrant entitles the holder thereof to purchase (rounded to the nearest whole share), and at an exercise price equal to the quotient obtained by dividing the exercise price per share of the option or warrant by the exchange ratio (rounded to the nearest cent).

•

all outstanding performance share awards with respect to shares of NCC common stock for the four-year performance period ended on December 31, 2018 that are based on the satisfaction of performance conditions established for the performance period, will vest and be issued by NCC as soon as reasonably practicable after the date of certification by the Compensation Committee of the NCC board of directors and confirmation by NCC’s independent public accountants of the extent to which the performance criteria underlying such awards have been achieved, in accordance with the applicable NCC equity plan and award agreements, and in no event later than March 15, 2019. Such shares, to the extent that they become deferred shares, will be entitled to receive the merger consideration in accordance with the procedure applicable to deferred shares, as described below, and to the extent that they are instead issued as shares of NCC common stock and do not become deferred shares, will be included in the NCC common stock issued and outstanding immediately prior to the effective time of the merger and will be entitled to receive the merger consideration in accordance with the procedure applicable to issued and outstanding shares.

•

Immediately prior to the effective time of the merger, the outstanding performance share awards with respect to shares of NCC common stock for the four-year performance periods ending on December 31, 2019, 2020 and 2021, all of which are to be measured over a performance period that will not be completed prior to the effective time of the merger, will vest as specified in the applicable award agreements, and the number of performance shares earned under the applicable award agreements, as well as the extent to which the performance goals have been achieved for the partial performance period, will be conclusively determined, in good faith, by the Compensation Committee of the NCC board of directors, in accordance with the change in control provisions in the applicable NCC equity plans and award agreements, as soon as reasonably practicable prior to the effective time of the merger. These performance share awards will be cancelled at the effective time of the merger in exchange for the right to receive, within 10 days following the effective time of the merger, the merger consideration in respect of each share of NCC common stock underlying the performance share awards, subject to applicable tax withholding.

•

Three NCC directors will be appointed to the board of directors of CenterState and CenterState Bank and one additional NBC director will be appointed solely to the board of directors of CenterState Bank, effective as of the effective time of the merger;

•	Certain benefits may be paid pursuant to employment agreements or change in control agreements with executive officers of NCC;

•	A new employment agreement between CenterState Bank and Richard Murray, IV, providing that he shall become and serve as Chief Executive Officer of CenterState Bank;

•	A new employment agreement between CenterState Bank and William E. Matthews, V, providing that he shall become and serve as Chief Financial Officer of CenterState and CenterState Bank; and

•

NCC and NBC’s directors and executive officers will be entitled to indemnification by CenterState with respect to claims arising from matters occurring at or prior to the closing of the merger and to coverage under a directors’ and officers’ liability insurance policy for six years after the merger.

For further information, please refer to “The Merger — Interests of NCC Executive Officers and Directors in the Merger.” NCC’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

Regulatory Approvals (see page 118)

The merger and the bank merger are subject to various regulatory approvals, including approvals from the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Office of the Comptroller of the Currency (“OCC”). Notifications and/or applications requesting approvals for the merger or for the bank merger may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. The parties have agreed to prepare and file all notices and applications to obtain the necessary regulatory approvals and all such notices and applications have been filed as of December 14, 2018. Although the parties currently believe they should be able to obtain all regulatory approvals in a timely manner, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on the combined company after the completion of the merger. We make no assurance that the regulatory approvals received will not contain any condition, or carryover of any condition applicable to NCC or NBC, that would be a burdensome condition (as defined in the merger agreement) on CenterState following the merger or on CenterState Bank following the bank merger. It is a condition to CenterState’s obligation to complete the merger that no such burdensome condition be imposed. The regulatory approvals to which the completion of the merger and the bank merger are subject are described in more detail under the section entitled “The Merger – Conditions to Completion of the Merger.”

Conditions to Completion of the Merger (see page 136)

The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including, but not limited to:

•	the required approvals by the shareholders of CenterState and the stockholders of NCC;

•

the receipt of all regulatory approvals, or expiration or termination of all statutory waiting periods in respect thereof, required to consummate the transactions contemplated by the merger agreement, without any burdensome conditions (as defined in the merger agreement);

•

the absence of any judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement;

•	the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, under the Securities Act;

•

the receipt by CenterState and NCC from their respective tax counsel of a U.S. federal income tax opinion that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•	the receipt by NCC of a specified contractual consent from a third party (which was received on January 7, 2019);

•

subject to certain exceptions, accuracy of the representations and warranties of the other party, generally subject to a material adverse effect qualification, as of the date of the merger agreement and as of the date of the completion of the merger;

•	performance in all material respects by CenterState and NCC of their respective obligations under the merger agreement, subject to a material adverse effect qualification; and

•

the absence of any event which has resulted in a material adverse effect on the other, and the absence of any condition, event, fact, circumstance or other occurrence that is reasonably expected to have a material adverse effect on the other.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Third Party Proposals (see page 132)

NCC has agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than CenterState, and to certain related matters. The merger agreement does not, however, prohibit NCC from considering prior to the NCC special meeting an unsolicited bona fide acquisition proposal from a third party if certain specified conditions are met.

Termination (see page 136)

The merger agreement may be terminated at any time prior to the effective time of the merger:

•	by mutual written consent of CenterState and NCC;

•

by CenterState or NCC if any regulatory approval required for consummation of the transactions contemplated by the merger agreement has been denied by final non-appealable action by the relevant governmental authority or an application therefor has been permanently withdrawn at the request of a governmental authority;

•	by CenterState or NCC if the approval of the shareholders of CenterState or the stockholders of NCC is not obtained;

•

by CenterState or NCC in the event of a material breach by the other party of any representation, warranty or covenant contained in the merger agreement and such breach is not cured within thirty days;

•	by CenterState or NCC if the merger is not consummated on or before November 23, 2019;

•

by CenterState or NCC if the other party’s board of directors breaches its obligations with respect to giving notice of and making a recommendation in connection with each of the CenterState and NCC shareholder meetings, respectively;

•

by CenterState if NCC’s board of directors approves or recommends an acquisition proposal, fails to publicly recommend against a publicly announced acquisition proposal within three business days of being requested to do so by CenterState or resolves or otherwise determines or announces an intention to take the foregoing actions;

•

by NCC, if both of the following conditions exist and CenterState does not elect to increase the per share merger consideration paid to NCC stockholders by (i) increasing the exchange ratio or (ii) paying additional cash consideration, as determined by a formula in the merger agreement:

(a)	the quotient obtained by dividing the CenterState average closing stock price during a specified time prior to completion of the merger by $24.47 is less than 0.85; and

(b)

the CenterState Ratio (as defined in the merger agreement) is less than 85% of the quotient obtained by dividing the average closing prices for the KBW Regional Bank Index during a specified time prior to completion of the merger by $101.81.

Termination Fee (see page 137)

NCC will pay CenterState a termination fee equal to $31.8 million in the event (i) the merger agreement is terminated by CenterState because NCC breaches its non-solicitation obligations or NCC’s board of directors breaches its obligations with respect to giving notice of or making a recommendation in connection with the NCC stockholder meeting, or (ii) NCC receives an acquisition proposal and the merger agreement is terminated because the required NCC stockholder approval is not obtained or by CenterState because of NCC’s material breach of representations, warranties or covenants and NCC enters into an acquisition proposal within 12 months of such termination.

Reverse Termination Fee (see page 137)

CenterState will pay NCC a reverse termination fee equal to $31.8 million if the merger agreement is terminated by NCC because CenterState’s board of directors breaches its obligations with respect to giving notice of or making a recommendation in connection with the CenterState shareholder meeting.

Accounting Treatment (see page 117)

CenterState will account for the merger under the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States of America.

Appraisal Rights (see page 119)

Under Florida law, CenterState shareholders are not eligible to exercise dissenters’ rights in connection with the merger.

Under Delaware law, NCC stockholders are not eligible to exercise dissenters’ rights in connection with the merger.

Resale of CenterState Common Stock

All shares of CenterState common stock received by NCC stockholders in the merger will be freely tradeable for purposes of the Securities Act, except for shares of CenterState common stock received by any such holder who becomes an “affiliate” of CenterState after the completion of the merger. This joint proxy statement/prospectus does not cover resales of shares of CenterState common stock received by any person upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

Market Prices and Dividend Information (see page 58)

CenterState

CenterState common stock is traded on NASDAQ under the symbol “CSFL.” The following table sets forth the reported high and low intraday sales prices of shares of CenterState common stock and the quarterly cash dividends per share of CenterState common stock declared, in each case for the periods indicated.

	CenterState Common Stock
	High	Low	Dividends
Fiscal 2019
First Quarter (through January 4, 2019)	$22.12	$20.71	—

Fiscal 2018
Fourth Quarter	$28.99	$19.55	$0.10
Third Quarter	$31.24	$27.67	$0.10
Second Quarter	$32.27	$25.97	$0.10
First Quarter	$28.46	$25.03	$0.10

	CenterState Common Stock
	High	Low	Dividends

Fiscal 2017
Fourth Quarter	$27.95	$25.23	$0.06
Third Quarter	$27.02	$21.77	$0.06
Second Quarter	$26.70	$23.64	$0.06
First Quarter	$26.94	$23.70	$0.06

Fiscal 2016
Fourth Quarter	$25.83	$17.09	$0.04
Third Quarter	$18.27	$15.30	$0.04
Second Quarter	$16.59	$14.49	$0.04
First Quarter	$15.72	$12.57	$0.04

The holders of CenterState common stock receive dividends if and when declared by the CenterState board of directors out of funds legally available, subject to certain restrictions imposed by state and federal laws. As of January 4, 2019, there were 95,691,509 shares of CenterState common stock outstanding and owned by approximately 2,166 registered shareholders of record.

NCC

NCC common stock is traded on NASDAQ under the symbol “NCOM.” The following table sets forth the reported high and low intraday sales prices of shares of NCC common stock, in each case for the periods indicated. NCC has not paid any dividends on the NCC common stock during the periods covered by this table.

	NCC Common Stock
	High	Low
Fiscal 2019
First Quarter (through January 4, 2019)	$37.61	$34.89

Fiscal 2018
Fourth Quarter	$42.15	$33.40
Third Quarter	$48.60	$35.84
Second Quarter	$48.60	$41.80
First Quarter	$46.60	$39.80

Fiscal 2017
Fourth Quarter	$43.80	$38.03
Third Quarter	$43.80	$38.05
Second Quarter	$40.00	$35.55
First Quarter	$39.99	$35.00

Fiscal 2016
Fourth Quarter	$38.00	$26.54
Third Quarter	$28.74	$22.32
Second Quarter	$24.50	$21.37
First Quarter	$25.30	$20.50

The holders of NCC common stock receive dividends if and when declared by the NCC board of directors out of funds legally available, subject to certain restrictions imposed by state and federal laws. As of January 4, 2019, there were 20,762,084 shares of NCC common stock outstanding and owned by approximately 1,108 registered stockholders of record.

Comparative Rights of CenterState Shareholders and NCC Stockholders (see page 142)

NCC stockholders, whose rights are currently governed by NCC’s certificate of incorporation, NCC’s bylaws and Delaware law, will, upon completion of the merger, become shareholders of CenterState and their rights will be governed by CenterState’s articles of incorporation, CenterState’s bylaws and Florida law. The differences in shareholder rights are explained more fully in “Comparison of Stockholder/Shareholder Rights” beginning on page 142.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CENTERSTATE

The following selected historical consolidated financial data as of and for the years ended December 31, 2017, 2016, 2015, 2014 and 2013 is derived from the audited consolidated financial statements of CenterState. The following selected historical consolidated financial data as of and for the nine months ended September 30, 2018 and 2017, is derived from the unaudited consolidated financial statements of CenterState and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of CenterState’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.

The results of operations as of and for the nine months ended September 30, 2018, are not necessarily indicative of the results that may be expected for the year ending December 31, 2018, or any future period. You should read the following selected historical consolidated financial data in conjunction with: (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and CenterState’s audited consolidated financial statements and accompanying notes included in CenterState’s Annual Report on Form 10-K for the year ended December 31, 2017; and (ii) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and CenterState’s unaudited consolidated financial statements and accompanying notes included in CenterState’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2018, both of which are incorporated by reference into this joint proxy statement/prospectus. See “Documents Incorporated by Reference.”

Summary of Consolidated Financial Data

	(unaudited) At or for the nine months ended September 30,		At or for the year ended December 31,
(dollars in thousands, except per share data)	2018	2017	2017	2016	2015	2014	2013
Summary of Operations:
Total interest income	$328,451	$182,904	$251,326	$188,665	$162,320	$138,227	$100,378
Total interest expense	(31,051)	(10,980)	(15,783)	(9,340)	(7,286)	(7,356)	(5,885)

Net interest income	297,400	171,924	235,543	179,325	155,034	130,871	94,493
Provision for loan losses	(6,183)	(3,990)	(4,958)	(4,962)	(4,493)	(826)	76

Net interest income after provision for loan losses	291,217	167,934	230,585	174,363	150,541	130,045	94,569
Non-interest income	48,647	26,492	35,617	30,363	9,883	6,027	12,445
Income from correspondent banking and capital markets division	23,495	21,725	28,341	33,685	27,563	20,153	20,410
Net gain (loss) on sale of securities available for sale	(22)	—	(7)	13	4	46	1,060
Gain on sale of trust department	—	—	1,224	—	—	—	—
Gain on extinguishment of debt	—	—	—	308	—	—	—
Gain on sale of deposits	611	—	—	—	—	—	—
Loss on termination of FDIC loss share agreements	—	—	—	(17,560)	—	—	—
Credit related expenses	(1,337)	(2,058)	(2,035)	(1,781)	(2,295)	(5,282)	(12,730)
Non-interest expense	(231,610)	(135,416)	(184,450)	(155,140)	(123,787)	(130,899)	(98,001)

Income before income taxes	131,001	78,677	109,275	64,251	61,909	20,090	17,753
Income tax expenses	(25,217)	(24,794)	(53,480)	(21,910)	(22,571)	(7,126)	(5,510)

Net income	$105,784	$53,883	$55,795	$42,341	$39,338	$12,964	$12,243

	(unaudited) At or for the nine months ended September 30,		At or for the year ended December 31,
(dollars in thousands, except per share data)	2018	2017	2017	2016	2015	2014	2013
Per Common Share Data:
Basic earnings per share	$1.24	$0.95	$0.97	$0.89	$0.87	$0.32	$0.41
Diluted earnings per share	$1.23	$0.94	$0.95	$0.88	$0.85	$0.31	$0.41
Common equity per common share outstanding	$20.00	$15.15	$15.04	$11.47	$10.79	$9.98	$9.08
Tangible common equity per common share outstanding(1)	$10.86	$10.42	$10.35	$8.93	$8.82	$7.95	$7.38
Dividends per common share	$0.30	$0.18	$0.24	$0.16	$0.07	$0.04	$0.04
Actual shares outstanding	95,636,051	60,053,392	60,161,334	48,146,981	45,459,195	45,323,553	30,112,475
Weighted average common shares outstanding	85,026,929	56,442,506	57,244,698	47,409,142	45,182,224	40,852,002	30,102,777
Diluted weighted average common shares outstanding	86,209,709	57,330,267	58,340,813	48,191,523	45,788,632	41,235,552	30,220,127
Balance Sheet Data:
Assets	$12,274,365	$6,822,861	$7,123,975	$5,078,559	$4,022,717	$3,776,869	$2,415,567
Total loans	8,223,092	4,681,567	4,773,221	3,429,747	2,593,776	2,429,525	1,474,179
Allowance for loan losses	38,811	31,828	32,825	27,041	22,264	19,898	20,454
Total deposits	9,474,526	5,425,470	5,560,523	4,152,544	3,215,178	3,092,040	2,056,231
Short-term borrowings	694,313	381,631	558,570	290,413	252,722	179,014	50,366
Corporate debentures	41,328	26,134	26,192	25,958	24,093	23,917	16,996
Common shareholders’ equity	1,913,159	909,622	904,750	552,457	490,514	452,477	273,379
Total shareholders’ equity	1,913,159	909,622	904,750	552,457	490,514	452,477	273,379
Tangible capital	1,038,221	625,764	622,453	430,135	400,774	360,337	222,339
Goodwill	802,880	257,683	257,683	106,028	76,739	76,739	44,924
Core deposit intangible (CDI)	69,133	25,140	24,063	15,510	12,164	14,417	4,958
Other intangible assets	2,925	1,035	551	784	837	984	1,158
Average total assets	$10,516,698	$6,150,030	$6,341,159	$4,864,151	$3,928,523	$3,419,541	$2,381,620
Average loans	7,096,550	4,192,226	4,326,325	3,140,343	2,518,572	2,160,155	1,439,069
Average interest earning assets	9,103,254	5,470,846	5,631,772	4,356,455	3,484,739	2,995,845	2,034,542
Average deposits	8,207,913	4,958,710	5,107,495	3,991,078	3,178,569	2,891,459	2,087,004
Average interest bearing deposits	5,347,950	3,181,814	3,271,415	2,568,605	2,038,955	1,942,299	1,425,858
Average interest bearing liabilities	5,974,015	3,515,891	3,612,651	2,834,392	2,278,427	2,046,061	1,502,481
Average total shareholders’ equity	1,571,039	786,646	819,626	531,734	471,130	391,574	273,852
Selected Financial Ratios:
(ratios are annualized where applicable)
Return on average assets	1.34%	1.17%	0.88%	0.87%	1.00%	0.38%	0.51%
Return on average equity	9.00%	9.16%	6.81%	7.96%	8.35%	3.31%	4.47%
Dividend payout	24%	19%	25%	18%	8%	13%	10%
Efficiency ratio(2)	63%	61%	61%	64%	65%	86%	85%
Net interest margin, tax equivalent basis(3)	4.39%	4.31%	4.28%	4.20%	4.51%	4.41%	4.71%
Net interest spread, tax equivalent basis(4)	4.16%	4.15%	4.13%	4.08%	4.40%	4.30%	4.61%

	(unaudited) At or for the nine months ended September 30,		At or for the year ended December 31,
(dollars in thousands, except per share data)	2018	2017	2017	2016	2015	2014	2013
Capital Ratios:
Tier 1 leverage ratio	10.97%	9.88%	9.82%	9.11%	10.53%	10.11%	10.38%
Risk-based capital
Common equity Tier 1	11.52%	11.75%	11.46%	11.27%	14.39%	—	—
Tier 1	12.04%	12.25%	11.96%	11.83%	14.99%	14.36%	16.64%
Total	12.46%	12.86%	12.57%	12.54%	15.79%	15.14%	17.89%
Tangible common equity to tangible assets	9.11%	9.57%	9.10%	8.68%	10.19%	9.78%	9.40%
Asset Quality Ratios:
(ratios are annualized where applicable)
Net (recoveries) charge-offs to average loans(5)	0.01%	(0.02%)	(0.02%)	—%	0.09%	0.07%	0.42%
Allowance to period end loans(5)	0.48%	0.70%	0.71%	0.82%	0.93%	0.90%	1.58%
Allowance for loan losses to non-performing loans(5)	165%	163%	188%	140%	106%	76%	73%
Non-performing assets to total assets(5)	0.35%	0.54%	0.30%	0.52%	0.56%	0.92%	1.39%
Other Data:
Banking locations	127	78	78	67	57	58	55
Full-time equivalent employees	2,060	1,185	1,200	952	784	785	693

(1)	Tangible common equity per common share outstanding is defined as tangible common equity divided by total common shares outstanding.
(2)

Efficiency ratio is non-interest expense (less loss on termination of FDIC loss share agreements) divided by the sum of the tax equivalent net interest income before the provision for loan losses plus non-interest income (less gain on sale of trust department and gain on extinguishment of debt).

(3)	Net interest margin is net interest income divided by total average earning assets.
(4)	Net interest spread is the difference between the average yield on earning assets and the average yield on average interest bearing liabilities.
(5)	Excludes purchased credit impaired loans.

Explanation of Certain Unaudited Non-GAAP Financial Measures

The summary above contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”), including tangible capital, tangible common equity per common share, tangible common equity to tangible assets, efficiency ratio and tax equivalent net interest margin and spread, which we refer to as “Non-GAAP financial measures.” The tables below provide reconciliations between these Non-GAAP measures and net interest income and tax equivalent basis net interest income, the efficiency ratio, common shareholders’ equity and tangible common equity, as applicable. CenterState uses these Non-GAAP financial measures in its analysis of CenterState’s performance and believes these presentations provide useful supplemental information and enhance investors’ understanding of CenterState’s core business and performance.

Non-GAAP measures can also be useful in understanding performance trends and can facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures include, among other things, the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. CenterState provides reconciliations between GAAP and these Non-GAAP measures. These disclosures should not be considered in isolation or as an alternative to GAAP.

Reconciliation of GAAP to Non-GAAP Measures (unaudited):

	Nine months ended September 30,		Years ended December 31,
(Dollars in thousands, except ratios)	2018	2017	2017	2016	2015	2014	2013
Income Statement Non-GAAP measures and ratios
Total Interest income (GAAP)	328,451	182,904	251,326	188,665	162,320	138,227	100,378
Total tax equivalent adjustment	1,796	4,238	5,716	3,459	2,198	1,374	1,372

Total interest income — tax equivalent	330,247	187,142	257,042	192,124	164,518	139,601	101,750
Total Interest expense (GAAP)	(31,051)	(10,980)	(15,783)	(9,340)	(7,286)	(7,356)	(5,885)

Net interest income — tax equivalent	$299,196	$176,162	$241,259	$182,784	$157,232	$132,245	$95,865

Net interest income (GAAP)	$297,400	$171,924	$235,543	$179,325	$155,034	$130,871	$94,493

Net interest spread (GAAP)	4.13%	4.05%	4.02%	4.00%	4.34%	4.25%	4.54%
Net interest spread — tax equivalent	4.16%	4.15%	4.13%	4.08%	4.40%	4.30%	4.61%
Net interest margin (GAAP)	4.37%	4.20%	4.18%	4.12%	4.45%	4.37%	4.64%
Net interest margin — tax equivalent	4.39%	4.31%	4.28%	4.20%	4.51%	4.41%	4.71%

Efficiency ratio
Non interest income (GAAP)	$72,731	$48,217	$65,175	$64,369	$37,450	$26,226	$33,946
Gain on sale of trust department	—	—	(1,224)	—	—	—	—
Gain on extinguishment of debt	—	—	—	(308)	—	—	—
Gain on sale of deposits	(611)	—	—	—	—	—	—

Adjusted non interest income	72,120	48,217	63,951	64,061	37,450	26,226	33,946
Net interest income before provision (GAAP)	297,400	171,924	235,543	179,325	155,034	130,871	94,493
Total tax equivalent adjustment	1,796	4,238	5,716	3,459	2,198	1,374	1,372

Adjusted net interest income	299,196	176,162	241,259	182,784	157,232	132,245	95,865
Non interest expense	$232,947	$137,474	$186,485	$174,481	$126,082	$136,181	$110,762
Loss on termination of FDIC loss share agreements	—	—	—	(17,560)	—	—	—

Adjusted non interest expense	232,947	137,474	186,485	156,921	126,082	136,181	110,762
Efficiency ratio	63%	61%	61%	64%	65%	86%	85%

	At September 30		Years ended December 31,
(Dollars in thousands, except ratios and per share data)	2018	2017	2017	2016	2015	2014	2013
Balance Sheet Non-GAAP measures and ratios
Total assets	$12,274,365	$6,822,861	$7,123,975	$5,078,559	$4,022,717	$3,776,869	$2,416,011
Goodwill	(802,880)	(257,683)	(257,683)	(106,028)	(76,739)	(76,739)	(44,924)
Intangible assets, net	(72,058)	(26,175)	(24,614)	(16,294)	(13,001)	(15,401)	(6,116)

Tangible assets	$11,399,427	$6,539,003	$6,841,678	$4,956,237	$3,932,977	$3,684,729	$2,364,971
Common stockholders’ equity	$1,913,159	$909,622	$904,750	$552,457	$490,514	$452,477	$273,379
Goodwill	(802,880)	(257,683)	(257,683)	(106,028)	(76,739)	(76,739)	(44,924)
Intangible assets, net	(72,058)	(26,175)	(24,614)	(16,294)	(13,001)	(15,401)	(6,116)

Tangible common stockholders’ equity	$1,038,221	$625,764	$622,453	$430,135	$400,774	$360,337	$222,339
Tangible common equity per common share outstanding	$10.86	$10.42	$10.35	$8.93	$8.82	$7.95	$7.38
Tangible common equity to tangible assets	9.11%	9.57%	9.10%	8.68%	10.19%	9.78%	9.40%

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NCC

The following tables set forth selected historical consolidated financial and other data of NCC at or for the years ended December 31, 2017, 2016, 2015, 2014 and 2013 derived from the audited consolidated financial statements of NCC. The following selected historical consolidated financial data as of and for the nine months ended September 30, 2018 and 2017, is derived from the unaudited consolidated financial statements of NCC and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of NCC’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.

The results of operations as of and for the nine months ended September 30 2018, are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2018, or any future period. You should read the following selected historical consolidated financial data in conjunction with: (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and NCC’s audited consolidated financial statements and accompanying notes included in NCC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017; and (ii) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and NCC’s unaudited consolidated financial statements and accompanying notes included in NCC’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2018, both of which are incorporated by reference into this joint proxy statement/prospectus. See “Documents Incorporated by Reference.”

Summary of Consolidated Financial Data

	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
(Dollars in thousands, except per share information)	2018	2017	2017	2016	2015	2014	2013
Statement of Income Data
Interest income	$120,228	$79,567	$109,791	$74,563	$54,845	$31,342	$23,312
Interest expense	13,904	7,543	10,367	7,381	4,796	2,869	2,613
Net interest income	106,324	72,024	99,424	67,182	50,049	28,473	20,699
Provision for loan losses	3,175	2,416	3,894	3,248	1,113	978	—
Gain (loss) on sale of securities	193	28	(91)	—	—	(33)	47
Other noninterest income(1)	13,958	15,058	20,126	13,956	8,459	5,065	5,255
Merger/conversion-related expenses	3,835	1,148	2,320	479	764	662	257
Other noninterest expense(2)	69,855	53,037	71,199	48,600	39,481	22,791	19,428
Income before income taxes	43,610	30,509	42,046	28,811	17,150	9,074	6,316
Income tax expense	10,119	9,950	13,840	9,394	5,476	3,159	2,310
Deferred tax asset write-down	—	—	6,231	—	—	—	—
Total income tax expense	10,119	9,950	20,071	9,394	5,476	3,159	2,310
Net income before minority interest	33,491	20,559	21,975	19,417	11,674	5,915	4,006
Net income attributable to minority interest	1,748	1,494	1,907	1,564	2,069	512	—
Net income to common shareholders	31,743	19,065	20,068	17,853	9,605	5,403	4,006

	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
(Dollars in thousands, except per share information)	2018	2017	2017	2016	2015	2014	2013
Balance Sheet (at Period End)
Cash and cash equivalents	$200,291	$134,549	$235,288	$217,293	$212,457	$123,435	$124,136
Total investment securities	211,182	111,158	111,396	99,709	80,863	34,932	47,979
Mortgage loans held-for-sale	15,533	15,278	29,191	15,373	15,020	9,329	7,159
Acquired purchased credit-impaired loans	40,922	26,924	25,696	11,975	12,690	9,077	—
Acquired non-purchased credit-impaired loans	1,262,636	561,118	538,276	313,399	368,625	143,981	—
Nonacquired loans held for investment(3)	1,774,835	1,349,254	1,455,376	1,076,209	870,471	653,063	582,002
CBI loans (factoring receivables)	151,985	119,110	118,710	83,901	67,628	82,600	—
Total gross loans held for investment	3,230,378	2,056,406	2,138,058	1,485,484	1,319,414	888,721	582,002
Allowance for loan losses	16,759	14,264	14,985	12,113	9,842	9,802	9,119
Total intangibles	269,297	119,688	117,849	52,803	53,474	30,591	—
Total assets	4,103,345	2,549,134	2,737,676	1,950,784	1,763,369	1,138,426	791,781
Total deposits	3,331,682	2,097,373	2,285,831	1,667,710	1,514,458	971,060	678,031
FHLB and other borrowings	20,340	7,941	7,000	7,000	22,000	22,000	22,000
Subordinated debt	37,211	24,540	24,553	24,500	—	—	—
Total liabilities	3,418,534	2,150,541	2,337,718	1,713,740	1,546,733	1,002,265	702,842
Minority interest	7,611	7,504	7,348	7,309	7,372	7,239	—
Common stock	206	148	148	109	108	75	5,730
Total shareholders’ equity	684,811	398,593	399,958	237,044	216,636	136,161	88,939
Tangible common equity	414,837	278,335	281,695	183,866	162,724	105,265	88,939
Selected Performance Ratios
Return on average assets (ROAA)(4)	1.26%	1.05%	0.81%	1.00%	0.72%	0.66%	0.60%
Return on average equity (ROAE)	7.69	7.51	5.65	7.89	5.55	5.55	4.61
Return on average tangible common equity (ROATCE)	12.04	10.88	8.14	10.32	6.96	6.07	4.61
Net interest margin — taxable equivalent	4.75	4.37	4.44	4.15	4.13	3.76	3.27
Efficiency ratio	61.26	62.22	61.50	60.49	68.79	69.93	75.85
Operating efficiency ratio(2)	58.08	60.90	59.56	59.90	67.48	67.96	74.86
Noninterest income / average assets (annualized)	0.55	0.83	0.81	0.78	0.64	0.62	0.79
Noninterest expense / average assets (annualized)	2.91	2.97	2.96	2.76	3.03	2.88	2.97
Yield on loans	5.72	5.38	5.40	5.06	5.17	4.68	4.37
Cost of total deposits	0.60	0.40	0.41	0.40	0.39	0.35	0.38

	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
(Dollars in thousands, except per share information)	2018	2017	2017	2016	2015	2014	2013
Per Share Outstanding Data
Net earnings per share	$1.75	$1.42	$1.45	$1.64	$1.04	$0.92	$0.70
Diluted net earnings per share	1.71	1.38	1.41	1.61	1.02	0.91	0.69
Common shares outstanding at period end	20,649,948	14,777,230	14,788,436	10,934,541	10,824,969	7,541,541	5,730,114
Weighted average diluted shares	18,561,522	13,854,074	14,193,433	11,093,987	9,395,741	5,960,199	5,764,285
Book value per share	33.16	26.97	27.05	21.68	20.01	18.05	15.52
Tangible book value per share	20.09	18.84	19.05	16.82	15.03	13.96	15.52
Nonperforming Assets
Nonacquired
Nonaccrual loans	$231	$70	$82	$69	$187	$2,276	$3,371
Other real estate and repossessed assets	340	150	—	2,068	3,873	823	845
Loans past due 90 days or more and still accruing	484	1,690	677	581	252	217	—
Total nonacquired nonperforming assets	1,055	1,910	759	2,718	4,312	3,316	4,216
Acquired
Nonaccrual loans	4,050	2,625	2,640	2,768	3,508	2,589	—
Other real estate and repossessed assets	999	1,021	1,094	—	92	557	—
Loans past due 90 days or more and still accruing	—	—	—	—	—	80	—
Total acquired nonperforming assets	5,049	3,646	3,734	2,768	3,600	3,226	—
Asset Quality Ratios
Nonperforming assets / Assets	0.15%	0.22%	0.16%	0.28%	0.45%	0.57%	0.53%
Nonperforming assets / Loans + OREO + repossessed assets	0.19	0.27	0.21	0.37	0.60	0.73	0.72
Nonacquired nonperforming assets / Nonacquired loans + nonacquired OREO + nonacquired repossessed assets(3)	0.06	0.14	0.05	0.25	0.49	0.51	0.72
Net charge-offs to average loans	0.07	0.02	0.05	0.07	0.11	0.05	0.19
Allowance for loan losses to total loans	0.52	0.69	0.70	0.82	0.75	1.10	1.57
Allowance for loan losses / (Nonacquired nonaccrual loans + nonacquired loans past due 90 days or more and still accruing)	2,343.92	810.45	1,974.31	1,863.54	2,241.91	393.18	270.51

	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
(Dollars in thousands, except per share information)	2018	2017	2017	2016	2015	2014	2013
Additional Information: Allowance for Loan Losses
Allowance for loan losses excluding CBI loans (factoring receivables)	$16,159	$13,764	$14,985	$12,113	$9,842	$9,802	$9,119
Nonacquired loans held for investment (3)	1,774,835	1,349,254	1,455,376	1,076,209	870,471	653,063	582,002
Allowance for loan losses allocated to CBI loans (factoring receivables)	600	500	600	500	500	955	—
CBI loans (factoring receivables)	151,985	119,110	118,710	83,901	67,628	82,600	—
Capital ratios (at period end)
Tier 1 leverage ratio	11.40%	11.42%	10.89%	9.57%	9.68%	10.68%	12.18%
Tier 1 common capital ratio	13.03	12.78	12.54	11.46	11.18	10.66	14.58
Tier 1 Risk-based capital ratio	13.03	12.78	12.54	11.46	11.18	10.66	14.58
Total Risk-based capital ratio	14.74	14.64	14.37	13.90	11.91	11.75	15.83
Equity / Assets	16.69	15.64	14.61	12.15	12.29	11.96	11.23
Tangible common equity to tangible assets	10.82	11.46	10.75	9.69	9.52	9.50	11.23
Composition of Loans Held for Investment
Owner-occupied commercial real estate	$645,499	$385,565	$378,525	$254,099	$215,021	$132,126	$71,790
Non-owner occupied commercial real estate	823,792	476,126	509,764	352,677	294,191	198,658	146,509
Commercial and industrial loans	389,985	241,068	258,577	150,268	171,160	113,788	102,286
Factored commercial receivables	151,985	119,110	118,710	83,901	67,628	82,600	—
Construction, land development and other land loans	363,561	218,655	231,030	155,813	152,862	83,663	58,372
1-4 family	698,528	490,557	508,935	387,342	333,761	221,222	162,091
Multifamily	78,048	59,779	60,054	47,060	31,128	23,420	22,316
Consumer and other	78,980	65,546	72,463	54,324	53,663	33,244	18,638
Deposit Composition
Demand	$932,089	$621,916	$697,144	$429,030	$382,946	$217,643	$128,837
NOW	663,155	322,273	362,266	262,261	202,649	154,816	107,060
Money market and savings	1,218,215	863,421	951,846	703,289	611,887	392,394	304,071
Retail time	119,532	75,403	63,044	64,073	87,069	74,367	15,979
Jumbo time(5)	398,691	214,360	211,531	209,057	229,907	131,840	122,084
Mortgage Metrics
Total production ($)	$381,030	$386,594	$507,563	$322,909	$281,706	$207,269	$246,649

(1)	Excludes securities gains (losses)
(2)	Excludes merger/conversion-related expenses
(3)	Excludes CBI loans
(4)	Net income to common shareholders / average as-sets
(5)	Jumbo time deposits defined as time deposits greater than $100,000

GAAP RECONCILIATION AND MANAGEMENT EXPLANATION OF NON-GAAP

FINANCIAL MEASURES

Some of the financial measures included in NCC’s selected historical consolidated financial data table and other data are not measures of financial performance recognized by generally accepted accounting principles in the United States (“non-GAAP financial measures”). These non-GAAP financial measures include tangible common equity, tangible book value per share, return on average tangible common equity, efficiency ratio and operating efficiency ratio. NCC’s management uses the non-GAAP financial measures set forth below in its analysis of the company’s performance.

•	“Tangible common equity” is total stockholders’ equity less goodwill, other intangible assets and minority interest not included in intangible assets.

•

“Tangible book value per share” is defined as tangible common equity divided by total common shares outstanding. This measure is important to investors interested in changes from period to period in book value per share exclusive of changes in intangible assets.

•	“Average tangible common equity” is defined as the average of tangible common equity for the applicable period.

•	“Return on average tangible common equity,” or ROATCE, is defined as net income available to common stockholders divided by average tangible common equity.

NCC’s management believes that the measures above, each of which utilizes the concept of tangible common equity rather than total common equity, provide useful information to management and investors because they eliminate the impact of goodwill and other intangible assets created in an acquisition. These measures are commonly used by investors when assessing financial institutions.

•

“Efficiency ratio” is defined as noninterest expense divided by operating revenue (which is equal to net interest income plus noninterest income), excluding one-time gains and losses on sales of securities. This measure is important to investors looking for a measure of efficiency in productivity based on the amount of revenue generated for each dollar spent.

•

“Operating efficiency ratio” is defined as noninterest expense divided by operating revenue, excluding one-time gains and losses on sales of securities and one-time gains and expenses related to merger and acquisition activities. This measure is important to investors looking for a measure of efficiency in productivity based on the amount of revenue generated for each dollar spent.

NCC’s management believes that these non-GAAP financial measures provide useful information to management and investors that is supplementary to NCC’s financial condition, results of operations and cash flows computed in accordance with GAAP; however, management acknowledges that the non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and these disclosures are not necessarily comparable to non-GAAP financial measures that other companies use. The following reconciliation table provides more detailed analysis of these non-GAAP financial measures.

	NON-GAAP RECONCILIATION
	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
(Dollars in thousands, except per share information)	2018	2017	2017	2016	2015	2014	2013
Total shareholders’ equity	$684,811	$398,593	$399,958	$237,044	$216,636	$136,161	$88,939
Less: Intangible assets	269,297	119,688	117,849	52,803	53,474	30,591	—
Less: minority interest not included in intangible assets	677	570	414	375	438	305	—

Tangible common equity	$414,837	$278,335	$281,695	$183,866	$162,724	$105,265	$88,939
Common shares outstanding at year end or period end	20,649,948	14,777,230	14,788,436	10,934,541	10,824,969	7,541,541	5,730,114
Tangible book value per share	$20.09	$18.84	$19.05	$16.82	$15.03	$13.96	$15.52

Total assets at end of period	$4,103,345	$2,549,134	$2,737,676	$1,950,784	$1,763,369	$1,138,426	$791,781
Less: Intangible assets	269,297	119,688	117,849	52,803	53,474	30,591	—

Adjusted total assets at end of period	$3,834,048	$2,429,446	$2,619,827	$1,897,981	$1,709,895	$1,107,835	$791,781
Tangible common equity to tangible assets	10.82%	11.46%	10.75%	9.69%	9.52%	9.50%	11.23%

Total average shareholders’ equity	$551,927	$339,560	$355,378	$226,351	$172,954	$97,326	$86,969
Less: average intangible assets	199,148	105,007	108,638	53,136	34,628	8,244	—
Less: average minority interest not included in intangible assets	376	323	332	264	267	136	—

Average tangible common equity	$352,403	$234,230	$246,408	$172,951	$138,059	$88,946	$86,969
Net income to common shareholders	31,743	19,065	20,068	17,853	9,605	5,403	4,006
Return on average tangible common equity (ROATCE)	12.04	10.88%	8.14%	10.32%	6.96%	6.07%	4.61%

Efficiency ratio:
Net interest income	$106,324	$72,024	$99,424	$67,182	$50,049	$28,473	$20,699
Total noninterest income	14,151	15,086	20,035	13,956	8,459	5,032	5,302
Less: gain (loss) on sale of securities	193	28	(91)	—	—	(33)	47

Operating revenue	$120,282	$87,082	$119,550	$81,138	$58,508	$33,538	$25,954

Expenses:
Total noninterest expenses	$73,690	$54,185	$73,519	$49,079	$40,245	$23,453	$19,685

Efficiency ratio	61.26%	62.22%	61.50%	60.49%	68.79%	69.93%	75.85%

	NON-GAAP RECONCILIATION
	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
(Dollars in thousands, except per share information)	2018	2017	2017	2016	2015	2014	2013
Operating efficiency ratio:
Net interest income	$106,324	$72,024	$99,424	$67,182	$50,049	$28,473	$20,699
Total noninterest income	14,151	15,086	20,035	13,956	8,459	5,032	5,302
Less: gain (loss) on sale of securities	193	28	(91)	—	—	(33)	47

Operating revenue	$120,282	$87,082	$119,550	$81,138	$58,508	$33,538	$25,954

Expenses:
Total noninterest expenses	$73,690	$54,185	$73,519	$49,079	$40,245	$23,453	$19,685
Less: merger/conversion-related expenses	3,835	1,148	2,320	479	764	662	257

Adjusted noninterest expenses	$69,855	$53,037	$71,199	$48,600	$39,481	$22,791	$19,428

Operating efficiency ratio	58.08%	60.90%	59.56%	59.90%	67.48%	67.96%	74.86%

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined consolidated financial information and accompanying notes show the impact on the financial conditions and results of operations of CenterState and NCC and have been prepared to illustrate the effects of the merger under the acquisition method of accounting. See “The Merger — Accounting Treatment.”

The unaudited pro forma combined consolidated balance sheet as of September 30, 2018, is presented as if the NCC merger had occurred on September 30, 2018. The unaudited pro forma combined consolidated statements of income for the year ended December 31, 2017, and for the nine-month period ended September 30, 2018, are presented as if the merger had occurred on January 1, 2017. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the income statement only, expected to have a continuing impact on consolidated results of operations, and, as such, CenterState’s one-time merger costs for the merger are not included.

The unaudited pro forma combined consolidated statements of income for the year ended December 31, 2017, include pro forma results of operations for CenterState. CenterState’s results of operations for the year ended December 31, 2017, were adjusted to include the historical results of operations for its previously-closed acquisitions of: Platinum Bank Holding Company (“Platinum”), closed on April 1, 2017, Gateway Financial Holdings of Florida, Inc. (“Gateway”), closed on May 1, 2017, Sunshine Bancorp, Inc. (“Sunshine”) and HCBF Holding Company, Inc. (“HCBF”), both closed on January 1, 2018, and Charter Financial Corporation (“Charter”), closed on September 1, 2018. The unaudited pro forma combined consolidated statements of income for the year ended December 31, 2017, assume the Platinum, Gateway, Sunshine, HCBF and Charter mergers were completed on January 1, 2017. Charter’s fiscal year ended on September 30, and therefore Charter’s year-end information included in the unaudited pro forma combined consolidated statements of income for the year ended December 31, 2017, is for the year ended September 30, 2017, not December 31, 2017. The unaudited pro forma combined consolidated statement of income for the year ended December 31, 2017, including the results of operations for Platinum, Gateway, Sunshine, HCBF and Charter, is included in Exhibit 99.4 to CenterState’s Form 8-K/A filed on September 20, 2018, and incorporated by reference in this joint proxy statement/prospectus. No pro forma adjustments for Platinum, Gateway, Sunshine, HCBF and Charter are presented for the unaudited pro forma combined consolidated balance sheet at September 30, 2018, since all five transactions are already reflected in CenterState’s historical financial condition at September 30, 2018. No pro forma adjustments for Platinum, Gateway, Sunshine and HCBF are presented for the unaudited pro forma combined consolidated statement of income for the nine months ended September 30, 2018, since all four transactions are already reflected in CenterState’s historical results of operations for the period ending September 30, 2018.

The unaudited pro forma condensed combined statement of income presented below for NCC also includes the pro forma effect of the acquisition of Landmark Bancshares, Inc. (“Landmark”), which was completed on August 1, 2018, as if the acquisition of Landmark by NCC had occurred on January 1, 2017. The unaudited pro forma condensed combined statement of income data appearing below does not give pro forma effect to the following NCC acquisitions for any period prior to the applicable date the transaction was consummated:

•	NCC’s acquisition of Premier Community Bank of Florida (“Premier”), which was completed on July 1, 2018;

•	NCC’s acquisition of FirstAtlantic Financial Holdings, Inc. (“FirstAtlantic”), which was completed on January 1, 2018; and

•	NCC’s acquisition of Patriot Bank (“Patriot”), which was completed on August 31, 2017.

The unaudited pro forma combined consolidated financial statements are provided for informational purposes only. The unaudited pro forma combined consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the mergers been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined consolidated financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined consolidated financial statements should be read together with:

•	the accompanying notes to the unaudited pro forma combined consolidated financial statements;

•

CenterState’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2017, included in CenterState’s Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference into this joint proxy statement/prospectus;

•

CenterState’s unaudited consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2018, included in CenterState’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2018, which is incorporated by reference into this joint proxy statement/prospectus;

•

CenterState’s unaudited pro forma combined consolidated financial statements and accompanying notes as of and for the year ended December 31, 2017, included in CenterState’s Form 8-K/A filed on September 20, 2018, as Exhibit 99.4, which is incorporated by reference into this joint proxy statement/prospectus;

•

NCC’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2017, included in NCC’s Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference into this joint proxy statement/prospectus;

•

NCC’s unaudited consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2018, included in NCC’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2018, which is incorporated by reference into this joint proxy statement/prospectus;

•

Landmark’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2017 and NCC’s unaudited combined pro forma consolidated financial statements and accompanying notes for the year ended December 31, 2017, and six months ended June 30, 2018, included in NCC’s Form 8-K filed on January 7, 2019, which is incorporated by reference into this joint proxy statement/prospectus.

Unaudited Pro Forma Combined Consolidated Balance Sheet

As of September 30, 2018

(in thousands, except per share data)

	CenterState as reported	NCC as reported	Pro Forma adjustments		CenterState NCC Pro Forma
Assets:
Cash and cash equivalents	$606,331	$200,291	($28,999)	b	$777,623
Investment securities, AFS and HTM	1,756,692	211,182	(756)	c	1,967,118
Loans held for sale	39,554	15,533	—		55,087
Loans held for investment	8,223,092	3,230,378	(26,110)	d	11,427,360
Allowance for loan losses	(38,811)	(16,759)	16,759	e	(38,811)

Net loans	8,184,281	3,213,619			11,388,549
Other Real Estate Owned (“OREO”)	4,643	1,339	(335)	f	5,647
Bank premises and equipment, net	224,506	86,811	—		311,317
Goodwill	802,880	249,459	314,799	i,l	1,367,138
Other intangibles	72,058	19,838	38,708	g,l	130,604
Bank owned life insurance	267,979	51,573	—		319,552
Deferred income tax asset, net	60,839	18,041	(8,261)	h,l	70,619
Prepaid and other assets	254,602	35,659	5,876	b	296,137

Total Assets	$12,274,365	$4,103,345			$16,689,391

Liabilities and Stockholders’ Equity:
Liabilities:
Deposits	$9,474,526	$3,331,682	—		$12,806,208
Other borrowings	694,313	57,551	1,376	j,k	753,240
Corporate debentures	41,328	—	—		41,328
Payables and other liabilities	151,039	29,301	—		180,340

Total liabilities	10,361,206	3,418,534			13,781,116
Stockholders’ Equity:
Common Stock	956	206	140	a,n	1,302
Additional paid in capital	1,697,396	604,129	380,141	a,n	2,681,666
Retained earnings	252,695	75,732	(75,732)	b,n	252,695
Accumulated other comprehensive loss	(37,888)	(2,867)	2,867	n	(37,888)

Total common stockholders’ equity	1,913,159	677,200			2,897,775
Noncontrolling interest	—	7,611	2,889	m	10,500

Total Stockholders’ Equity	1,913,159	684,811			2,908,275

Total Liabilities and Stockholders’ Equity	$12,274,365	$4,103,345			$16,689,391

See accompanying notes to Unaudited Pro Forma Combined Consolidated Financial Information

Unaudited Pro Forma Combined Consolidated Statement of Income

For the year ended December 31, 2017

(in thousands, except per share data)

	CenterState Pro Forma[1]	NCC as reported	Landmark as reported	Pro Forma adjustments		NCC Landmark Pro Forma	Pro Forma adjustments		CenterState NCC Pro Forma
Interest income:
Loans	$396,384	$104,194	$23,426	$1,239	o	$128,859	$2,425	o	$527,668
Investment securities	50,599	3,410	1,704	—		5,114	189	p	55,902
Federal funds sold and other	6,133	2,187	140	—		2,327	—		8,460

	453,116	109,791	25,270	1,239		136,300	2,614		592,030

Interest expense:
Deposits	25,927	8,530	2,793	—		11,323	—		37,250
Other borrowings	10,121	1,837	1,084	124	s	3,045	(361)	s	12,805

	36,048	10,367	3,877	124		14,368	(361)		50,055

Net interest income	417,068	99,424	21,393	1,115		121,932	2,975		541,975
Provision for loan losses	7,600	3,894	2,500	—		6,394	—		13,994

Net interest income after loan loss provision	409,468	95,530	18,893	1,115		115,538	2,975		527,981

Non interest income:
Correspondent banking capital markets revenue	23,520	—	—	—		—	—		23,520
Other correspondent banking related revenue	4,821	—	—	—		—	—		4,821
Mortgage banking revenue	7,400	11,529	909	—		12,438	—		19,838
Gain on sale of SBA loans	775	—	2,136	—		2,136	—		2,911
Service charges on deposit accounts	29,005	2,711	308	—		3,019	—		32,024
Debit, prepaid, ATM and merchant card related fees	17,630	2,560	—	—		2,560	—		20,190
Wealth management related revenue	4,494	47	—	—		47	—		4,541
Bank owned life insurance income	6,271	855	—	—		855	—		7,126
Other non interest income	7,886	2,424	4,961	—		7,385	—		15,271
Net gain (loss) on sale of securities available for sale	929	(91)	78	—		(13)	—		916

Total other income	102,731	20,035	8,392	—		28,427	—		131,158

Non interest expense:
Salaries, wages and employee benefits	195,004	46,411	10,689	—		57,100	—		252,104
Occupancy expense	38,137	6,533	1,197	—		7,730	—		45,867
Data processing expense	23,455	4,368	—	—		4,368	—		27,823
Professional fees	8,781	2,412	—	—		2,412	—		11,193
Bank regulatory expenses	5,265	—	—	—		—	—		5,265
Amortization of intangibles	11,713	1,455	—	1,649	r	3,104	7,327	r	22,144
Credit related expenses	3,616	—	—	—		—	—		3,616
Marketing expenses	6,294	—	—	—		—	—		6,294
Merger related expenses	3,865	—	—	—		—	—		3,865
Other expenses	37,754	12,340	3,852	—		16,192	—		53,946

Total other expenses	333,884	73,519	15,738	1,649		90,906	7,327		432,117

Income before provision for income taxes	178,315	42,046	11,547	(534)		53,059	(4,352)		227,022
Provision for income taxes	84,351	20,071	4,333	(203)	u	24,201	(1,390)	u	107,162

Net income	$93,964	$21,975	$7,214	($331)		$28,858	($2,962)		$119,860

Less: earnings allocated to participating securities	120	—	—	—		—	—		120
Less: earnings attributable to noncontrolling interest	—	1,907	—	—		1,907	—		1,907

Net income available to common shareholders	$93,844	$20,068	$7,214	($331)		$26,951	($2,962)		$117,833

Basic earnings per common share	$1.01	$1.45	$1.88			$1.67			$0.99
Diluted earnings per common share	$0.99	$1.41	$1.85			$1.63			$0.96
Weighted average common shares outstanding
Basic	92,834	13,801	3,840	2,325	w	16,126	26,608	x	119,442
Diluted	94,851	14,193	3,907	2,365	w	16,558	27,321	x	122,172

See accompanying notes to Unaudited Pro Forma Combined Consolidated Financial Information

1

CenterState’s unaudited pro forma results of operations for the twelve months ended December 31, 2017 include the results of operations for Platinum, Gateway, Sunshine, HCBF and Charter assuming the Platinum, Gateway, Sunshine, HCBF and Charter mergers were completed on January 1, 2017.

Unaudited Pro Forma Combined Consolidated Statement of Income

For the nine months ended September 30, 2018

(in thousands, except per share data)

	CenterState as reported	Charter Period from 1/1/18 to 8/31/18	Pro Forma adjustments		CenterState Charter Pro Forma	NCC as reported	Landmark Period from 1/1/18 to 7/31/18	Pro Forma adjustments		NCC Landmark Pro Forma	Pro Forma adjustments		CenterState NCC Pro Forma
Interest income:
Loans	$289,127	$40,356	$3,197	o	$332,680	$113,827	$15,308	$1,873	o	$131,008	$1,819	o	$465,507
Investment securities	35,606	2,942	—		38,548	4,448	799	—		5,247	142	p	43,937
Federal funds sold and other	3,718	1,559	—		5,277	1,953	250	—		2,203	—		7,480

	328,451	44,857	3,197		376,505	120,228	16,357	1,873		138,458	1,961		516,924

Interest expense:
Deposits	20,900	4,247	58	q	25,205	12,374	1,964	—		14,338	—		39,543
Other borrowings	10,151	1,363	—		11,514	1,530	972	(265)	s	2,237	(254)	s	13,497

	31,051	5,610	58		36,719	13,904	2,936	(265)		16,575	(254)		53,040

Net interest income	297,400	39,247	3,139		339,786	106,324	13,421	2,138		121,883	2,215		463,884
Provision (credit) for loan losses	6,183	(350)	—		5,833	3,175	2,110	—		5,285	—		11,118

Net interest income after loan loss provision	291,217	39,597	3,139		333,953	103,149	11,311	2,138		116,598	2,215		452,766

Non interest income:
Correspondent banking capital markets revenue	20,156	—	—		20,156	—	—	—		—	—		20,156
Other correspondent banking related revenue	3,339	—	—		3,339	—	—	—		—	—		3,339
Mortgage banking revenue	8,406	1,454	—		9,860	5,982	608	—		6,590	—		16,450
Gain on sale of SBA loans	3,035	—	—		3,035	—	787	—		787	—		3,822
Service charges on deposit accounts	15,482	5,479	—		20,961	3,207	282	—		3,489	—		24,450
Debit, prepaid, ATM and merchant card related fees	11,094	4,351	—		15,445	2,144	—	—		2,144	—		17,589
Wealth management related revenue	1,932	497	—		2,429	46	—	—		46	—		2,475
Bank owned life insurance income	4,258	975	—		5,233	885	—	—		885	—		6,118
Other non interest income	5,051	1,657	—		6,708	1,694	287	—		1,981	—		8,689
Net (loss) gain on sale of securities available for sale	(22)	(4,119)	—		(4,141)	193	—	—		193	—		(3,948)

Total other income	72,731	10,294	—		83,025	14,151	1,964	—		16,115	—		99,140

	CenterState as reported	Charter Period from 1/1/18 to 8/31/18	Pro Forma adjustments		CenterState Charter Pro Forma	NCC as reported	Landmark Period from 1/1/18 to 7/31/18	Pro Forma adjustments		NCC Landmark Pro Forma	Pro Forma adjustments		CenterState NCC Pro Forma
Non interest expense:
Salaries, wages and employee benefits	124,274	20,618	—		144,892	44,496	6,540	—		51,036	—		195,928
Occupancy expense	22,300	10,030	—		32,330	6,458	958	—		7,416	—		39,746
Data processing expense	10,687	(1,153)	—		9,534	—	—	—		—	—		9,534
Professional fees	3,564	730	—		4,294	—	—	—		—	—		4,294
Bank regulatory expenses	3,586	616	—		4,202	—	—	—		—	—		4,202
Amortization of intangibles	7,029	471	1,173	r	8,673	2,783	—	1,227	r	4,010	2,816	r	15,499
Credit related expenses	1,337	14	—		1,351	—	—	—		—	—		1,351
Marketing expenses	4,332	1,177	—		5,509	—	—	—		—	—		5,509
Merger related expenses	33,244	5,128	(15,987)	t	22,385	—	—	—		—	—		22,385
Other expenses	22,594	3,265	—		25,859	19,953	2,477	—		22,430	—		48,289

Total other expenses	232,947	40,896	(14,814)		259,029	73,690	9,975	1,227		84,892	2,816		346,737

Income before provision for income taxes	131,001	8,995	17,953		157,949	43,610	3,300	911		47,821	(601)		205,169
Provision for income taxes (benefits)	25,217	(2,583)	4,129	u	26,763	10,119	682	191	u	10,992	(138)	u	37,617

Net income	$105,784	$11,578	$13,824		$131,186	$33,491	$2,618	$720		$36,829	($463)		$167,552

Less: earnings allocated to participating securities	84	—	—		84	—	—	—		—	—		84
Less: earnings attributable to noncontrolling interest	—	—	—		—	1,748	—	—		1,748	—		1,748

Net income available to common shareholders	$105,700	$11,578	$13,824		$131,102	$31,743	$2,618	$720		$35,081	($463)		$165,720

Basic earnings per common share	$1.24				$1.38	$1.75				$1.76			$1.29
Diluted earnings per common share	$1.23				$1.36	$1.71				$1.72			$1.27
Weighted average common shares outstanding
Basic	84,958		10,169	v	95,127	18,105		1,813	w	19,918	32,865	x	127,992
Diluted	86,210		10,169	v	96,379	18,562		1,812	w	20,374	33,617	x	129,996

See accompanying notes to Unaudited Pro Forma Combined Consolidated Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(all amounts are in thousands, except per share data, unless otherwise indicated)

Note 1 — Basis of Pro Forma Presentation

The unaudited pro forma combined consolidated balance sheet as of September 30, 2018, and the unaudited pro forma combined consolidated statements of income for the year ended December 31, 2017, and for the nine months ended September 30, 2018, are based on the financial statements of CenterState and NCC after giving effect to the completion of the merger and the assumptions and adjustments described in the accompanying notes. Such financial statements do not reflect cost savings or operating synergies expected to result from the merger, or the costs to achieve these cost savings or operating synergies, or any anticipated disposition of assets that may result from the integration of the operations of the two companies. The unaudited pro forma condensed combined statement of income presented above for NCC includes the pro forma effect of the acquisition of Landmark, which was completed on August 1, 2018, as if the acquisition of Landmark by NCC had occurred on January 1, 2017. The unaudited pro forma combined consolidated statement of income for the year ended December 31, 2017, include pro forma results of operations for CenterState. CenterState’s results of operations for the year ended December 31, 2017 were adjusted to include the historical results of operations for its previously closed acquisitions of: Platinum (closed on April 1, 2017), Gateway (closed on May 1, 2017), Sunshine and HCBF (both closed on January 1, 2018), and Charter (closed on September 1, 2018). The unaudited pro forma combined consolidated statement of income for the year ended December 31, 2017 assumes the Platinum, Gateway, Sunshine, HCBF and Charter mergers were completed on January 1, 2017. Charter’s fiscal year ended on September 30, and therefore Charter’s year-end information included in the unaudited pro forma combined consolidated statements of income for the year ended December 31, 2017 is for the year ended September 30, 2017, not December 31, 2017. The unaudited pro forma combined consolidated financial statement of income for the year ended December 31, 2017, including the results of operations for Platinum, Gateway, Sunshine, HCBF and Charter is included in Exhibit 99.4 to CenterState’s Form 8-K/A filed on September 20, 2018, and incorporated by reference in this joint proxy statement/prospectus. No pro forma adjustments for Platinum, Gateway, Sunshine, HCBF and Charter are presented for the unaudited pro forma combined consolidated balance sheet at September 30, 2018 since all five transactions are already reflected in CenterState’s historical financial condition at September 30, 2018. No pro forma adjustments for Platinum, Gateway, Sunshine and HCBF are presented for the unaudited pro forma combined consolidated statement of income for the nine months ended September 30, 2018 since all four transactions are already reflected in CenterState’s historical results of operations for the period ending September 30, 2018. Certain historical financial information has been reclassified to conform to the current presentation.

The transactions will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable.

Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally affect income tax expense. Subsequent to the completion of the merger, CenterState and NCC will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company. For those assets in the combined company that will be phased out or will no longer be used, additional amortization, depreciation and possibly impairment charges will be recorded after management completes the integration plan.

The unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

Note 2 — Preliminary Estimated Acquisition Consideration

Under the terms of the merger agreement, NCC stockholders will be entitled to receive 1.65 shares of CenterState common stock, plus cash in lieu of fractional shares.

Based on the number of shares of NCC common stock outstanding as of September 30, 2018, the preliminary estimated acquisition consideration is as follows. (dollars are in the thousands)

Number of shares of NCC common stock outstanding at September 30, 2018	20,649,948
Plus: NCC performance share awards and deferred shares	301,741

Total NCC common shares including performance share awards and deferred shares	20,951,689
Per share exchange ratio	1.65

Number of shares of CenterState common stock	34,570,287
CenterState common stock price per share on September 30, 2018	$28.05

Total consideration to be paid to NCC common shareholders	$969,697

Estimated fair value of NCC stock options converted to CenterState stock options	14,919

Total Purchase Price for NCC	$984,616

Note 3 — Preliminary Estimated Acquisition Consideration Allocation

Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of NCC based on their estimated fair values as of the closing of the merger. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed for the acquisition, if any, is allocated to goodwill.

The allocation of the estimated acquisition consideration with regard to NCC is preliminary because the proposed merger has not yet been completed. The preliminary allocation is based on estimates, assumptions, valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the acquisition consideration allocation adjustments will remain preliminary until CenterState management determines the final acquisition consideration and the fair values of the assets acquired and liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after the completion of the merger and will be based on the value of the CenterState common stock at the closing of the merger. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined consolidated financial statements.

The total preliminary estimated acquisition consideration as shown in the table above is allocated to NCC’s tangible and intangible assets and liabilities as of September 30, 2018 based on their preliminary estimated fair values as follows (dollars are in the thousands).

Cash and cash equivalents	$171,292
Investment securities, AFS and HTM	210,426
Loans held for sale	15,533
Loans held for investment	3,204,268
OREO (foreclosed assets)	1,004
Bank premises and equipment	86,811
Bank owned life insurance	51,573
Deferred income tax asset, net	9,780
Other assets	41,535
Intangible assets	58,546
Goodwill	564,258
Deposits	(3,331,682)
Other borrowings	(58,927)
Other liabilities	(29,301)
Noncontrolling interest	(10,500)

Total Purchase Price	$984,616

Approximately $58.5 million has been preliminarily allocated to amortizable intangible assets acquired. The amortization related to the preliminary fair value of net amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined financial statements.

Identifiable intangible assets. The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. The preliminary allocation to intangible assets is allocated to core deposit intangibles.

Goodwill. Goodwill represents the excess of the preliminary estimated acquisition consideration over the preliminary fair value of the underlying net tangible and intangible assets. Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and intangible assets are the experience and expertise of personnel, operations, customer base and organizational cultures that can be leveraged to enable the combined company to build an enterprise greater than the sum of its parts. In accordance with ASC Topic 350, Intangibles — Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.

Note 4 — Preliminary Unaudited Pro Forma and Acquisition Accounting Adjustments

The unaudited pro forma financial information is not necessarily indicative of what the financial position actually would have been had the merger been completed at the date indicated. Such information includes adjustments that are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the combined companies would have been, nor necessarily indicative of the financial position of the post-merger periods. The unaudited pro forma financial information does not give consideration to the impact of possible cost savings, expense efficiencies, synergies, strategy modifications, asset dispositions or other actions that may result from the mergers.

The following unaudited pro forma adjustments result from accounting for the merger, including the determination of fair value of the assets, liabilities and commitments that CenterState, as the acquirer, will acquire from NCC. The descriptions related to these preliminary adjustments are as follows (dollars are in thousands):

Balance Sheet — the explanations and descriptions below are referred to in the September 30, 2018 Unaudited Pro Forma Combined Consolidated Balance Sheet on page 34.

Pro Forma Adjusting entries (Balance Sheet):		Debit ($)	Credit ($)
a	Common stock	—	346
a	Additional paid in capital	—	984,270
b	Cash	—	28,999
b	Other assets	5,876	—
b	Retained earnings	23,123	—
c	Investment securities	—	756
d	Loans held for investment	—	26,110
e	Allowance for loan losses	16,759	—
f	Other real estate owned (“OREO”)	—	335
g	Core deposit intangible (“CDI”)	58,546	—
h	Deferred tax asset	—	11,843
i	Preliminary goodwill estimate	564,258	—
j	Federal Home Loan Bank advances	—	23
k	Subordinated debt	—	1,353
l	Goodwill	—	249,459
l	CDI	—	19,838
l	Deferred tax asset	3,582	—
m	Noncontrolling interest	—	2,889
n	Common Stock	206	—
n	Additional paid in capital	604,129	—
n	Retained earnings	52,609	—
n	Accumulated other comprehensive loss	—	2,867

a.

CenterState common shares issued to NCC’s stockholders representing the stock consideration component of the total respective merger consideration. For the purpose of this pro-forma presentation, the value of a share of CenterState common stock was assumed to equal its closing price on September 30, 2018, the pro forma date, as reported by NASDAQ ($28.05 per share).

b.	Represents NCC’s estimated merger expenses, which are expected to be paid immediately prior to the merger’s closing date, the related tax benefit and the net effect on NCC’s retained earnings.

c.	Adjustment to investment securities to reflect the preliminary estimated fair value.

d.	Adjustment to loans held for investment to reflect the preliminary estimated fair value.

e.	Adjustment to allowance for loan losses to reflect the reversal of NCC’s allowance for loan and lease losses.

f.	Adjustment to OREO to reflect the preliminary estimated fair value associated with CenterState’s estimated marketability discounts and liquidation strategy.

g.	Adjustment to reflect the preliminary estimate of the core deposit intangible.

h.	Adjustment to reflect the net deferred tax asset generated by the net fair value adjustments using an assumed effective tax rate equal to 25.345%.

i.	Adjustment to reflect the preliminary estimated goodwill generated as a result of consideration paid in excess of the fair value of the net assets acquired.

j.	Adjustment to FHLB advances to reflect the preliminary estimated fair value.

k.	Adjustment to subordinated debt to reflect the preliminary estimated fair value.

l.	Adjustments to reflect the reversal of existing CDI and the related deferred tax asset and goodwill at NCC from previous acquisitions.

m.	Adjustment to reflect the preliminary estimated fair value of the noncontrolling interest.

n.	Reflects the reversal of stockholders’ common equity after adjustments in b above.

Income Statements — the explanations and descriptions below are referred to in the Unaudited Pro Forma Combined Consolidated Statements of Income for the year ended December 31, 2017 and for the nine months ended September 30, 2018 starting on page 35.

Income Statements — Pro Forma Adjustments

Twelve months ended December 31, 2017
Pro Forma Adjusting entries (Income Statements) (dollars are in thousands):		Landmark	NCC
o	Preliminary estimate of loan interest accretion	$1,239	$2,425
p	Investment securities accretion of fair value adjustment at acquisition date	—	189
r	Remove amortization of existing CDI	—	(1,455)
r	Amortization of new CDI	1,649	8,782
s	Amortization of new fair value adjustment on other borrowings	124	(361)
u	Income tax expense of pro-forma adjustments	(203)	(1,390)

Nine months ended September 30, 2018
Pro Forma Adjusting entries (Income Statements) (dollars are in thousands):		Charter	Landmark	NCC
o	Preliminary estimate of loan interest accretion	$3,831	$1,873	$1,819
o	Remove existing loan accretion of fair value adjustment	(634)	—	—
p	Investment securities accretion of fair value adjustment at acquisition date	—	—	142
q	Remove existing time deposit amortization of fair value adjustment	77	—	—
q	Time Deposits amortization of fair value adjustment at acquisition date	(19)	—	—
r	Remove amortization of existing CDI	(720)	—	(2,783)
r	Amortization of new CDI	1,893	1,227	5,599
s	Amortization of new fair value adjustment on other borrowings	—	(265)	(254)
t	Remove merger related fees	(15,987)	—	—
u	Income tax expense of pro-forma adjustments	4,129	191	(138)

o.

Represents the reversal of existing interest accretion recorded by CenterState for loans acquired from the Charter merger and the estimate of interest income accretion related to the preliminary estimate of the fair value adjustment of the loans acquired pursuant to the Charter, Landmark and NCC mergers.

p.	Represents the estimate of investment securities accretion related to the preliminary estimate of the fair value adjustment on investment securities pursuant to the NCC merger.

q.

Represents the reversal of existing time deposits amortization recorded by CenterState and estimates of time deposit amortization related to the fair value adjustments on the time deposits assumed from the Charter merger. The carrying amount of time deposits for NCC are assumed to approximate fair value, therefore no fair value adjustments are included for NCC’s time deposits.

r.

Represents the reversal of existing CDI amortization recorded by CenterState for deposits assumed from the Charter merger, existing CDI amortization recorded by Charter and NCC for their prior acquisitions, and estimates of CDI amortization related to preliminary estimates of the fair value adjustments on the core deposits acquired pursuant to the Charter, Landmark and NCC mergers. The preliminary estimate of CDI related to CenterState’s acquisition of NCC is expected to approximate $58,546, and will be amortized over a ten-year period on an accelerated basis. The CDI amortization expense for NCC is expected to be approximately $8,782 and $7,465, respectively, during the first and second years of combined operations. Below is the preliminary estimated amortization schedule. (dollars are in the thousands)

Year		Year
1	$8,782	6	$5,094
2	7,465	7	5,094
3	6,345	8	5,094
4	5,393	9	5,094
5	5,094	10	5,094

s.

Represents the estimate of other borrowings amortization related to the preliminary estimate of the fair value adjustment on FHLB advances and subordinated debt pursuant to the Landmark and NCC mergers.

t.	Adjustment to reflect the reversal of merger-related expenses incurred by CenterState for the Charter merger as well as merger costs incurred by Charter pursuant to the merger with CenterState.

u.

Adjustment to reflect the income tax provision of the pro forma adjustments using 38.0% and 31.9% as the incremental effective tax rate for the twelve months ended December 31, 2017 for the Landmark and NCC mergers, respectively; and 23.0%, 21.0% and 23.0% for the nine months ended September 30, 2018 for Charter, Landmark and NCC mergers, respectively.

v.

Adjustment reflects the incremental effect of CenterState common shares issued pursuant to the Charter merger which shares would have been outstanding for the full nine months ended September 30, 2018. The Charter merger was completed on September 1, 2018.

w.

Adjustment reflects the number of NCC common shares assumed issued for the year ended December 31, 2017 and nine months ended September 30, 2018 pursuant to the acquisition of Landmark by NCC as if the merger had occurred on January 1, 2017.

x.

Adjustment reflects the number of CenterState common shares issued pursuant to the NCC merger by applying the exchange ratio of 1.65 to the weighted average NCC shares outstanding for the periods presented, including NCC’s common shares assumed issued for the Landmark merger.

Note 5 — Earnings per Common Share

The following table sets forth the calculation of basic and diluted unaudited pro forma earnings per common share for the year ended December 31, 2017 and for the nine months ended September 30, 2018, and were calculated as if the merger had occurred on January 1, 2017. Unaudited pro forma earnings per common share for the year ended December 31, 2017 were calculated using CenterState’s pro forma weighted average common shares outstanding previously reported in Exhibit 99.4 to CenterState’s 8-K/A filed on September 20, 2018, and incorporated by reference, and the common shares estimated to be issued to NCC’s stockholders in the merger by applying the exchange ratio of 1.65 to NCC’s weighted average shares outstanding for the periods presented below, including the pro forma effect of the Landmark merger (dollars are in thousands, except for per share data).

	Nine months ended September 30, 2018		Twelve months ended December 31, 2017
	Basic	Diluted	Basic	Diluted
Pro forma net income available to common shareholders	$165,720	$165,720	$117,833	$117,833
Weighted average common shares outstanding:
CenterState	84,958	86,210	92,834	94,851
Incremental effect of common shares issued to Charter stockholders	10,169	10,169	—	—
Common shares issued to NCC stockholders	32,865	33,617	26,608	27,321

Pro forma weighted average common shares outstanding	127,992	129,996	119,442	122,172

Pro forma net income per common share	$1.29	$1.27	$0.99	$0.96

Note 6 — Merger Related Charges

CenterState’s preliminary estimated transaction expenses, net of tax, related to the NCC merger are approximately $24,661. These one-time merger-related expenses have not been included in the unaudited pro forma combined consolidated statement of income, as the pro forma adjustments do not give consideration to non-recurring items, the impact of possible cost savings, expense efficiencies, synergies, strategy modifications, asset dispositions or other actions that may result from the mergers. NCC’s preliminary estimated transaction expenses, net of tax, related to the merger are approximately $23,123. These preliminary estimated merger transaction expenses (CenterState and NCC) are still being developed and will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment and service contracts to determine where they may take advantage of redundancies. The preliminary estimated pro forma presentation of merger transaction costs is in the following table (dollars are in thousands).

	(Seller) NCC	(Buyer) CenterState
Change in control and severance expenses	$18,499	$7,685
System termination fees and system conversion expenses	—	10,215
Investment bankers, accounting, auditing and legal	10,475	6,110
Other related expenses	25	7,406

Total non-interest expense	$28,999	$31,416
Tax benefit	5,876	6,755

Net expense after tax benefit	$23,123	$24,661

HISTORICAL AND UNAUDITED COMPARATIVE PER SHARE DATA

The following table sets forth for CenterState and NCC common stock certain historical, pro forma and pro forma equivalent per share financial information. The pro forma information for CenterState, Platinum, Gateway, Sunshine, HCBF and Charter below gives effect to the acquisitions of Platinum, Gateway, Sunshine, HCBF and Charter by CenterState as if those acquisitions had been effective on January 1, 2017, in the case of net income per common share and dividends declared per common share for the year ended December 31, 2017, and as if they had been effective on December 31, 2017, in the case of book value data as of such date. Because the Platinum and Gateway acquisitions closed in 2017 and Sunshine and HCBF acquisitions closed before September 30, 2018, the impact of these acquisitions is already included in CenterState’s historical book value per common share, net income per common share and dividends declared per common share amounts at and for the nine months ended September 30, 2018. The impact of the Charter acquisition, which closed on September 1, 2018, is included in CenterState’s historical book value per common share and dividends declared per common share amounts at and for the nine months ended September 30, 2018. The historical per share data for CenterState and NCC were derived from the financial statements filed with the SEC, certain of which are incorporated by reference herein. See “Documents Incorporated by Reference” on page 154.

The pro forma and pro forma equivalent per share information gives effect to the merger as if the transaction had been effective on the date presented, in the case of book value data, and as if the transaction had been effective on January 1, 2017, in the case of the income and dividend data and includes the pro forma effect of the acquisition of Landmark, which was completed on August 1, 2018, by NCC. The pro forma information in the table assumes that the merger is accounted for under the acquisition method of accounting. This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the mergers had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.

	CenterState Historical	CenterState Pro Forma Combined, Excluding NCC(1)	NCC Historical	CenterState Pro Forma Combined, Including NCC(2)	NCC Equivalent Pro Forma(3)
Net Income Per Common Share:
Nine Months Ended September 30, 2018
Basic	$1.24	$1.38	$1.75	$1.29	$2.14
Diluted	$1.23	$1.36	$1.71	$1.27	$2.10
Year Ended December 31, 2017
Basic	$0.97	$1.01	$1.45	$0.99	$1.63
Diluted	$0.95	$0.99	$1.41	$0.96	$1.59
Cash Dividends Declared Per Common Share:
Nine Months Ended September 30, 2018	$0.30	$0.30	—	$0.30	$0.50
Year Ended December 31, 2017	$0.24	$0.24	—	$0.24	$0.40
Period-End Book Value Per Common Share:
September 30, 2018	$20.00	$20.00	$33.16	$22.26	$36.73
December 31, 2017	$15.04	$19.05	$27.05	$20.66	$34.09

(1)

The unaudited pro forma information for CenterState, Platinum, Gateway, Sunshine, HCBF and Charter gives effect to the acquisitions of Platinum, Gateway, Sunshine, HCBF and Charter by CenterState as if

those acquisitions had been effective on January 1, 2017, in the case of net income per common share and dividends declared per common share for the year ended December 31, 2017, and as if they had been effective on December 31, 2017, in the case of book value data as of such date. Because the Platinum and Gateway acquisitions closed in 2017 and Sunshine and HCBF acquisitions closed before September 30, 2018, the impact of these acquisitions is already included in CenterState’s historical book value per common share, net income per common share and dividends declared per common share amounts at and for the nine months ended September 30, 2018. The impact of the Charter acquisition, which closed on September 1, 2018, is included in CenterState’s historical book value per common share and dividends declared per common share amounts at and for the nine months ended September 30, 2018.
(2)

Pro forma combined amounts are calculated by adding together CenterState, Platinum, Gateway, Sunshine, HCBF and Charter, together with the historical amounts as reported by NCC, adjusted for the estimated purchase accounting adjustments to be recorded in connection with the NCC merger and the Landmark acquisition completed by NCC. The pro forma net income per common share amounts presented above were calculated by applying the exchange ratio of 1.65 to the number of NCC’s weighted average shares outstanding for the year ended December 31, 2017 and nine months ended September 30, 2018, including the amount of NCC shares assumed issued for the Landmark merger. The pro forma book value per share presented for December 31, 2017 was calculated by adding together CenterState’s common shares outstanding on December 31, 2017 and the number of CenterState shares issued for the mergers with Sunshine, HCBF and Charter, together with the number of shares of CenterState common stock to be issued in connection with the merger with NCC, including the Landmark merger, as if all mergers had occurred on December 31, 2017. The pro forma book value per share presented for September 30, 2018 was calculated by adding together CenterState’s common shares outstanding on September 30, 2018 with an estimated 34,570,287 of CenterState common stock to be issued in connection with the merger with NCC based on the terms of the merger agreement.

(3)

The equivalent pro forma per share data for NCC is computed by multiplying CenterState and NCC pro forma combined amounts by the exchange ratio of 1.65 shares of CenterState common stock for each share of NCC common stock.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Concerning Forward-Looking Statements” on page 56, you should consider carefully the following risk factors in deciding how to vote on the proposals presented in this joint proxy statement/prospectus. Certain risks can also be found in the documents incorporated by reference into this joint proxy statement/prospectus by CenterState and NCC, including in the sections entitled “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2017, filed by CenterState with the SEC on February 28, 2018, and the Annual Report on Form 10-K for the year ended December 31, 2017 filed by NCC with the SEC on March 9, 2018. See “Where You Can Find More Information” at the beginning of this document.

Risks Related to the Merger

Because the market price of the CenterState common stock may fluctuate, NCC stockholders cannot be sure of the market value of the merger consideration they will receive until the closing.

Upon completion of the merger, each share of NCC common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive 1.65 shares of CenterState common stock plus any cash dividends payable with respect to shares of CenterState common stock that are payable to CenterState shareholders of record as of any date after the closing date (the “merger consideration”). The market value of the merger consideration will fluctuate from the closing price of CenterState common stock on the date CenterState and NCC announced the merger, the date that this joint proxy statement/prospectus is mailed to the stockholders of NCC, the date of the CenterState and NCC special meetings and the date the merger is completed. There will be no adjustment to the merger consideration for changes in the market price of either shares of CenterState common stock or shares of NCC common stock; except that if (i) the average closing price of CenterState common stock over a specified period prior to completion of the merger decreases below certain specified thresholds and (ii) NCC elects to terminate the merger agreement due to such decrease, then CenterState may elect to increase the merger consideration by increasing the exchange ratio or through payment of additional cash, based on a formula outlined in the merger agreement. Stock price changes may result from a variety of factors that are beyond the control of CenterState, including, but not limited to, general market and economic conditions, changes in CenterState’s business, operations and prospects, and regulatory considerations. We make no assurances as to whether or when the merger will be completed. Therefore, at the time of the NCC special meeting, stockholders will not know the precise market value of the aggregate merger consideration NCC stockholders will be entitled to receive at the effective time of the merger. You should obtain current market quotations for shares of CenterState common stock and NCC common stock before you vote.

The merger will not be completed unless important conditions are satisfied or waived, including approval by the CenterState shareholders and the NCC stockholders.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger and the bank merger. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rules, the merger and the bank merger will not occur or will be delayed and each of CenterState and NCC may lose some or all of the intended benefits of the merger. The following conditions, in addition to other closing conditions, must be satisfied or waived, if permissible, before CenterState and NCC are obligated to complete the merger:

•

The merger agreement must have been approved by the affirmative vote of a majority of the outstanding shares of NCC common stock entitled to vote on the proposal, and the issuance of CenterState common stock in the merger must have been approved by the affirmative vote of a majority of the votes cast on such proposal at the CenterState special meeting, provided that a quorum is present;

•	All required regulatory approvals required to consummate the merger and the bank merger must have been obtained and all statutory waiting periods must have expired;

•

No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger shall be in effect and no statute, rule or decree shall have been enacted or enforced by any governmental authority that prohibits or makes illegal the consummation of the merger;

•

The registration statement (of which this joint proxy statement/prospectus is a part) registering shares of CenterState common stock to be issued in the merger must have become effective and no stop order may have been issued or threatened by the SEC or any governmental authority; and

•

CenterState and NCC shall have received from their respective tax counsel a U.S. federal income tax opinion that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

For a more detailed description of the conditions set forth in the merger agreement that must be satisfied or waived to complete the merger, see “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 136.

Failure to complete the merger could negatively impact CenterState and NCC.

If the merger is not completed, the ongoing businesses of CenterState and NCC may be adversely affected, and CenterState and NCC will be subject to several risks, including the following:

•	CenterState or NCC may be required, under certain circumstances, to pay the other party a termination fee of $31.8 million under the merger agreement;

•	CenterState and NCC will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•

under the merger agreement, CenterState and NCC are subject to certain restrictions on the conduct of their business prior to completing the merger, which may adversely affect their ability to execute certain of their business strategies; and

•

matters relating to the merger may require substantial commitments of time and resources by CenterState and NCC management, which could otherwise have been devoted to other opportunities that may have been beneficial to CenterState and NCC as independent companies, as the case may be. For example, CenterState and NCC businesses may be impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger.

In addition, if the merger is not completed, CenterState and/or NCC may experience negative reactions from the financial markets and from their respective customers and employees. For example, the market price of CenterState or NCC common stock could decline to the extent that the current market price reflects a market assumption that the merger will be completed. CenterState and/or NCC also could be subject to litigation related to any failure to complete the merger or to proceedings commenced against CenterState or NCC to perform their respective obligations under the merger agreement. If the merger is not completed, CenterState and NCC cannot assure their respective shareholders and stockholders (as applicable) that the risks described above will not materialize and will not materially affect the business, financial results and stock prices of CenterState and/or NCC.

The termination fees and the restrictions on third party proposals set forth in the merger agreement may discourage others from trying to acquire NCC.

The merger agreement contains provisions that make it more difficult for NCC to sell its business to a party other than CenterState. Until the completion of the merger, with some exceptions, NCC is prohibited from initiating, soliciting, inducing, knowingly encouraging, or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to a proposal to acquire NCC, such as a merger or other business combination transaction, with any person other than CenterState. In addition, NCC has agreed to pay to CenterState in certain circumstances a termination fee equal to approximately $31.8 million and has agreed to submit the merger proposal to a vote of NCC’s stockholders even if the NCC board of directors changes its recommendation regarding of the merger proposal in a manner adverse to CenterState. These provisions could discourage a potential competing acquiror from trying to acquire NCC even though this third party might be willing to offer greater value to NCC stockholders than CenterState has offered in the merger. Similarly, such a competing company might propose a price lower than it might otherwise have been willing to offer because of the potential added expense of the termination fee that may become payable to CenterState in certain circumstances under the merger agreement. The payment of any termination fee could also have a material adverse effect on NCC’s financial condition. See “The Merger Agreement — Third Party Proposal,” “The Merger Agreement — Termination” and “The Merger Agreement — Termination Fee” beginning on page 137.

If for a specified period prior to completion of the merger (a) the CenterState average closing price divided by $24.47 is less than 0.85 and (b) this ratio is less than 85% of the number obtained by dividing the average closing prices for the KBW Regional Bank Index during a specified time prior to the completion of the merger by $101.81, then NCC has the right to terminate the merger agreement and the merger would not occur.

If for a specified period prior to completion of the merger (a) the CenterState average stock price divided by $24.47 is less than 0.85 and (b) this ratio is less than 85% of the number obtained by dividing the average closing prices for the KBW Regional Bank Index during a specified time prior to completion of the merger by $101.81, then NCC may terminate the merger agreement subject to CenterState’s discretion (but not obligation) to increase the merger consideration by increasing the exchange ratio or by providing a cash payment, in each case based on a formula in the merger agreement. If CenterState elects not to increase the merger consideration, NCC may then terminate the merger agreement.

As a result, even if NCC stockholders adopt the merger agreement, the merger may ultimately not be completed. Although the CenterState board of directors has the ability to increase the merger consideration and NCC’s board of directors has the power to choose not to terminate the merger agreement and proceed with the merger if CenterState does not increase the merger consideration, there is no obligation of either board to exercise such power. If the board approves the merger without such an increase, the merger may be completed at a value significantly lower than originally anticipated.

Neither of the opinions regarding the fairness, from a financial point of view, of the exchange ratio in the merger delivered to the CenterState board of directors and the NCC board of directors prior to the signing of the merger agreement reflects any changes in circumstances since the date on which such opinions were delivered.

The opinions rendered by Raymond James, financial advisor to CenterState, to the CenterState board of directors on November 23, 2018, and by KBW, financial advisor to NCC, to the NCC board of directors on November 23, 2018, were based upon information available to such financial advisors as of the date of each respective opinion. Neither opinion reflects any changes that may occur or may have occurred after the date on which each opinion was delivered, including changes to the operations and prospects of CenterState or NCC, changes in general market and economic conditions, or other changes. Any such changes may alter the relative value of CenterState or NCC or the prices of shares of CenterState common stock or NCC common stock by the time the merger is completed. The opinions do not speak as of the date the merger will be completed or as of any date other than the date of each respective opinion. For a description of the opinion that CenterState’s board of directors received from CenterState’s financial advisor, please see “The Merger — Opinion of Financial Advisor of CenterState,” beginning on page 79. For a description of the opinion that NCC’s board of directors received from NCC’s financial advisor, please see “The Merger — Opinion of Financial Advisor of NCC,” beginning on page 90.

The merger and the bank merger are subject to the receipt of consents and approvals from regulatory authorities that may impose conditions that could have an adverse effect on CenterState.

Before the merger and the bank merger can be completed, various approvals, waivers or consents must be obtained from bank regulatory authorities, including the Federal Reserve and the OCC. The regulatory authorities may impose conditions on the completion of the merger or the bank merger or require changes to their terms. Such conditions or changes and the process of obtaining regulatory approvals or waivers could have the effect of delaying completion of the merger or the bank merger, or imposing additional costs on or limiting the revenues of CenterState following the merger, any of which might have a material adverse effect on CenterState following the merger. The regulatory approvals or waivers may not be received at all, may not be received in a timely fashion or may contain conditions to the completion of the merger and the bank merger that are burdensome, not anticipated or cannot be met. If the completion of the merger is delayed, including by a delay in receipt of necessary approvals, waivers or consents, or if any such approvals, waivers or consents contain burdensome conditions, then the business, financial condition and results of operations of each company and the prospective combined company may also be materially adversely affected. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 136.

The merger is expected to, but may not, qualify as a “reorganization” within the meaning of the Code.

The parties expect the merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and the obligations of CenterState and NCC to complete the merger is conditioned upon the receipt of U.S. federal income tax opinions to that effect from their respective tax counsels. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the Internal Revenue Service (“IRS”) or the courts. If the merger does not qualify as a “reorganization,” then an NCC stockholder may be required to recognize any gain or loss with respect to the entire consideration received in the merger, including any shares of CenterState common stock received as well as any cash amount received. Tax matters are very complicated and the consequences of the merger to any particular NCC stockholder will depend on that stockholder’s particular facts and circumstances. For further information, please refer to “Material U.S. Federal Income Tax Consequences of the Merger.” You should consult your own tax advisor to determine the particular tax consequences of the merger to you.

CenterState and NCC may waive one or more of the conditions to the completion of the merger without re-soliciting CenterState shareholder or NCC stockholder approval.

Each of the conditions to the obligations of CenterState and NCC to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of CenterState and NCC, if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. Any such waiver may be done without the approval of such party’s shareholders or stockholders, as applicable, to the extent permitted by applicable law.

NCC will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of NCC, which could negatively affect CenterState’s and NCC’s combined business operations. These uncertainties may impair NCC’s ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the merger, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the merger. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with NCC to seek to change existing business relationships with NCC or fail to extend an existing relationship with NCC. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger.

The pursuit of the merger and the preparation for the integration may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations. Retention of certain employees by NCC also may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with CenterState after the merger. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with NCC, NCC’s business could be harmed.

In addition, in the merger agreement, NCC has agreed to operate its business in the ordinary course prior to closing and is restricted from taking certain actions without CenterState’s consent or non-objection while the merger is pending. These restrictions may, among other matters, prevent NCC from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the merger agreement, entering into other transactions or making other changes to NCC’s business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on NCC’s business, financial condition and results of operations. Please see the section entitled “The Merger Agreement — Conduct of Business Pending the Merger” beginning on page 124 for a description of the restrictive covenants applicable to NCC.

Failure of the merger to be consummated, the termination of the merger agreement or a significant delay in the consummation of the merger could negatively impact CenterState and NCC.

If the merger is not consummated, the ongoing business, financial condition and results of operations of CenterState and NCC may be materially adversely affected and the market price of either or both parties’ common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the merger will be consummated. If the consummation of the merger is delayed, the business, financial condition and results of operations of each party may be materially adversely affected. If the merger agreement is terminated and a party’s board of directors seeks another merger or business combination, such party’s shareholders or stockholders, as applicable, cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the merger.

CenterState’s and NCC’s historical and pro forma condensed combined consolidated financial information may not be representative of CenterState’s results as a combined company.

The pro forma condensed combined consolidated financial information in this joint proxy statement/prospectus is constructed from the consolidated historical financial statements of CenterState and NCC, and does not purport to be indicative of the future results of operations of the combined companies. Therefore, CenterState’s and NCC’s pro forma condensed combined consolidated financial information in this joint proxy statement/prospectus may not be representative of CenterState’s results as a combined company. The pro forma combined consolidated financial information in this joint proxy statement/prospectus is also based in part on certain assumptions regarding the merger and the transactions relating thereto that CenterState believes are reasonable. CenterState cannot assure you, however, that its assumptions will prove to be accurate. Accordingly, the historical and pro forma condensed combined consolidated financial information in this joint proxy statement/prospectus may not be indicative of what CenterState’s results of operations and financial condition would have been had it been a consolidated entity during the periods presented, or what CenterState’s results of operations and financial conditions will be in the future. The challenge of integrating previously independent businesses makes evaluating CenterState’s business and its future financial prospects difficult. CenterState’s potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently-combined companies. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 32.

Certain of NCC’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of NCC stockholders.

Certain of NCC’s officers and directors have interests in the merger in addition to or different from the interests that they share with NCC stockholders. Some of NCC’s executive officers participated in negotiations of the merger agreement with CenterState, and the NCC board of directors by a unanimous vote of the directors present approved the merger agreement and the merger and is recommending that NCC stockholders vote to approve the merger proposal and the other proposals at the NCC special meeting. In considering these facts and the other information included in or incorporated by reference into this joint proxy statement/prospectus, NCC stockholders should be aware that certain of NCC’s executive officers and directors have economic interests in the merger that are different from, or in addition to, the interests that they share with NCC stockholders. These include, among other things, severance payments, payments pursuant to some equity awards, new employment agreements and continuing service as executive officers or directors of the combined company. See “The Merger Agreement — Interests of NCC Executive Officers and Directors in the Merger” beginning on page 106 for information about these economic interests.

Litigation may be filed against the board of directors of CenterState and/or NCC that could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.

In connection with the merger, it is possible that CenterState shareholders and/or NCC stockholders may file putative class action lawsuits against the boards of directors of CenterState and/or NCC. Among other remedies, these stockholders could seek to enjoin the merger. The outcome of any such litigation would be uncertain. If a dismissal is not granted or a settlement is not reached, such potential lawsuits could prevent or delay completion of the merger and result in substantial costs to CenterState and NCC, including any costs associated with indemnification obligations of CenterState and/or NCC. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is consummated may adversely affect the continuing corporation’s business, financial condition, results of operations, cash flows and market price.

Risks Related to the Continuing Corporation Following the Merger

Upon consummation of the merger, the combined company will be subject to more stringent capital requirements, and also may generally experience heightened regulatory expectations and scrutiny as a result of the combined company’s larger size.

Federal banking agencies have established stringent risk-based capital requirements and leverage limits applicable to all banks and bank holding companies, with even more stringent capital requirements for bank holding companies that exceed $15 billion in assets. Upon consummation of the merger, the combined company will exceed $15 billion in assets, as such, the more stringent capital requirements will disallow CenterState’s trust preferred securities from qualifying as Tier 1 capital at the holding company level. Accordingly, following the completion of the merger, CenterState’s trust preferred securities will no longer be included in Tier 1 capital, but will continue to be included in total capital. This could result in lower returns on equity, adversely affect CenterState’s ability to pay dividends or repurchase shares, or could require CenterState to reduce business levels or to raise capital, including ways that may adversely affect its results of operations or financial condition. In addition, as a result of the combined company’s larger size, CenterState may generally experience heightened regulatory expectations and scrutiny.

Combining the two companies may be more difficult, costly or time consuming than expected, and CenterState may fail to realize all of the anticipated benefits of the merger.

CenterState’s merger with NCC involves the combination of two holding companies that previously have operated independently. A successful combination of the operations of the two entities will depend substantially on CenterState’s ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. CenterState may not be able to combine the operations of NCC with its operations without encountering difficulties, such as:

•	the loss of key employees and customers;

•	the disruption of operations and business;

•	inability to maintain and increase competitive presence;

•	deposit attrition, customer loss and revenue loss;

•	inconsistencies in standards, control procedures and policies;

•	unexpected problems with costs, operations, personnel, technology and credit; and/or

•	problems with the assimilation of new operations, sites or personnel, which could divert resources from regular banking operations.

Additionally, general market and economic conditions and governmental actions affecting the financial industry generally may inhibit CenterState’s successful integration of NCC, CenterState’s continued integration of Charter or NCC’s or the combined company’s continued integration of Landmark and Premier. CenterState’s failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially impact its business, financial condition and operating results.

In addition, the attention and effort devoted to the integration of NCC with CenterState’s existing operations, to the continued integration of Charter with CenterState, or to the continued integration of Landmark and Premier with NCC or the combined company, may divert management’s attention away from one merger integration to another, or away from other important issues, each of which could seriously harm the combined company’s business. It is possible that the integration process could take longer than anticipated, result in the loss of key employees, disrupt either CenterState’s or NCC’s ongoing businesses or result in inconsistencies in standards, controls, procedures and policies that adversely affect the ability of CenterState or NCC to maintain relationships with their respective clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. These integration matters could have an adverse effect on each of CenterState and NCC during the transition period and on the combined company following completion of the merger. Finally, any cost savings that are realized may be offset by losses in revenues or other charges to earnings.

The combined company expects to incur significant expenses related to the merger. If the merger is not completed, these costs will have been incurred without realizing the expected benefits of the merger.

The combined company expects to incur significant expenses associated with completing the merger and integrating the businesses, operations, networks, systems, technologies, policies and procedures of CenterState and NCC. Although CenterState and NCC have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the merger. In addition, prior to completion of the merger, each of CenterState and NCC will incur or have incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, CenterState and NCC would have to recognize these expenses without realizing the anticipated benefits of the merger.

CenterState shareholders and NCC stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

CenterState shareholders currently have the right to vote in the election of the board of directors of CenterState and on other matters affecting CenterState. NCC stockholders currently have the right to vote in the election of the board of directors of NCC and on other matters affecting NCC. Upon the completion of the merger, each party’s shareholders or stockholders, as applicable, will be shareholders of CenterState with a percentage ownership of CenterState that is smaller than such shareholders’ or stockholders’ current percentage ownership of CenterState or NCC, as applicable. It is currently expected that the former stockholders of NCC as a group will receive shares in the merger constituting approximately 26% of the outstanding shares of the combined company’s common stock immediately after the merger (assuming no exercise of the NCC stock options or warrants assumed by CenterState). Because of this, CenterState shareholders and NCC stockholders will have less influence on the management and policies of the combined company than they now have on the management and policies of CenterState or NCC, as applicable.

Future capital needs could result in dilution of shareholder investment.

CenterState’s board of directors may determine from time to time there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would dilute the ownership interests of its shareholders and may dilute the per share book value of CenterState’s common stock. New investors may also have rights, preferences and privileges senior to CenterState’s shareholders which may adversely impact its shareholders.

CenterState’s ability to pay dividends is limited and it may be unable to pay future dividends.

During the four fiscal quarters of 2018, CenterState paid cash dividends of $0.10 per common share, after paying cash dividends of $0.06 per common share during the four quarters in 2017. CenterState’s ability to pay dividends is limited by law and regulation and the need to maintain sufficient consolidated capital. The ability of CenterState’s subsidiary bank to pay dividends to CenterState is limited by its need to maintain sufficient capital and by other general restrictions on its dividends that are applicable to national banks that are regulated by the OCC. If CenterState or its subsidiary bank does not satisfy these legal and regulatory requirements, CenterState may be unable to pay dividends on its common stock.

Shares of CenterState common stock to be received by NCC stockholders as a result of the merger will have rights different from the shares of NCC common stock.

Upon completion of the merger, the rights of former NCC stockholders will be governed by the articles of incorporation and bylaws of CenterState and Florida law. The rights associated with NCC common stock, which are governed by the certificate of incorporation and bylaws of NCC and Delaware law, are different from the rights associated with CenterState common stock. Please see the section entitled “Comparison of Stockholder/Shareholder Rights” beginning on page 142 for a discussion of the different rights associated with CenterState common stock.

The trading volume in CenterState’s common stock and the sale of substantial amounts of its common stock in the public market could depress the price of its common stock.

CenterState cannot predict the effect, if any, that future sales of its common stock in the market, or availability of shares of its common stock for sale in the market, will have on the market price of its common stock. CenterState therefore can give no assurance that sales of substantial amounts of its common stock in the market, or the potential for large amounts of sales in the market, would not cause the price of its common stock to decline or impair its ability to raise capital through sales of its common stock.

The market price of CenterState common stock after the merger may be affected by factors different from those affecting the shares of CenterState or NCC currently.

Upon completion of the merger, holders of NCC common stock will become holders of CenterState common stock. CenterState’s businesses differ from those of NCC, and accordingly, the results of operations of CenterState will be affected by some factors that are different from those currently affecting the results of operations of NCC. For a discussion of the businesses of CenterState and NCC and of some important factors to consider in connection with those businesses, see the section entitled “Information about The Companies” and the documents incorporated by reference referred to under the section entitled “Where You Can Find More Information,” including, in particular, the section entitled “Risk Factors” in CenterState’s Annual Report on Form 10-K for the year ended December 31, 2017, and NCC’s Annual Report on Form 10-K for the year ended December 31, 2017.

Provisions in CenterState’s articles of incorporation, bylaws, and Florida law could make it difficult for a third party to acquire CenterState, discourage a takeover, and adversely affect existing shareholders.

CenterState’s articles of incorporation, bylaws, and the Florida Business Corporation Act contain provisions that may have the effect of making more difficult, delaying, or deterring attempts by others to obtain control of the company, even when these attempts may be in the best interests of shareholders. These include provisions that authorize our board of directors, without shareholder approval, to issue one or more series of preferred stock, which could have voting rights that adversely affect or dilute the voting power of the holders of common stock. Florida law also imposes conditions on the voting of “control shares” and on certain business combination transactions with “interested shareholders.” These provisions and others that could be adopted in the future could deter unsolicited takeovers or delay or prevent changes in CenterState’s control or management, including transactions in which shareholders might otherwise receive a premium for their shares over then-current market prices. These provisions may also limit the ability of shareholders to approve transactions that they may deem to be in their best interests.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including information included in, or incorporated by reference into, this joint proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to: (i) statements about the benefits of the merger, including future financial and operating results and cost savings that may be realized from the merger; (ii) statements about CenterState’s and NCC’s respective plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other forward-looking statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. You should note that the discussion of CenterState’s and NCC’s reasons for the merger contain many forward-looking statements that describe beliefs, assumptions, expectations and estimates of the board or management of each of CenterState and NCC as of the indicated dates, and those assumptions, expectations and estimates may have changed as of the date of this joint proxy statement/prospectus. Forward-looking statements are based on current beliefs and expectations of CenterState’s and NCC’s managements, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond CenterState’s and NCC’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements.

The ability to predict results or the actual effects of the combined company’s plans and strategies is inherently uncertain. Some of the factors that may cause actual earnings or other results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those identified in the section of this joint proxy statement/prospectus titled “Risk Factors” beginning on page 47, as well as the following:

•

the risk that the expected cost savings, synergies and other financial benefits from CenterState’s 2018 mergers with Sunshine, HCBF and Charter, NCC’s recently-completed mergers with Landmark, Premier, FirstAtlantic, Patriot Bank, or CenterState’s proposed merger with NCC, may not be realized or take longer than anticipated to be realized;

•	disruption with customers, suppliers or employees or other business partners’ relationships caused by the merger;

•

management time and effort may be diverted to the resolution of merger-related issues with respect to the pending merger of CenterState and NCC and/or the resolution of integration-related issues with respect to CenterState’s recently-completed mergers with Sunshine, HCBF and Charter or NCC’s recently-completed mergers with Landmark, Premier, FirstAtlantic and Patriot Bank;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	NCC’s business may not integrate into CenterState’s business successfully, or such integration may take longer or be more costly to accomplish than expected;

•	a material adverse change in the financial condition of CenterState or NCC;

•	loan losses that exceed the level of allowance for loan losses of the combined company;

•	lower than expected revenue following the merger;

•	CenterState’s ability to manage the combined company’s growth;

•

general economic conditions, either nationally, in Florida, Georgia, or Alabama, or in certain metropolitan statistical areas in Florida, Georgia, or Alabama, may be less favorable than expected, resulting in, among other things, a deterioration of the quality of the combined company’s loan portfolio and the demand for its products and services;

•	the failure to obtain the necessary approval by NCC stockholders;

•	the failure to obtain the necessary approval by CenterState shareholders;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the ability to obtain required governmental approvals of the merger at all or within the expected timeframe and the possibility that such approvals may be revoked;

•

the merger may not be completed when expected or completed at all, or may be more expensive to complete than expected, because of difficulties obtaining the requisite regulatory approvals for the merger and the requisite approvals by CenterState’s shareholders and NCC’s stockholders;

•	the merger may not be completed when expected or completed at all because of failure or difficulty in satisfying other conditions to completion of the merger set forth in the merger agreement;

•	reputational risk and the risk of adverse reaction of each company’s customers, suppliers, employees or other business partners to the merger;

•	the failure of the closing conditions to be satisfied or any unexpected delay in closing the merger;

•	the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the dilution caused by CenterState’s issuance of additional shares of its common stock in the merger or related to the merger;

•

the sale price of CenterState common stock could decline before the completion of the merger, including as a result of the financial performance of CenterState, or of NCC, or more generally due to broader stock market movements and the performance of financial companies and peer group companies;

•	increased competition with other financial institutions;

•	continuation of the historically low short-term interest rate environment;

•	rapid fluctuations or unanticipated changes in interest rates on loans or deposits;

•

inability to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies and required capital maintenance levels or regulatory agencies in connection with those agencies’ approval of the merger;

•	changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, including regulatory or legislative developments; and

•	general competitive, economic, political and market conditions.

Additional factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in the filings of CenterState and NCC with the SEC that are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” at the beginning of this document and “Documents Incorporated by Reference” at the end of this document.

Because these forward-looking statements are subject to assumptions and uncertainties, CenterState’s and NCC’s actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference into this joint proxy statement/prospectus.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus, and attributable to CenterState or NCC or any person acting on their behalf, are expressly qualified in their entirety by the cautionary statements contained or referred to in this “Cautionary Statement Concerning Forward-Looking Statements.” CenterState and NCC undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

MARKET PRICES AND DIVIDEND INFORMATION

CenterState

CenterState common stock is listed and trades on NASDAQ under the symbol “CSFL.” As of January 4, 2019, there were 95,691,509 shares of CenterState common stock outstanding. In addition, there were outstanding options that were exercisable on that date for 623,741 additional shares of CenterState common stock. CenterState had approximately 2,166 registered shareholders of record as of that date, as reported by its stock transfer agent, Continental Stock Transfer and Trust Company.

The holders of CenterState common stock receive dividends if and when declared by the CenterState board of directors out of funds legally available, subject to certain restrictions imposed by state and federal laws. On November 23, 2018, the last full trading day before the public announcement of the merger, which occurred on November 26, 2018, the high and low intraday sales prices of shares of CenterState common stock as reported on NASDAQ were $24.56 and $24.13, respectively. On January 4, 2019, a date shortly before the date of this joint proxy statement/prospectus, the closing sales price of shares of CenterState common stock as reported by NASDAQ was $22.04. The following table sets forth the reported high and low intraday sales prices of shares of CenterState common stock and the quarterly cash dividends per share of CenterState common stock declared, in each case for the periods indicated.

	CenterState Common Stock
	High	Low	Dividends
Fiscal 2019
First Quarter (through January 4, 2019)	$22.12	$20.71	—

Fiscal 2018
Fourth Quarter	$28.99	$19.55	$0.10
Third Quarter	$31.24	$27.67	$0.10
Second Quarter	$32.27	$25.97	$0.10
First Quarter	$28.46	$25.03	$0.10

Fiscal 2017
Fourth Quarter	$27.95	$25.23	$0.06
Third Quarter	$27.02	$21.77	$0.06
Second Quarter	$26.70	$23.64	$0.06
First Quarter	$26.94	$23.70	$0.06

Fiscal 2016
Fourth Quarter	$25.83	$17.09	$0.04
Third Quarter	$18.27	$15.30	$0.04
Second Quarter	$16.59	$14.49	$0.04
First Quarter	$15.72	$12.57	$0.04

NCC

NCC common stock is listed and trades on NASDAQ under the symbol “NCOM.” As of January 4, 2019, there were 20,762,084 shares of NCC common stock outstanding. In addition, on that date, there were outstanding options and warrants that were exercisable, and outstanding performance share awards and deferred shares, for 642,111 additional shares of NCC common stock. NCC had approximately 1,108 registered stockholders of record as of that date, as reported by its stock transfer agent, Broadridge Corporate Issuer Solutions, Inc.

The holders of NCC common stock receive dividends if and when declared by the NCC board of directors out of funds legally available, subject to certain restrictions imposed by state and federal laws. On November 23,

2018, the last full trading day before the public announcement of the execution of the merger agreement, which occurred on November 26, 2018, the high and low intraday sales prices of shares of NCC common stock as reported on NASDAQ were $38.40 and $37.35, respectively. On January 4, 2019, a date shortly before the date of this joint proxy statement/prospectus, the closing sales price of shares of NCC common stock as reported by NASDAQ was $37.61. The following table sets forth the reported high and low intraday sales prices of shares of NCC common stock for the periods indicated. NCC has not declared any dividends on NCC common stock during the periods covered by this table.

	NCC Common Stock
	High	Low
Fiscal 2019
First Quarter (through January 4, 2019)	$37.61	$34.89

Fiscal 2018
Fourth Quarter	$42.15	$33.40
Third Quarter	$48.60	$35.84
Second Quarter	$48.60	$41.80
First Quarter	$46.60	$39.80

Fiscal 2017
Fourth Quarter	$43.80	$38.03
Third Quarter	$43.80	$38.05
Second Quarter	$40.00	$35.55
First Quarter	$39.99	$35.00

Fiscal 2016
Fourth Quarter	$38.00	$26.54
Third Quarter	$28.74	$22.32
Second Quarter	$24.50	$21.37
First Quarter	$25.30	$20.50

INFORMATION ABOUT THE CENTERSTATE SPECIAL MEETING

This section contains information about the CenterState special meeting at which CenterState shareholders will have the opportunity to vote on the approval of the issuance of shares of CenterState common stock in connection with the merger. The CenterState board of directors is mailing this joint proxy statement/prospectus to you, as a CenterState shareholder, on or about February 4, 2019. Together with this joint proxy statement/prospectus, the CenterState board of directors also is sending to you a notice of the CenterState special meeting and a form of proxy that the CenterState board of directors is soliciting for use at the CenterState special meeting and at any adjournments or postponements of the CenterState special meeting.

Time, Date and Place

The CenterState special meeting will be held at CenterState’s Posner Park Office, 3rd Floor, 42725 US Hwy 27, Davenport, FL 33837, on March 7, 2019, at 10:00 a.m., Eastern Time, subject to any adjournment or postponement thereof.

Matters to be Considered at the CenterState Special Meeting

At the CenterState special meeting, holders of CenterState common stock will be asked to:

•	approve the issuance of shares of CenterState common stock in connection with the merger;

•

approve any proposal of the CenterState board of directors to adjourn or postpone the CenterState special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the CenterState special meeting to approve the issuance of shares of CenterState common stock in connection with the merger; and

•	vote on any other matters as may properly be brought before the CenterState special meeting or any adjournment or postponement of the CenterState special meeting.

At this time, the CenterState board of directors is unaware of any other matters that may be presented for action at the CenterState special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters.

A copy of the merger agreement is included in this joint proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.

Recommendation of the CenterState Board of Directors

The CenterState board of directors recommends that CenterState shareholders vote “FOR” approval of the issuance of shares of CenterState common stock in connection with the merger and “FOR” approval of any proposal of the CenterState board of directors to adjourn or postpone the CenterState special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the CenterState special meeting to approve the issuance of shares of CenterState common stock in connection with the merger. See “The Merger — Recommendation of the CenterState Board of Directors and Reasons for the Merger.”

Record Date and Quorum

January 30, 2019 has been fixed as the record date for the determination of CenterState shareholders entitled to notice of, and to vote at, the CenterState special meeting and any adjournment or postponement thereof. At the close of business on January 4, 2019, there were 95,691,509 shares of CenterState common stock outstanding that would be entitled to vote at the CenterState special meeting, held by approximately 2,166 shareholders of record.

A quorum is necessary to transact certain business at the CenterState special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of CenterState common stock entitled to vote at the CenterState special meeting is necessary to constitute a quorum. Shares of CenterState common stock represented at the CenterState special meeting but not voted, including shares that a shareholder abstains from voting and shares held in “street name” with a bank, broker or other nominee for which a shareholder does not provide voting instructions, will be counted for purposes of establishing a quorum. Once a share of CenterState common stock is represented at the CenterState special meeting, it will be counted for the purpose of determining a quorum not only at the CenterState special meeting but also at any adjournment or postponement of the CenterState special meeting. In the event that a quorum is not present at the CenterState special meeting, it is expected that the CenterState special meeting will be adjourned or postponed.

Required Vote

Assuming a quorum is present, approval of the CenterState share issuance proposal requires the affirmative vote of a majority of the votes cast on such proposal at the CenterState special meeting.

With respect to the proposal to approve the issuance of shares of CenterState common stock in connection with the merger, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will not be counted as a vote “for” or “against” the share issuance proposal and will not be counted in determining the number of votes cast on the share issuance. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists.

A proposal of the CenterState board of directors to adjourn or postpone the CenterState special meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the votes cast on such proposal at the CenterState special meeting. Abstentions and broker non-votes will not be counted as a vote “for” or “against” the adjournment proposal and will not be counted in determining the number of votes cast on the adjournment proposal. The holders of a majority of the shares represented, and who would be entitled to vote at a meeting if a quorum were present, where a quorum is not present, may adjourn the CenterState special meeting.

Each share of CenterState common stock you own as of the record date for the CenterState special meeting entitles you to one vote at the CenterState special meeting on all matters properly presented at the meeting.

Shares Subject to Voting Agreements with NCC; Shares Held by CenterState Directors

A total of 1,529,050 shares of CenterState common stock, representing approximately 1.6% of the outstanding shares of CenterState common stock entitled to vote at the CenterState special meeting, are subject to voting agreements between CenterState’s directors and NCC. Pursuant to his or her respective voting agreement, each director of CenterState has agreed to, at any meeting of CenterState shareholders, however called, or any adjournment or postponement thereof:

•	appear at such meeting in person or by proxy or otherwise cause the shares of CenterState common stock held by such director to be counted as present for purposes of calculating a quorum; and

•

vote all shares of CenterState common stock beneficially owned by such director (i) in favor of approval of the issuance of shares of CenterState common stock as consideration in the merger pursuant to the merger agreement, (ii) in favor of any proposal to adjourn or postpone the CenterState special meeting, if necessary, to solicit additional proxies, (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of CenterState contained in the merger agreement and (iv) against any action, agreement or transaction that is intended or is reasonably expected by the shareholder to impede, delay, discourage or materially and adversely affect the consummation of the transactions contemplated by the merger agreement.

Pursuant to the voting agreement, each director has further agreed not to sell or otherwise dispose of any shares of CenterState common stock without the prior consent of NCC; provided, however, that (i) transfers by will or operation of law, (ii) transfers subject to a pledge agreement, (iii) transfers in connection with estate and tax planning purposes, (iv) the disposition or surrender of shares of CenterState common stock in connection with the vesting, settlement or exercise of any equity rights as permitted by the merger agreement and (v) transfers to immediate family members or to a trust for the benefit of the director or his or her immediate family members or upon his or her death are permitted, subject to the transferee being bound by the terms of the voting agreement.

How to Vote — Shareholders of Record

Voting in Person. If you are a shareholder of record, you can vote in person by submitting a ballot at the CenterState special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the CenterState special meeting. This will ensure that your vote is received. If you attend the CenterState special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

Voting by Proxy. Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” approval of the share issuance and “FOR” approval of any proposal to adjourn or postpone the CenterState special meeting, if necessary.

Voting by Internet. You can vote over the Internet by accessing the website shown on your proxy card and following the instructions on the website. Internet voting is available 24 hours a day. Have your proxy card in hand when you access the website and follow the instructions to vote.

Voting by Telephone. You can vote by telephone by calling the toll-free number shown on your proxy card. Telephone voting is available 24 hours a day.

How to Vote — Shares Held in “Street Name”

If your shares of CenterState common stock are held through a bank, broker or other nominee, you are considered the beneficial owner of such shares held in “street name.” In such case, this joint proxy statement/prospectus has been forwarded to you by your bank, broker or other nominee, who is considered, with respect to such shares, the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote the shares by following the voting instructions that they have sent, or will send, to you. Without specific instructions from you, your bank, broker or other nominee is not empowered to vote your shares on the proposal to approve the share issuance or any proposal of the CenterState board of directors to adjourn or postpone the CenterState special meeting, if necessary. Not voting these shares will have the effect of voting against the share issuance proposal. Alternatively, if you are a beneficial owner and wish to vote in person at the CenterState special meeting, you must provide a proxy executed in your favor by your bank, broker or other nominee.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE CENTERSTATE SPECIAL MEETING IN PERSON, PLEASE VOTE BY TELEPHONE OR INTERNET OR MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE CENTERSTATE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Revocation of Proxies

You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, then you can revoke your proxy by:

•	submitting another valid proxy card bearing a later date;

•	voting again using the telephone or Internet voting procedures;

•	attending the CenterState special meeting and voting your shares in person; or

•	delivering prior to the CenterState special meeting a written notice of revocation to CenterState’s corporate secretary.

Attendance at the CenterState special meeting will not, in and of itself, constitute revocation of a proxy.

If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.

Solicitation of Proxies

The proxy for the CenterState special meeting is being solicited on behalf of the CenterState board of directors. CenterState will bear the entire cost of soliciting proxies from you. All other costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses. See “The Merger Agreement — Expenses.” Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of CenterState in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

Attending the Meeting

All holders of CenterState common stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are cordially invited to attend the CenterState special meeting. Shareholders of record can vote in person at the CenterState special meeting. If you are not a shareholder of record and would like to vote in person at the CenterState special meeting, you must produce a proxy executed in your favor by the record holder of your shares. In addition, you must bring a form of personal photo identification with you in order to be admitted at the CenterState special meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the CenterState special meeting without CenterState’s express written consent is prohibited.

Adjournments and Postponements

Although it is not currently expected, the CenterState special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the CenterState special meeting to approve the CenterState share issuance proposal or if a quorum is not present at the CenterState special meeting. The holders of a majority of the shares represented, and who would be entitled to vote at a meeting if a quorum were present, where a quorum is not present, may adjourn the CenterState special meeting. Other than an announcement to be made at the CenterState special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the CenterState special meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the CenterState special meeting as adjourned or postponed.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact CenterState at:

CenterState Bank Corporation

1101 First Street South

Winter Haven, Florida 33880

Telephone: (863) 293-4710

Attn: Corporate Secretary

INFORMATION ABOUT THE NCC SPECIAL MEETING

This section contains information about the NCC special meeting at which NCC stockholders will have the opportunity to vote on the approval of the merger agreement. The NCC board of directors is mailing this joint proxy statement/prospectus to you, as an NCC stockholder, on or about February 4, 2019. Together with this joint proxy statement/prospectus, the NCC board of directors also is sending to you a notice of the NCC special meeting and a form of proxy that the NCC board of directors is soliciting for use at the NCC special meeting and at any adjournments or postponements of the NCC special meeting.

Time, Date and Place

The NCC special meeting will be held at NCC’s executive offices located at 600 Luckie Drive, Suite 350, Birmingham, Alabama 35223, on March 7, 2019, at 9:00 a.m., Central Time, subject to any adjournment or postponement thereof.

Matters to be Considered at the NCC Special Meeting

At the NCC special meeting, holders of NCC common stock will be asked to:

•	adopt the merger agreement;

•

approve any proposal of the NCC board of directors to adjourn or postpone the NCC special meeting if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the NCC special meeting to approve the merger proposal; and

•	vote on any other matters as may properly be brought before the NCC special meeting or any adjournment or postponement of the NCC special meeting.

At this time, the NCC board of directors is unaware of any other matters that may be presented for action at the NCC special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters.

A copy of the merger agreement is included in this joint proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety, including the annexes and the documents incorporated by reference, for more detailed information concerning the merger agreement and the merger.

Proposal One: Merger Proposal

NCC is asking its stockholders to approve the merger proposal. After careful consideration, NCC’s board of directors determined that the merger, the merger agreement and the transactions contemplated thereby, including the merger, were advisable and in the best interests of NCC and NCC’s stockholders.

For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger Agreement,” beginning on page 120. In addition, NCC stockholders are directed to the merger agreement, a copy of which is attached as Appendix A to this document and incorporated in this document by reference.

Proposal Two: Adjournment Proposal

If, at the NCC special meeting, the number of shares of NCC common stock present or represented and voting in favor of the merger proposal is insufficient to approve the merger proposal, NCC may move to adjourn the NCC special meeting in order to enable the NCC board of directors to solicit additional proxies for approval of the merger proposal. In that event, NCC’s stockholders will be asked to vote upon the adjournment proposal and not the merger proposal.

In the adjournment proposal, NCC is asking its stockholders to authorize the holder of any proxy solicited by its board of directors to vote in favor of granting discretionary authority to the NCC board of directors to adjourn or postpone the NCC special meeting to another time and place for the purpose of soliciting additional proxies. If NCC’s stockholders approve the adjournment proposal, NCC could adjourn or postpone the NCC special meeting and any adjourned session of the NCC special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from NCC stockholders who have previously voted.

Recommendation of the NCC Board of Directors

The NCC board of directors recommends that NCC stockholders vote “FOR” approval of the merger agreement and “FOR” approval of any proposal of the NCC board of directors to adjourn or postpone the NCC special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the NCC special meeting to approve the merger proposal. See “The Merger — Recommendation of the NCC Board of Directors and Reasons for the Merger.”

Record Date and Quorum

January 30, 2019 has been fixed as the record date for the determination of NCC stockholders entitled to notice of, and to vote at, the NCC special meeting and any adjournment or postponement thereof. At the close of business on January 4, 2019, there were 20,762,084 shares of NCC common stock outstanding that would be entitled to vote at the NCC special meeting, held by approximately 1,108 stockholders of record.

A quorum is necessary to transact business at the NCC special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of NCC common stock entitled to vote at the NCC special meeting is necessary to constitute a quorum. Shares of NCC common stock represented at the NCC special meeting but not voted, including shares that a stockholder abstains from voting and shares held in “street name” with a bank, broker or other nominee for which a stockholder does not provide voting instructions, will be counted for purposes of establishing a quorum. Once a share of NCC common stock is represented at the NCC special meeting, it will be counted for the purpose of determining a quorum not only at the NCC special meeting but also at any adjournment or postponement of the NCC special meeting. In the event that a quorum is not present at the NCC special meeting, it is expected that the NCC special meeting will be adjourned or postponed.

Required Vote

The affirmative vote of the holders of at least a majority of the outstanding shares of NCC common stock entitled to vote at the NCC special meeting is necessary to approve the merger proposal.

The affirmative vote of a majority of the votes cast at the NCC special meeting is necessary to approve the NCC adjournment proposal.

With respect to each of the merger proposal and the NCC adjournment proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you vote to abstain or if you fail to vote on the merger proposal, this will have the same effect as voting against the proposal. Abstentions or failure to vote on the adjournment proposal will have no effect on the outcome of the vote on such proposal.

Each share of NCC common stock you own as of the record date for the NCC special meeting entitles you to one vote at the NCC special meeting on all matters properly presented at the meeting.

Shares Subject to Voting Agreements with CenterState; Shares Held by NCC Directors

A total of 2,188,841 shares of NCC common stock, representing approximately 10.5% of the outstanding shares of NCC common stock entitled to vote at the NCC special meeting, are subject to voting agreements between CenterState and each of NCC’s directors. Pursuant to his or her respective voting agreement, each director of NCC has agreed to, at any meeting of NCC stockholders, however called, or any adjournment thereof:

•	appear at such meeting or otherwise cause the shares of NCC common stock held by such director to be counted as present for purposes of calculating a quorum; and

•

vote (or cause to be voted), in person or by proxy, all shares of NCC common stock beneficially owned by such director (i) in favor of approval of the merger agreement and the transactions contemplated by the merger agreement, (ii) in favor of any proposal to adjourn or postpone the NCC special meeting, if necessary, to solicit additional proxies, (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of NCC contained in the merger agreement and (iv) against any acquisition proposal, as defined and described in the merger agreement, or any other action, agreement or transaction that is intended or is reasonably expected by the stockholder to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the consummation of the transactions contemplated by the merger agreement.

Pursuant to the voting agreement, each director has further agreed not to sell or otherwise dispose of any shares of NCC common stock without the prior consent of CenterState; provided, however, that (i) transfers by will or operation of law, (ii) transfers subject to a pledge agreement, (iii) transfers in connection with estate and tax planning purposes, (iv) the disposition or surrender of shares of NCC common stock in connection with the vesting, settlement or exercise of any equity rights as permitted by the merger agreement, and (v) transfers to immediate family members or to a trust for the benefit of the director or his or her immediate family members or upon his or her death are permitted, subject to the transferee being bound by the terms of the voting agreement.

How to Vote — Stockholders of Record

Voting in Person. If you are a stockholder of record, you can vote in person by submitting a ballot at the NCC special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the NCC special meeting. This will ensure that your vote is received. If you attend the NCC special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

Voting by Proxy. Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” approval of the merger agreement and “FOR” approval of any proposal to adjourn or postpone the NCC special meeting, if necessary.

Voting by Internet or Telephone. Your proxy card includes instructions on how to vote by Internet or telephone.

How to Vote — Shares Held in “Street Name”

If your shares of NCC common stock are held through a bank, broker or other nominee, you are considered the beneficial owner of such shares held in “street name.” In such case, this joint proxy statement/prospectus has been forwarded to you by your bank, broker or other nominee, who is considered, with respect to such shares, the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote the shares by following the voting instructions that they have sent, or will send, to you. Without specific instructions from you, your bank, broker or other nominee is not empowered to vote your shares on the proposal to approve the merger proposal or any proposal of the NCC board of directors to adjourn or postpone the NCC special meeting, if necessary. Alternatively, if you are a beneficial owner and wish to vote in person at the NCC special meeting, you must provide a proxy executed in your favor by your bank, broker or other nominee.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE NCC SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. STOCKHOLDERS WHO ATTEND THE NCC SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Revocation of Proxies

You can revoke your proxy at any time before your shares are voted. If you are a stockholder of record, then you can revoke your proxy by:

•	submitting another valid proxy card bearing a later date;

•	attending the NCC special meeting and voting your shares in person;

•	voting by telephone or on the Internet (your latest telephone or Internet vote will be counted); or

•	delivering prior to the NCC special meeting a written notice of revocation to NCC’s Corporate Secretary.

Attendance at the NCC special meeting will not, in and of itself, constitute revocation of a proxy.

If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.

Solicitation of Proxies

To help assure the presence in person or by proxy of the largest number of stockholders possible, NCC has engaged D.F. King & Co., Inc., a proxy solicitation firm, to solicit proxies on NCC’s behalf. NCC has agreed to pay D.F. King & Co., Inc. a proxy solicitation fee of $12,500. NCC will also reimburse D.F. King & Co., Inc. for its reasonable out-of-pocket costs and expenses. Furthermore, proxies may also be solicited by the directors, officers and other employees of NCC in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

The proxy for the NCC special meeting is being solicited on behalf of the NCC board of directors. NCC will bear the entire cost of soliciting proxies from you. All other costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses. See “The Merger Agreement — Expenses.” In addition to the delivery of proxy materials by mail, NCC may request banks, brokers and other record holders, or its proxy solicitor acting on its behalf, to send proxies and proxy materials to the beneficial owners of NCC common stock and secure their voting instructions and will reimburse them for their reasonable expenses in so doing.

Attending the Meeting

All holders of NCC common stock, including stockholders of record and stockholders who hold their shares in street name through banks, brokers or other nominees, are cordially invited to attend the NCC special meeting.

Stockholders of record can vote in person at the NCC special meeting. If you are not a stockholder of record and would like to vote in person at the NCC special meeting, you must produce a proxy executed in your favor by the record holder of your shares. In addition, you must bring a form of personal photo identification with you in order to be admitted at the NCC special meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the NCC special meeting without NCC’s express written consent is prohibited.

Adjournments and Postponements

Although it is not currently expected, the NCC special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the NCC special meeting to approve the merger proposal or if a quorum is not present at the NCC special meeting. Other than an announcement to be made at the NCC special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the NCC special meeting for the purpose of soliciting additional proxies will allow the stockholders who have already sent in their proxies to revoke them at any time prior to their use at the NCC special meeting as adjourned or postponed. No notice of an adjourned NCC special meeting need be given if the new date, time and place are announced at the special meeting before adjournment, and no new record date is required to be set. If the meeting is adjourned to a date more than 120 days after original record date, a new record date must be set and a new notice must be given to the stockholders as of the new record date.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact NCC at:

National Commerce Corporation

600 Luckie Drive, Suite 350 Birmingham, Alabama 35223

Telephone: (205) 313-8100

Attn: Corporate Secretary

THE MERGER

Background of the Merger

The NCC board of directors and senior management have purposefully reflected upon NCC’s strategic direction, growth prospects, business opportunities and long-term objectives as part of their continuous efforts to strengthen the company and enhance long-term value for stockholders. NCC has regularly considered, among other things, growth opportunities and developments in the regulatory environment, conditions and ongoing consolidation in the financial services industry, the economy generally and the financial markets, both with respect to financial institutions generally and NCC in particular. In addition, NCC regularly evaluates and has completed multiple business combinations in furtherance of its strategic direction, business objectives and long-term prospects.

Similarly, the CenterState board of directors and senior management regularly review CenterState’s long-term strategic goals and opportunities, and consider ways to enhance CenterState’s performance and prospects in light of competitive, regulatory and other relevant developments, all with the goal of enhancing shareholder value. These reviews have included periodic discussions with respect to strategic alternatives, including potential business combination transactions that would further CenterState’s strategic objectives. CenterState has completed seventeen merger and acquisition transactions since 2009.

CenterState’s successful mergers of HCBF Holding Company and Sunshine Bancorp, Inc. on January 1, 2018, and Charter Financial Corporation on September 1, 2018, with and into CenterState resulted in CenterState purposefully growing to over $12 billion in assets, with branches throughout the State of Florida, as well as in Georgia and Alabama. In connection with CenterState’s growth, including the heightened regulatory requirements and expectations associated with having over $10 billion of assets and banking operations in multiple states, CenterState’s senior management and board of directors have reflected on its future growth prospects and strategic direction as a more regional community bank, with a view toward strengthening the company and continuing to enhance long-term shareholder value.

The senior management of both CenterState and NCC have informally consulted with one another on matters related to the financial services industry and financial and credit trends for approximately 19 years. At the request of CenterState, on June 26, 2018, John C. Corbett, President and Chief Executive Officer of CenterState, and Stephen D. Young, Chief Operating Officer of CenterState, met with Richard Murray, IV, Chairman of the Board of Directors and Chief Executive Officer of NCC, and William E. Matthews, V, President and Chief Financial Officer of NCC, in Atlanta, Georgia. During this meeting, Messrs. Corbett and Young expressed preliminary interest in the idea of a possible strategic combination between CenterState and NCC and discussed the strategic rationale of such a transaction. The four executives broadly discussed their expectations for additional consolidation in the banking industry and the particular importance of operating scale and management experience, capabilities and depth in order to be successful in such an environment.

On July 30, 2018, Messrs. Corbett, Young, Murray and Matthews met again in New York, New York in order to further discuss the rationale of a possible strategic partnership between CenterState and NCC. They shared information about their respective companies’ histories, markets, business lines and management backgrounds. At this meeting, the four executives discussed, among other things, opportunities that a potential combination could provide for enhancing market share, increasing operating efficiency and leveraging management talents to create a stronger and more profitable combined organization.

On August 28, 2018, a regularly scheduled meeting of the NCC board of directors took place, which was attended by representatives of KBW at the request of NCC management. During the meeting, representatives of KBW discussed general consolidation trends in the banking industry, potential challenges associated with identifying attractive targets in a shrinking target environment and various possible strategic opportunities for NCC, including acquisitions of other financial institutions or a merger with a larger institution. Messrs. Murray and Matthews informed the directors that meetings with CenterState’s management had taken place and discussed the substance of those meetings. The NCC board of directors discussed the factual and strategic characteristics of various potential opportunities and concluded that CenterState would provide the best overall strategic merger partner for NCC, in the event that the NCC board of directors determined to pursue a combination with a strategic partner at the present time. The NCC board of directors authorized the appropriate members of NCC management to entertain requests for further discussions with CenterState about a potential combination and to enter into an agreement to preserve the confidentiality of those discussions and of NCC’s non-public information. The NCC board of directors also designated G. Ruffner Page, Jr. as the designee of the NCC board of directors to receive updates from management on any such discussions between meetings of the NCC board of directors.

On September 4, 2018, Messrs. Corbett, Young, Murray and Matthews had a meeting in Chicago, Illinois, during which they discussed a potential transaction between the companies, focusing on the companies’ respective strategic plans, cultural philosophies, and potential opportunities to leverage each company’s management experience, capabilities and depth in order to create a stronger combined organization.

On September 6, 2018, Messrs. Murray and Matthews updated Mr. Page on the Chicago meeting, and the three individuals discussed the strategic rationale of a potential transaction and next steps to pursue a potential transaction.

On September 13, 2018, CenterState and NCC executed a Confidentiality Agreement in order to facilitate reciprocal due diligence efforts.

On September 14, 2018, Messrs. Corbett, Young, Murray and Matthews met in Atlanta, Georgia, for a mid-day meeting to discuss a possible business combination in more granular detail, discussing organizational charts, geographic footprint, potential management structure (including regional, market and compliance/operational leadership) across the pro forma footprint and other potential synergies.

After that meeting, Messrs. Murray and Matthews and certain members of NCC’s senior management had several phone calls with representatives of KBW regarding NCC’s possible strategic partnership with CenterState and the potential financial impacts of such a combination for NCC and its stockholders.

On September 20, 2018, the CenterState board of directors met with representatives of Raymond James during the board’s annual strategic board retreat to discuss, among other things, CenterState’s strategic strengths and direction, growth prospects and long-term objectives as part of its continuous efforts to enhance value for shareholders and provide more competitive service for customers. As part of that discussion, the CenterState board of directors considered its future growth prospects and potential strategic direction in order to continue CenterState’s success, now that CenterState was a more regional community bank. The CenterState board of directors, among other things, considered CenterState’s core strengths and its potential needs as a larger organization and reviewed various alternatives for creating shareholder value, including organic growth, additional mergers with smaller institutions, and a strategic combination with an institution, such as NCC, that has significant size and a similar culture and management style that could enhance CenterState’s market share in Florida, Georgia and Alabama and increase its management depth. The CenterState board of directors indicated its preference to senior management for exploring a strategic partnership with NCC.

On October 3, 2018, a special meeting of the NCC board of directors took place, which was attended by representatives of KBW, and NCC’s legal counsel from Maynard, Cooper & Gale, P.C. (“MCG”) and Richards, Layton & Finger, P.A. (“RLF”). KBW discussed with the NCC board of directors the possible financial impact of a potential merger with CenterState based on possible financial terms, as well as other potential acquirors, including their possible interest in NCC and their apparent ability to fund a transaction with NCC. KBW also provided the NCC board of directors with a summary of KBW’s relationships with CenterState, explaining that KBW has a long-standing investment banking relationship with CenterState and that KBW advised CenterState on two acquisitions that had been announced in August of 2017 and that had closed on January 1, 2018 (HCBF

Holding Company and Sunshine Bancorp, Inc.), but that KBW had not been engaged by CenterState for a new investment banking or merger and acquisition financial advisor assignment since those transactions. Representatives from MCG and RLF presented on fiduciary duties in connection with a merger. The NCC board of directors unanimously authorized management to continue discussions with CenterState regarding a potential merger.

On the evening of October 3, 2018, Messrs. Murray and Matthews, Robert B. Aland, NCC’s Executive Vice President and Chief Administrative Officer, M. Davis Goodson, Jr., NBC’s Executive Vice President, Senior Lender and Chief Credit Officer, and John R. Bragg, NCC’s Executive Vice President — Bank Operations, had dinner in Atlanta, Georgia, with Messrs. Corbett and Young, Jennifer L. Idell, CenterState’s Executive Vice President and Chief Financial Officer, Daniel E. Bockhorst, CenterState’s Executive Vice President and Chief Credit Officer, and Mark W. Thompson, President of CenterState Bank, N.A., to continue discussions regarding a possible strategic combination between CenterState and NCC. During this meeting, the two management teams continued to analyze the strategic opportunities presented by the potential combination and further assessed and developed the responsibilities of the combined management team that would provide the leadership foundation for a combined organization.

During the week following the October 3 meeting, NCC began to make certain priority information available to representatives of CenterState in response to due diligence requests and began to populate a secure online data room with requested information. In addition, NCC management and KBW engaged in discussions regarding a formal engagement of KBW.

On October 12, 2018, pursuant to an action by unanimous written consent of the NCC board of directors, NCC formally engaged KBW to serve as NCC’s financial advisor in connection with a potential merger with CenterState.

On October 15, 2018, Messrs. Murray, Matthews, Corbett and Young met in Birmingham, Alabama to exchange certain financial information and to discuss multiple topics related to the potential transaction, including: preliminary due diligence, anticipated deal costs, post-merger cost savings and branch consolidation, growth rates and expenses, loan processes, compensation-related matters (including philosophy regarding market president compensation structure), financial metrics for commercial bank business combination transactions valued at greater than $500 million, a timeline of a potential business combination, and other matters related to the potential transaction, including the potential exchange ratio.

During the week of October 15, 2018, NCC continued to populate the secure online data room in response to due diligence requests and began to make information in the data room accessible to representatives of CenterState.

On October 18, 2018, Mr. Corbett updated the CenterState board of directors at a regularly scheduled meeting on the status of discussions with NCC and the expected content of a preliminary, non-binding letter of intent. During that discussion, the CenterState board of directors considered and discussed a possible range of exchange ratios, the stock consideration, possible post-merger management and board makeup, and possible post-merger costs savings and branch consolidation, from a potential business combination between the companies.

On Friday, October 19, 2018, NCC received a preliminary, non-binding letter of intent with respect to a business combination from CenterState, subject to completion of confirmatory due diligence, which included, among other things, an exchange ratio of 1.6 shares of CenterState common stock to be issued for each outstanding share of NCC common stock, a break-up fee of 4.0% of transaction value, up to four members of the NCC board of directors being appointed to the CenterState board of directors, the appointment of Mr. Murray as the Chief Executive Officer of CenterState’s subsidiary bank, CenterState Bank, and the appointment of Mr. Matthews as the Chief Financial Officer of CenterState and CenterState Bank.

After receiving the non-binding letter of intent, Messrs. Murray and Matthews discussed the exchange ratio and other terms with representatives of KBW. At the request of Messrs. Murray and Matthews, representatives from KBW spoke with Messrs. Young and Corbett at various times over the weekend (October 20-21, 2018) to communicate, among other things, that the proposed exchange ratio would need to be increased as a condition to NCC presenting the non-binding letter of intent to the NCC board of directors. A representative from KBW regularly reported on those conversations to Messrs. Murray, Matthews and Page.

On Monday, October 22, 2018, NCC received a revised, non-binding letter of intent from CenterState, which contained a proposal for a higher exchange ratio of 1.65, in response to NCC’s request. The revised, non-binding letter of intent decreased the number of NCC directors that would be appointed to the CenterState board of directors to two.

At a regularly-held meeting of the NCC board of directors on October 23, 2018, NCC’s management informed the NCC board of directors of the status of discussions with CenterState, and the NCC board of directors reviewed and considered the non-binding letter of intent. Representatives of NCC’s management, KBW and MCG were also present at the meeting. Representatives of KBW discussed with the NCC board of directors the volatility of the capital markets generally, the decline in bank stock prices generally since June of 2018 and the impact that this decline could potentially have on announcement-date transaction multiples with any merger partner, and recent developments in the trading prices of CenterState and NCC specifically. They also discussed the material financial terms of the non-binding letter of intent, including the proposed 1.65 exchange ratio, information regarding the potential combined entity, including certain assumptions used by KBW, the relative contribution of the two companies to the combined entity based on certain financial metrics, the potential for earnings accretion for NCC stockholders, CenterState’s and NCC’s competitive positioning, and the potential financial performance of the combined company. They further discussed comparable transactions and certain other financial institutions in the Southeastern United States that might have interest in a combination with NCC.

The NCC board of directors discussed the perceived superior demographic profile of CenterState as a merger partner and noted that there would likely be greater cost savings as a result of a merger with CenterState than with the other financial institutions that were discussed due to the greater branch overlap with CenterState. The NCC board of directors discussed the potential benefits of a merger between CenterState and NCC, particularly noting the similarity in cultures between the two companies, which was expected to facilitate the integration of the companies, and the greater opportunities for a larger combined organization to leverage management capabilities and to grow both in-market and through further geographic expansion. The NCC board of directors also discussed the potential accretion in earnings per share and equity value that the business combination could provide for NCC’s stockholders in light of current market conditions. The NCC board of directors also noted the leadership responsibilities that NCC’s management would have after the closing of the proposed merger, which the NCC board of directors expected to lead to reduced integration and execution risk while adding management depth with significant experience to the CenterState team, further enhancing the combined company’s ability to grow shareholder value.

The NCC board of directors also discussed the risks of remaining independent in the current market, as NCC would need to integrate its recently-completed acquisitions, address additional regulatory and compliance matters resulting from acquisitions, and, in light of the limited number of downstream acquisition partners within NCC’s target markets, the potential need to expand geographically and seek opportunities larger in size than previous acquisitions in order to achieve a high growth rate. Representatives of MCG discussed the procedural process of the transaction if the NCC board of directors chose to pursue the transaction. The NCC board of directors discussed certain deal protection provisions, including price protection provisions. The NCC board of directors discussed advantages and disadvantages of NCC’s strategic alternatives. The NCC board of directors viewed a merger with CenterState as being likely to provide NCC stockholders with greater opportunity for appreciation in value and to present less risk than remaining independent. As part of this assessment, the NCC board of directors discussed CenterState’s history of paying regular dividends and the similarity of NCC and

CenterState’s regional banking models. The NCC board of directors questioned management and KBW as to whether CenterState would be willing to increase the exchange ratio further, and the directors were advised that all indications were that CenterState would not further increase the exchange ratio. The NCC board of directors authorized Messrs. Murray, Matthews and Page to continue to negotiate the non-binding letter of intent and further authorized them to sign a non-binding letter of intent containing the 1.65 exchange ratio if certain other terms could be brought within parameters discussed by the NCC board of directors, primarily relating to (i) the number of board seats to be allotted by CenterState to NCC directors; (ii) reducing the termination fee payable by NCC to an amount less than 4.0% of the transaction value; and (iii) securing a reverse termination fee of the same amount to be paid by CenterState to NCC if CenterState failed to recommend approval of the merger to its shareholders and in certain other circumstances.

On October 23, 2018, at a regularly-held meeting of the CenterState board of directors, CenterState’s management updated the CenterState board of directors of the status of discussions with NCC. Mr. Corbett summarized the material terms of the non-binding letter of intent and discussed the combination analysis (including certain assumptions regarding cost savings, transaction costs and purchase accounting impacts used in such analysis), the contribution analysis of the two companies as a combined entity, the potential for earnings accretion, CenterState’s and NCC’s competitive positioning, and information regarding the potential financial performance and capital metrics of the combined company. Mr. Corbett also described the proposed leveraging of management experience in the combined organization, through Mr. Murray becoming Chief Executive Officer of CenterState Bank and of Mr. Matthews becoming Chief Financial Officer of CenterState and CenterState Bank, and the proposal that Ms. Idell become the Chief Administrative Officer of the combined entity, with responsibilities focused on operations, information technology, human resources and training, corporate real estate and marketing, while the titles and responsibilities of Mr. Young as Chief Operating Officer, Mr. Bockhorst as Chief Credit Officer and Beth DeSimone as Chief Risk Officer and General Counsel, would remain the same. Mr. Corbett also summarized the combined organization’s ability to continue to build out its infrastructure and risk management oversight with the enhanced management strength of the combined entity, as well as regulatory discussions about the proposed transaction.

On October 29, 2018, the final letter of intent was executed, with non-binding terms including an exchange ratio of 1.65 shares of CenterState common stock for each share of NCC common stock, a break-up fee of 3.7% of transaction value, a reverse break-up fee of 3.7% of transaction value, three directors of NCC to serve on the CenterState board of directors and the CenterState Bank board of directors and one additional director of NCC to serve on the CenterState Bank board of directors and a binding exclusivity provision for 30 days while the parties negotiated a definitive agreement.

After the execution of the letter of intent, CenterState began to make information available to representatives of NCC in response to due diligence requests and began to populate a secure online data room with requested information. Subsequent to the execution of the letter of intent, certain members of NCC management, including Messrs. Holcomb, Murray, Matthews, Bragg, Goodson and Aland, engaged Bryan Cave Leighton Paisner LLP for legal representation related to the employment and compensation arrangements that such individuals expected to enter into in connection with the merger.

On October 31, 2018, Messrs. Murray and Corbett met in Winter Haven, Florida to discuss the terms of employment contracts for NCC’s management team.

On November 1, 2018, outside legal counsel to CenterState, Nelson Mullins Riley & Scarborough, LLP (“Nelson Mullins”) delivered an initial draft of the merger agreement to MCG. Through November 23, 2018, the respective management teams of CenterState and NCC, with the assistance of the respective legal counsel and the financial advisors to CenterState and NCC, engaged in negotiations with respect to the merger agreement and exchanged drafts of the merger agreement as well as the ancillary documents, including the voting and support agreements and the employment-related agreements.

On November 6, 2018, CenterState formally engaged Raymond James to serve as CenterState’s financial advisor in connection with a potential merger with NCC.

On November 9, 2018, Messrs. Matthews, Murray and Page, together with NCC Vice Chairman John H. Holcomb, III, made an in-person due diligence trip to Winter Haven, Florida to meet with Messrs. Corbett, Young and Thompson, and Mses. Idell and DeSimone, in order to discuss culture, the general management of the bank, the outlook for the combined company and the potential for growth of long-term shareholder value.

On November 14, 2018, the CenterState board of directors held a special meeting with members of CenterState’s management and representatives from Raymond James to discuss the proposed strategic partnership between CenterState and NCC. Mr. Corbett summarized the strategic value of partnering with NCC, including the strengthening of market share in key markets in Florida, Georgia and Alabama, the leveraging of management talent in the combined organization, the management and integration benefits of the companies’ similar cultures and operating philosophies, and the potential earnings per share accretion and value creation for CenterState shareholders. Mr. Corbett summarized the material terms of the proposed transaction, including the resulting footprint and strategic position of the combined entity, the exchange ratio and proposed financial impact on the pro forma company. CenterState’s management team also provided an overview of the due diligence efforts on NCC to date, including loan and credit diligence, real estate review, retail and loan operations, employee benefits, financial due diligence, legal and regulatory and risk due diligence, including a review of NCC’s audit, enterprise risk, compliance, bank secrecy act and anti-money laundering and vendor management programs and its internal controls and litigation risk. Representatives from Raymond James discussed with the CenterState board of directors the potential financial performance of the combined company, certain financial terms of the proposed transaction and the potential financial impact of the transaction on CenterState shareholders. The Raymond James representatives stated that Raymond James was prepared to render an opinion to the CenterState board of directors as to the fairness of the exchange ratio, from a financial point of view, to CenterState. The Compensation Committee provided a report to the full board of directors on the proposed terms of the employment agreements approved by the Compensation Committee on November 13, 2018 to be entered into by CenterState with Messrs. Murray, Matthews and other members of NCC management (including Messrs. Bragg, Goodson, and Aland), and discussed the proposed termination of the current employment agreements of Messrs. Murray, Matthews, Bragg, Goodson and Aland with NCC. Ms. DeSimone reviewed for the CenterState board of directors the material terms of the draft agreement and plan of merger and ancillary agreements, including the Bank Plan of Merger, the voting and support agreements to be entered into by both the CenterState directors and NCC directors and the nondisclosure and claims letters to be entered into by NCC directors. Ms. DeSimone also reviewed with the CenterState directors the fiduciary duties of the CenterState directors in connection with the proposed transaction. Ms. DeSimone summarized CenterState’s discussions with its regulators about the transaction. Mr. Corbett then discussed the potential timeline of the merger going forward and the CenterState board of directors’ plan to hold another CenterState board of directors meeting on November 23, 2018, in order to consider and potentially approve the final version of the merger agreement.

On November 16, 2018, at a special meeting of the NCC board of directors to discuss the potential merger, the NCC board of directors met with members of NCC’s management and representatives from KBW, MCG and RLF. All of the members of the NCC board of directors were present either in person or by telephone. Members of NCC’s management provided an overview of reverse due diligence efforts on CenterState, including loan and credit diligence, legal diligence and in-person diligence primarily focused on company culture. A representative from KBW discussed with the NCC board of directors the potential financial performance of the combined company, certain financial terms of the proposed transaction and the financial impact of the transaction on NCC shareholders. The representative of KBW stated that, assuming no material changes or other developments affecting the merger or KBW’s analyses, KBW was prepared to render an opinion to the NCC board of directors as to the fairness, from a financial point of view, of the exchange ratio to be paid to the holders of NCC common stock in the merger. Representatives from MCG reviewed for the NCC board of directors the proposed final material terms of the transaction documents, including both the merger agreement and the ancillary documents. Representatives from MCG and RLF reviewed for the NCC board of directors, as they had previously done, their fiduciary duties and the legal standards applicable to the actions and decisions of the NCC board of directors regarding the transaction. NCC’s management then discussed the projected timeline of the proposed merger going forward and the plan to hold another NCC board of directors meeting on November 23, 2018 in order to consider and potentially approve the final version of the merger agreement.

On November 21, 2018, by means of an action by written consent, the Compensation Committee of the NCC board of directors approved and recommended to the NCC board of directors for approval and ratification the form, terms and provisions of the employment termination agreements for Messrs. Murray and Matthews and other members of NCC management (including Messrs. Bragg, Goodson and Aland), the termination payments to be made pursuant to the employment termination agreements, and the cash payment to be made to Mr. Holcomb pursuant to a non-competition agreement with NCC, NBC, CenterState and CenterState Bank.

At a special meeting of the NCC board of directors on November 23, 2018, the NCC board of directors met with representatives of KBW and MCG to continue their discussion of the proposed merger. At this meeting, KBW discussed the financial aspects of the proposed merger and rendered its opinion to the NCC board of directors to the effect that, as of that date, the exchange ratio of 1.65 shares of CenterState common stock in the merger was fair, from a financial point of view, to the holders of NCC common stock, which opinion was initially rendered verbally and confirmed by a written opinion, dated November 23, 2018 (the full text of which is attached to this joint proxy statement/prospectus as Appendix C). Mr. Page, as chairman of the Compensation Committee of the NCC board of directors, reviewed for the NCC board of directors the recommendations of the Compensation Committee of the NCC board of directors regarding the employment termination agreements for certain of NCC’s executive officers, including Messrs. Murray, Matthews, Bragg, Goodson and Aland, and the non-competition agreement for Mr. Holcomb, which were approved by the Compensation Committee of the NCC board of directors as described above. A representative from MCG informed the NCC board of directors that there had been only minimal, clerical changes to the merger agreement since the version of the merger agreement that was discussed by the NCC board of directors during its November 16, 2018 meeting. A representative from MCG then summarized for the NCC board of directors the NCC board of directors’ resolutions approving the merger agreement and the related transactions. After taking into account all of the factors that had been discussed during the November 23, 2018 NCC board of directors meeting and all previous NCC board of directors meetings related to the merger, all factors discussed with NCC’s management, all factors addressed by KBW and MCG and the material terms of the merger agreement and the related compensation arrangements, the NCC board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of NCC and its stockholders, and the directors in attendance at the meeting (excluding two members of the board of directors, each of whom had previously indicated his support of the merger and the merger agreement) unanimously voted to approve the merger and approve and adopt the merger agreement and the transactions contemplated thereby and to recommend to NCC’s stockholders that they approve the merger at a duly called special meeting of stockholders.

On November 23, 2018, the CenterState board of directors also met to review the proposed merger of NCC with CenterState. A representative of Raymond James participated in the meeting. Mr. Corbett again summarized the strategic value of partnering with NCC, including the strengthening of market share in key markets in Florida, Georgia and Alabama, leveraging management talent in the combined organization, the integration benefits due to the companies’ similar cultures and operating philosophies, and the potential earnings per share accretion and value creation for CenterState shareholders. Mr. Corbett summarized the material business and financial aspects of the proposed transaction, including the resulting footprint and strategic position of the combined entity, the exchange ratio, and potential financial impact of the combination on CenterState and its shareholders. The representative from Raymond James discussed the financial analysis with respect to the proposed merger and informed the CenterState board of directors that there had been no material changes to Raymond James’s financial analysis of the exchange ratio since the November 14, 2018 board meeting, and Raymond James verbally rendered its opinion to the CenterState board of directors as to the fairness, from a financial point of view, of the exchange ratio to CenterState, which opinion was subsequently confirmed in writing (the full text of which is attached to this joint proxy statement/prospectus as Appendix B). Mr. Bockhorst updated the CenterState board of directors with respect to the results of CenterState’s credit due diligence review and Ms. DeSimone updated the CenterState board of directors with the results of the other due diligence reviews on NCC. Ms. DeSimone also reviewed again with the CenterState board of directors their fiduciary duties in connection with the proposed merger. Following these presentations and further discussions among the members of the CenterState board of directors, the CenterState board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger of NBC and CenterState Bank, were advisable and in the best interests of CenterState and its shareholders, and the directors in attendance at the meeting unanimously voted to approve the merger and approve and adopt the merger agreement and the transactions contemplated thereby and to recommend that CenterState’s shareholders vote in favor of approval of the issuance of shares of CenterState common stock pursuant to the merger agreement.

On Friday, November 23, 2018, following the conclusion of the meetings of the boards of directors of CenterState and NCC occurring on the same date, CenterState and NCC executed the merger agreement, CenterState and its directors and NCC and its directors executed the voting and support agreements related to the merger; Messrs. Murray, Matthews, Bragg, Goodson and Aland executed employment termination agreements with NCC and NBC (which will be effective immediately prior to consummation of the merger) and employment agreements with CenterState Bank (which will be effective upon consummation of the merger); and Mr. Holcomb executed a non-competition agreement with NCC, NBC, CenterState and CenterState Bank (which will be effective upon consummation of the merger).

The transaction was announced on the morning of Monday, November 26, 2018, with the issuance of a joint press release.

Recommendation of the CenterState Board of Directors and Reasons for the Merger

The CenterState board of directors has by a unanimous vote of the directors present determined that the merger is in the best interests of CenterState and its shareholders and recommends that CenterState shareholders vote “FOR” approval of the CenterState share issuance proposal and “FOR” approval of the CenterState adjournment proposal.

In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, the CenterState board of directors evaluated the merger and the merger agreement in consultation with CenterState senior management, as well as CenterState’s financial and legal advisors, and considered a number of factors, including the following material factors:

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each of CenterState’s, NCC’s and the combined company’s business operations, financial condition, earnings and prospects, taking into account the results of CenterState’s due diligence review of NCC, which included financial, credit, legal, regulatory and operational due diligence, and the conclusion that NCC’s financial condition, capital adequacy and asset quality were sound and would complement those of CenterState;

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its belief that the merger would potentially create synergies and potential enhanced economies of scale that would result in the combined company having the opportunity for superior future earnings and prospects compared to CenterState’s earnings and prospects on a stand-alone basis;

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the addition of strength and depth to the combined company’s senior management, which will allow certain responsibilities to be divided among senior management and, as a result, position senior management to focus more attention on key functions, which is expected to enhance CenterState’s ability to effectively manage its larger and more geographically expansive business;

•	its belief that CenterState and NCC share similar cultures and community banking models, including with respect to strategic focus, client service, credit culture and risk profile;

•	the familiarity and strong relationship between CenterState and NCC, which has developed over the last 19 years;

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the potential expanded possibilities for the combined company, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, geographic expansion within CenterState’s existing presence within existing markets, including Atlanta, Georgia, Jacksonville, Orlando, and the Tampa Bay areas in Florida, expansion into selected markets in Alabama, and expanded asset base, capital and lending capacity;

•	the expected positive impact on financial metrics, including earnings and returns on tangible shareholders’ equity;

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its understanding of the current and prospective economic, interest rate, regulatory and competitive environment in which CenterState and NCC operate, and the likely effect of these factors on CenterState, both with and without the merger;

•	CenterState’s past record of integrating acquisitions and of realizing projected financial goals and benefits;

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the financial analysis prepared by Raymond James, CenterState’s financial advisor, and the opinion delivered to the CenterState board of directors by Raymond James as of November 23, 2018, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Raymond James in preparing the opinion, as to the fairness of the exchange ratio, from a financial point of view, to CenterState;

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the financial and other terms and conditions of the merger agreement, including provisions for the payment by NCC to CenterState of a termination fee, or for the payment by CenterState to NCC of a reverse termination fee, if the merger agreement is terminated under certain circumstances; and

•	the regulatory and other approvals required in connection with the merger and the likelihood that such approvals would be received in a timely manner without burdensome conditions.

CenterState’s board of directors also considered potential risks relating to the merger, including the following:

•	CenterState may have difficulty successfully maintaining NCC’s existing customer and employee relationships;

•	CenterState may experience disruptions in the integration of NCC’s operations with CenterState;

•	CenterState may not realize all of the anticipated cost synergies and savings in the amounts estimated or in the time frame contemplated;

•	CenterState may encounter challenges associated with managing a larger and more geographically expansive business;

•	CenterState may experience heightened regulatory expectations and scrutiny as a result of the combined company’s larger size;

•	approvals from regulatory authorities could impose conditions that could have the effect of delaying completion of the merger or imposing additional costs; and

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the substantial costs that CenterState will incur in connection with the merger even if it is not consummated, including a potential $31.8 million termination fee if the merger agreement is terminated under certain circumstances.

The foregoing discussion of factors considered by the CenterState board of directors is not intended to be exhaustive, but rather includes material factors considered by the CenterState board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the CenterState board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The CenterState board of directors considered all these factors as a whole, and overall considered the factors to be favorable to, and to support, its decision.

Opinion of Financial Advisor of CenterState

CenterState retained Raymond James to act as its investment banking advisor in connection with CenterState’s consideration of a possible acquisition of NCC. CenterState selected Raymond James as a financial advisor because it is a globally-recognized investment banking firm offering a full range of investment banking services to its clients. In the ordinary course of its investment banking business, Raymond James is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Raymond James delivered its oral opinion, as of November 23, 2018, to the CenterState board of directors, which was confirmed by delivery of a written opinion dated November 23, 2018, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Raymond James in preparing the opinion, as to the fairness of the exchange ratio, from a financial point of view, to CenterState. Raymond James provided its opinion for the information and assistance of the CenterState board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger and the opinion relates only to the fairness of the exchange ratio, from a financial point of view, to CenterState. Raymond James’s opinion does not address the underlying business decisions of CenterState to engage in the merger, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for CenterState, or the effect of any other transaction in which CenterState might engage. Neither Raymond James’s opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the CenterState board of directors or any shareholder as to how to act or vote with respect to the merger or related matters.

The full text of the written opinion of Raymond James is attached as Appendix B to this document and is incorporated by reference herein. The summary of the opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of such written opinion. Holders of CenterState common stock are urged to read the opinion carefully in its entirety. Raymond James’s opinion speaks only as of the date of the opinion. Raymond James’s opinion does not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger.

In connection with its review of the proposed merger and the preparation of its opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions stated in the draft of the merger agreement sent to Raymond James on November 23, 2018;

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reviewed certain information related to the historical, then-current and future operations, financial condition and prospects of NCC and CenterState, including (a) publicly available consensus mean analyst earnings per share for CenterState and NCC for the years ending December 31, 2018 through December 31, 2020, as well as long-term earnings growth rates for each of CenterState and NCC for the years 2021 and 2022, as provided by the senior management of CenterState and approved by CenterState for Raymond James’s use in connection with rendering its opinion, which we refer to in this section as the “Projections”, and (b) certain forecasts and estimates of potential cost savings expected to result from the merger, all as prepared by management of CenterState, which we refer to in this section as the “Synergies”;

•	reviewed CenterState’s and NCC’s recent public filings and certain other publicly available information regarding CenterState and NCC;

•	reviewed the then-recent call reports filed with the FDIC and other certain publicly available information regarding National Bank of Commerce and CenterState Bank, N.A.;

•	reviewed financial, operating and other information regarding CenterState, NCC and the industry in which those companies operate;

•	reviewed the financial and operating performance of CenterState, NCC and those of other public companies that Raymond James deemed to be relevant;

•	considered the publicly available financial terms of certain transactions that Raymond James deemed to be relevant;

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate;

•

reviewed certain pro forma financial adjustments made available to Raymond James by CenterState that are expected to occur as a result of the merger, and which were utilized in the Pro Forma Impact Analysis described below, as approved by CenterState for Raymond James’s use in connection with rendering its opinion (the “Pro Forma Financial Adjustments”);

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reviewed a certificate addressed to Raymond James from an executive officer of CenterState regarding, among other things, the accuracy of financial information and data provided to, or discussed with, Raymond James by or on behalf of CenterState, including, but not limited to, the Projections and the Pro Forma Financial Adjustments; and

•	discussed with members of the senior management of CenterState certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry.

With CenterState’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of CenterState, or otherwise reviewed by or discussed with Raymond James, and Raymond James did not undertake any duty or responsibility to, nor did Raymond James, independently verify any information. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of CenterState or NCC. Raymond James is not an expert in GAAP in general or specifically regarding the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan and lease losses or any other reserves; accordingly, Raymond James assumed that such allowances and reserves were in the aggregate adequate to cover such losses. Raymond James did not render any opinion or evaluation on the collectability of any assets or the future performance of any loans of CenterState, NCC or any of their respective subsidiaries. Furthermore, Raymond James did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which NCC or CenterState was a party or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which NCC or CenterState was a party or may have been subject. With the consent of the CenterState board of directors, the opinion made no assumption concerning, and therefore did not consider, the potential effects of any such litigation, claims or investigations or possible assertions of claims, outcomes or damages arising out of any such matters. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with CenterState’s consent, assumed that the Projections and data were reasonably prepared in good faith on bases reflecting the best then-currently available estimates and judgments of management of CenterState, and Raymond James relied upon CenterState to promptly advise Raymond James if any information previously provided became inaccurate or was required to be updated during the period of its review. Raymond James expressed no opinion with respect to the Projections or the assumptions on which they were based. Furthermore, upon the advice of management of CenterState, Raymond James assumed that the estimated Synergies reviewed by it had been reasonably prepared in good faith on bases reflecting the best then-currently available estimates and judgments of the management of CenterState and that the Synergies would be realized in the amounts and the time periods indicated thereby, and Raymond James expressed no opinion with respect to the Synergies or the assumptions on which they were based. Raymond

James relied upon and assumed, without independent verification, that the final form of the merger agreement would be substantially similar to the draft reviewed by Raymond James in all respects material to its analysis, and that the merger would be consummated in accordance with the terms of the merger agreement without waiver of or amendment to any of the conditions thereto and without adjustment to the exchange ratio. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct and that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement. Raymond James also relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the merger, NCC or CenterState that would be material to its analysis or opinion.

Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger, or the availability or advisability of any alternatives to the merger. The Raymond James opinion is limited to the fairness of the exchange ratio, from a financial point of view, to CenterState. Raymond James expressed no opinion with respect to any other reasons (legal, business or otherwise) that may support the decision of CenterState’s board of directors to approve or consummate the merger. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. Raymond James assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Raymond James relied, with the consent of CenterState, on the fact that CenterState was assisted by legal, accounting and tax advisors, and, with the consent of CenterState, relied upon and assumed the accuracy and completeness of the assessments by CenterState and its advisors as to all legal, accounting and tax matters with respect to CenterState and the merger including, without limitation, that that the merger would qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

In formulating its opinion, Raymond James considered only the exchange ratio, and Raymond James did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of NCC or CenterState, or class of such persons, in connection with the merger, whether relative to the exchange ratio or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the merger to the holders of any class of securities, creditors or other constituencies of CenterState, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion or (2) the fairness of the merger to any one class or group of CenterState’s or any other party’s security holders or other constituents vis-à-vis any other class or group of CenterState’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the merger amongst or within such classes or groups of security holders or other constituents). Raymond James expressed no opinion as to the impact of the merger on the solvency or viability of CenterState or NCC or the ability of CenterState or NCC to pay their respective obligations when they come due.

The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Accordingly, Raymond James believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create an incomplete or potentially misleading view of the process underlying its analyses and opinion. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before November 23, 2018, and is not necessarily indicative of current market conditions.

Material Financial Analyses

The following summarizes the material financial analyses Raymond James considered in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to CenterState, NCC or the merger.

Contribution Analysis. Raymond James analyzed the relative contribution of CenterState and NCC to certain financial and operating metrics for the pro forma combined company resulting from the merger. The financial and operating metrics included: (i) total assets; (ii) gross loans; (iii) total deposits; (iv) tangible common equity; (v) 2019 estimated net income based on the Projections; and (vi) 2020 estimated net income based on the Projections. The relative contribution analysis did not give effect to any synergies as a result of the merger. The results of this analysis are summarized in the table below:

	Relative Contribution		Implied Exchange Ratio
	CenterState	NCC
Total Assets	74.9%	25.1%	1.51x
Gross Loans	71.8%	28.2%	1.77x
Total Deposits	74.0%	26.0%	1.59x
Tangible Common Equity	71.9%	28.1%	1.77x
2019 Estimated Net Income	76.4%	23.6%	1.40x
2020 Estimated Net Income	74.8%	25.2%	1.53x
Exchange Ratio in the Merger			1.65x

Discounted Cash Flow Analysis. Raymond James performed a discounted cash flow analysis of CenterState and NCC based on the Projections. Consistent with the periods included in the Projections, Raymond James used calendar year 2022 as the final year for the analysis and applied multiples, ranging from 14.0x to 16.0x, to calendar year 2022 earnings in order to derive a range of terminal values for CenterState and NCC in 2022. Raymond James arrived at its terminal value multiple ranges based on its review of, among other matters, the approximate median SNL Bank index price/latest twelve months earnings per share ratio for the last fifteen years of 15.0x.

For each of CenterState and NCC, Raymond James used discount rates ranging from 10% to 13%. Raymond James arrived at its discount rate ranges by using the Capital Asset Pricing Methodology, as adjusted for relevant size premiums provided for in the 2017 Duff & Phelps Valuation Handbook. Raymond James reviewed the ranges of implied per share values indicated by the discounted cash flow analysis for each of CenterState and NCC and calculated a range of implied exchange ratios by dividing the maximum implied per share value of NCC common stock by the minimum implied per share value of CenterState common stock to calculate the maximum implied exchange ratio, and by dividing the minimum implied per share value of NCC common stock by the maximum implied per share value of CenterState common stock to calculate the minimum implied exchange ratio. The results of the discounted cash flow analysis are summarized in the table below:

	Implied Per Share Value				Implied
	CenterState		NCC		Exchange Ratio
	Low	High	Low	High	Low/High		High/Low
Net Income Terminal Multiple	$29.76	$36.22	$47.61	$57.29	1.31x	—	1.92x
Exchange Ratio in the Merger					1.65x

Selected Companies Analysis. Raymond James reviewed certain data for selected companies with publicly traded equity securities that it deemed relevant for its analysis. The selected groups represent companies Raymond James believed relevant to each of CenterState and NCC. Raymond James selected certain companies that: (i) are headquartered in the Southeast United States (Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia); (ii) have total assets between

$10.0 billion and $15.0 billion (for CenterState) and between $2.5 billion and $7.5 billion (for NCC); and (iii) are traded on the NASDAQ or NYSE. The selected groups excluded targets of then-announced mergers. No company used in the analysis described below is identical or directly comparable to either CenterState or NCC. The selected companies Raymond James deemed relevant include the following:

Selected Companies for CenterState

• Home BancShares Inc.	• WesBanco Inc.

• South State Corporation	• United Community Banks Inc.

• Trustmark Corp.	• Ameris Bancorp.

• Union Bankshares Corp.	• TowneBank

• Renasant Corp.

Selected Companies for NCC

• Seacoast Banking Corporation of Florida	• FB Financial Corp.

• First Bancorp	• HomeTrust Bancshares Inc.

• Fidelity Southern Corp.	• Atlantic Capital Bancshares Inc.

• City Holding Co.	• Capital City Bank Group Inc.

• Franklin Financial Network Inc.	• Southern National Bancorp of Virginia

• Carolina Financial Corp.	• First Bancshares Inc.

Raymond James calculated various financial multiples for each selected public company, including: closing price per share on November 23, 2018 compared to (i) basic tangible book value, which we refer to as TBV, per share at September 30, 2018 as shown by S&P Global Market Intelligence; and (ii) consensus forward operating earnings per share, which we refer to as EPS, for the 2019 fiscal year based on FactSet Research Systems Inc. data and as shown by S&P Global Market Intelligence. The estimates published by Wall Street research analysts were not prepared in connection with the merger or at the request of Raymond James and may or may not prove to be accurate. Raymond James reviewed the 75th percentile, mean, median and 25th percentile relative valuation multiples of the selected public companies. The results of the selected companies analysis for each of CenterState and for NCC are summarized below:

	Selected Companies for CenterState
	25th		75th
Tangible Book Value	190%		235%
2019 Estimated EPS	10.6	x	12.8	x

	Selected Companies for CenterState
	25th		75th
Tangible Book Value	150%		232%
2019 Estimated EPS	12.2	x	14.8	x

Taking into account the results of the selected companies analysis, Raymond James applied the 75th and 25th percentiles of the price to TBV ratio and earnings per share multiples to corresponding financial data for each of CenterState and NCC. Raymond James reviewed the ranges of implied per share values and calculated a range of implied exchange ratios by dividing the higher implied per share value of NCC common stock by the lower implied per share value of CenterState common stock to calculate the high implied exchange ratio, and by dividing the lower implied per share value of NCC common stock by the higher implied per share value of CenterState common stock to calculate the low implied exchange ratio. The results of the selected companies analysis are summarized below:

	Implied Per Share Value				Implied
	CenterState		NCC		Exchange Ratio
	25th	75th	25th	75th	Low/High		High/Low
Tangible Book Value	$20.71	$25.61	$29.69	$45.82	1.16x	—	2.21x
2019 Estimated EPS	$23.49	$28.23	$37.66	$45.87	1.33x	—	1.95x
Exchange Ratio in the Merger					1.65x

Selected Transaction Analysis. Raymond James analyzed publicly available information relating to selected transactions announced since January 1, 2017 involving targets headquartered in (i) the United States or (ii) the Southeast United States (Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia, and West Virginia), in each case, with announced transaction values of between $500.0 million and $1.5 billion and the total assets contributed by the target are greater than 15% of the total assets of the pro forma company. Financial data for the selected targets was based on the most recent year-to-date financial data reported prior to announcement of the respective transaction. The selected national and regional transactions (with respective transaction announcement dates shown) used in the analysis included:

Selected National Transactions

•	Acquisition of Access National Corporation by Union Bankshares Corp. (10/5/18)

•	Acquisition of Green Bancorp Inc. by Veritex Holdings Inc. (7/24/18)

•	Acquisition of Guaranty Bancorp. by Independent Bank Group Inc. (5/22/18)

•	Acquisition of State Bank Financial Corp. by Cadence Bancorp. (5/13/18)

•	Acquisition of Community Bank by CVB Financial Corp. (2/26/18)

•	Acquisition of Grandpoint Capital Inc. by Pacific Premier Bancorp. (2/12/18)

•	Acquisition of USAmeriBancorp Inc. by Valley National Bancorp. (7/26/17)

•	Acquisition of MainSource Financial Group by First Financial Bancorp. (7/25/17)

•	Acquisition of Xenith Bankshares Inc. by Union Bankshares Corp. (5/22/17)

•	Acquisition of Park Sterling Corporation by South State Corporation (4/27/17)

•	Acquisition of Stonegate Bank by Home BancShares Inc. (3/27/17)

•	Acquisition of Sabadell United Bank N.A. by IBERIABANK Corp. (2/28/17)

•	Acquisition of Pacific Continental Corp. by Columbia Banking System Inc. (1/9/17)

Selected Regional Transactions

•	Acquisition of Access National Corp. by Union Bankshares Corp. (10/5/18)

•	Acquisition of State Bank Financial Corp. by Cadence Bancorp. (5/13/18)

•	Acquisition of USAmeriBancorp Inc. by Valley National Bancorp. (7/26/17)

•	Acquisition of Xenith Bankshares Inc. by Union Bankshares Corp. (5/22/17)

•	Acquisition of Park Sterling Corporation by South State Corporation (4/27/17)

•	Acquisition of Stonegate Bank by Home BancShares Inc. (3/27/17)

•	Acquisition of Sabadell United Bank N.A. by IBERIABANK Corp. (2/28/17)

Raymond James examined valuation multiples of transaction value compared to the target companies’ (i) most recent quarter basic TBV per share as shown by S&P Global Market Intelligence; (ii) next fiscal year estimated EPS; and (iii) premium to tangible book value divided by core deposits (total deposits less time deposits greater than $250,000). Forward operating EPS multiples for the next fiscal year (Next FY EPS) were based on mean consensus analyst estimates per FactSet Research Systems Inc. The estimates published by Wall Street research analysts and the companies involved in the selected transaction analysis were not prepared in connection with the merger or at the request of Raymond James and may or may not prove to be accurate. Raymond James applied the 25th percentile and 75th percentile TBV multiple, Next FY EPS multiple and core deposit premium to the corresponding NCC metrics to create the range of exchange ratios used for its analysis based on CenterState’s 10-day volume-weighted average stock price as of November 23, 2018 ($24.54). The results of the selected national and regional transactions analyses, respectively, are summarized below:

National Transactions

	NCC Statistic	Percentiles				Implied Exchange Ratio
		25th		75th		25th Pctl.		75th Pctl.
Tangible Book Value	$19.75	224%		258%		1.81x	—	2.08x
Next FY Earnings Per Share	$3.09	14.1	x	20.9	x	1.77x		2.63x
Premium to Core Deposits	$3,100,008	17.4%		21.8%		1.84x	—	2.11x
Exchange Ratio in the Merger							1.65x

Regional Transactions

	NCC Statistic	Percentiles				Implied Exchange Ratio
		25th		75th		25th Pctl.		75th Pctl.
Tangible Book Value	$19.75	196%		243%		1.58x	—	1.96x
Next FY Earnings Per Share	$3.09	14.2	x	21.5	x	1.78x		2.71x
Premium to Core Deposits	$3,100,008	13.2%		21.1%		1.59x	—	2.06x
Exchange Ratio in the Merger							1.65x

Pro Forma Impact Analysis. Raymond James performed a pro forma financial impact analysis that combined projected balance sheet and 2020 and 2021 estimated EPS information of CenterState and NCC. Using (i) closing balance sheet estimates as of March 31, 2019 for CenterState and NCC, which were calculated in part based on common shares outstanding and per share dividends provided by CenterState management and were otherwise based on publicly available consensus analyst estimates; (ii) the Projections for the years ending 2020 and 2021, as directed by CenterState management; and (iii) Synergies and Pro Forma Financial Adjustments (including, without limitation, the cost savings expected to result from the merger, as well as the purchase accounting adjustments) provided by CenterState management. Raymond James analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be dilutive to CenterState’s estimated tangible book value per share at March 31, 2019, but accretive to CenterState’s estimated 2020 EPS and 2021 EPS. For all of the above analyses, the actual results achieved by CenterState following the merger may vary from the projected results, and the variations may be material.

Additional Considerations. The preparation of an opinion regarding fairness from a financial point of view is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be construed to be the view of Raymond James as to the actual value of CenterState.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of CenterState. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. These analyses were provided to the CenterState board of directors (solely in each director’s capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness of the exchange ratio, from a financial point of view, to CenterState. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the CenterState board of directors in making its determination to approve the merger. Neither Raymond James’s opinion, nor the analyses described above, should be viewed as determinative of the CenterState board of directors’ nor CenterState management’s views with respect to CenterState, NCC or the merger. Raymond James did not determine the amount of consideration, recommend any specific amount of consideration or recommend that any specific consideration constituted appropriate consideration for the merger. CenterState placed no limits on the scope of the analyses performed, or opinion expressed, by Raymond James.

The Raymond James opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it as of November 23, 2018, and any material change in such circumstances and conditions may affect the opinion of Raymond James. Raymond James does not have any obligation to update, revise or reaffirm its opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of CenterState or NCC since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

For its services as financial advisor to CenterState in connection with the merger, Raymond James will receive a transaction fee of $4.25 million, of which $850,000 was due and payable when Raymond James rendered its opinion and the remainder of which is contingent upon successful completion of the merger. CenterState has agreed to reimburse Raymond James for its reasonable expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James has provided certain services to NCC and to CenterState (in the previous two years), including having served as a co-manager on a follow-on equity offering of common stock for NCC in June 2017, having served as a joint book runner for a follow-on equity offering of common stock for CenterState in January 2017, and having served as exclusive buy-side advisor to CenterState in its acquisition of Platinum Banking Holding Corporation in April 2017. In the ordinary course of business, Raymond James may trade in the securities of CenterState for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James may provide investment banking, financial advisory and other financial services to CenterState and/or NCC or other participants in the merger in the future, for which Raymond James may receive compensation, although as of the date of Raymond James’s opinion, there was no agreement to do so.

Recommendation of the NCC Board of Directors and Reasons for the Merger

The NCC board of directors has, by a unanimous vote of the directors present at the meeting of the NCC board of directors held on November 23, 2018, and with the support of the two directors who were unable to participate in the meeting, determined that the merger is advisable and in the best interests of NCC and its stockholders and recommends that NCC stockholders vote “FOR” the NCC merger proposal and “FOR” approval of the NCC adjournment proposal.

In reaching its decision to approve the merger agreement, the mergers and the other transactions contemplated by the merger agreement, and to recommend to NCC stockholders the approval of the NCC merger proposal, the NCC board of directors evaluated the merger and the merger agreement in consultation with NCC senior management, as well as NCC’s financial and legal advisors, and considered a number of both positive and negative factors, including the following:

•

the belief that the merger will create, and enable NCC stockholders to become shareholders of, a leading banking franchise in the Southeastern United States with assets of approximately $16 billion, and that NCC’s stockholders will be able to participate in the future growth and performance of the combined company;

•

each of NCC’s, CenterState’s and the combined company’s business, operations, financial condition, capital levels, asset quality, earnings, stock price performance, management and prospects, taking into account the results of NCC’s due diligence review of CenterState;

•

the anticipated impact of the merger on the combined company, including the anticipated impact on financial metrics, including earnings, dividends, return on equity, tangible book value and regulatory capital levels;

•

the strategic benefits of the transaction and the synergies and cost savings expected to be achieved by the combined company upon completion of the merger, and the potential for NCC’s stockholders, as future CenterState shareholders, to benefit to the extent of their interest in the combined company from such synergies and the anticipated impact of the merger, including anticipated earnings per share accretion expected in 2020;

•

the views of the NCC board of directors with respect to the complementary aspects and nature of the business strategies, management philosophies, customers, cultures, reputations and business lines of the two companies, which the NCC board of directors believes should facilitate integration and enhance post-merger operations;

•	the familiarity and strong relationship between NCC and CenterState and their respective management teams developed over the last 19 years;

•

the anticipated continued participation of certain of NCC’s executive officers and employees in the combined company and the significant experience of the anticipated management team of the combined company, which the NCC board of directors believes will serve to strengthen the combined company and benefit the shareholders of the combined company, including NCC stockholders;

•

the fact that three current NCC directors (to be mutually agreed upon by CenterState and NCC) would be added as directors of the combined company and the CenterState Bank board of directors and that an additional NBC director (to be mutually agreed upon by CenterState and NCC) would be added to the CenterState Bank board of directors, which the NCC board of directors believes will serve to strengthen the combined company and benefit the shareholders of the combined company, including NCC stockholders;

•	the views of the NCC board of directors as to whether the benefits and talents that NCC brings to the combined company would be appropriately valued and effectively utilized;

•	the companies’ market overlap, which is expected to mitigate integration and operational risk;

•

the current and prospective business and economic conditions nationally and in the markets in which NCC and CenterState operate, the competitive and regulatory environments for financial institutions generally, and the likely effect of these factors on NCC both with and without the merger;

•

the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long-term, and in being able to capitalize on technological developments that may affect industry competitive conditions;

•	the review undertaken by the NCC board of directors and management, with the assistance of financial and legal advisors, with respect to the strategic alternatives available to NCC, including:

•	the likelihood of an alternative transaction;

•	the financial prospects of NCC as an independent company;

•

the potential acquisition targets available to NCC as an independent company, at the time and as expected in the future, in light of the challenges presented by rapid consolidation in the banking industry; and

•

the challenges facing NCC as an independent company and the NCC board of directors’ belief that combining with a larger financial institution would benefit NCC’s stockholders, customers and communities;

•

the historical performance of NCC common stock and CenterState common stock and the CenterState cash dividends anticipated to be received by NCC’s stockholders in future periods as a result of the merger;

•

the implied net present value of the merger consideration compared to the implied net present value of NCC’s common stock if NCC were to remain an independent company and as compared to recent NCC share trading prices;

•	the fact that NCC stockholders would own approximately 26% of the combined company;

•	the fact that CenterState had increased the exchange ratio from 1.60 to 1.65, and the NCC board of directors’ belief that CenterState was unlikely to increase the exchange ratio further;

•	CenterState’s record of performance over a substantial period of time and throughout various economic cycles, including its earnings record and asset quality;

•	CenterState’s past record of integrating acquisitions and of realizing projected financial goals and benefits;

•	the NCC board of directors’ understanding of CenterState’s commitment to its strategic position in markets within the Southeastern United States;

•	the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset and capital base, and geographic footprint;

•

the expected tax treatment of the merger as a “reorganization” for United States federal income tax purposes, as further described under “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”;

•

the financial presentation dated November 23, 2018 of KBW, NCC’s financial advisor, to the NCC board of directors and the opinion, dated November 23, 2018, of KBW to the NCC board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of NCC common stock of the exchange ratio in the merger, as more fully described below under “The Merger — Opinion of NCC’s Financial Advisor”;

•

the financial and other terms of the merger agreement, including (i) provisions that would allow NCC to terminate the merger agreement if the price of CenterState common stock decreases in comparison to certain ratios set forth in the merger agreement, and CenterState elects not to increase the merger consideration; (ii) provisions that restrict NCC’s ability to solicit alternative transactions, and the fact that the merger agreement provides that NCC may take certain actions in response to an unsolicited bona fide written acquisition proposal under specific circumstances, in the event that the NCC board of directors makes a good faith determination (in accordance with the merger agreement and after consultation with NCC’s outside legal counsel and financial advisor) that the failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law; (iii) provisions for the payment by NCC to CenterState of a termination fee, or for the payments by CenterState to NCC of a reverse termination fee, if the merger agreement is terminated under certain circumstances; and (iv) the fact that NCC’s stockholders will have an opportunity to vote on the merger and that their approval is a condition to completion of the merger;

•	the other terms of the merger agreement and their comparability to those in other recent banking industry merger transactions;

•

the fact that some of NCC’s directors and executive officers may have interests in the merger that may be different from, or in addition to, their interests as NCC stockholders, as further described below under “The Merger — Interests of NCC Executive Officers and Directors in the Merger”;

•

the nature and amount of payments to be received by NCC’s management, and the employment agreements entered into by CenterState with certain executive officers, in connection with the merger, as further described below under “The Merger — Interests of NCC Executive Officers and Directors in the Merger”;

•

CenterState’s commitment in the merger agreement to maintain certain standards of compensation and benefits (including equity based awards) to continuing NCC employees following the effective time; and

•

the regulatory and other approvals required in connection with the mergers and the time required to obtain such approvals, consideration of the relevant factors expected to be assessed by the regulators for the approvals and the parties’ evaluations of those factors, and the expected likelihood that such approvals could be received in a reasonably timely manner and without the imposition of unacceptable or burdensome conditions.

The NCC board of directors also considered a variety of risks and other potentially negative factors concerning the merger, including the following:

•

that, because the exchange ratio for the merger consideration is fixed, if the market price of CenterState common stock is lower at the time of the closing of the merger, the economic value of the stock consideration to be received by NCC’s stockholders in exchange for their shares of NCC common stock will also be lower;

•

the risk that the merger may not be consummated or that the closing may be unduly delayed, including as a result of conditions imposed by regulatory authorities or other factors outside either party’s control;

•

the substantial costs and expenses that NCC will incur in connection with the merger, even if it is not consummated, including a potential $31.8 million termination fee if the merger agreement is terminated under certain circumstances;

•

the potential risks associated with successfully integrating NCC’s business, operations and workforce with those of CenterState, including the costs and risks of successfully integrating the two companies;

•	the risk that CenterState may not realize all of the anticipated cost synergies and savings in the amounts estimated or in the time frame contemplated;

•	the fact that stockholder litigation is common in connection with public company mergers;

•	the fact that NCC stockholders would not be entitled to dissenters’ rights in connection with the merger;

•

the potential risk of diverting management attention and resources from the operation of NCC’s business through the consummation of the merger, and the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the merger;

•

the restrictions on the conduct of NCC’s business prior to the completion of the merger, which are customary for merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent NCC from undertaking business opportunities that may arise or any other action that it would otherwise take with respect to the operations of NCC absent the pending completion of the merger; and

•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”

The NCC board of directors realized that there can be no assurance about future results, including results expected or considered in the factors listed above. However, the NCC board of directors concluded that the potential positive factors outweighed the risks and potentially negative factors associated with the merger.

The foregoing discussion of the information and factors considered by the NCC board of directors is not intended to be exhaustive, but rather includes material factors considered by the NCC board of directors. In reaching its decision to approve the merger agreement, the mergers and the other transactions contemplated by the merger agreement, the NCC board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The NCC board of directors considered all of these factors as a whole, and overall considered the factors to be favorable to, and to support, its determination.

The foregoing discussion of the information and factors considered by the NCC board of directors is forward-looking in nature. This information should be read in light of the factors described under the section entitled “Cautionary Statement Concerning Forward-Looking Statements.”

Opinion of Financial Advisor of NCC

NCC engaged KBW to render financial advisory and investment banking services to NCC, including an opinion to the NCC board of directors as to the fairness, from a financial point of view, to the holders of NCC common stock of the exchange ratio in the proposed merger of NCC with and into CenterState. NCC selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meetings of the NCC board of directors held on November 16 and November 23, 2018, at which the NCC board of directors evaluated the proposed merger. At these meetings, KBW reviewed the financial aspects of the proposed merger and on November 23, 2018, KBW rendered to the NCC board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of NCC common stock.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix C to this joint proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the NCC board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to the holders of NCC common stock. It does not address the underlying business decision of NCC to engage in the merger or enter into the merger agreement or constitute a recommendation to the NCC board of directors in connection with the merger, and it does not constitute a recommendation to any holder of NCC common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’ or affiliates’ agreement with respect to the merger.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of NCC and CenterState and bearing upon the merger, including, among other things:

•	a draft of the merger agreement dated November 23, 2018 (the most recent draft then made available to KBW);

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2017 of NCC;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018 of NCC;

•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2017 of CenterState;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018 of CenterState;

•

certain regulatory filings of NCC and CenterState and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended December 31, 2017 as well as the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018;

•	certain other interim reports and other communications of NCC and CenterState to their respective shareholders; and

•

other financial information concerning the businesses and operations of NCC and CenterState that was furnished to KBW by NCC and CenterState or which KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of NCC and CenterState;

•	the assets and liabilities of NCC and CenterState;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial and stock market information for NCC and CenterState with similar information for certain other companies the securities of which were publicly traded;

•	publicly available consensus “street estimates” of NCC, as well as assumed long-term NCC growth rates provided to KBW by NCC management, all of which information was discussed with KBW by

NCC management and used and relied upon by KBW at the direction of such management and with the consent of the NCC board of directors;

•

publicly available consensus “street estimates” of CenterState, as well as assumed long-term CenterState growth rates provided to KBW by CenterState management, all of which information was discussed with KBW by CenterState management and used and relied upon by KBW based on such discussions, at the direction of NCC management and with the consent of the NCC board of directors; and

•

estimates regarding certain pro forma financial effects of the merger on CenterState (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger) that were prepared by, and provided to and discussed with KBW by, CenterState management and that were used and relied upon by KBW based on such discussions, at the direction of NCC management and with the consent of the NCC board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held by the managements of NCC and CenterState regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. KBW was not requested to, and did not, assist NCC with soliciting indications of interest from third parties regarding a potential transaction with NCC.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of NCC as to the reasonableness and achievability of the publicly available consensus “street estimates” of NCC and the assumed long-term NCC growth rates referred to above (and the assumptions and bases therefor), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the NCC “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of such management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated. KBW further relied, with the consent of NCC, upon CenterState management as to the reasonableness and achievability of the publicly available consensus “street estimates” of CenterState, the assumed long-term CenterState growth rates, and the estimates regarding certain pro forma financial effects of the merger on CenterState (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the CenterState “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of CenterState management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

The portion of the foregoing financial information of NCC and CenterState that was provided to KBW was not prepared with the expectation of public disclosure and all of the foregoing financial information, including the publicly available consensus “street estimates” of NCC and CenterState, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of NCC and CenterState and with the consent of the NCC board of directors, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either NCC or CenterState since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with NCC’s consent, that the aggregate allowances for loan and lease losses for NCC and CenterState are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of NCC or CenterState, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of NCC or CenterState under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed, in all respects material to its analyses:

•

that the merger and any related transactions (including the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed by KBW and referred to above) with no adjustments to the exchange ratio and with no other consideration or payments in respect of NCC common stock;

•

that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct in all material respects;

•

that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents in all material respects;

•

that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions (including the bank merger) and that all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•

that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transaction (including the bank merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of NCC, CenterState or the pro forma entity, or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of NCC that NCC relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to NCC, CenterState, the merger and any related transaction (including the bank merger) and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio in the merger to the holders of NCC common stock. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank merger), including without limitation, the form or structure of the merger or any such related transaction, any consequences of the merger or any such related transaction to NCC, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of NCC to engage in the merger or enter into the merger agreement;

•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by NCC or the NCC board of directors;

•

the fairness of the amount or nature of any compensation to any of NCC’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of NCC common stock;

•

the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of NCC (other than the holders of NCC common stock, solely with respect to the exchange ratio as described in KBW’s opinion and not relative to the consideration (if any) to be received by holders of any other class of securities) or holders of any class of securities of CenterState or any other party to any transaction contemplated by the merger agreement;

•	any adjustment (as provided in the merger agreement) to the exchange ratio assumed for purposes of KBW’s opinion;

•	the actual value of CenterState common stock to be issued in the merger;

•

the prices, trading range or volume at which NCC common stock or CenterState common stock would trade following the public announcement of the merger or the prices, trading range or volume at which CenterState common stock would trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•

any legal, regulatory, accounting, tax or similar matters relating to NCC, CenterState, their respective shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the bank merger), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, NCC and CenterState. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, KBW’s opinion was among several factors taken into consideration by the NCC board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the NCC board of directors with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between NCC and CenterState and the decision of NCC to enter into the merger agreement was solely that of the NCC board of directors.

The following is a summary of the material financial analyses presented by KBW to the NCC board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the NCC board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied transaction value for the merger of $40.39 per outstanding share of NCC common stock, or $858.6 million in the aggregate (inclusive of the implied value of in-the-money NCC stock options), based on the 1.65x exchange ratio in the proposed merger and the closing price of CenterState common stock on November 21, 2018. In addition to the financial analyses described below, KBW reviewed with the NCC’s board of directors for informational purposes, among other things, an implied transaction multiple for the proposed merger (based on the implied transaction value for the merger of $40.39 per outstanding share of NCC common stock) of 18.6x NCC’s estimated 2018 earnings per share (“EPS”), 13.0x NCC’s estimated 2019 EPS and 11.3x NCC’s estimated 2020 EPS, using publicly available EPS consensus “street estimates” of NCC.

CenterState Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of CenterState to 12 selected banks that were publicly traded on NASDAQ, the New York Stock Exchange or NYSE American and headquartered in Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee, Virginia or West Virginia and that had total assets between $10.0 billion and $20.0 billion. A merger target was excluded from the selected companies.

The selected companies were as follows:

United Bankshares, Inc. BancorpSouth Bank Simmons First National Corporation Home BancShares, Inc. South State Corporation Trustmark Corporation Union Bankshares Corporation	Renasant Corporation WesBanco, Inc, United Community Banks, Inc. Ameris Bancorp TowneBank

To perform this analysis, KBW used profitability and other financial information as of, or for the most recent completed fiscal quarter (“MRQ”) or the latest 12 months (“LTM”) ended, September 30, 2018 and market price information as of November 21, 2018. KBW also used 2018, 2019 and 2020 EPS estimates taken from consensus “street estimates” for CenterState and the selected companies. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in CenterState’s historical financial statements, or the data prepared by Raymond James presented under the section “The Merger —Opinion of CenterState’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of CenterState and the selected companies:

		Selected Companies
	CSFL	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets(1)	1.75%	1.39%	1.47%	1.50%	1.53%
MRQ Core Return on Average Tangible Common Equity(1)	21.1	16.3	17.5	17.8	18.6
MRQ Net Interest Margin	4.34	3.66	3.87	3.87	4.03
MRQ Efficiency Ratio	49.2	59.3	55.5	55.7	53.6

(1)	Core income excluded extraordinary items, non-recurring items and gains / (losses) on sale of securities, non-controlling interest and amortization of intangible and goodwill impairment.

KBW’s analysis also showed the following concerning the financial condition of CenterState and the selected companies:

		Selected Companies
	CSFL	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	9.13%	8.70%	8.94%	8.97%	9.46%
Leverage Ratio	10.97	9.64	9.94	9.96	10.39
CET1 Ratio	11.52	10.58	11.68	11.37	12.23
Total Capital Ratio	12.46	13.05	13.83	13.87	14.71
Loans / Deposits	87.2	92.4	94.3	93.2	96.5
Loan Loss Reserve / Gross Loans	0.47	0.49	0.59	0.65	0.79
Nonperforming Assets / Loans + OREO	0.46	0.93	0.62	0.75	0.56
LTM Net Charge-Offs / Average Loans	0.00	0.16	0.08	0.10	0.05

In addition, KBW’s analysis showed the following concerning the market performance of CenterState and the selected companies:

			Selected Companies
	CSFL		25th Percentile		Median		Average		75th Percentile
One — Year Stock Price Change	(7.0)%		(13.3)%		(8.0)%		(8.5)%		(3.5)%
One — Year Total Return	(5.8)		(12.0)		(6.4)		(6.5)		(0.9)
Stock Price / Tangible Book Value per Share	225		195		203		207		213
Stock Price / 2018 EPS Estimate	12.2	x	12.6	x	13.4	x	13.1	x	13.9	x
Stock Price / 2019 EPS Estimate	11.1		11.1		12.3		12.0		12.7
Stock Price / 2020 EPS Estimate	10.4		10.3		11.2		11.2		12.2
Dividend Yield(1)	1.6%		2.2%		2.4%		2.4%		2.7%
MRQ Dividend Payout Ratio(1)	23.3		25.9		29.0		32.4		40.4

(1)	Dividend yield and MRQ dividend payout ratio reflected MRQ dividend annualized as a percentage of stock price and annualized MRQ EPS, respectively.

No company used as a comparison in the above selected companies analysis is identical to CenterState. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

NCC Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of NCC to 14 selected banks that were publicly traded on NASDAQ, the New York Stock Exchange or NYSE American and headquartered in Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee, Virginia or West Virginia and that had total assets between $3.0 billion and $8.0 billion. Merger targets were excluded from the selected companies.

The selected companies were as follows:

ServisFirst Bancshares, Inc. Seacoast Banking Corporation of Florida First Bancorp Republic Bancorp, Inc. FB Financial Corporation Fidelity Southern Corporation Origin Bancorp, Inc.	City Holding Company Community Trust Bancorp, Inc. Franklin Financial Network, Inc. Carolina Financial Corporation Live Oak Bancshares, Inc. HomeTrust Bancshares, Inc. Stock Yards Bancorp, Inc

To perform this analysis, KBW used profitability and other financial information as of, or for the most recent completed fiscal quarter or the latest 12 months ended, September 30, 2018 and market price information as of November 21, 2018. KBW also used 2018, 2019 and 2020 EPS estimates taken from consensus “street estimates” for NCC and the selected companies. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in NCC’s historical financial statements, or the data prepared by Raymond James presented under the section “The Merger — Opinion of CenterState’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of NCC and the selected companies:

		Selected Companies
	NCOM	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets(1)	1.42%	1.11%	1.59%	1.51%	1.80%
MRQ Core Return on Average Tangible Common Equity(1)	14.8	11.1	14.6	14.5	17.7
MRQ Net Interest Margin	4.73	3.59	3.80	3.79	4.03
MRQ Efficiency Ratio	57.5	64.9	57.7	58.5	54.5

(1)	Core income excluded extraordinary items, non-recurring items and gains / (losses) on sale of securities, non-controlling interest and amortization of intangible and goodwill impairment.

KBW’s analysis showed the following concerning the financial condition of NCC and the selected companies:

		Selected Companies
	NCOM	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	10.64%	9.17%	10.37%	10.55%	11.68%
Leverage Ratio	11.40	10.51	11.34	11.27	12.28
CET1 Ratio	13.03	11.84	12.74	13.18	15.12
Total Capital Ratio	14.74	13.04	14.34	14.97	16.81
Loans / Deposits	97.4	90.3	95.3	95.4	98.0
Loan Loss Reserve / Gross Loans	0.52	0.73	0.85	0.85	1.04
Nonperforming Assets / Loans + OREO	0.17	1.19	1.00	1.03	0.69
LTM Net Charge-Offs / Average Loans	0.09	0.19	0.11	0.14	0.01

In addition, KBW’s analysis showed the following concerning the market performance of NCC and the selected companies (excluding the impact of the estimated 2020 EPS multiple for Live Oak Bancshares, Inc.):

			Selected Companies
	NCOM		25th Percentile		Median		Average		75th Percentile
One — Year Stock Price Change	(9.4)%		(9.2)%		(2.6)%		(2.9)%		4.9%
One — Year Total Return	(9.4)		(7.9)		(2.5)		(1.8)		6.3
Stock Price / Tangible Book Value per Share	190		149		179		193		232
Stock Price / 2018 EPS Estimate	14.7	x	13.1	x	14.1	x	14.4	x	15.0	x
Stock Price / 2019 EPS Estimate	12.1		12.7		13.2		13.5		14.2
Stock Price / 2020 EPS Estimate	10.5		11.9		12.5		12.3		12.7
Dividend Yield(1)	0.0%		0.4%		0.9%		1.3%		2.2%
MRQ Dividend Payout Ratio(1)	0.0		6.9		12.1		17.2		28.3

(1)	Dividend yield and MRQ dividend payout ratio reflected MRQ dividend annualized as a percentage of stock price and annualized MRQ EPS, respectively.

No company used as a comparison in the above selected companies analysis is identical to NCC. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis. KBW reviewed publicly available information related to 23 selected U.S. whole bank and thrift transactions announced since December 31, 2016 with announced transaction values greater than $500 million.

The selected transactions were as follows:

Acquiror	Acquired Company

Union Bankshares Corporation	Access National Corporation
Independent Bank Corp.	Blue Hills Bancorp, Inc.
WSFS Financial Corporation	Beneficial Bancorp, Inc.
Veritex Holdings, Inc.	Green Bancorp, Inc.
Synovus Financial Corp.	FCB Financial Holdings, Inc.
People’s United Financial, Inc.	First Connecticut Bancorp, Inc.
BOK Financial Corporation	CoBiz Financial Inc.
Independent Bank Group, Inc.	Guaranty Bancorp
Fifth Third Bancorp	MB Financial, Inc.
Cadence Bancorporation	State Bank Financial Corporation
CVB Financial Corp.	Community Bank
Pacific Premier Bancorp, Inc.	Grandpoint Capital, Inc.
Valley National Bancorp	USAmeriBancorp, Inc.
First Financial Bancorp.	MainSource Financial Group, Inc.
Union Bankshares Corporation	Xenith Bankshares, Inc.
First Horizon National Corporation	Capital Bank Financial Corp.
South State Corporation	Park Sterling Corporation
PacWest Bancorp	CU Bancorp
Home BancShares, Inc.	Stonegate Bank
Sterling Bancorp	Astoria Financial Corporation
IBERIABANK Corporation	Sabadell United Bank, N.A.
Pinnacle Financial Partners, Inc.	BNC Bancorp
Columbia Banking System, Inc.	Pacific Continental Corporation

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction and, to the extent then publicly available, EPS consensus “street estimates” prior to the announcement of the respective transaction:

•

Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•

Price per common share to LTM core EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM core earnings);

•	Price per common share to next year estimated EPS of the acquired company in the 19 selected transactions in which consensus “street estimates” for the acquired company were then available; and

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $250,000) of the acquired company, referred to as core deposit premium.

KBW also reviewed the price per common share paid for the acquired company in the 22 selected transactions involving publicly traded acquired companies as a premium to the closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one day market premium). The resulting transaction multiples and premiums for the selected transactions were compared with the corresponding transaction multiples and premiums for the proposed merger based on the implied transaction value for the merger of $858.6 million in the aggregate and using historical financial information for NCC as of or for the 12-month period ended September 30, 2018, the publicly available EPS consensus “street estimate” of NCC for 2019 and the closing price of NCC common stock on November 21, 2018.

The results of the analysis are set forth in the following table (which also compares the results of KBW’s analysis with transaction multiples and premiums for the proposed merger calculated using CenterState’s and NCC’s 30-day and 60-day average stock prices for the periods ended November 21, 2018):

							Selected Companies
	CSFL / NCOM Merger @ Current Price		CSFL / NCOM Merger @ 30-day Avg(3)		CSFL / NCOM Merger @ 60-day Avg(5)		25th Percentile		Median		Average		75th Percentile
Price to Tangible Book Value	210%		213%		233%		205%		242%		249%		271%
Price to LTM Core EPS(1)	20.1	x	20.3	x	22.2	x	19.5	x	22.4	x	21.1	x	23.5	x
Price to Estimated EPS(2)	13.0		13.2		14.4		16.2		19.3		18.5		21.5
Core Deposit Premium	14.5%		14.8%		17.5%		16.5%		18.5%		19.3%		21.1%
One-Day Market Premium	7.6		8.0	(4)	10.7	(6)	3.1		14.5		11.2		19.9

(1)	Core EPS or earnings excluded extraordinary items, non-recurring items and gains / (losses) on sale of securities and includes amortization of intangibles and goodwill impairment.
(2)	Excluded the impact of the next year estimated EPS for one of the selected transactions, which multiple was considered to be not meaningful because it was greater than 35.0x
(3)	Based on implied transaction value for the merger of $867 million in the aggregate calculated using CenterState’s 30-day average stock price for the period ended November 21, 2018
(4)	Based on NCC’s 30-day average stock price for the period ended November 21, 2018
(5)	Based on implied transaction value for the merger of $949 million in the aggregate calculated using CenterState’s 60-day average stock price for the period ended November 21, 2018
(6)	Based on NCC’s 60-day average stock price for the period ended November 21, 2018

No company or transaction used as a comparison in the above selected transaction analysis is identical to CenterState or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of CenterState and NCC to various pro forma balance sheet and income statement items of the combined entity. This analysis did not include purchase accounting adjustments. To perform this analysis, KBW used (i) balance sheet and income statement data for CenterState and NCC as of or for the 12-month period ended September 30, 2018 and (ii) publicly available consensus “street estimates” of CenterState and NCC. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of CenterState and NCC shareholders in the combined company based on the 1.65x exchange ratio provided for in the proposed merger:

	CSFL as a % of Total	NCOM as a % of Total
Balance Sheet
Total Assets	74.9%	25.1%
Gross Loans	71.8	28.2
Total Deposits	74.0	26.0
Equity	73.6	26.4
Tangible Common Equity	71.9	28.1
Income Statement
LTM GAAP Net Income	76.7	23.3
Core LTM GAAP Net Income to Common(1)	78.0	22.0
2018 Est. GAAP Net Income to Common	76.9	23.1
2019 Est. GAAP Net Income to Common	76.4	23.6
2020 Est. GAAP Net Income to Common	75.0	25.0
Pro Forma Ownership Based on Merger Exchange Ratio	73.4	26.6

(1)	Adjusted to exclude non-recurring items, including merger related expenses and a one-time deferred tax asset writedown in 2017 related to the Tax Cuts and Jobs Act.

Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of CenterState and NCC. Using (i) closing balance sheet estimates as of March 31, 2019 for CenterState and NCC, which were calculated in part based on common shares outstanding and per share dividends provided by CenterState management and were otherwise based on publicly available consensus “street estimates”, (ii) publicly available EPS consensus “street estimates” of CenterState and NCC, and (iii) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger and certain accounting adjustments and restructuring charges assumed with respect thereto) provided by CenterState management, KBW analyzed the potential financial impact of the merger on certain projected financial results of CenterState. This analysis indicated the merger could be dilutive to CenterState’s estimated 2019 EPS, accretive to CenterState’s estimated 2020 EPS and dilutive to CenterState’s estimated tangible book value per share as of March 31, 2019. Furthermore, the analysis indicated that, pro forma for the merger, CenterState’s tangible common equity to tangible assets ratio as of March 31, 2019 could be substantially unchanged and each of CenterState’s Leverage Ratio, Common Equity Tier 1 Ratio, Tier 1 Capital Ratio and Total Capital Ratio as of March 31, 2019 could be lower. For all of the above analysis, the actual results achieved by CenterState following the merger may vary from the projected results, and the variations may be material.

CenterState Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis of CenterState to estimate a range for the implied equity value of CenterState. In this analysis, KBW used publicly available consensus “street estimates” of CenterState and assumed long-term growth rates for CenterState provided by CenterState management, and assumed discount rates ranging from 9.0% to 13.0%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that CenterState could generate over the 4.25 year period from September 30, 2018 through December 31, 2022 as a stand alone company, and (ii) the present value of CenterState’s implied terminal value at the end of such period. KBW assumed that CenterState would maintain a tangible common equity to tangible asset ratio of 9.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of CenterState, KBW applied a range of 10.0x to 14.0x estimated 2023 earnings. This discounted cash flow analysis resulted in a range of implied values per share of CenterState common stock of $22.05 per share to $33.21 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analyses did not purport to be indicative of the actual values or expected values of CenterState or the pro forma combined company.

NCC Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis of NCC to estimate a range for the implied equity value of NCC. In this analysis, KBW used publicly available consensus “street estimates” of NCC and assumed long-term growth rates for NCC provided by NCC management, and assumed discount rates ranging from 10.0% to 14.0%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that NCC could generate over the 4.25 year period from September 30, 2018 through December 31, 2022 as a stand alone company, and (ii) the present value of NCC’s implied terminal value at the end of such period. KBW assumed that NCC would maintain a tangible common equity to tangible asset ratio of 10.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of NCC, KBW applied a range of 10.0x to 14.0x estimated 2023 earnings. This discounted cash flow analysis resulted in a range of implied values per share of NCC common stock of $32.41 per share to $48.56 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analyses did not purport to be indicative of the actual values or expected values of NCC.

Miscellaneous. KBW acted as financial advisor to NCC in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to existing sales and trading relationships between a KBW broker-dealer affiliate and each of NCC and CenterState), may from time to time purchase securities from, and sell securities to, NCC and CenterState. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of NCC or CenterState for its and their own respective accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, NCC agreed to pay KBW a total cash fee equal to 1.00% of the aggregate merger consideration, $1,000,000 of which became payable to KBW with the rendering of its opinion and the balance of which is contingent upon the closing of the merger. NCC also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. In addition to the present engagement, in the two years preceding the date of its opinion, KBW provided investment banking and financial advisory services to NCC and received compensation for such services. KBW acted as (i) financial advisor to NCC in connection with its July 2018 acquisition of Premier; (ii) financial advisor to NCC in connection with its January 2018 acquisition of FirstAtlantic; (iii) financial advisor to NCC in connection with its August 2017 acquisition of Patriot Bank, (iv) lead underwriter in NCC’s June 2017 registered offering of common stock and (v) financial advisor to NCC in connection with its January 2017 acquisition of Private Bancshares, Inc. In connection with the foregoing acquisitions and offering, KBW received aggregate fees (including underwriting discounts) of approximately $2.5 million from NCC. In the two years preceding the date of its opinion, KBW provided investment banking and financial advisory services to CenterState and received compensation for such services. KBW acted as (i) financial advisor to CenterState in connection with its May 2017 acquisition of Gateway Financial Holdings of Florida, Inc.; (ii) joint bookrunner in CenterState’s January 2017 registered offering of common stock; (iii) financial advisor to CenterState in connection with its January 2018 acquisition of HCBF; and (iv) financial advisor to CenterState in connection with its January 2018 acquisition of Sunshine. In connection with the foregoing acquisitions and offering, KBW received aggregate fees (including underwriting discounts) of approximately $4.8 million from CenterState. KBW may in the future provide investment banking and financial advisory services to NCC or CenterState and receive compensation for such services.

Certain Prospective Financial Estimates

CenterState and NCC do not, as a matter of course, make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates and of actual results. However, CenterState and NCC are including in this joint proxy statement/prospectus certain unaudited prospective financial information reflecting certain consensus Wall Street research estimates (together, the “street estimates”) with respect to CenterState and NCC, and certain unaudited prospective financial information for NCC, that was made available or utilized as described below.

During the course of CenterState’s initial due diligence, and in connection with preliminary discussions between the CenterState and NCC management teams about a potential transaction between the companies, the NCC management team prepared certain unaudited prospective financial information (together, the “NCC internal estimates”), which NCC internal estimates were provided to CenterState and to CenterState’s and NCC’s respective financial advisors, Raymond James and KBW. The internal estimates were used only for the purpose of CenterState’s due diligence and these preliminary discussions. At the direction of the CenterState and NCC management teams, the NCC internal estimates were not utilized or relied upon by either Raymond James or KBW for their respective financial analyses performed in connection with their respective opinions. At the direction of the CenterState and NCC management teams, Raymond James and KBW, respectively, relied upon and utilized certain publicly available, unaudited prospective financial information that reflected consensus Wall Street research estimates (together, the “street estimates”) in connection with their respective financial analyses.

The decision of each of CenterState and NCC to direct its respective financial advisor to use the street estimates, and not the NCC internal estimates, was based on a number of factors, including the belief of each management team that (i) consensus street estimates are potentially more objective, and less susceptible to bias, than internal estimates of one party prepared in connection with preliminary discussions regarding a potential transaction, (ii) consensus street estimates reflect the views of multiple investment analyst professionals and so may reflect a more balanced perspective on the likelihood of various potential future outcomes than the view of a single management team, and (iii) for purposes of, for example, comparing a company to its peers, comparing a potential business combination to other business combinations and comparing the relative contributions of CenterState and NCC to certain financial metrics for the pro forma combined company resulting from the proposed merger, the consistent use of consensus street estimates provides a more comparable, “apples-to-apples” assessment than would the comparison of NCC internal estimates to street estimates for other companies and other business combination transaction metrics. Additionally, see “NCC Internal Estimates” below for further information as to why the CenterState and NCC management teams determined that the NCC internal estimates were not reflective of the best estimates of NCC’s future performance.

CenterState and NCC were cognizant that, while management of NCC had access to information with respect to NCC, as a stock-exchange listed, SEC public reporting company, as well as a bank holding company with a bank subsidiary, NCC is subject to thorough disclosure regimes and that, as a result, extensive information regarding NCC is available to Wall Street research analysts. CenterState and NCC also were aware that many of the material factors that are likely to impact actual NCC future performance are beyond the control of NCC management (including, for example, changes in interest rates, regulations, general economic conditions, overall demand for banking services, and loan loss trends in the banking industry) and that Wall Street analyst are generally well-informed regarding such factors. Accordingly, each of CenterState and NCC believe that Wall Street research analysts are generally well-positioned to assess and estimate NCC’s potential future performance. Recognizing the inherent significant uncertainty and variability with respect to the potential future performance of NCC, CenterState and NCC were each of the view that, on an aggregate basis, the street estimates for NCC were generally consistent with their respective estimates and judgments regarding potential future financial performance of NCC, and that consistent utilization of street estimates with respect to both parties would provide a more objective and sound foundation for an analysis of the fairness of the exchange ratio in the merger, than would reliance upon street estimates for one party combined with reliance on internal estimates of the other party that had been prepared in connection with preliminary discussions regarding a potential transaction.

NCC Street Estimates

For purposes of the financial analyses performed in connection with the KBW opinion, NCC senior management directed KBW to rely upon and utilize consensus median Wall Street research estimates relating to NCC for 2018, 2019 and 2020. The consensus median Wall Street estimates relating to NCC that KBW utilized included the following:

	2018E	2019E	2020E
Net Income Available to Common Shares (in millions)	$46.1	$65.9	$75.9

For purposes of the financial analyses performed in connection with the Raymond James opinion, CenterState senior management directed Raymond James to rely upon and utilize consensus mean Wall Street research estimates relating to NCC for 2018, 2019 and 2020. The consensus mean Wall Street estimates relating to NCC that Raymond James utilized included the following:

	2018E	2019E	2020E
Net Income Available to Common Shares (in millions)	$46.2	$65.6	$76.0

NCC Internal Estimates

The corresponding internal estimates for NCC provided to CenterState, KBW and Raymond James during the course of CenterState’s initial due diligence, which were prepared in connection with preliminary discussions between the CenterState and NCC management teams about a potential transaction between the companies, were as follows:

	2019E	2020E
Net Income Available to Common Shares (in millions)	$62.2	$81.7

After the NCC internal estimates above were made available for the purpose of due diligence and preliminary discussions between the CenterState and NCC management teams about a potential transaction between the companies, the NCC management team determined that the NCC internal estimates were less reliable than the street estimates and, therefore, not reflective of the NCC management team’s best estimate of the expected future financial performance of NCC in light of current economic conditions and the competitive environment for financial institutions. In particular, the NCC management team believed that the NCC internal estimates included assumptions about certain financial metrics, including, among others, net interest margin expansion, that made those projections overly optimistic. As a result, the NCC management team concluded that the street estimates provided a more reliable and appropriate basis for formal negotiations between the parties and for the financial analyses to be performed by KBW and Raymond James in connection with their respective opinions, and that the street estimates would provide more realistic estimates of the proposed transaction’s impact on the combined company’s future performance.

CenterState Street Estimates

For purposes of the financial analyses performed in connection with the KBW opinion, NCC senior management directed KBW to rely upon and utilize consensus median Wall Street research estimates relating to CenterState for 2018, 2019 and 2020. The consensus median Wall Street estimates relating to CenterState that KBW utilized included the following:

	2018E	2019E	2020E
Net Income Available to Common Shares (in millions)	$153.5	$212.9	$227.4

For purposes of the financial analyses performed in connection with the Raymond James opinion, CenterState senior management directed Raymond James to rely upon and utilize consensus mean Wall Street research estimates relating to CenterState for 2018, 2019 and 2020. The consensus mean Wall Street estimates relating to CenterState that Raymond James utilized included the following:

	2018E	2019E	2020E
Net Income Available to Common Shares (in millions)	$153.4	$212.6	$225.1

Long-Term Growth Rate and Pro Forma Assumptions

Additionally, for purposes of their respective financial analyses performed in connection with their respective opinions, CenterState and NCC provided to KBW and CenterState provided to Raymond James an assumed 8% long-term net income growth rate for both CenterState and NCC for fiscal years after 2020. The remainder of the pro forma assumptions (including the Pro Forma Financial Adjustments and Synergies used by Raymond James and the estimates regarding certain pro forma financial effects of the merger on CenterState (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger)) provided by CenterState to KBW and Raymond James for purposes of their respective financial analyses were prepared by CenterState and included in an investor presentation that was filed as Exhibit 99.2 to CenterState’s Form 8-K filed on November 26, 2018, which is incorporated by reference into this proxy statement/prospectus.

Caution Regarding Prospective Financial Estimates

All of the unaudited prospective financial information discussed above, including the NCC internal estimates, street estimates, and the pro forma assumptions, was prepared solely for internal use, or reflects certain street estimates, and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to CenterState’s and NCC’s respective business, all of which are difficult to predict and many of which are beyond CenterState’s and NCC’s control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and therefore, is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year.

The inclusion of this information should not be regarded as an indication that any of CenterState, NCC, Raymond James, KBW or any of their respective representatives, or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and none of it should not be relied on as such. Actual results may differ materially from the potential results set forth above, and important factors that may affect actual results and cause the unaudited prospective financial information not to be realized include, but are not limited to, risks and uncertainties relating to general banking industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in this joint proxy statement/prospectus and the respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2017 and the other reports filed by each of CenterState and NCC.

The unaudited prospective financial information appearing above was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, the prevailing practices in the banking industry, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in CenterState’s or NCC’s historical GAAP financial statements. Neither CenterState’s nor NCC’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained in this document, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the unaudited prospective financial information. The independent registered public accountant reports included in this joint proxy statement/prospectus relate to historical financial information of each of CenterState and NCC. They do not extend to the unaudited prospective financial information and should not be read to do so.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date prepared. No assurance can be given that, had the unaudited prospective financial information been prepared as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. Neither CenterState nor NCC intends to, and expressly disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects on CenterState or NCC of the merger and does not attempt to predict or suggest future results of the combined company after giving effect to the merger. Except to the extent indicated in the case of pro forma assumptions, the unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on CenterState or NCC of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on CenterState or NCC of any possible failure of the merger to occur. By inclusion of the unaudited prospective financial information in this document, none of CenterState, NCC, Raymond James, KBW, or their respective affiliates, associates, officers, directors, advisors, agents or other representatives makes any representation to any shareholder of CenterState or stockholder of NCC or any other person regarding CenterState’s or NCC’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The inclusion of the unaudited prospective financial information in this document should not be deemed an admission or representation by CenterState or NCC that it is viewed as material information, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial information included above is not being included to influence your decision whether to vote to approve the merger, but is being provided solely because it was made available to KBW and Raymond James, as discussed above, in connection with the merger.

In light of the foregoing, and considering that the special meetings of the CenterState shareholders and the NCC stockholders will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, you are cautioned not to place unwarranted reliance on such information, and CenterState and NCC urge you to review CenterState’s and NCC’s financial statements and other information contained elsewhere in this document for a description of CenterState’s and NCC’s respective businesses and reported financial results. See the section entitled “Where You Can Find More Information.” Please see the full text of KBW’s opinion and the full text of Raymond James’s opinion, which are attached hereto as Appendix C and Appendix B, respectively, for more details about the information that KBW and Raymond James relied on in rendering their opinions.

Interests of NCC Executive Officers and Directors in the Merger

In the merger, the directors and executive officers of NCC will receive the same merger consideration for their shares of NCC common stock as the other NCC stockholders. NCC stockholders considering the recommendation of the NCC board of directors that the NCC stockholders vote to adopt the merger agreement should be aware, however, that some of the executive officers and directors of NCC may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of NCC stockholders generally. The NCC board of directors was aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that NCC stockholders vote in favor of adopting and approving the merger agreement. For a more complete description of NCC’s reasons for the merger and the recommendation of the NCC board of directors, please see the section entitled “The Merger — Background of the Merger” and “The Merger — Recommendation of the NCC Board of Directors and Reasons for the Merger” beginning on page 70. NCC stockholders should take these interests into account in deciding whether to vote “FOR” the proposal to adopt the merger agreement. These interests are described and certain of them are quantified in the narrative below.

Treatment of NCC Equity Grants and Awards in the Merger

NCC has made periodic grants of stock options and performance share awards to its executive officers and certain non-employee directors under the NCC 2011 Equity Incentive Plan, as amended, and the NCC 2017 Equity Incentive Plan. Additionally, certain of NCC’s non-employee directors hold stock options and warrants to purchase shares of NCC common stock, which stock options and warrants were assumed by NCC in connection with prior acquisitions and converted in accordance with the financial terms of those transactions. All outstanding stock options and warrants are fully vested.

At the effective time of the merger, each option and warrant to purchase shares of NCC common stock, to the extent that such option or warrant is outstanding and unexercised as of the effective time of the merger, will be assumed by CenterState and converted into an option or warrant, as the case may be, to purchase a number of shares of CenterState common stock equal to the product obtained by multiplying the exchange ratio by that number of shares of NCC common stock that such option or warrant entitles the holder thereof to purchase (rounded to the nearest whole share), and at an exercise price equal to the quotient obtained by dividing the exercise price per share of the option or warrant by the exchange ratio (rounded to the nearest cent).

The following table sets forth, for the executive officers and non-employee directors of NCC who hold options to purchase shares of NCC common stock, the number of outstanding and unexercised stock options held by each such person as of January 4, 2019, and, subject to the assumptions included below, the estimated value of the stock options after conversion in connection with the merger:

Treatment of Stock Options

Director / Executive Officer	NCC Stock Options (Vested)	NCC Option Exercise Price ($)	As-converted CenterState Stock Options(1)	As-converted CenterState Option Exercise Price ($)(2)	Total Value ($)(3)
John H. Holcomb, III	23,500	14.57	38,775	8.83	620,788
G. Ruffner Page, Jr.	23,500	14.57	38,775	8.83	620,788
William R. Ireland, Jr.	14,100	14.57	23,265	8.83	372,473
Stephen A. Sevigny	9,165	15.12	15,122	9.16	237,113

(1)	Represents the product obtained by multiplying the NCC Stock Options column amounts by the exchange ratio (1.65), rounded to the nearest whole share.
(2)	Represents the quotient obtained by dividing the exercise price per share of the NCC Stock Options by the exchange ratio (1.65), rounded to the nearest cent.
(3)

Represents the difference between (x) the average closing market price of CenterState common stock over the first five business days following the first public announcement of the merger on November 26, 2018 ($24.84) and (y) the as-converted option exercise prices, multiplied by the as-converted option amounts.

The following table sets forth, for the non-employee director of NCC who holds warrants to purchase shares of NCC common stock, the number of outstanding and unexercised warrants held by such person as of January 4, 2019, and, subject to the assumptions included below, the estimated value of the warrants after conversion in connection with the merger:

Treatment of Warrants

Director / Executive Officer	NCC Warrants	NCC Warrant Exercise Price ($)	As-converted CenterState Warrants(1)	As-converted CenterState Warrant Exercise Price ($)(2)	Total Value ($)(3)
Thomas H. Coley	832	22.73	1,373	13.78	15,185

(1)	Represents the product obtained by multiplying the NCC Warrants column amount by the exchange ratio (1.65), rounded to the nearest whole share.
(2)	Represents the quotient obtained by dividing the exercise price per share of the NCC Warrant by the exchange ratio (1.65), rounded to the nearest cent.
(3)

Represents the difference between (x) the average closing market price of CenterState common stock over the first five business days following the first public announcement of the merger on November 26, 2018 ($24.84) and (y) the as-converted warrant exercise price, multiplied by the as-converted warrant amount.

All outstanding performance share awards with respect to shares of NCC common stock for the four-year performance period ended on December 31, 2018 that are based on the satisfaction of performance conditions established for the performance period, will vest and be issued by NCC as soon as reasonably practicable after the date of certification by the Compensation Committee of the NCC board of directors and confirmation by NCC’s independent public accountants of the extent to which the performance criteria underlying such awards have been achieved, in accordance with the applicable NCC equity plan and award agreements, and in no event later than March 15, 2019. Such shares, to the extent that they become deferred shares, will be entitled to receive the merger consideration in accordance with the procedure applicable to deferred shares, as described below, and to the extent that they are instead issued as shares of NCC common stock and do not become deferred shares, will be included in the NCC common stock issued and outstanding immediately prior to the effective time of the merger and will be entitled to receive the merger consideration in accordance with the procedure applicable to issued and outstanding shares.

Immediately prior to the effective time of the merger, the outstanding performance share awards with respect to shares of NCC common stock for the four-year performance periods ending on December 31, 2019, 2020 and 2021, all of which are to be measured over a performance period that will not be completed prior to the effective time of the merger, will vest as specified in the applicable award agreements, and the number of performance shares earned under the applicable award agreements, as well as the extent to which the performance goals have been achieved for the partial performance period, will be conclusively determined, in good faith, by the Compensation Committee of the NCC board of directors, in accordance with the change in control provisions in the applicable NCC equity plans and award agreements, as soon as reasonably practicable prior to the effective time of the merger. These performance share awards will be cancelled at the effective time of the merger in exchange for the right to receive, within 10 days following the effective time of the merger, the merger consideration in respect of each share of NCC common stock underlying the performance share awards, subject to applicable tax withholding.

The following table sets forth, for the executive officers who have been granted performance share awards for the four-year performance periods ending on December 31, 2019, 2020 and 2021, the maximum number of shares that may be earned by each such person and exchanged for the right to receive the merger consideration, and the corresponding number of shares of CenterState common stock that would be received in connection with the merger:

Treatment of Performance Shares

Director / Executive Officer	NCC Performance Shares (Maximum)	As-converted CenterState Shares (Maximum)(1)
John H. Holcomb, III	11,149.20	18,396
Richard Murray, IV	20,652.30	34,076
William E. Matthews, V	20,652.30	34,076
M. Davis Goodson, Jr.	7,059.40	11,648
John R. Bragg	5,656.38	9,333
Robert B. Aland	5,373.73	8,867
James R. Thompson, III	3,438.11	5,673
William R. Ireland, Jr.	2,443.66	4,032

(1)	Represents the product obtained by multiplying the NCC Performance Shares column amounts by the exchange ratio (1.65), rounded to the nearest whole share.

At the effective time of the merger, the deferrals of NCC common stock representing equity awards and director fees credited to participant accounts under the National Commerce Corporation Deferral of Compensation Plan will be converted into the right to receive, within ten (10) days following the effective time of the merger, the merger consideration in respect of each such NCC deferred share, subject to applicable tax withholding.

The following table sets forth, for the executive officers and non-employee directors who have deferred equity awards and director fees under the deferral plan, the number of share equivalents held in the participant account of such person as of January 4, 2019 that will be converted into the right to receive the merger consideration, and the corresponding number of shares of CenterState common stock that would be received, subject to applicable tax withholding:

Treatment of Deferred Shares

Director / Executive Officer	NCC Deferred Shares	As-converted CenterState Shares(1)
John H. Holcomb, III	5,500.47	9,076
Richard Murray, IV	7,644.52	12,613
William E. Matthews, V	7,644.52	12,613
M. Davis Goodson, Jr.	5,498.6	9,073
John R. Bragg	5,888.43	9,716
Robert B. Aland	6,083.34	10,038
Bobby A. Bradley	5,079.53	8,381
Thomas A. Coley	1,671.89	2,759
Mark L. Drew	3,016.76	4,978
Brian C. Hamilton	609.07	1,005
R. Holman Head	5,754.06	9,494
C. Phillip McWane	4,358.31	7,191
G. Ruffner Page, Jr.	15,997.36	26,396
Stephen A. Sevigny	4,180.37	6,898
William Smith	835.34	1,378
W. Stancil Starnes	6,018.04	9,930
Temple W. Tutwiler, III	5,975.43	9,859
Russell H. Vandevelde, IV	5,260.62	8,680

(1)	Represents the product obtained by multiplying the NCC Deferred Shares column amount by the exchange ratio (1.65), rounded to the nearest whole share.

NCC Employment Agreements with Executive Officers; Employment Termination Agreements

NCC (and/or NBC, as applicable) has written employment agreements with certain of NCC’s executive officers, including Messrs. Holcomb, Murray, Matthews, Goodson, Bragg and Aland, each of which provide for the payment of compensation and benefits upon certain terminations of employment. In connection with NCC entering into the merger agreement, each of Messrs. Holcomb, Murray, Matthews, Goodson, Bragg and Aland, entered into an Agreement to Terminate Employment Agreement with NCC and NBC, pursuant to which, among other things, immediately prior to the effective time of the merger, the existing employment agreement between the executive officer and NCC (and/or NBC, as applicable) shall terminate, and the executive officer will receive, as consideration for past service, a cash payment from NBC in the following amounts: for Mr. Holcomb, $1,220,040; for Mr. Murray, $1,199,452; for Mr. Matthews, $1,141,139; for Mr. Goodson, $1,099,263; for Mr. Bragg, $994,467; and for Mr. Aland, $978,000.

Non-Competition Agreement — John H. Holcomb, III

In connection with NCC entering into the merger agreement, Mr. Holcomb entered into a Non-Competition Agreement with NCC, NBC, CenterState and CenterState Bank, pursuant to which, among other things, Mr. Holcomb has agreed to certain non-competition and employee and customer non-solicitation provisions for a period of 24 months, commencing at the effective time of the merger. As consideration for the covenants contained in the agreement, Mr. Holcomb will receive a cash payment from NBC in the amount of $750,000, in addition to such other payment or benefits that Mr. Holcomb may be entitled to receive under his existing employment agreement with NCC and NBC.

CenterState Bank Employment Agreements with NCC Executive Officers

In connection with NCC entering into the merger agreement, each of Messrs. Murray, Matthews, Goodson, Bragg and Aland entered into employment agreements with CenterState Bank, all of which will be effective at the effective time of the merger. Mr. Murray will serve as Chief Executive Officer of CenterState Bank; Mr. Matthews will serve as Chief Financial Officer of both CenterState and CenterState Bank; Mr. Goodson will serve as Director of Credit Administration of CenterState Bank; Mr. Bragg will serve as Director of Bank Operations of CenterState Bank; and Mr. Aland will serve as Executive Vice President and Chief Commercial Banking Officer of CenterState Bank.

Mr. Murray’s employment agreement provides for, among other things, (i) an initial annual base salary of $500,000 and (ii) an opportunity to participate in CenterState Bank’s incentive compensation plans, which include (a) a cash bonus plan (with a target incentive amount equal to 60% of his annual base salary) and (b) an equity based grant plan (with an initial grant, during the first calendar year of the term of his employment agreement, of equity based awards in the form of restricted stock units and performance share units with a total value equal to $350,000). Mr. Murray is further eligible to receive annual long-term incentive equity based awards with a target incentive of 70% of his annual base salary during the remainder of the term of his employment agreement. Subject to certain terms and conditions, if Mr. Murray is terminated without Cause or resigns for Good Reason (as each such term is defined in the employment agreement) during the term of his agreement, he shall be entitled to (i) a lump-sum cash payment equal to one and one-half times the sum of (a) his annual base salary and (b) the full value of the target bonus earned immediately preceding the year in which his employment terminates, and (ii) continuing medical and dental insurance for him and his dependents. However, Mr. Murray shall not be entitled to the lump-sum payment described in the preceding sentence if he is entitled to the lump-sum payment described in the immediately following paragraph as a result of a Change in Control (as such term is defined in the employment agreement).

Subject to certain terms and conditions, if a Change in Control occurs after the consummation of the merger and during the term of Mr. Murray’s employment agreement, and, within twelve months following such Change in Control, either CenterState Bank terminates Mr. Murray’s employment without Cause or Mr. Murray terminates his employment with Good Reason, Mr. Murray shall be entitled to a lump-sum payment equal to two and one-half times the sum of (i) his annual base salary and (ii) the highest annual bonus he earned during the prior three years immediately preceding the year in which the Change in Control occurs.

Mr. Matthews’s employment agreement provides for, among other things, (i) an initial annual base salary of $475,000 and (ii) an opportunity to participate in CenterState Bank’s incentive compensation plans, which include (a) a cash bonus plan (with a target incentive amount equal to 60% of his annual base salary) and (b) an equity based grant plan (with an initial grant, during the first calendar year of the term of his employment agreement, of equity based awards in the form of restricted stock units and performance share units with a total value equal to $350,000). Mr. Matthews is further eligible to receive annual long-term incentive equity based awards with a target incentive of 70% of his annual base salary during the remainder of the term of his employment agreement. Subject to certain terms and conditions, if Mr. Matthews is terminated without Cause or resigns for Good Reason (as each such term is defined in the employment agreement) during the term of his agreement, he shall be entitled to (i) a lump-sum cash payment equal to one and one-half times the sum of (a) his annual base salary and (b) the full value of the target bonus earned immediately preceding the year in which his employment terminates, and (ii) continuing medical and dental insurance for him and his dependents. However, Mr. Matthews shall not be entitled to the lump-sum payment described in the preceding sentence if Mr. Matthews is entitled to the lump-sum payment described in the immediately following paragraph as a result of a Change in Control (as such term is defined in the employment agreement).

Subject to certain terms and conditions, if a Change in Control occurs after the consummation of the merger and during the term of Mr. Matthews’s employment agreement, and, within twelve months following such Change in Control, either CenterState Bank terminates Mr. Matthews’s employment without Cause or Mr. Matthews terminates his employment with Good Reason, Mr. Matthews shall be entitled to a lump-sum payment equal to two and one-half times the sum of (i) his annual base salary and (ii) the highest annual bonus he earned during the prior three years immediately preceding the year in which the Change in Control occurs.

Mr. Goodson’s employment agreement provides for, among other things, (i) an initial annual base salary of $315,000 and (ii) an opportunity to participate in CenterState Bank’s incentive compensation plans, which include (a) a cash bonus plan (with a target incentive amount equal to 45% of his annual base salary) and (b) a long term incentive plan (with a target incentive of 40% of his annual base salary). Subject to certain terms and conditions, if Mr. Goodson is terminated without Cause or resigns for Good Reason (as each such term is defined in the employment agreement) during the term of his agreement, he shall be entitled to (i) a severance amount equal to one and one-half times the sum of (a) his annual base salary and (b) the full value of the target bonus he earned immediately preceding the year in which his employment terminates, and (ii) continuing medical and dental insurance for him and his dependents.

Mr. Bragg’s employment agreement provides for, among other things, (i) an initial annual base salary of $300,000 and (ii) an opportunity to participate in CenterState Bank’s incentive compensation plans, which include (a) a cash bonus plan (with a target incentive amount equal to 40% of his annual base salary) and (b) a long term incentive plan (with a target incentive of 30% of his annual base salary). Subject to certain terms and conditions, if Mr. Bragg is terminated without Cause or resigns for Good Reason (as each such term is defined in the employment agreement) during the term of his agreement, he shall be entitled to (i) a severance amount equal to one and one-half times the sum of (a) his annual base salary and (b) the full value of the target bonus he earned immediately preceding the year in which his employment terminates, and (ii) continuing medical and dental insurance for him and his dependents.

Mr. Aland’s employment agreement provides for, among other things, (i) an initial annual base salary of $310,000 and (ii) an opportunity to participate in CenterState Bank’s incentive compensation plans, which include (a) a cash bonus plan (with a target incentive amount equal to 40% of his annual base salary) and (b) a long term incentive plan (with a target incentive of 30% of his annual base salary). Subject to certain terms and conditions, if Mr. Aland is terminated without Cause or resigns for Good Reason (as each such term is defined in the employment agreement) during the term of his agreement, he shall be entitled to (i) a severance amount equal to one and one-half times the sum of (a) his annual base salary and (b) the full value of the target bonus he earned immediately preceding the year in which his employment terminates, and (ii) continuing medical and dental insurance for him and his dependents.

Each employment agreement entitles the executive to participation in any and all employee compensation and benefit plans in effect, including those providing medical, dental, disability and group life benefits. Each employment agreement contains restrictive covenants providing for non-recruitment of employees, non-solicitation of customers and non-competition, which are effective for a period of 24 months (or, in the case of the termination of an executive’s termination of employment without Cause or for Good Reason, 18 months).

Approval of Certain Cash Payments in Connection with the Merger

On December 12, 2018, the Compensation Committee of the NCC board of directors approved cash payments to certain of NCC’s executive officers, including Messrs. Holcomb, Murray, Matthews, Goodson, Bragg and Aland, which payments were approved by the Compensation Committee in connection with the merger.

The Compensation Committee approved cash payments to Messrs. Murray, Matthews, Goodson, Bragg and Aland to be made in December 2018 in lieu of grants of performance share awards under the NCC 2017 Equity

Incentive Plan, which awards would otherwise be granted to Messrs. Murray, Matthews, Goodson, Bragg and Aland during the first quarter of 2019 in accordance with NCC’s annual equity grant schedule absent certain limitations agreed to by the parties in the merger agreement for the merger (the “PSA Payments”). The Compensation Committee approved the PSA Payments in the following amounts, which represent the values of the target performance share awards that the Company would otherwise expect to grant in the first quarter of 2019: for Mr. Murray, $350,000; for Mr. Matthews, $350,000; for Mr. Goodson, $126,000; for Mr. Bragg, $90,000; and for Mr. Aland, $90,000. The PSA Payments are subject to recoupment or offset against future compensation in the event that the merger is not completed and the Compensation Committee elects to grant performance share awards to Messrs. Murray, Matthews, Goodson, Bragg and Aland during the 2019 fiscal year.

The Compensation Committee also approved performance-based cash payments to Messrs. Holcomb, Murray, Matthews, Goodson, Bragg and Aland under NCC’s 2018 Annual Incentive Plan, such payments to be made in December 2018 rather than in the normal course in early 2019 as contemplated by the annual incentive plan (the “AIP Payments”). The AIP Payments were based on (i) the Compensation Committee’s review of NCC’s year-to-date results for pre-tax earnings per share (“EPS”), which is the performance metric previously selected by the Compensation Committee for the annual incentive plan, and (ii) management’s forecast of EPS performance through the end of the 2018 fiscal year, based on normal operating performance and excluding the potential impact of certain unusual and nonrecurring items, such as expenses relating to the merger and other unusual items for 2018 unrelated to the merger, in accordance with the annual incentive plan. The Compensation Committee approved the AIP Payments in the following amounts: for Mr. Holcomb, $192,255; for Mr. Murray, $288,383; for Mr. Matthews, $265,952; for Mr. Goodson, $153,804; for Mr. Bragg, $105,740; and for Mr. Aland, $115,353. The AIP Payments are subject to recoupment or offset against future compensation in the event that the AIP Payments exceed the amount that would have been paid under the annual incentive plan based on full-year EPS results, excluding the potential impact of certain unusual and nonrecurring items, such as expenses relating to the merger and other unusual items for 2018 unrelated to the merger, in accordance with the annual incentive plan.

Amendments to Supplemental Executive Retirement Benefits Agreements and Split-Dollar Agreements

NBC has entered into Supplemental Executive Retirement Benefits Agreements (each, a “SERP Agreement”) with each of Messrs. Murray, Matthews, Goodson, Bragg and Aland, which SERP Agreements will be assumed by CenterState as a result of the merger. Subject to the terms and conditions therein, each SERP Agreement provides that, commencing on the first day of the month following the date on which the executive officer retires or otherwise experiences a separation from service, the executive officer will be entitled to receive a designated monthly payment for a period of 15 years, if the respective executive officer remains employed by NBC until at least age 65 (the “Full Benefit”), or (ii) a reduced monthly benefit if, prior to age 65, the executive officer voluntarily resigns or NBC terminates the executive officer’s employment other than for Cause (as defined in the applicable SERP Agreement) (a “Limited Benefit”). The actual amount of the Limited Benefit corresponds to the year in which the resignation or termination occurs and is subject to a designated floor. If the executive officer’s employment is terminated for Cause, then the executive officer is not entitled to any payments under the SERP Agreement. In addition, the executive officer’s receipt of payments under the SERP Agreement is expressly conditioned on his compliance with any restrictive covenants in his employment agreement.

In order to fund its obligations under the SERP Agreements, NBC purchased insurance policies on the life of each executive officer (collectively, the “Policies”). The amount of the life insurance benefits and the distribution provisions and other terms of such Policies are set forth in a Split-Dollar Agreement executed by each executive officer, the terms of which are described below, and each of which will be assumed by CenterState as a result of the merger. If an executive officer’s Split-Dollar Agreement is in effect on the date of his death, then no death benefits will be paid under his SERP Agreement. If the Split-Dollar Agreement is not in effect on the date of the executive officer’s death, then (i) if the executive officer dies while employed by NBC and prior to the commencement of any payments under the SERP Agreement, the payment under the SERP Agreement will be a lump sum payment based on the present value of the Limited Benefit as of the date of the executive officer’s death, or (ii) if the executive officer dies after payments have begun under the SERP Agreement, then the payment under the SERP Agreement will be a lump-sum payment based on the present value of the remaining unpaid monthly payments due thereunder.

Each Split-Dollar Agreement provides that, upon the death of the respective executive officer, his beneficiaries will be entitled to receive an amount equal to the lesser of (i) the difference between the total death proceeds payable under the Policies and the cash surrender value of the Policies, and (ii) a death benefit in an amount that generally corresponds to the remaining amount of the Full Benefit payable under the SERP Agreement. If the executive officer remains employed by NBC until at least his 65th birthday, then the death benefit will automatically decrease each year by a designated amount, with the first decrease occurring on the date on which the executive officer reaches age 66. NBC is entitled to any death proceeds payable under the Policies that remain after payment to the executive officer’s beneficiaries. NBC and the executive officer’s beneficiaries share pro rata in any interest due on the death proceeds of the Policies, based on the amount of proceeds due each person, excluding any such interest.

On December 13, 2018, NBC entered into amendments to the SERP Agreements and the Split-Dollar Agreements previously entered into with Messrs. Murray, Matthews, Goodson, Bragg and Aland.

The SERP Agreements, including (a) the SERP Agreements entered into with Messrs. Murray, Matthews, Goodson, Bragg and Aland on January 1, 2016 and (b) the SERP Agreements entered into with Messrs. Murray and Matthews on September 12, 2018, were amended to modify certain termination and vesting provisions in the SERP Agreements in connection with the merger. As amended, each of the executive officers will forfeit his Full Benefit if, prior to the Full Vesting Date (as defined in the applicable SERP Agreement), he terminates employment due to a voluntary resignation (other than for Good Reason (as defined in the applicable SERP Agreement)) or a termination by NBC for Cause. In the event of a termination of employment prior to the Full Vesting Date (w) by NBC without Cause, (x) by the executive officer for Good Reason, (y) due to the executive officer being considered Substantially Disabled (as defined in the applicable SERP Agreement) or (z) upon a Change in Control (as defined in the applicable SERP Agreement) that occurs subsequent to the merger, the executive officer will become 100% vested in and entitled to the Full Benefit, and the Full Benefit will be payable to the executive officer beginning on the Payment Commencement Date (as defined in the applicable SERP Agreement).

The Split-Dollar Agreements, including (a) the Split-Dollar Agreements entered into with Messrs. Murray, Matthews, Goodson, Bragg and Aland on January 1, 2016 and (b) the Split-Dollar Agreements entered into with Messrs. Murray and Matthews on September 12, 2018, were also amended to modify certain termination and benefit continuation provisions in connection with the merger. As amended, the death benefit protection afforded by the Split-Dollar Agreements will be terminated if, prior to attaining age 65 while in the employ of NBC, the executive officer’s employment is terminated, other than a termination (w) by NBC without Cause (as defined in the applicable Split-Dollar Agreement), (x) by the executive officer for Good Reason (as defined in the applicable Split-Dollar Agreement), (y) due to the executive officer being considered Substantially Disabled (as defined in the applicable Split-Dollar Agreement) or (z) upon a Change in Control (as defined in the applicable Split-Dollar Agreement) that occurs subsequent to the merger.

The amendments to the SERP Agreements and the Split-Dollar Agreements will become effective upon the closing of the merger. If the closing of the merger does not occur, then the amendments to the SERP Agreements and the Split-Dollar Agreements will be null and void.

Director Appointments

Prior to the effective time of the merger, CenterState will take all action necessary to appoint the representatives of NCC’s and NBC’s board of directors, as selected by CenterState and NCC, to the CenterState board of directors or the CenterState Bank board of directors, as applicable, to be effective following the effective time of the merger.

Indemnification and Insurance

As described under “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance” beginning on page 131, after the effective time of the merger, CenterState will indemnify and defend the present and former directors and officers of NCC and NBC against claims pertaining to matters occurring at or prior to the closing of the merger to the fullest extent permitted by law. CenterState also has agreed, for a period of six years after the effective time of the merger, to maintain directors’ and officers’ liability insurance coverage for present and former directors and officers of NCC and NBC. This insurance policy may be substituted, but must contain at least the same coverage and amounts as currently provided by NCC, and contain terms no less advantageous than the coverage currently provided by NCC. In no event shall CenterState be required to expend, for the tail insurance, a premium amount in excess of $1,500,000 in the aggregate. If the cost of the tail insurance exceeds such maximum premium for the tail insurance, CenterState will obtain tail insurance or a separate tail insurance policy with the greatest coverage available for a cost not exceeding such maximum premium.

Director Non-Competition and Non-Disclosure Agreements; Claims Letters

In connection with entering into the merger agreement, each of the non-employee directors of NCC and NBC entered into a Non-Competition and Non-Disclosure Agreement with CenterState (a “Director Non-Compete”), which contains provisions related to the non-disclosure of confidential information and trade secrets, non-solicitation of customers, non-competition and non-recruitment of employees. The Director Non-Compete covers a two-year period commencing with the effective time of the merger, and is in the form attached as Exhibit E to the merger agreement attached as Appendix A to this joint proxy statement/prospectus. See “The Merger Agreement — Non-Competition and Non-Disclosure Agreements.”

In addition, each of the directors of NCC and NBC has entered into a claims letter in the form attached as Exhibit F to the merger agreement attached as Appendix A to this joint proxy statement/prospectus, by which they have agreed to release certain claims against NCC or NBC and their respective successors and assigns (including CenterState and CenterState Bank), effective as of the effective time of the merger. See “The Merger Agreement — Claims Letters with the Directors.”

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the anticipated material U.S. federal income tax consequences of the merger generally applicable to “U.S. holders” (as defined below) of NCC common stock that exchange their shares in the merger. This summary is based upon the Code, Treasury Regulations promulgated thereunder, judicial authorities, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and differing interpretations.

This summary is limited to U.S. holders (as defined below) that hold their shares of NCC common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Furthermore, this discussion does not address all of the tax consequences that may be relevant to a particular NCC stockholder or to NCC stockholders that are subject to special rules under U.S. federal income tax laws, such as:

•	Non-U.S. stockholders;

•

“S” corporations or entities treated as partnerships for U.S. federal income tax purposes or holders of NCC common stock who hold their shares through “S” corporations or entities treated as partnerships for U.S. federal income tax purposes;

•	financial institutions;

•	insurance companies;

•	qualified insurance plans;

•	tax-exempt organizations;

•	qualified retirement plans and individual retirement accounts;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose functional currency is not the U.S. dollar;

•	a controlled foreign corporation or passive foreign investment company;

•	a U.S. expatriate or certain former citizens or long-term residents of the United States;

•	stockholders subject to the alternative minimum tax provisions of the Code;

•	stockholders who received their stock upon the exercise of employee stock options or otherwise as compensation;

•	persons who purchased or sell their shares of NCC common stock as part of a wash sale; or

•	stockholders who hold NCC common stock as part of a “hedge,” “straddle” or other risk reduction mechanism, “constructive sale,” or “conversion transaction,” as these terms are used in the Code.

In addition, this discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any other U.S. federal tax consequences (such as gift or estate taxes) including any tax consequences arising under the unearned income Medicare contribution tax pursuant to Section 1411 of the Code. Determining the actual tax consequences of the merger to each NCC stockholder may be complex. They will depend on each NCC stockholder’s specific situation and on factors that are not within the control of CenterState or NCC. Accordingly, each NCC stockholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

For purposes of this discussion, a “U.S. holder” of NCC common stock means a beneficial owner of NCC common stock that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust was in existence on August 20, 1996, and has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds NCC common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership. Partnerships holding NCC common stock and partners in such partnerships should consult their tax advisors.

Holders of NCC common stock are urged to consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of any changes in those laws.

Tax Consequences of the Merger

Consummation of the merger is conditioned upon each of CenterState and NCC receiving a written tax opinion, dated as of the closing date of the merger, from their respective outside legal counsels to the effect that, based upon facts, representations and assumptions set forth in such opinions, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. An opinion of counsel represents the counsel’s best legal judgment and is not binding on the IRS or any court, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any such opinion. No ruling will be requested from the IRS in connection with the merger. In addition, if any of the representations or assumptions upon which these opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Accordingly, each NCC stockholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

Based on representations contained in representation letters of officers of CenterState and NCC, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, and subject to the other matters set forth above, it is the opinion of Nelson Mullins and MCG that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, to which each of CenterState and NCC will be a party. Based upon the foregoing, the material U.S. federal income tax consequences of the merger will be as described below:

Consequences to CenterState and NCC

Each of CenterState and NCC will be a party to the merger within the meaning of Section 368(b) of the Code, and neither CenterState nor NCC will recognize any gain or loss as a result of the merger.

Consequences to NCC Stockholders

The U.S. federal income tax consequences of the merger to U.S. holders of NCC common stock generally will be as follows:

•

a U.S. holder of NCC common stock generally will not recognize gain or loss upon the exchange of shares of NCC common stock for shares of CenterState common stock pursuant to the merger, except with respect to cash received instead of fractional shares of CenterState common stock;

•

a U.S. holder of NCC common stock will have an aggregate tax basis in the CenterState common stock received in the merger (including any fractional shares deemed received and redeemed for cash as described below) equal to the aggregate adjusted tax basis in the shares of NCC common stock surrendered in the merger; and

•

a U.S. holder of NCC common stock will have a holding period for the shares of CenterState common stock received in the merger (including any fractional share deemed received and redeemed for cash as described below) that includes the holding period of the shares of NCC common stock surrendered in the merger.

If a U.S. holder acquired different blocks of NCC common stock at different times or at different prices, the CenterState common stock such holder receives will be allocated pro rata to each block of NCC common stock, and the basis and holding period of each block of CenterState common stock received will be determined on a block-for-block basis depending on the basis and holding period of the blocks of NCC common stock exchanged for such CenterState common stock.

Cash in Lieu of Fractional Shares

A U.S. holder of NCC common stock who receives cash instead of a fractional share of CenterState common stock generally will be treated as having received such fractional share of CenterState common stock pursuant to the merger and then as having received cash in redemption of such fractional share of CenterState common stock. Any such holder generally will recognize gain or loss equal to the difference between the amount of cash received and the tax basis in the fractional share of CenterState common stock (as set forth above). Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of shares of NCC common stock surrendered for such fractional share) exceeds one year. Long-term capital gains of certain non-corporate holders of NCC common stock, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

A non-corporate U.S. holder may be subject under certain circumstances to information reporting and backup withholding (currently at a rate of 24%) on any cash payments received. A U.S. holder generally will not be subject to backup withholding, however, if such U.S. holder (1) furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with all of the applicable requirements of the backup withholding rules; or (2) provides proof that it is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against the U.S. holder’s federal income tax liability, provided such U.S. holder timely furnishes the required information to the IRS. U.S. holders should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability and procedure for obtaining an exemption from backup withholding.

An NCC stockholder who receives CenterState common stock as a result of the merger will be required to retain records pertaining to the merger. Each NCC stockholder who is required to file a U.S. federal income tax return and who is a “significant holder” that receives CenterState common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such NCC stockholder’s basis in the NCC common stock surrendered and the fair market value of the CenterState common stock received in the merger. A “significant holder” is a holder of NCC common stock who, immediately before the merger, owned at least 5% of the outstanding stock of NCC or owned securities of NCC with a basis for U.S. federal income tax purposes of at least $1 million.

THE FOREGOING SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES DOES NOT CONSTITUTE TAX OR LEGAL ADVICE AND IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, THE SUMMARY DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THE SUMMARY DOES NOT ADDRESS ANY U.S. FEDERAL NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER, NOR ANY TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER. ACCORDINGLY, EACH STOCKHOLDER IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER.

Accounting Treatment

The merger will be accounted for using the acquisition method of accounting with CenterState treated as the acquiror. Under this method of accounting, NCC’s assets and liabilities will be recorded by CenterState at their respective fair values as of the date of completion of the merger. Financial statements of CenterState issued after the merger will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of CenterState.

Regulatory Approvals

Under federal law, the merger must be approved by the Federal Reserve, and the bank merger must be approved by the OCC. Notifications and/or applications requesting approval may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations. On December 14, 2018, CenterState filed the required applications with the Federal Reserve and the OCC.

Although we currently believe that we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to CenterState after the completion of the merger or will contain a burdensome condition (as defined in the merger agreement).

Federal Reserve. Completion of the merger is subject, among other things, to approval by, or a waiver of the applicable approval requirements from, the Federal Reserve pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended, which we refer to as the “BHC Act.” In considering the approval of an application under Section 3 of the BHC Act, the Federal Reserve is required to consider whether performance of the activity by a bank holding company or its subsidiary can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests, unsound banking policies or risk to the stability of the United States banking or financial system. As part of its evaluation of an acquisition of a financial holding company by another financial holding company, the Federal Reserve reviews factors including: (1) the effect of the proposal on competition in the relevant markets; (2) the financial and managerial resources of the companies involved, including pro forma capital ratios of the combined company (both in terms of absolute capital ratios and capital ratios relative to peer groups determined by the regulators); (3) the risk to the stability of the United States banking or financial system; (4) the convenience and needs of the communities to be served; and (5) the effectiveness of the companies in combatting money laundering.

The Federal Reserve also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act of 1977, which we refer to as the “CRA.” In their most recent respective CRA examinations, CenterState Bank received an overall “outstanding” CRA performance rating and NBC received an overall “satisfactory” CRA performance rating.

The BHC Act and Federal Reserve regulations require published notice of, and the opportunity for public comment on, the applications filed with the Federal Reserve, and authorize the Federal Reserve to hold a public hearing or meeting if the Federal Reserve Board determines that a hearing or meeting would be appropriate. The Federal Reserve takes into account the views of third party commenters, particularly on the subject of the merging parties’ service to their communities, and any hearing, meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve.

OCC. The prior approval of the OCC will be required under the federal Bank Merger Act to merge NBC with and into CenterState Bank. In evaluating an application filed under the Bank Merger Act, the OCC generally considers: (1) the competitive impact of the transaction; (2) financial and managerial resources of the banks party to the bank merger; (3) the convenience and needs of the community to be served and the record of the banks under the CRA, including their CRA ratings; (4) the banks’ effectiveness in combating money-laundering activities; and (5) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the OCC provides an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

Transactions approved by the Federal Reserve and the OCC generally may not be completed until 30 days after the approval is received, during which time the United States Department of Justice, which we refer to as the “DOJ,” may challenge the transaction on antitrust grounds. With the approval of the Federal Reserve or the

OCC, as the case may be, and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve or the OCC, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve or the OCC does regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

Board of Directors and Management of CenterState Following the Merger

The directors of CenterState, effective as of the effective time of the merger, shall consist of (i) the directors of CenterState and CenterState Bank immediately prior to the effective time of the merger and (ii) three of the directors of NCC immediately before the effective time who shall be mutually agreeable to CenterState and NCC. The directors of CenterState Bank, effective as of the effective time of the merger, shall consist of (i) the directors of CenterState Bank immediately prior to the effective time of the merger, (ii) three of the directors of NCC immediately before the effective time who shall be mutually agreeable to CenterState and NCC and (iii) one additional director of NBC immediately prior to the effective time who shall serve solely on the board of directors of CenterState Bank and who shall be mutually agreeable to CenterState and NCC. Prior to the effective time of the merger, CenterState will take all action necessary to appoint the representatives of NCC’s and NBC’s board of directors, as selected by CenterState and NCC, to the CenterState board of directors or the CenterState Bank board of directors, as applicable, to be effective following the effective time of the merger.

Effective as of the effective time of the merger the executive management team of the resulting company shall be expanded: (i) CenterState’s John C. Corbett shall continue and serve as President and Chief Executive Officer of CenterState; (ii) CenterState’s Stephen D. Young shall continue and serve as Chief Operating Officer of CenterState and CenterState Bank; (iii) CenterState’s Mark Thompson shall continue and serve as President of CenterState Bank; (iv) NCC’s Richard Murray, IV shall become and serve as Chief Executive Officer of CenterState Bank; (v) NCC’s William E. Matthews, V shall become and serve as Chief Financial Officer of CenterState and CenterState Bank; and (vi) CenterState’s current Chief Financial Officer, Jennifer L. Idell, shall become the Chief Administrative Officer of CenterState and CenterState Bank. Daniel Bockhorst and Beth DeSimone shall continue in their present positions of Chief Credit Officer and Chief Risk Officer, respectively, of CenterState and CenterState Bank, and Brett Rawls will continue to oversee human resources and training and shall have the title of Chief Experience Officer, reporting to Jennifer L. Idell.

Information regarding the executive officers and directors of CenterState is contained in documents filed by CenterState with the SEC and incorporated by reference into this joint proxy statement/prospectus, including CenterState’s Annual Report on Form 10-K for the year ended December 31, 2017, and its definitive proxy statement on Schedule 14A for its 2018 annual meeting, filed with the SEC on March 12, 2018. Information regarding the executive officers and directors of NCC is contained in documents filed by NCC with the SEC and incorporated by reference into this joint proxy statement/prospectus, including NCC’s Annual Report on Form 10-K for the year ended December 31, 2017, and its definitive proxy statement on Schedule 14A for its 2018 annual meeting, filed with the SEC on April 20, 2018. See “Documents Incorporated By Reference.”

Appraisal Rights

For CenterState shareholders, under Florida law, CenterState shareholders are not eligible to exercise dissenters’ rights in connection with the merger.

For NCC stockholders, under Delaware law, NCC stockholders are not eligible to exercise dissenters’ rights in connection with the merger.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is included as Appendix A to this joint proxy statement/prospectus and is incorporated herein by reference. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

The Merger

The boards of directors of CenterState and NCC have each by a unanimous vote of the directors present approved the merger agreement, which provides for the merger of NCC with and into CenterState, with CenterState as the surviving company in the merger. Each share of CenterState common stock issued and outstanding immediately prior to the effective time of the merger will remain issued and outstanding as one share of CenterState common stock. Each share of NCC common stock outstanding immediately prior to the effective time of the merger will be entitled to be converted into the right to receive 1.65 shares (the “exchange ratio”) of CenterState common stock (the “merger consideration”), provided that cash will be paid in lieu of fractional shares, with the merger consideration subject to adjustment as set forth below under “— Merger Consideration.”

The merger agreement also provides that immediately after the effective time of the merger but in effect simultaneously on the date the merger closes, National Bank of Commerce, which is a national banking association and a direct wholly-owned subsidiary of NCC, will merge with and into CenterState Bank, N.A., a national banking association and a direct wholly-owned subsidiary of CenterState, with CenterState Bank as the surviving subsidiary bank of such merger. The terms and conditions of the merger of NBC are set forth in a separate merger agreement and plan of merger (referred to as the “bank merger agreement”), the form of which is attached as Exhibit D to the merger agreement. As provided in the bank merger agreement, the merger of CenterState Bank and NBC may be abandoned at the election of CenterState Bank at any time, whether before or after filings are made for regulatory approval of such merger, unless such abandonment would cause a material delay in the receipt of the regulatory approvals but if such merger is abandoned for any reason, NBC shall continue to operate as a wholly-owned subsidiary of CenterState. We refer to the merger of CenterState Bank and NBC as the “bank merger.”

Closing and Effective Time of the Merger

The merger shall be effective the later of (i) the latest effective date and time of filing of (A) the articles of merger with the Florida Department of State, Division of Corporations and (B) the certificate of merger with the Division of Corporations in the Department of State of the State of Delaware or (ii) the date and time when the merger becomes effective as set forth in such articles of merger or certificate of merger, which shall be no later than five business days after all of the conditions to the consummation of the merger have been satisfied or waived in accordance with their terms, or such later date as CenterState and NCC may agree, provided that, if requested by CenterState, the effective time shall occur on the first day of the month that begins after such fifth business day. The closing of the merger shall take place on a date and time which shall be at or immediately prior to the effective time of the merger.

We currently expect that the merger will be completed in the second quarter of 2019, subject to obtaining the requisite approvals from the shareholders of CenterState and the stockholders of NCC, the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods and other conditions. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. No assurance is made as to whether, or when, CenterState and NCC will obtain the required approvals or complete the merger. See “— Conditions to Completion of the Merger.”

Merger Consideration

Under the terms of the merger agreement, each share of NCC common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive the merger consideration.

No fractional shares of CenterState common stock will be issued in connection with the merger. Instead, CenterState will make to each NCC stockholder who would otherwise receive a fractional share of CenterState common stock a cash payment, without interest, equal to (i) the fractional share amount, rounded to the nearest one hundredth of a share multiplied by (ii) the average closing price per share of CenterState common stock on NASDAQ for the 20 trading-day period ending on the trading day immediately prior to the “determination date.” The “determination date” means the later of (i) the date on which the last required regulatory approval is obtained without regard to any requisite waiting period or (ii) the date on which the required NCC stockholder approval is obtained; provided, however, that in the event the closing occurs after the fifth business day from the date the last required regulatory approval and the required NCC stockholder approval have both been obtained, then the determination date shall be the fifth business day immediately prior to the date on which the closing is to occur.

If CenterState or NCC changes the number of shares of CenterState common stock or NCC common stock outstanding prior to the effective time of the merger as a result of a stock split, reverse stock split, stock combination, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to the CenterState common stock or NCC common stock and the record date for such corporate action is prior to the effective time of the merger, then the merger consideration shall be appropriately and proportionately adjusted to give NCC stockholders the same economic effect as contemplated by the merger agreement prior to any such event.

NCC may terminate the merger agreement if the average closing price of CenterState common stock over a specified period prior to completion of the merger decreases below certain specified thresholds unless CenterState elects to (i) increase the exchange ratio or (ii) pay additional cash consideration as determined by a formula in the merger agreement, as discussed in further detail on page 137.

The value of the shares of CenterState common stock to be issued to NCC stockholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for the CenterState common stock. See “Risk Factors” beginning on page 47. Because the market price of the CenterState common stock may fluctuate, NCC stockholders cannot be sure of the market value of the merger consideration they will receive until the closing.

Procedures for Converting Shares of NCC Common Stock into Merger Consideration

Exchange Agent

CenterState has designated Continental Stock Transfer and Trust Company to act as the exchange agent in connection with the merger (such agent is referred to in this joint proxy statement/prospectus as the “exchange agent”). The exchange agent shall also act as the agent for NCC stockholders for the purpose of receiving their NCC certificates and book-entry shares and shall obtain no rights or interests in the shares represented thereby. Prior to the effective time of the merger, CenterState will deposit, or cause to be deposited, with the exchange agent the aggregate merger consideration and, to the extent then determinable, any cash payable in lieu of fractional shares, necessary to satisfy the aggregate merger consideration payable.

Transmittal Materials and Procedures

Promptly (but not more than five business days) after the effective time of the merger, and provided that NCC has delivered, or caused to be delivered, to the exchange agent all information that is reasonably necessary for the exchange agent to perform its obligations as specified in the merger agreement, the exchange agent will send transmittal materials, which will include the appropriate form of letter of transmittal, to holders of record of shares of NCC common stock (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) providing instructions on how to effect the delivery of certificates or book-entry shares of NCC common stock in exchange for the merger consideration. After the effective time of the merger, when an NCC stockholder surrenders its stock certificates or book-entry shares, accompanied by a properly executed letter of transmittal and any other documents as may reasonably be required by the exchange agent, the holder of shares of NCC common stock will be entitled to receive, (i) its pro rata portion of the merger consideration and (ii) any cash in lieu of fractional shares to which the holder is entitled.

No interest will be paid or accrued on any amount payable upon cancellation of shares of NCC common stock. The shares of CenterState common stock issued in accordance with the merger agreement upon conversion of the shares of NCC common stock (including any cash paid in lieu of fractional shares) will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of NCC common stock.

If any portion of the merger consideration is to be delivered to a person or entity other than the holder in whose name any surrendered certificate is registered, it will be a condition of such exchange that (i) the certificate surrendered must be properly endorsed or must be otherwise in proper form for transfer and (ii) the person or entity requesting such payment pays any transfer or other similar taxes required by reason of the payment of the merger consideration to a person or entity other than the registered holder of the certificate surrendered or will establish to the satisfaction of CenterState that such tax has been paid or is not required to be paid. Payment of the applicable merger consideration with respect to book-entry shares will only be made to the person or entity in whose name such book-entry shares are registered. The shares of CenterState common stock may be in uncertificated book-entry form, unless a physical certificate is otherwise required by any applicable law.

Surrender of NCC Stock Certificates and Book-Entry Shares

The exchange agent will mail to each holder of record of NCC common stock the letter of transmittal along with instructions for completing the letter of transmittal and delivering to the exchange agent the completed letter of transmittal along with the stock certificates representing the shares of NCC common stock held by the stockholder.

Upon surrender to the exchange agent of the certificate(s) or book-entry shares representing its shares of NCC common stock, accompanied by a properly completed letter of transmittal, an NCC stockholder will be entitled to receive the merger consideration (including any cash in lieu of fractional shares) and any dividends or distributions to which such NCC stockholder shall have become entitled pursuant to the merger agreement, and CenterState shall direct the exchange agent to provide to each such NCC stockholder (i) the applicable merger consideration (including any cash in lieu of fractional shares) and (ii) and any dividends or distributions to which such NCC stockholder shall have become entitled pursuant to the merger agreement promptly, which shall be no later than five business days upon receipt of an NCC stockholder’s certificates or book-entry shares and a completed letter of transmittal. Until surrendered, each such certificate or book-entry share will represent, after the effective time of the merger, for all purposes, only the right to receive the merger consideration, without interest (including any cash in lieu of fractional shares) and any dividends to which such holder is entitled pursuant to the merger agreement.

No dividends or other distributions with respect to CenterState common stock after completion of the merger will be paid to the holder of any unsurrendered NCC stock certificates or book-entry shares with respect to the shares of CenterState common stock represented by those certificates until those certificates or book-entry shares have been properly surrendered. Subject to applicable abandoned property, escheat or similar laws, following the proper surrender of any such previously unsurrendered NCC stock certificate or book-entry shares, the holder of the certificate or book-entry shares will be entitled to receive, without interest (i) the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of CenterState common stock represented by that certificate or the book-entry shares and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of CenterState common stock represented by that certificate or the book-entry shares with a record date after the effective time of the merger (but before the date on which the certificate or book-entry shares are surrendered) and with a payment date subsequent to the issuance of the shares of CenterState common stock issuable in exchange for that certificate or book-entry shares.

Shares of CenterState common stock and cash in lieu of any fractional shares may be issued or paid in a name other than the name in which the surrendered NCC stock certificate is registered if (i) the certificate surrendered is properly endorsed or otherwise in a proper form for transfer and (ii) the person requesting the payment or issuance pays any transfer or other similar taxes due or establishes to the satisfaction of CenterState that such taxes have been paid or are not applicable.

None of CenterState, the exchange agent or any other person will be liable to any former NCC stockholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

In the event any NCC stock certificate is lost, stolen or destroyed, in order to receive the merger consideration (including cash in lieu of any fractional shares), the holder of that certificate must provide an affidavit of that fact and, if reasonably required by CenterState or the exchange agent, post a bond in such amount as CenterState determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.

Stock Options

If the merger is completed, each option to acquire shares of NCC common stock which is then outstanding and unexercised (each, an “NCC stock option”) shall be assumed by CenterState and be converted into an option to purchase the number of shares of CenterState common stock equal to the product obtained by multiplying the exchange ratio by the number of shares of NCC common stock which such NCC stock option entitled the holder thereof to purchase, at an exercise price equal to the quotient obtained by dividing the exercise price per share of such NCC stock option by the exchange ratio.

Warrants

If the merger is completed, each warrant to purchase shares of NCC common stock which is then outstanding and unexercised (each, an “NCC warrant”) shall be assumed by CenterState and be converted into a right to purchase the number of shares of CenterState common stock equal to the product obtained by multiplying the exchange ratio by the number of shares of NCC common stock which such NCC warrant entitled the holder thereof to purchase, at an exercise price equal to the quotient obtained by dividing the exercise price per share of such NCC warrant by the exchange ratio.

Performance Share Awards

All outstanding performance share awards with respect to shares of NCC common stock for the four-year performance period ending on December 31, 2018 will, in accordance with the applicable NCC equity plan and award agreements, vest and be issued by NCC as soon as reasonably practicable after the following dates: (i) for time-based awards, December 31, 2018, and (ii) for performance-based awards, the date of certification by the Compensation Committee of the NCC board of directors and confirmation by NCC’s independent public accountants, of the extent to which the performance criteria underlying such awards have been achieved, in accordance with the applicable award agreements, and in no event later than March 15, 2019. Such shares, to the extent that they become deferred shares, will be entitled to receive the merger consideration in accordance with the procedure applicable to deferred shares, as described below, and to the extent that they are instead issued as shares of NCC common stock and do not become deferred shares, will be included in the NCC common stock issued and outstanding immediately prior to the effective time of the merger and will be entitled to receive the merger consideration.

Immediately prior to the effective time of the merger, the outstanding performance share awards with respect to shares of NCC common stock for the four-year performance periods ending on December 31, 2019, 2020 and 2021, all of which are to be measured over a performance period that will not be completed prior to the effective time of the merger, will vest as specified in the applicable award agreements, and the number of performance shares earned under the applicable award agreements, as well as the extent to which the performance goals have been achieved for the partial performance period, will be conclusively determined, in good faith, by the Compensation Committee of the NCC board of directors, in accordance with the change in control provisions in the applicable NCC equity plans and award agreements, as soon as reasonably practicable prior to the effective time of the merger. These performance share awards will be cancelled at the effective time of the merger in exchange for the right to receive, within ten (10) days following the effective time of the merger, the merger consideration in respect of each share of NCC common stock underlying the performance share awards, subject to applicable tax withholding.

Deferred Shares

The deferrals of NCC common stock representing equity awards and director fees credited to participant accounts under the National Commerce Corporation Deferral of Compensation Plan for Key Employees and Non-Employee Directors shall be converted into the right to receive the merger consideration in respect of each such NCC deferred share.

Conduct of Business Pending the Merger

Pursuant to the merger agreement, CenterState and NCC have agreed to certain restrictions on their activities until the effective time of the merger. CenterState has agreed that it will use commercially reasonable efforts to carry on its business and the business of CenterState Bank consistent with prudent banking practice and in compliance in all material respects with applicable laws. NCC has agreed that it will use commercially reasonable efforts to carry on its business, including the business of each of its subsidiaries, only in the ordinary course of business and consistent with prudent banking practice and in compliance in all material respects with all applicable laws. In addition, NCC has agreed that it will use commercially reasonable efforts to:

•	preserve its business organization and assets intact;

•	keep available to itself and CenterState the present services of the current officers and employees of NCC and each of its subsidiaries; and

•	preserve for itself and CenterState the goodwill of its customers, key employees, lessors and others with whom business relationships exist.

CenterState has also agreed that until the effective time of the merger or the earlier termination of the merger agreement or with the prior written consent of NCC, which consent shall not be unreasonably withheld, conditioned or delayed, it will not, and will not permit any of its subsidiaries to, take any action or knowingly fail to take any action that is intended or is reasonably likely to:

•	prevent, delay or impair in any material respect CenterState’s ability to consummate the merger, the bank merger or the transactions contemplated by the merger agreement;

•	prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•

result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time of the merger, or in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement, except, in every case, as may be required by applicable law;

•

amend the articles of incorporation or bylaws of CenterState in a manner that would materially and adversely affect the holders of NCC common stock or adversely affect the holders of NCC common stock relative to other holders of CenterState common stock;

•	make, declare or pay any extraordinary dividend on any CenterState common stock;

•	prevent CenterState or its subsidiaries from assuming NCC’s or its subsidiaries’ outstanding indebtedness;

•

(i) enter into agreements with respect to, or consummate, any mergers or business combinations, or any acquisition of any other entity or business, (ii) make capital contributions to, or investments in, any other entity or business, in each case of clauses (i) and (ii), that would reasonably be expected to prevent or materially delay the consummation of the merger, or (iii) adopt or publicly propose a plan of complete or partial liquidation or adopt resolutions providing for or authorizing such a liquidation or dissolution, in each case, of CenterState; or

•	agree to take, commit to take, or adopt any resolution of its board of directors in support of, any of the actions prohibited by the merger agreement.

NCC has also agreed that until the effective time of the merger, except as expressly contemplated or permitted by the merger agreement (including the disclosure schedule related to such covenant) or as required by law, it will not, and will not permit any of its subsidiaries to do any of the following without the prior written consent of CenterState, which consent shall not be unreasonably withheld, conditioned or delayed:

•

(i) issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock (except for issuances of NCC common stock upon the exercise, vesting or settlement of NCC equity awards or NCC warrants outstanding on the date of the merger agreement), any rights, any new award or grant under the NCC stock plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as permitted in the merger agreement, accelerate the vesting of any existing rights, or (iii) except as permitted in the merger agreement, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, repurchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any rights issued and outstanding prior to the effective time (other than the acquisition or acceptance of shares of NCC common stock from a holder of NCC equity awards or NCC warrants in satisfaction of withholding obligations or in payment of the exercise price, as may be permitted pursuant to the NCC stock plans, the applicable award agreements or NCC warrants);

•

make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for (i) dividends to NCC from its subsidiaries, consistent with past practice, (ii) distributions payable to service NCC’s outstanding subordinated notes, and (iii) if the effective time of the merger has not occurred on or prior to June 30, 2019, a dividend to be paid to the holders of NCC common stock prior to the effective time of the merger not to exceed $0.10 per share of NCC common stock;

•

except as allowed by the merger agreement, enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of NCC or any of its subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in base salary to employees in the ordinary course of business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 5% for any individual or 3% in the aggregate for all employees of NCC or any of its subsidiaries, (ii) as may be required by law, (iii) as may be required pursuant to the terms of any NCC benefit plan or to satisfy contractual obligations existing or contemplated as of the date of the merger agreement, (iv) incentive or bonus payments in accordance with past practice, including in accordance with the terms of the NCC 2011 equity plan, the NCC 2017 equity incentive plan, and the NCC 2018 incentive program or (v) severance in accordance with past practice;

•

hire any person as an employee of NCC or any of its subsidiaries, except for at-will employees at an annual rate of salary not to exceed $150,000 to fill vacancies that may arise from time to time in the ordinary course of business;

•

enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by, or to make consistent with, applicable law, subject to the provision of prior written notice to and consultation with CenterState, (ii) to satisfy contractual obligations, (iii) as previously disclosed to CenterState or (iv) as may be required or permitted pursuant to the terms of the merger agreement) any NCC benefit plan or other arrangements that, if adopted or established, would constitute an NCC benefit plan);

•

except pursuant to agreements or arrangements in effect on the date of the merger agreement, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than (i) loans in accordance with Regulation O of the Federal Reserve Board and consistent with past practice and in the ordinary course of business and (ii) routine banking relationships, compensation or business expense advancements or reimbursements in the ordinary course of business;

•

except as permitted by the merger agreement or in the ordinary course of business (including the sale, transfer or disposal of other real estate owned), sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any material portion of its rights, assets, deposits, business or properties or cancel or release any material indebtedness owed to NCC or any of its subsidiaries;

•

acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business, and other than in connection with the acquisition by NBC of the remaining 30% interest of its wholly-owned subsidiary, CBI) all or any portion of the assets, debt, business, deposits or properties of any other entity or person, except for purchases specifically approved by CenterState;

•	make any capital expenditures in amounts exceeding $500,000 individually, or $1,000,000 in the aggregate;

•	amend NCC’s certificate of incorporation or bylaws or any equivalent documents of any of its subsidiaries;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws, GAAP or at the direction of a governmental authority;

•

except as permitted by the merger agreement, enter into, amend, modify, terminate, extend, or waive any material provision of, any NCC material contract, lease or insurance policy, or make any material change in any instrument or agreement governing the terms of any of its securities, or material lease, license or contract, other than normal renewals of contracts, licenses and leases without material adverse changes of terms with respect to NCC or any of its subsidiaries, or enter into any contract that would constitute a NCC material contract if it were in effect on the date of the merger agreement, except for any amendments, modifications or terminations requested by CenterState;

•

other than settlement of foreclosure actions or debt workouts in the ordinary course of business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which NCC or any of its subsidiaries is or becomes a party after the date of the merger agreement, which settlement or agreement involves payment by NCC or any of its subsidiaries of an amount which exceeds $500,000 individually or $750,000 in the aggregate and/or would impose any material restriction on the business of NCC or any of its subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

•

(i) enter into any material new line of business, introduce any material new products or services, or introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any governmental authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service loans, its hedging practices and policies, except as required by applicable law, regulation or policies imposed by any governmental authority; and (iv) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business;

•	enter into any derivative transaction, other than interest rate swaps entered into for the account of customers of NBC (i.e., “back-to-back” agreements) in the ordinary course of business;

•

incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of 12 months (other than purchases of federal funds, borrowings from the Federal Home Loan Bank of Atlanta or Federal Reserve Bank of Atlanta, or creation of deposit liabilities or sales of certificates of deposit in the ordinary course of business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (whether absolute, accrued, contingent or otherwise) of any other person, other than the issuance of letters of credit in the ordinary course of business;

•

(i) acquire (other than (A) by way of foreclosure or acquisitions in a bona fide fiduciary capacity or (B) in satisfaction of debts previously contracted in good faith), any debt security or equity investment or any certificates of deposit issued by other banks, other than securities rated “AA” or higher by either Standard and Poor’s Ratings Services or Moody’s Investor Service, or (ii) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or applicable laws, regulations, guidelines or policies imposed by any governmental authority or regulatory agency or requested by a governmental authority or regulatory agency;

•	make any changes to deposit pricing other than such changes that may be made in the ordinary course of business;

•

except for loans or extensions of credit approved and/or committed as of the date of the merger agreement, (i) make any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by NCC or any of its subsidiaries to such borrower or its affiliates would be in excess of $300,000, in the aggregate, (B) jumbo residential real estate loan in excess of $1,000,000 or home equity line of credit that is not held for sale in excess of $750,000, (C) commercial or industrial loan not secured by real estate in excess of $1,500,000, (D) commercial real estate loan in excess of $2,500,000; or (ii) participate in any loan or pool of loans. Any loan in excess of the foregoing limits will require the prior written approval of the President or Chief Credit Officer or Credit Administrator of CenterState Bank. Notwithstanding the foregoing, NCC may, without obtaining the prior written approval of CenterState Bank (1) effect any modification to a loan or extension of credit that is not rated “substandard” or lower; (2) extend the loan maturity or renew

(A) loans rated “pass” or better if the interest rate lock is not more than five years, or if the interest rate lock is five years or more, if the loan is fully amortizing and its maturity is 15 years or less, (B) residential loans or home equity lines of credit rated “pass” or better in accordance with NCC’s existing policies; and (3) renew for up to two years any unsecured loan not in excess of $300,000 where no additional credit is extended. NCC may not effect any collateral release for any loan rated “watch” or lower without the prior approval of CenterState Bank;

•

make any new investment or new commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any new investment or new commitment to develop, or otherwise take any actions to develop any real estate owned by NCC or any of its subsidiaries;

•

except as required by applicable law or any governmental authority, make, in any manner different from NCC’s prior custom and practice, or change any material tax election, file any material amended tax return, enter into any material closing agreement, settle or compromise any material liability with respect to taxes, agree to any material adjustment of any tax attribute, file any claim for a material refund of taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment, provided that, for purposes of the foregoing, “material” means affecting or relating to $75,000 or more in taxes or $150,000 or more of taxable income;

•

take any action or knowingly fail to take any action not contemplated by the merger agreement that is intended or is reasonably likely to (i) prevent, delay or impair in any material respect NCC’s ability to consummate the merger or the transactions contemplated by the merger agreement or (ii) prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•

except as required by law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by CenterState;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its subsidiaries;

•

(i) enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement, except, in every case, as may be required by applicable law; or

•	agree to take, make any commitment to take or adopt any resolutions of its board of directors in support of any actions prohibited by the merger agreement.

Regulatory Matters

CenterState has agreed to use its commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement. CenterState and NCC have agreed to use their respective commercially reasonable efforts to cause (i) the respective documents they are responsible for filing with the SEC in connection with the merger to comply as to form and substance in all material respects with applicable requirements of the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”) and (ii) the registration statement to become effective by the SEC as promptly as reasonably practicable after filing and to maintain such effectiveness for as long as necessary to consummate the merger and the other transactions contemplated by the merger agreement.

CenterState and NCC and their respective subsidiaries have agreed to cooperate with each other and use their respective commercially reasonable efforts to (i) promptly prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and regulatory and governmental entities that are necessary to consummate the transactions contemplated by the merger agreement, (ii) comply with the terms and conditions of all such permits, consents, approvals and authorizations, (iii) resolve any objections that may be asserted by any governmental authority with respect to the merger agreement or the transactions contemplated by the merger agreement, and (iv) cause the transactions contemplated by the merger agreement to be consummated as expeditiously as practicable.

CenterState and NCC will furnish each other and each other’s counsel with all information as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of CenterState or NCC to any governmental authority in connection with the transactions contemplated by the merger agreement. Each party has the right to review and approve in advance all characterizations of the information relating to such party and any of its subsidiaries that appear in any filing with a governmental authority made in connection with the transactions contemplated by the merger agreement, other than any material filed under a claim of confidentiality. In addition, CenterState and NCC have agreed to provide to the other party for review a copy of each filing with a governmental authority made in connection with the transactions contemplated by the merger agreement prior to its filing.

Employee Matters

General

Following the effective time of the merger, CenterState must maintain or cause to be maintained employee benefit plans and compensation opportunities for those persons who are full-time employees of NCC or any of its affiliates on the closing date of the merger (referred to below as “covered employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly-situated employees of CenterState or its subsidiaries (except that no covered employee may participate in any closed or frozen plan of CenterState or its subsidiaries, including any such plan that is closed or frozen with respect to new employees of CenterState). CenterState shall give the covered employees full credit for their prior service with NCC and any of its affiliates for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by CenterState in which covered employees may be eligible to participate and for all purposes under any welfare benefit plans, vacation plans, severance plans and similar arrangements maintained by CenterState.

With respect to any CenterState health, dental, vision or other welfare plan in which any covered employee is eligible to participate, for the first plan year in which the covered employee is eligible to participate, CenterState or its applicable subsidiary must use its commercially reasonable best efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to the covered employee and his or her covered dependents to the extent the condition was, or would have been, covered under the NCC benefit plan in which the covered employee participated immediately prior to the effective time of the merger and (ii) recognize any health, dental, vision or other welfare expenses incurred by the covered employee and his or her covered dependents in the year that includes the closing date of the merger (or, if later, the year in which the covered employee is first eligible to participate) for purposes of any applicable copayment, deductibles and annual out-of-pocket expense requirements. Neither CenterState nor any of its subsidiaries shall terminate the existing coverage of any covered employee or his or her dependents under any of the NCC or its affiliates’ health, dental, vision or other welfare plans, programs or benefits prior to the time such covered employees and their dependents become eligible to participate in the health, dental, vision or other welfare plans, programs and benefits common to all employees of CenterState or any of its subsidiaries and their dependents.

Prior to the effective time, and subject to the consummation of the transactions contemplated by the merger agreement, NCC must take, and cause each of its subsidiaries to take, all actions requested no later than ten days prior to the closing of the merger by CenterState that may be necessary or appropriate to (i) cause one or more NCC benefit plans to terminate as of the effective time, or as of the date immediately preceding the date that includes the effective time, (ii) cause benefit accruals and entitlements under any NCC benefit plan to cease as of the effective time, or as of the date immediately preceding that date that includes the effective time, (iii) cause the continuation on and after the effective time of any contract, arrangement or insurance policy relating to any NCC benefit plan for such period as may be requested by CenterState, or (iv) facilitate the merger of any NCC benefit plan into any employee benefit plan maintained by CenterState or any of its subsidiaries; provided that NCC shall not be required to take any action that would result in the violation by NCC of any contract with a third party. All resolutions, notices, or other documents issued, adopted or executed in connection with the foregoing shall be subject to CenterState’s reasonable prior review, which shall not be unreasonably withheld, conditioned or delayed. If CenterState requires NCC to terminate a medical plan having a flexible spending arrangement under Code Section 125, NCC and each of its subsidiaries may continue its flexible spending arrangement through the effective time.

If, within the period ending on the later of (i) nine months after the effective time of the merger or (ii) 45 days after the completion of the informational systems conversion, unless otherwise addressed in an employment agreement entered into with CenterState or CenterState Bank, or an employment, change in control or severance agreement disclosed to CenterState, any covered employee is terminated by CenterState or its subsidiaries other than “for cause” or resigns because he or she was offered a position with a material reduction in rate of base pay or that is outside a 50-mile radius of the current address of his or her primary work location at NCC or any of its subsidiaries, then CenterState will, subject to such covered employee’s execution of appropriate releases, pay severance to the covered employee in an amount equal to two weeks of base salary for each 12 months of such covered employee’s prior employment with NCC, NBC or any applicable subsidiary; provided, however, that in no event will the total amount of severance for any current employee be less than four weeks of such base salary, nor greater than 26 weeks of such base salary. Any severance to which a covered employee may be entitled in connection with a termination occurring more than nine months after the effective time of the merger will be as set forth in the severance policies of CenterState and its subsidiaries as then in effect.

After the effective time of the merger, all accrued and unused sick time for all employees of NCC and any of its subsidiaries and all accrued and unused vacation time for all employees of NCC and any of its subsidiaries shall be accorded such treatment as set forth in CenterState’s polices.

CenterState will, as a matter of law, subject to and as a result of the merger and the bank merger, respectively, assume and become responsible for all contractual obligations, and shall succeed to all contractual obligations, of NCC (including employment, supplemental executive retirement benefits, split-dollar and other agreements) as of the effective time of the merger, and CenterState Bank will assume and be responsible for all contractual obligations, and shall succeed to all contractual obligations, of NBC (including employment, supplemental executive retirement benefits, split-dollar and other agreements) as of the effective time of the bank merger. Prior to the effective time of the merger, if CenterState requests NCC’s assistance with respect to implementing new or replacement employment-related agreements for one or more employees of NCC or any of its subsidiaries in connection with the merger, NCC shall, and shall cause its subsidiaries to, cooperate in good faith to facilitate and assist with respect to implementing any such new or replacement employment-related agreements.

CenterState shall take all commercially reasonable actions necessary, including any needed plan or policy amendments, to cause the trustee of the CenterState Banks, Inc. Employee Savings Trust, if requested to do so by a covered employee, to accept a direct “rollover” in cash of all or a portion of such employee’s distribution from NCC’s (or its affiliate’s) qualified 401(k) savings plan (provided that the CenterState Banks, Inc. Employee Savings Trust shall only accept cash and not in kind rollovers). In the case of a covered employee with an outstanding loan(s) under the NCC 401(k) plan, CenterState shall use commercially reasonable efforts to permit the covered employee to rollover such outstanding loan balance(s) to the CenterState Banks Inc. Employee

Savings Trust (subject to the requirements and limitations of the applicable provisions of the Code); provided, however, that the covered employee may transfer such loan only if such covered employee elects to rollover his or her entire account balance under the NCC 401(k) plan.

NCC shall establish a retention bonus pool to be paid to certain NCC employees as shall be determined by NCC after consultation with CenterState (including in amounts of payments and timing of payments), with the amounts of such retention bonuses payable pursuant to the retention bonus pool not to exceed an amount agreed to by CenterState and NCC. CenterState may establish an additional retention bonus pool, with such recipients, amounts of payments and timing of payments designated by CenterState.

Indemnification and Directors’ and Officers’ Insurance

From and after the effective time of the merger, CenterState must indemnify, defend and hold harmless the present and former directors, officers and employees of NCC, NBC and their respective subsidiaries against all costs or expenses (including reasonable attorneys’ fees), judgements, fines, losses, claims, damages or liabilities or amounts that are paid in settlement (which settlement shall require the prior written consent of CenterState, which consent shall not be unreasonably withheld, conditioned or delayed) incurred in connection with any claim, action, suit, proceeding or investigation arising out of actions or omissions of such persons in the course of performing their duties for or at the request of NCC, NBC or their respective subsidiaries occurring at or before the effective time of the merger (including the transactions contemplated by the merger agreement) (each a “claim”), regardless of whether such claim is asserted or claimed before, or after, the effective time of the merger, to the fullest extent as such persons have the right to be indemnified pursuant to the certificate of incorporation or bylaws of NCC or similar governing documents of NBC in effect on the date of the merger agreement and to the fullest extent permitted by applicable Delaware law. In connection with such indemnification, CenterState and/or CenterState Bank will advance expenses, promptly after statements therefor are received, to each indemnified party, to the fullest extent required or permitted by the certificate of incorporation and bylaws of NCC and the articles of association and bylaws of NBC in effect on the date of the merger agreement and to the fullest extent permitted by applicable law (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification).

For a period of six years after the effective time of the merger, CenterState will maintain directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of NCC or NBC and their respective subsidiaries with respect to claims against them arising from facts or events occurring at or before the effective time of the merger (including the transactions contemplated by the merger agreement). The directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified person as the coverage currently provided by NCC; provided, however, that (i) if CenterState is unable to obtain or maintain the directors’ and officers’ liability insurance with such terms, then CenterState will provide as much comparable insurance as is reasonably available and (ii) officers and directors of NCC or NBC may be required to make application and provide customary representations and warranties to the carrier of the insurance. In no event shall CenterState be required to expend, for the tail insurance, a premium amount in excess of $1,500,000 in the aggregate. If the cost of the tail insurance exceeds such maximum premium for the tail insurance, CenterState will obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding such maximum premium.

CenterState has agreed that if it, or any of its successors and assigns, consolidates with or merges with any other corporation or entity where it is not the continuing or surviving corporation, or transfers all or substantially all of its property or assets, it will make proper provision so that the successors and assigns of CenterState and its subsidiaries assume the obligations of indemnification under the merger agreement.

Third Party Proposals

NCC has agreed that, from the date of the merger agreement it will not, and will cause each of its subsidiaries and each of its and their respective officers and directors not to, and will use its commercially reasonable efforts to cause its and its subsidiaries’ other employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and agents not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an NCC acquisition proposal; (ii) participate in any discussions or negotiations regarding any NCC acquisition proposal or furnish, or otherwise afford access to, any person (other than CenterState) any information or data with respect to NCC or any of its subsidiaries or otherwise relating to an NCC acquisition proposal; (iii) release any person from, waive any provision of, or fail to enforce any confidentiality agreement or standstill agreement to which NCC is a party; or (iv) except for a confidentiality agreement permitted by the terms of the merger agreement, enter into any agreement, agreement in principle or letter of intent with respect to any NCC acquisition proposal or approve or resolve to approve any NCC acquisition proposal or any agreement, agreement in principle or letter of intent relating to an NCC acquisition proposal.

For purposes of the merger agreement, an “NCC acquisition proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from CenterState), whether or not in writing, contemplating, relating to or that could reasonably be expected to lead to (i) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving NCC or any of its subsidiaries; (ii) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, 20% or more of the assets of NCC or any of its subsidiaries; (iii) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of NCC or any of its subsidiaries (other than in connection with the acquisition by NCC of the remaining 30% interest of CBI); (iv) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of NCC or any of its subsidiaries; or (v) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

However, at any time prior to the NCC special meeting, NCC may take any of the actions described in the first paragraph of this “ — Third Party Proposals” section, if, but only if, (i) NCC has received a bona fide unsolicited written NCC acquisition proposal that did not result from a breach of the merger agreement, (ii) the NCC board of directors reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such NCC acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and (B) it is reasonably necessary to take such actions to comply with its fiduciary duties to NCC’s stockholders under applicable law, (iii) NCC has provided CenterState with at least three business days’ prior notice of such determination, and (iv) prior to furnishing or affording access to any information or data with respect to NCC or any of its subsidiaries or otherwise relating to an NCC acquisition proposal, NCC receives from such person a confidentiality agreement with terms no less favorable to NCC than those contained in the confidentiality agreement with CenterState. NCC must promptly provide to CenterState any non-public information regarding NCC or any of its subsidiaries provided to any other person which was not previously provided to CenterState, and such additional information must be provided no later than the date of provision of such information to such other party.

A “superior proposal” means a bona fide, unsolicited NCC acquisition proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and NCC or any of its subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding NCC common stock or more than 50% of the assets of NCC and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of NCC reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such NCC acquisition proposal, and (B) taking into account any changes to the merger agreement proposed by CenterState in response to such NCC acquisition proposal, such proposal, is more favorable to the stockholders of NCC from a financial point of view than the merger.

NCC must promptly (and in any event within 24 hours) notify CenterState in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, NCC or its representatives, in each case in connection with any NCC acquisition proposal, and such notice must indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications), except to the extent that (i) discussion of such materials jeopardizes the attorney-client privilege or (ii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree). NCC has agreed that it will keep CenterState informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

Neither the board of directors of NCC nor any committee thereof shall (i) except as provided below, withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to CenterState in connection with the transactions contemplated by the merger agreement (including the merger), the recommendation of NCC’s board of directors that the NCC stockholders approve the merger agreement (the “NCC recommendation”), fail to reaffirm the NCC recommendation within three business days following a request by CenterState, or make any statement, filing or release, in connection with the NCC special meeting or otherwise, inconsistent with the NCC recommendation (it being understood that taking a neutral position or no position with respect to an NCC acquisition proposal will be considered an adverse modification of the NCC recommendation); (ii) approve or recommend, or propose to approve or recommend, any NCC acquisition proposal; or (iii) enter into (or cause NCC or any of its subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any NCC acquisition transaction (other than a confidentiality agreement entered into in accordance with the foregoing) or (B) requiring NCC to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement.

Notwithstanding the foregoing, prior to the approval of the merger at the NCC special meeting, the board of directors of NCC may withdraw, qualify, amend or modify the NCC recommendation (the “NCC subsequent determination”) after the fifth business day following CenterState’s receipt of a notice (the “notice of superior proposal”) from NCC advising CenterState that the board of directors of NCC has decided that a bona fide unsolicited written NCC acquisition proposal that it received (that did not result from a breach of the merger agreement) constitutes a superior proposal if, but only if, (i) the board of directors of NCC has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that it is reasonably necessary to take such actions to comply with its fiduciary duties to NCC’s stockholders under applicable law, (ii) during the five business day period after receipt of the notice of superior proposal by CenterState (the “notice period”), NCC and the board of directors of NCC shall have cooperated and negotiated in good faith with CenterState to make such adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable NCC to proceed with the NCC recommendation without an NCC subsequent determination; provided, however, that CenterState does not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of the merger agreement and (iii) at the end of the notice period, after taking into account any such adjusted, modified or amended terms as may have been proposed by CenterState since its receipt of such notice of superior proposal, the board of directors of NCC has again in good faith made the determination that such NCC acquisition proposal constitutes a superior proposal. In the event of any material revisions to the superior proposal, NCC is required to deliver a new notice of superior proposal to CenterState and again comply with the foregoing requirements, except that the notice period will be reduced to three business days.

Notwithstanding the foregoing, if, following an intervening event, the board of directors of CenterState or NCC after receiving the advice of its respective outside counsel, and, with respect to financial matters, its respective financial advisors, determines in good faith that it would be more likely than not to result in a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement, then in submitting the merger agreement, such board of directors may submit the merger agreement to its shareholders or stockholders, as applicable, without recommendation (although the board resolutions approving the merger agreement as of the date of the merger agreement may not be rescinded or amended), in which event the board of directors may communicate the basis for its lack of a recommendation to its shareholders or stockholders, as applicable, to the extent required by law; provided that the CenterState or NCC board of directors may not take any actions under this provision unless (i) it gives the other party at least five business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action, and (ii) at the end of such notice period, the CenterState or NCC board of directors takes into account any amendment or modification to the merger agreement proposed by CenterState or NCC, as applicable, and after receiving the advice of its respective outside counsel, and, with respect to financial matters, its respective financial advisors, determines in good faith that it would nevertheless be more likely than not to result in a violation of its fiduciary duties under applicable laws to continue to recommend the merger agreement.

An “intervening event,” with respect to CenterState or NCC, means any material event, circumstance, change, effect, development, or condition occurring or arising after the date of the merger agreement (other than any event, change, effect, development or condition resulting from a breach of the merger agreement by CenterState or NCC (that was not known to nor reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case by CenterState’s or NCC’s board of directors, as of or prior to the date of the merger agreement affecting the business, assets or operation of CenterState or NCC and not relating to any NCC acquisition proposal, which becomes known to CenterState’s or NCC’s board of directors prior to the receipt of the approval of the CenterState shareholders or NCC stockholders; provided, however, that in no event shall the following events, circumstances or changes in circumstances constitute an intervening event: (a) with respect to NCC, the receipt, existence or terms of an NCC acquisition proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of NCC acquisition proposal (which, for purposes of the intervening event definition, shall be read without reference to the percentage thresholds set forth therein); (b) developments or changes in the banking industry; (c) any change in and of itself, in the price, or change in trading volume, of NCC common stock or CenterState common stock, but not including any underlying causes thereof; (d) any change in credit ratings of CenterState or NCC or the fact that CenterState or NCC meets or exceeds (or fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period (it being understood that the underlying cause thereof may be taken into account for purposes of determining whether an intervening event has occurred); or (e) changes after the date of the merger agreement in the credit, debt, financial or capital markets or in interest or exchange rates.

Representations and Warranties

The merger agreement contains generally customary representations and warranties of CenterState and NCC relating to their respective businesses that are made as of the date of the merger agreement. The representations and warranties of each of CenterState and NCC have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:

•

have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•	will not survive consummation of the merger;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•	are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by CenterState or NCC. Therefore, the representations and warranties and other provisions of the merger agreement or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of CenterState, NCC or any of their respective subsidiaries or affiliates, without considering the foregoing. Instead, such provisions or descriptions should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Documents Incorporated by Reference.” CenterState and NCC will provide additional disclosure in their public reports to the extent that they are or become aware of the existence of any material facts that are required to be disclosed under federal securities law and that might otherwise contradict the representations and warranties contained in the merger agreement and will update such disclosure as required under federal securities laws.

The representations and warranties made by CenterState and NCC to each other primarily relate to:

•	corporate organization, existence, power and authority;

•	capitalization;

•	corporate authorization to enter into the merger agreement and to consummate the merger;

•	regulatory approvals and consents required in connection with the merger and the bank merger;

•	reports filed with governmental entities, including the SEC;

•	financial statements;

•	litigation and legal proceedings;

•	absence of material adverse effect on each party since December 31, 2017;

•	compliance with laws and the absence of regulatory agreements;

•	tax matters;

•	fees paid to financial advisors;

•	material contracts;

•	environmental matters;

•	loan portfolio;

•	insurance policies;

•	receipt of fairness opinions; and

•	accuracy of the information supplied by each party for inclusion or incorporation by reference in this joint proxy statement/prospectus.

NCC has also made representations and warranties to CenterState with respect to:

•	labor and employee relations;

•	employee benefits plans;

•	investment securities;

•	intellectual properties;

•	risk management instruments;

•	loan portfolio;

•	loans to executive officers and directors;

•	real and personal property matters; and

•	transactions with affiliates.

Conditions to Completion of the Merger

The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including:

•	the required approvals by the shareholders of CenterState and the stockholders of NCC;

•

the receipt of all regulatory approvals, or expiration or termination of all statutory waiting periods in respect thereof, required to consummate the transactions contemplated by the merger agreement, without any burdensome conditions;

•

the absence of any judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger or the bank merger;

•	the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, under the Securities Act;

•

the receipt by CenterState and NCC from their respective tax counsel of a U.S. federal income tax opinion that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•	the receipt by NCC of a specified contractual consent from a third party (which was received on January 7, 2019);

•

subject to certain exceptions, accuracy of the representations and warranties of the other party, generally subject to a material adverse effect qualification, as of the date of the merger agreement and as of the date of the completion of the merger;

•	performance in all material respects by CenterState and NCC of their respective obligations under the merger agreement, subject to a material adverse effect qualification; and

•

the absence of any event which has resulted in a material adverse effect on the other party, and the absence of any condition, event, fact, circumstance or other occurrence that is reasonably expected to have a material adverse effect on the other party.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger:

•	by mutual written consent of CenterState and NCC;

•

by CenterState or NCC if any regulatory approval required for consummation of the merger or the bank merger has been denied by final non-appealable action by the relevant governmental authority or an application therefor has been permanently withdrawn at the request of a governmental authority, unless the failure to obtain such regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements set forth in the merger agreement;

•	by CenterState or NCC if the approval of the shareholders of CenterState or the stockholders of NCC is not obtained;

•

by CenterState or NCC in the event of a material breach by the other party of any representation, warranty or covenant contained in the merger agreement and such breach is not cured by the earlier of (i) within thirty days or (ii) two business days prior to November 23, 2019;

•	by CenterState or NCC if the merger is not consummated on or before November 23, 2019;

•

by CenterState or NCC if the other party’s board of directors breaches its obligations with respect to giving notice of and making a recommendation in connection with each of the CenterState and NCC special meetings, respectively;

•

by CenterState if NCC’s board of directors approves or recommends an acquisition proposal, fails to publicly recommend against a publicly announced acquisition within three business days of being requested to do so by CenterState or resolves or otherwise determines or announces an intention to take the foregoing actions;

•	by NCC, if both of the following conditions exist:

(i)	the quotient obtained by dividing the CenterState average stock price during a specified time prior to completion of the merger by $24.47 is less than 0.85, and

(ii)

the CenterState Ratio is less than 85% of the quotient obtained by dividing the average closing prices for the KBW Regional Bank Index during a specified time prior to completion of the merger by $101.81.

If NCC elects to exercise this termination right, it must give written notice to CenterState. During the five business day period commencing with its receipt of such notice, CenterState has the option to increase the exchange ratio or pay a cash payment in addition to, and not in lieu of the merger consideration, in accordance with formulas set forth in the merger agreement. If CenterState so elects, it will give written notice to NCC of such election and the increase in the per share merger consideration whereupon no termination shall have occurred and the merger agreement will remain in full force and effect.

Termination Fee

NCC will pay CenterState a termination fee equal to $31.8 million in the event (i) NCC receives an NCC acquisition proposal and the merger agreement is terminated because the required NCC stockholder approval is not obtained or is terminated by CenterState because of NCC’s material breach of representations, warranties or covenants and NCC enters into a superior proposal within 12 months of such termination, or (ii) the merger agreement is terminated by CenterState because NCC’s board of directors breaches its obligations with respect to giving notice of and making a recommendation in connection with the NCC special meeting.

Reverse Termination Fee

CenterState will pay NCC a reverse termination fee equal to $31.8 million if the merger agreement is terminated by NCC because CenterState’s board of directors breaches its obligations with respect to giving notice of and making a recommendation in connection with the CenterState special meeting.

Effect of Termination

In the event of termination of the merger agreement by either party, the merger agreement shall become void and have no effect, and none of CenterState, NCC, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever thereunder, or in connection with the transactions contemplated thereby, except that (i) the provisions of the merger agreement regarding confidentiality, payment of transactional expenses, the termination or reverse termination fee and interpretation of the merger agreement shall survive any termination of the merger agreement and (ii) notwithstanding anything to the contrary in the merger agreement, neither CenterState nor NCC shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of the merger agreement.

Notwithstanding the foregoing, the parties have agreed that if a party pays or causes to be paid to the other party the termination fee or the reverse termination fee, as applicable, in accordance with the merger agreement, the party paying such termination fee or reverse termination fee (or any successor in interest thereof) will not have any further obligations or liabilities to the other party with respect to the merger agreement or the transactions contemplated by it, except in the case of fraud or willful and material breach of any material provision of the merger agreement.

Amendment; Waiver

Prior to the effective time of the merger and to the extent permitted by applicable law, any provision of the merger agreement may be (i) waived by the party benefitted by the provision, provided the waiver is in writing and signed by such party, or (ii) amended or modified at any time, by an agreement in writing between the parties executed in the same manner as the merger agreement, except that (A) after the NCC special meeting, no amendment may be made which by law requires further approval by the stockholders of NCC without obtaining such approval, and (B) after the CenterState special meeting, no amendment shall be made which by law requires further approval by the shareholders of CenterState without obtaining such approval.

Expenses

All expenses incurred in connection with the merger, the bank merger, the merger agreement and other transactions contemplated thereby, including fees and expenses of financial consultants, accountants and counsel, will be paid by the party incurring the expenses. Nothing in the merger agreement limits either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of the merger agreement.

Non-Competition and Non-Disclosure Agreements

At the time of the execution of the merger agreement, each non-employee director of NCC and NBC executed a non-competition and non-disclosure agreement with CenterState, effective upon consummation of the merger, in which each such director has agreed, among other things:

•	not to disclose confidential information or trade secrets relating to the business of NCC and of which the director became aware as a consequence of his relationship with NCC; and

•	for a period of two years after the effective time of the merger, directly on the director’s own behalf or on behalf of any other person, not to:

•

solicit or attempt to solicit any individual or entity that is known by such director to be a customer of CenterState, CenterState Bank, NCC or NBC, including known actively-sought prospective customers of NBC at the effective time of the merger, for the purpose of providing banking products or services that are competitive with those of CenterState, CenterState Bank, NCC or NBC;

•

act as a director, manager, officer or employee of any business that is the same or essentially the same as the business conducted by CenterState, CenterState Bank, NCC or NBC and that has an office located within any county in Florida, Georgia, or Alabama where NBC operates a banking office as of the closing of the merger and each county contiguous to each of such counties; or

•

solicit, recruit or hire, or attempt to solicit, recruit or hire, any individual who is known by such director to be an employee of CenterState, CenterState Bank, NCC or NBC or to have been an employee of CenterState, CenterState Bank, NCC or NBC within one year prior to such activity.

Claims Letters with Directors

At the time of the execution of the merger agreement, each director of NCC and NBC executed a letter agreement with CenterState, pursuant to which each such director waived, released and discharged, subject to and effective upon the consummation of the merger, NCC and each of its subsidiaries, their respective directors and officers (in their capacities as such), and their respective successors and assigns (including CenterState and CenterState Bank), of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions, causes of action or other rights of every nature, character or description that the director has or claims to have, or previously had or claimed to have, solely in his or her capacity as an officer, director or employee of NCC or any of its subsidiaries, as of the effective time of the merger.

The release does not apply to (i) claims for compensation for services that have accrued but not yet been paid in the ordinary course of business consistent with past practice that were disclosed in writing to CenterState on or prior to the date of the merger agreement or that are provided for in, contemplated under or permitted by the merger agreement; (ii) claims relating to severance, employment, change in control, the National Commerce Corporation Deferral of Compensation Plan for Key Employees and Non-Employee Directors, NCC equity awards or NCC warrants which were disclosed in writing to CenterState on or prior to the date of the merger agreement or which result from a written agreement between such director and CenterState or its subsidiaries; (iii) claims that the director has or may have in any capacity other than as an officer, director or employee of NCC or any of its subsidiaries, such as claims as a borrower under loan commitments and loan agreements, claims as a depositor under any deposit account or as the holder of any certificate of deposit, claims on account of any services rendered by the director other than as an officer, director or employee of NCC or any of its subsidiaries, claims in his or her capacity of a stockholder of NCC and claims as a holder of any check issued by any other depositor of NBC or any of its subsidiaries; (iv) any claims that the director has or may have under the merger agreement; (v) claims that the director cannot release and discharge under applicable laws; (vi) rights and claims to indemnification and advancement of expenses that the director has or may have under the certificate of incorporation or bylaws of NCC or similar governing documents of any of its subsidiaries, Delaware law, any indemnification agreement with NCC or any of its subsidiaries or the merger agreement; or (vii) claims solely to the extent arising from facts, conduct, activities, transactions or events occurring (in each case) after the effective time of the merger.

INFORMATION ABOUT THE COMPANIES

Information about CenterState

CenterState is a financial holding company under the laws of the United States. Incorporated under the laws of the state of Florida, CenterState owns all the outstanding shares of CenterState Bank. Headquartered in Winter Haven, Florida between Orlando and Tampa, CenterState provides traditional retail, commercial, mortgage, wealth management and SBA services throughout its branch network in Florida, Georgia and Alabama. CenterState also operates, through CenterState Bank, a correspondent banking and capital markets service division for over 600 small and medium sized community banks throughout the United States. Based primarily in Atlanta, Georgia and Birmingham, Alabama, this division earns commissions on fixed income security sales, fees from hedging services, loan brokerage fees and consulting fees for services related to these activities. CenterState owns R4ALL, Inc., which holds a troubled asset from CenterState Bank, and CSFL Insurance Corp., which operates a captive insurance subsidiary pursuant to Section 831(b) of the Code.

At September 30, 2018, CenterState had total consolidated assets of $12.3 billion, total consolidated loans of $8.9 billion, total consolidated deposits of $9.5 billion, and total consolidated shareholders’ equity of $1.9 billion. CenterState’s common stock is traded on The Nasdaq Global Select Market under the symbol “CSFL.”

CenterState’s executive offices are located at 1101 First Street South, Winter Haven, Florida 33880. CenterState’s telephone number is (863) 293-2600 and its website is www.centerstatebanks.com. The information on CenterState’s website is not part of this joint proxy statement/prospectus, and the reference to CenterState’s website address does not constitute incorporation by reference of any information on that website into this joint proxy statement/prospectus.

Additional information about CenterState is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Documents Incorporated By Reference.”

Information about NCC

NCC, a Delaware corporation, is a financial holding company headquartered in Birmingham, Alabama. NCC engages in the business of banking through NBC, its wholly owned banking subsidiary. NBC provides a broad array of financial services to businesses, business owners and professionals. NBC operates seven full-service banking offices in Alabama, located in Birmingham, Huntsville, Auburn-Opelika and Baldwin County, 24 full-service banking offices in Florida (including under the trade names United Legacy Bank, Reunion Bank of Florida, Patriot Bank, Premier Community Bank of Florida and FirstAtlantic Bank) and five full-service banking offices in the Atlanta, Georgia metro area (including under the trade names First Landmark Bank, Private Bank of Buckhead, Private Bank of Decatur and PrivatePlus Mortgage).

NCC engages in the business of factoring commercial receivables through NBC’s ownership of a 70% equity interest in CBI. CBI owns Corporate Billing, a transaction-based finance company headquartered in Decatur, Alabama, that provides factoring, invoicing, collection, and accounts receivable management services to transportation companies and automotive parts and service providers throughout the United States and parts of Canada.

As of September 30, 2018, NCC had total assets of approximately $4.1 billion, total net loans of approximately $3.2 billion, total deposits of approximately $3.3 billion and total shareholders’ equity of approximately $684.8 million. NCC’s common stock is traded on The Nasdaq Global Select Market under the symbol “NCOM.”

NCC’s principal executive office is located at 600 Luckie Drive, Suite 350, Birmingham, Alabama 35223, and its telephone number is (205) 313-8100. NCC does not maintain a standalone website, but additional information about NCC may be found on NBC’s website at www.nationalbankofcommerce.com. Information contained on NBC’s website is not part of this joint proxy statement-prospectus, and is not incorporated by reference herein.

DESCRIPTION OF CENTERSTATE’S CAPITAL STOCK

General Description

As of December 31, 2018, the authorized capital stock of CenterState consisted of 200,000,000 shares of common stock, 95,679,596 of which were outstanding and held by approximately 2,162 shareholders of record. The articles of incorporation also authorize CenterState to issue up to 5,000,000 shares of preferred stock, none of which are outstanding.

The following discussion is a brief summary of certain rights relating to CenterState common stock and preferred stock, as determined by the articles of incorporation and bylaws of CenterState. The following discussion is not intended to be a complete description of such capital stock and is qualified in its entirety by reference to governing laws and the articles of incorporation and bylaws of CenterState.

Common Stock

Holders of common stock are entitled to receive such dividends as may from time to time be declared by the board of directors of CenterState out of funds legally available therefor. Holders of common stock are entitled to one vote per share on all matters on which the holders are entitled to vote and do not have any cumulative votes in the election of directors. Holders of common stock have no conversion, redemption, preemptive or sinking fund rights. In the event of a liquidation, dissolution or winding-up of CenterState, holders of common stock are entitled to share equally and ratably in the assets of CenterState, if any, remaining after the payment of all debts and liabilities of CenterState, as well as any prior rights of payment to holders of shares of preferred stock.

Preferred Stock

Under CenterState’s articles of incorporation, CenterState is authorized to issue up to 5,000,000 shares of preferred stock, none of which are outstanding. As to the shares of preferred stock, CenterState’s board of directors has the authority, without approval of CenterState’s shareholders, from time to time to authorize the issuance of such stock in one or more series for such consideration and, within certain limits, with such relative rights, preferences and limitations as CenterState’s board of directors may determine. A series of preferred stock upon issuance will have preference over CenterState common stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or dissolution of CenterState. The relative rights, preferences and limitations that CenterState’s board of directors has the authority to determine as to any such series of preferred stock include, among other things, dividend rights, voting rights, conversion rights, redemption rights and liquidation preferences. Because CenterState’s board of directors has the power to establish the relative rights, preferences and limitations of each series of preferred stock, it may afford to the holders of any such series, preferences and rights senior to the rights of the holders of the shares of common stock. Although CenterState’s board of directors has no intention at the present time of doing so, it could cause the issuance of any shares of preferred stock that could discourage an acquisition attempt or other transactions that some, or a majority of, the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares of common stock.

Transfer Agent and Registrar

The transfer agent and registrar for the CenterState common stock is Continental Stock Transfer and Trust Company.

COMPARISON OF STOCKHOLDER/SHAREHOLDER RIGHTS

After the merger, NCC stockholders will become shareholders of CenterState and NCC stockholders’ rights will be governed by CenterState’s articles of incorporation, bylaws and the Florida Business Corporation Act (“FBCA”). Set forth below is a description of the material differences between the rights of NCC stockholders and CenterState shareholders. For information as to how to get the full text of each party’s respective certificate/articles of incorporation or bylaws, see “Where You Can Find More Information.”

	NCC	CENTERSTATE
Capital Stock	Holders of NCC capital stock are entitled to all the rights and obligations provided to stockholders under Delaware law and NCC’s certificate of incorporation and bylaws.	Holders of CenterState capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and CenterState’s articles of incorporation and bylaws.

Authorized	NCC’s certificate of incorporation authorizes the issuance of 30,000,000 shares of common stock, par value $0.01 per share, and 250,000 shares of preferred stock, par value $0.01 per share.	CenterState’s authorized capital stock consists of 200,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share.

Outstanding	As of January 4, 2019, there were 20,762,084 shares of NCC common stock outstanding and no shares of NCC preferred stock outstanding.	As of January 4, 2019, there were 95,691,509 shares of CenterState common stock outstanding and no shares of CenterState preferred stock outstanding.

Voting Rights	NCC’s certificate of incorporation provides that each record holder of common stock is entitled to one vote for each share held.	Holders of CenterState common stock generally are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders.

Cumulative Voting	No cumulative voting for the election of directors is provided for stockholders of NCC.	No cumulative voting for the election of directors is provided for shareholders of CenterState.

Stock Transfer Restrictions	None.	None.

Dividends	Under the Delaware General Corporation Law (“DGCL”), a corporation may pay dividends to the extent of its surplus, and, if no surplus is available, dividends may be paid to the extent of its net profits for the current and/or preceding fiscal year. Dividends may not be declared, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of

Under the FBCA, a corporation may make a distribution, unless after giving effect to the distribution:

•  the corporation would not be able to pay its debts as they come due in the usual course of business; or

•  the corporation’s assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights

	NCC	CENTERSTATE

assets. Substantially all of the funds available for the payment of dividends by NCC are derived from NCC’s bank subsidiary, NBC, and there are various statutory limitations on the ability of NBC to pay dividends to NCC.

NCC’s bylaws provide that dividends, if any, may be declared by the board at any regular or special meeting and may be paid in cash, in property or in shares of stock.

upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

CenterState’s articles of incorporation do not contain any restrictions on the payment of dividends or the making of distributions to holders of its common stock, except restrictions that benefit certain classes or series of preferred stock, none of which are outstanding.

Number of Directors

NCC’s certificate of incorporation and bylaws provide that the board of directors shall consist of such number of members to be fixed from time to time by resolution adopted by the board of directors; provided, however, that the total number of directors may never be less than three or more than 20.

NCC’s board of directors is currently composed of 16 members. All directors are elected annually for a one-year term and until a successor is elected and qualified.

CenterState’s bylaws provide that the number of directors serving on the CenterState board of directors shall be such number as determined from time to time by the board of directors. There are currently 16 directors serving on the CenterState board of directors. CenterState directors are elected annually and each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such director’s death, resignation or removal.

Election of Directors	NCC’s bylaws provide that election of directors at all meetings of the stockholders at which directors are to be elected shall be by ballot, and a plurality of the votes of the shares of NCC common stock present in person or by proxy at any meeting for the election of directors at which a quorum is present shall elect directors.	CenterState’s bylaws provide that directors are elected by a majority of the votes cast for each nominee in an uncontested election. In the event of a contested election, the required vote for director nominees would revert to a plurality of the votes represented in person or by proxy. The majority voting standard sets forth procedures to be followed by the board in the event a director is not elected.

Removal of Directors	Under the DGCL, the holders of a majority of the shares entitled to vote may effect a removal of any director with or without cause.	CenterState’s bylaws provide that any director may be removed by shareholders, with or without cause. A director may be so removed by the shareholders at a meeting of shareholders, provided the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director with cause.

Vacancies on the Board of Directors	When any vacancy occurs on NCC’s board of directors, whether as a result of the creation of a new directorship	CenterState’s bylaws provide that in case of any vacancy on the board occurring between annual

	NCC	CENTERSTATE
	or the death, resignation, disqualification or removal of a director, a majority of the remaining members of the board may appoint a director to fill such vacancy until the next election of directors.	shareholders’ meetings, the board may appoint a successor to serve.

Action by Written Consent	NCC’s certificate of incorporation provides that no action of stockholders may be taken without a meeting of stockholders, and the stockholders do not have the power to take any action by written consent.	Florida law provides that shareholders may act by written consent.

Advance Notice Requirements for Stockholder/Shareholder Nominations

NCC’s bylaws provide that, in order to make a nomination for director before the annual meeting of stockholders, a stockholder (1) must be a stockholder of record at the time of giving of notice of such annual meeting and at the time of the annual meeting, (2) must be entitled to vote at such annual meeting and (3) must comply with the procedures in the bylaws as to such nominations.

Nominations by stockholders must be made in writing and delivered or mailed to the Secretary of NCC no earlier than 150 nor later than 120 days prior to the first anniversary of the prior year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is more than 30 days before or 70 days after such anniversary, or if no annual meeting was held in the preceding year, then notice must be received no earlier than 150 days before nor less than 120 days before the annual meeting, unless the first public announcement of the date of such meeting is less than 130 days before the date of such annual meeting, in which case notice must be given no later than the 10th day following the day on which such announcement is made.

A stockholder’s notice must set forth, among other things, as to the stockholder giving the notice and the beneficial owner, if any, on whose

CenterState’s Nomination and Shareholder Communication Policy provides that a shareholder who desires to nominate a person for election to the CenterState board of directors at a meeting of shareholders and who is eligible to make such nomination must give written notice of the proposed nomination to the Secretary of CenterState at the principal executive office of CenterState not less than 120 calendar days in advance of the date which is one year later than the date of CenterState’s proxy statement released to shareholders in connection with the previous year’s annual meeting of shareholders.

Shareholder nominations and proposals are not otherwise addressed in CenterState’s articles of incorporation or bylaws.

NCC	CENTERSTATE
behalf the nomination is made: (A) the name and address of such stockholder, as they appear on NCC’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert with them; (B) (i) the class or series and number of shares of NCC that are, directly or indirectly, owned beneficially or of record by such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert with them, (ii) certain details about all ownership interests in NCC common stock held by the stockholder and any beneficial owner, including any hedging, derivative, short or other economic interests and any rights to vote NCC common stock, (iii) any direct or indirect interest of such stockholder in any contract with NCC, any affiliate of NCC or any principal competitor of NCC, (iv) any rights to dividends on the shares of NCC held by such stockholder and any beneficial owner that are separated or separable from the underlying shares of NCC, (v) any proportionate interest in shares NCC held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (vi) any performance-related fees (other than an asset-based fee) that such stockholder or any beneficial owner is entitled to, based on any increase or decrease in the value of shares of NCC, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household, (vii) any direct or indirect interest of such stockholder or beneficial owner in any contract with NCC, any affiliate of NCC or any principal competitor of NCC (including, in any such case, any employment agreement, collective bargaining agreement or consulting

NCC	CENTERSTATE

agreement) and (viii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Regulation 14A under the Exchange Act.

As to any proposed nominee, the stockholder’s notice must also set forth: (1) all information relating to such nominee as would be required to be disclosed in a proxy statement or other filing required in connection with a contested election or otherwise pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (2) a notarized affidavit executed by the nominee attesting to the nominee’s eligibility and willingness to serve as a director and providing consent to be named in a proxy statement as a nominee, (3) a description of all direct and indirect compensation and any other material relationships between or among the stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, (4) a description of any voting commitments and/or any other arrangements or obligations by which the nominee is or will be bound as a director, (5) a questionnaire completed by the proposed nominee containing, among other things, information relating to stock exchange listing requirements for director independence that are applicable to NCC and (6) any other information relating to the proposed nominee that is required to be disclosed in a proxy

	NCC	CENTERSTATE
statement on Schedule 14A for solicitation of proxies for election of directors under the Exchange Act and pursuant to any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of NCC are traded.

Notice of Stockholder/Shareholder Meeting	The DGCL provides that written notice of an annual or special meeting must be given or mailed to each stockholder entitled to vote at such meeting at least ten but not more than 60 days prior to the meeting. Such notice must state the location, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at such meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting. A notice of a special meeting must describe the order of business to be addressed at the meeting. In the case of a stockholders meeting called to vote on a merger, consolidation or sale of substantially all of the assets of the corporation, stockholders must be given written notice not less than 20 days before the meeting. NCC’s bylaws provide for stockholder notice consistent with the DGCL.	CenterState’s bylaws provide that the Secretary or other person designated by the President, board or shareholders, shall cause notice of each shareholders’ meeting to be mailed to the shareholders of record not less than 10 and not more than 60 days prior to the meeting date. The notice must set forth the time, place and purpose of such meeting. Any shareholder may waive notice of such meeting either before, after or at such meeting.

Amendments to Charter	The DGCL generally provides that an amendment to a corporation’s certificate of incorporation must be adopted by the board of directors through a resolution setting forth the proposed amendment and that the stockholders must approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).	The FBCA requires that, unless the articles of incorporation provide for a greater vote, the votes cast in favor of an amendment to the articles of incorporation must exceed the votes cast against the amendment. The FBCA does not require shareholder approval for certain non-material amendments to the articles of incorporation.

	NCC	CENTERSTATE

NCC’s certificate of incorporation provides that any provisions of the certificate of incorporation may be amended, altered, changed or repealed, subject to any requirements or restrictions of the DGCL.

Amendments to Bylaws

The DGCL provides that the stockholders, and, when provided for in the certificate of incorporation, the board of directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

NCC’s certificate of incorporation provides that the board of directors is expressly authorized to make, repeal, alter, amend or rescind from time to time any or all of the bylaws. NCC’s bylaws provide that they may be amended, altered or repealed or added to by the board of directors or the stockholders.

CenterState’s bylaws give the board of directors the power to appeal, alter, amend and rescind the bylaws.

Special Meeting of Stockholders/Shareholders	NCC’s bylaws provide that special meetings of stockholders may be called only by a resolution of the board of directors. The bylaws further provide that only such business shall be conducted or considered as shall have been properly brought before the meeting pursuant to NCC’s notice of meeting.	CenterState’s bylaws provide that special meetings of the shareholders may be called at any time by the Chairman of the board, the President or the board of directors, or when requested in writing by the holders of not less than one-third of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

Quorum	NCC’s bylaws provide that generally a majority of the voting power of all outstanding shares of common stock entitled to vote at a meeting is necessary and sufficient to constitute a quorum.

CenterState’s bylaws provide that a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group at a meeting of shareholders.

The holders of a majority of the shares represented, and who would be entitled to vote at a meeting if a quorum were present, where a quorum is not present, may adjourn such meeting.

Proxy	NCC’s bylaws provide that each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy by an instrument in writing or by a transmission permitted by law that is	CenterState’s bylaws provide that at any meeting of shareholders, any shareholder may vote the stock the shareholder owns of record by proxy by signing a writing authorizing another person to act as proxy.

	NCC	CENTERSTATE
filed in accordance with the procedures established for the meeting, or, in the absence of such procedures, that is filed with the secretary of NCC at or prior to the date of the meeting.

Preemptive Rights	Under the DGCL, stockholders of a corporation are denied preemptive rights unless such rights are expressly granted to stockholders in the certificate of incorporation. NCC’s certificate of incorporation does not provide for preemptive rights.	CenterState’s articles of incorporation state that its shareholders do not have any preemptive rights.

Stockholder/Shareholder Rights Plan or Stockholder/Shareholders’ Agreement	NCC does not have a rights plan. Neither NCC nor NCC stockholders are parties to a stockholders’ agreement with respect to NCC’s capital stock.	CenterState does not have a rights plan. Neither CenterState nor CenterState shareholders are parties to a shareholders’ agreement with respect to CenterState’s capital stock.

Indemnification of Directors and Officers	NCC’s bylaws provide that its directors, officers and (to the extent approved by the board of directors) other agents will be indemnified by NCC to the fullest extent authorized by Delaware law as it now exists or may in the future be amended to provide additional indemnification, against all expenses, liabilities and loss incurred in connection with their service as directors, officers or other agents on behalf of the corporation.	CenterState’s bylaws provide that CenterState may indemnify its current and former directors, officers, employees and agents in accordance with that provided in the FBCA.

Certain Business Combination Restrictions

Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with a person beneficially owning 15% or more of the corporation’s voting stock for three years following the time that such person becomes a 15% beneficial owner, with certain exceptions. A corporation may elect not to be governed by Section 203 of the DGCL.

NCC has not opted out of the protections of Section 203 of the DGCL.

Control Share Acquisitions. Under FBCA Section 607.0902, unless there is a provision in the articles of incorporation or bylaws electing not to be governed by this provision, “control shares” (shares that would otherwise have voting power for the election of directors in certain ranges of ownership over 20%) acquired in a control-share acquisition have the same voting rights as were accorded to the shares before such acquisition only to the extent granted by a resolution approved by the majority of all the votes entitled to be cast by each class or series of the disinterested shareholders of the issuing corporation entitled to vote on the matter, subject to certain exceptions.

	NCC	CENTERSTATE

Affiliated Transactions. FBCA Section 607.0901 provides that, unless a specified exception is met (including approval by a majority of the corporation’s disinterested directors), an interested shareholder (i.e., a person beneficially owning 10% or more of a corporation’s outstanding voting stock) and its affiliates and associates may not engage in an affiliated transaction (including a merger or other significant corporate transactions) with a Florida corporation unless such transaction is approved by two-thirds of the voting shares of the corporation excluding the shares beneficially owned by the interested shareholder.

CenterState has not opted out of these provisions.

Prevention of Greenmail	NCC’s certificate of incorporation and bylaws do not contain a provision designed to prevent greenmail.	CenterState’s articles of incorporation and bylaws do not contain a provision designed to prevent greenmail.

Fundamental Business Transactions	Neither NCC’s certificate of incorporation nor bylaws provide for any special voting requirements for mergers or sales.	Neither CenterState’s articles of incorporation nor bylaws contain any provision regarding shareholder approval of any similar fundamental business transaction.

Limitations on Stockholder/Shareholder Voting	NCC’s certificate of incorporation and bylaws do not contain any provision regarding the limitation of stockholder voting rights.	CenterState’s articles of incorporation and bylaws do not contain any provision regarding the limitation of shareholder voting rights.

Non-Shareholder Constituency Provision	Neither the DGCL nor NCC’s certificate of incorporation or bylaws contains provisions specifically allowing directors to consider the interests of other constituencies; however, Delaware case law permits such consideration under certain circumstances, provided that the interests to be considered bear some rational relationship to the interests of the stockholders.	Neither CenterState’s articles of incorporation nor bylaws contain a provision that expressly permits the board of directors to consider constituencies other than the shareholders when evaluating certain offers.

Dissenters’ Rights	Under Delaware law, dissenters’ rights are not available to holders of shares of any class or series of stock that is listed on a national securities exchange or held of record by more than 2,000 holders. Accordingly,	Under the FBCA, dissenters’ rights are not available to holders of shares of any class or series of shares which is designated as a national market system security or listed on an interdealer quotation system by the

	NCC	CENTERSTATE
	holders of NCC common stock are not entitled to exercise dissenters’ rights.	National Association of Securities Dealers, Inc. Accordingly, holders of CenterState common stock are not entitled to exercise dissenters’ rights under the FBCA.

Exclusive Forum	NCC’s certificate of incorporation provides that the certificate of incorporation, bylaws and internal affairs of NCC shall be governed by and interpreted under the laws of the State of Delaware, excluding its conflict of laws principles. Unless NCC consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of NCC, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of NCC to the company or its stockholders, (iii) any action asserting a claim against NCC or any current or former director, officer or other employee of NCC arising pursuant to any provision of the DGCL, the certificate of incorporation or the bylaws (as either may be amended from time to time) or (iv) any action asserting a claim against NCC or any current or former director, officer or other employee of NCC governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the requirement that the court have personal jurisdiction over the indispensable parties named as defendants. NCC or any current or former director or officer of NCC made a party to any actual or threatened action to which the foregoing provision applies shall be entitled to an injunction and/or specific performance without any requirement to post bond. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of NCC shall be deemed to have notice of and to have consented to the foregoing provisions.	CenterState’s bylaws do not contain an exclusive forum provision.

LEGAL MATTERS

The validity of the shares of CenterState common stock to be issued in connection with the merger has been passed upon for CenterState by Beth S. DeSimone, Esq., CenterState’s General Counsel. Ms. DeSimone is a beneficial owner of less than 1% of CenterState common stock. Certain U.S. federal income tax consequences relating to the merger will be passed upon for CenterState by Nelson Mullins Riley & Scarborough LLP and for NCC by Maynard, Cooper & Gale, P.C.

EXPERTS

CenterState

The consolidated financial statements of CenterState appearing in its Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of its internal control over financial reporting as of December 31, 2017, have been audited by Crowe LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

NCC

The consolidated financial statements of NCC appearing in its Annual Report on Form 10-K for the year ended December 31, 2017, have been audited by Porter Keadle Moore, LLC, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Charter

The consolidated financial statements of Charter appearing in its Annual Report on Form 10-K for the year ended September 30, 2017, and the effectiveness of its internal control over financial reporting as of September 30, 2017, have been audited by Dixon Hughes Goodman LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

HCBF

The consolidated financial statements of HCBF as of December 31, 2017 and 2016, and for the three years in the period ended December 31, 2017, have been included herein in reliance upon the report of Crowe LLP, independent auditors, included herein, and upon the authority of said firm as experts in accounting and auditing.

Landmark

The consolidated financial statements of Landmark for the years ended December 31, 2017 and 2016, have been audited by Porter Keadle Moore, LLC, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

FUTURE STOCKHOLDER/SHAREHOLDER PROPOSALS

CenterState

Proposals Submitted for Inclusion in CenterState 2019 Proxy Materials

CenterState will include shareholder proposals that comply with Rule 14a-8 under the Exchange Act, in CenterState’s proxy materials for the 2019 annual meeting of shareholders. For the 2019 annual meeting of shareholders, CenterState must have received shareholder proposals submitted for inclusion in its proxy materials no later than November 15, 2018. Shareholder proposals submitted for inclusion in CenterState’s proxy materials should be mailed to the following address: CenterState Bank Corporation, 1101 First Street South, Winter Haven, Florida 33880, Attn: Corporate Secretary.

The CenterState Nominating Committee will consider director candidates recommended by shareholders, provided the recommendation is in writing and delivered to CenterState’s President and Chief Executive Officer at our principal executive office not later than the close of business on the 120th day prior to the first anniversary of the date on which we first mailed our proxy materials to shareholders for the preceding year’s annual meeting of shareholders, which was November 15, 2018. The nomination and notification must have contained the nominee’s name, address, principal occupation, total number of shares owned, consent to serve as a director and all information relating to the nominee and the nominating shareholder as is required to be disclosed in the solicitation of proxies for the election of such nominee as a director pursuant to the SEC’s proxy rules.

Proposals Not Submitted for Inclusion in CenterState 2019 Proxy Materials

Shareholder proposals that are not submitted for inclusion in CenterState’s proxy materials pursuant to Rule 14a-8 as described above may be brought before the 2019 annual meeting of shareholders in accordance with Rule 14a-4(c) under the Exchange Act. For the 2019 annual meeting of shareholders, CenterState must receive shareholder proposals that are not submitted for inclusion in CenterState’s proxy materials no later than January 29, 2019. In accordance with Rules 14a-4(c) and 14a-8, CenterState will not permit shareholder proposals that do not comply with the foregoing notice requirement to be brought before the 2019 annual meeting of shareholders. Shareholder proposals that are not submitted for inclusion in CenterState’s proxy statement should be mailed to the following address: CenterState Bank Corporation, 1101 First Street South, Winter Haven, Florida 33880, Attn: Corporate Secretary.

NCC

If NCC holds a 2019 annual meeting of stockholders, in order for a proposal by a stockholder of NCC to be eligible to be included in the proxy statement for the 2019 annual meeting of stockholders pursuant to the proposal process prescribed by SEC Rule 14a-8, the proposal must be received by the Corporate Secretary at National Commerce Corporation, 600 Luckie Drive, Suite 350, Birmingham, Alabama 35223, on or before December 21, 2018.

If a stockholder proposal or nomination of a candidate for election as a director is submitted outside the proposal process mandated by SEC Rule 14a-8, and is submitted instead under NCC’s advance notice bylaw provision, the proposal must be received by the Corporate Secretary at National Commerce Corporation, 600 Luckie Drive, Suite 350, Birmingham, Alabama 35223 not earlier than December 23, 2018, or later than January 22, 2019, together with the necessary supporting documentation required under that bylaw provision.

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, management of CenterState was unaware of any other matters to be brought before the CenterState special meeting, and management of NCC was unaware of any other matters to be brought before the NCC special meeting, in each case other than those set forth herein. However, if any other matters are properly brought before the applicable special meeting, the persons named in the enclosed form of proxy for CenterState or NCC, as the case may be, will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows CenterState and NCC to “incorporate by reference” information into this joint proxy statement/prospectus, which means that CenterState and NCC can disclose important information to you by referring you to another document filed separately by it with the SEC. The information incorporated by reference is deemed to be a part of this joint proxy statement/prospectus, except for any information superseded by any information contained directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below. This document incorporates by reference the following documents that have previously been filed with the SEC:

CenterState SEC Filings:

•	CenterState’s Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 28, 2018;

•	CenterState’s Definitive Proxy Statement on Schedule 14A filed on March 12, 2018;

•	CenterState’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2018, filed on May 3, 2018, June 30, 2018, filed on August 2, 2018, and September 30, 2018, filed on November 1, 2018;

•

CenterState’s Current Reports on Form 8-K filed on January 2, 2018, January 8, 2018, January 16, 2018, January 19, 2018, January 30, 2018, February 8, 2018, February 14, 2018, March 14, 2018 (Form 8-K/A), April 3, 2018, April 5, 2018, April 24, 2018, April 27, 2018, May 7, 2018, July 3, 2018, July 24, 2018, July 26, 2018, July 31, 2018, August 21, 2018, September 4, 2018, September 20, 2018 (Form 8-K/A), October 3, 2018, October 19, 2018, October 30, 2018, November 7, 2018, November 26, 2018 (other than those portions of the document deemed to be furnished and not filed); and

•

The description of the CenterState common stock contained in CenterState’s Registration Statement on Form 8-A filed with the SEC on November 27, 2000, and any amendments or reports filed for the purpose of updating such description.

NCC SEC Filings:

•	NCC’s Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 9, 2018;

•	NCC’s Definitive Proxy Statement on Schedule 14A filed on April 20, 2018;

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NCC’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2018, filed on May 10, 2018 (as amended by Form 10-Q/A, filed on November 9, 2018), June 30, 2018, filed on August 9, 2018 (as amended by Form 10-Q/A, filed on November 9, 2018) and September 30, 2018, filed on November 9, 2018;

•	NCC’s Current Reports on Form 8-K filed on filed on January 5, 2018 (Form 8-K and Form 8-K/A), January 19, 2018, January 25, 2018, February 7, 2018, March 21, 2018, April 24, 2018, May 1, 2018,

May 25, 2018, June 29, 2018, July 2, 2018, July 25, 2018, July 30, 2018, August 1, 2018, August 28, 2018, September 17, 2018, October 24, 2018, November 26, 2018, December 18, 2018, and January 7, 2019 (other than those portions of the document deemed to be furnished and not filed); and

•

The description of the NCC common stock contained in NCC’s Registration Statement on (File No. 001-36878), filed with the SEC on March 16, 2015 under Section 12(b) of the Securities Exchange Act of 1934, and any amendments or reports filed for the purpose of updating such description.

In addition, CenterState and NCC are incorporating by reference any documents each of them may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the CenterState special meeting or the NCC special meeting, as applicable. However, CenterState and NCC are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein. These subsequent filings with the SEC will automatically modify and supersede information in this joint proxy statement/prospectus.

CenterState and NCC file annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials CenterState and NCC file with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus.

Appendix A

AGREEMENT AND PLAN OF MERGER

by and between

CENTERSTATE BANK CORPORATION

and

NATIONAL COMMERCE CORPORATION

Dated as of November 23, 2018

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of November 23, 2018, by and between CenterState Bank Corporation, a Florida corporation (“CenterState”), and National Commerce Corporation, a Delaware corporation (“NCC” and, together with CenterState, the “Parties” and each a “Party”).

W I T N E S S E T H

WHEREAS, the boards of directors of the Parties have determined that it is in the best interests of their respective companies and their respective shareholders or stockholders, as applicable, to consummate the business combination transaction provided for in this Agreement in which NCC will, on the terms and subject to the conditions set forth in this Agreement, merge with and into CenterState (the “Merger”), with CenterState as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Entity”);

WHEREAS, as a condition to the willingness of CenterState to enter into this Agreement, all of the directors of NCC and NBC (as defined herein) have entered into voting agreements (collectively, the “NCC Voting Agreements”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with CenterState, pursuant to which each such director has agreed, among other things, to vote all of the NCC Common Stock owned by such director in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the NCC Voting Agreements;

WHEREAS, as a condition of the willingness of NCC to enter into this Agreement, all of the directors of CenterState and CenterState Bank (as defined herein) have entered into voting agreements (collectively, the “CenterState Voting Agreements”), substantially in the form attached hereto as Exhibit B, dated as of the date hereof, with NCC, pursuant to which each such director has agreed, among other things, to vote all of the CenterState Common Stock owned by such director in favor of the approval of the CenterState Share Issuance (as defined herein) and the transactions contemplated hereby, subject to the terms of the CenterState Voting Agreements;

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the “Code”), and that this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01.    The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Florida Business Corporation Act (the “FBCA”) and the Delaware General Corporation Law (the “DGCL”), at the Effective Time, NCC shall merge with and into CenterState pursuant to this Agreement and the plan of merger, in substantially the form attached hereto as Exhibit C and made a part hereof (the “Plan of Merger”). CenterState shall be the Surviving Entity in the Merger and shall continue its existence as a corporation under the laws of the State of Florida. As of the Effective Time, the separate corporate existence of NCC shall cease.

Section 1.02.    Articles of Incorporation and Bylaws. At the Effective Time, the articles of incorporation of CenterState in effect immediately prior to the Effective Time (the “CenterState Articles”) shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable Law. The bylaws of CenterState in effect immediately prior to the Effective Time (the “CenterState Bylaws”) shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law and the terms of such bylaws.

Section 1.03.    Bank Merger. Except as provided below, immediately following the Effective Time, sequentially, but in effect simultaneously, on the Closing Date, National Bank of Commerce, a national banking association and a direct wholly-owned subsidiary of NCC (“NBC”), shall be merged (the “Bank Merger”) with and into CenterState Bank, N.A., a national banking association and a direct wholly-owned subsidiary of CenterState (“CenterState Bank”), in accordance with the provisions of applicable federal banking laws and regulations, and CenterState Bank shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable federal banking laws and regulations, and the boards of directors of the Parties shall cause the boards of directors of CenterState Bank and NBC, respectively, to approve a separate plan of merger and merger agreement (the “Bank Plan of Merger”) in substantially the form attached hereto as Exhibit D, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. Each of CenterState and NCC shall also approve the Bank Plan of Merger in their capacities as sole shareholders of CenterState Bank and NBC, respectively. As provided in the Bank Plan of Merger, the Bank Merger may be abandoned at the election of CenterState Bank at any time, whether before or after filings are made for regulatory approval of the Bank Merger unless such abandonment would cause a material delay in the receipt of the Regulatory Approvals, but if the Bank Merger is abandoned for any reason, NBC shall continue to operate as a wholly-owned subsidiary of CenterState.

Section 1.04.    Directors and Officers. At the Effective Time, (a) the directors of the Surviving Entity shall be as set forth in Section 5.16(a) until such time as their successors are duly elected and qualified; and (b) the officers of the Surviving Entity shall be as set forth in Section 5.16(b).

Section 1.05.    Effective Time; Closing.

(a) Subject to the terms and conditions of this Agreement, the Parties will make all such filings as may be required to consummate the Merger and the Bank Merger under applicable Law. The Merger shall become effective as set forth in the articles of merger related to the Merger, which will include the Plan of Merger, that shall be filed with the Department of State of the State of Florida, as provided in the FBCA (the “Articles of Merger”), and the certificate of merger related to the Merger that shall be filed with the Division of Corporations in the Department of State of the State of Delaware, as provided in the DGCL (the “Certificate of Merger”), each on the Closing Date. The “Effective Time” of the Merger shall be the later of (i) the latest effective date and time of filing of the (A) Articles of Merger and (B) Certificate of Merger, or (ii) the date and time when the Merger becomes effective as set forth in the Articles of Merger and the Certificate of Merger, which shall be no later than five (5) Business Days after all of the conditions to the consummation of the Merger set forth in Article VI (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof or such later date as the Parties may agree; provided that, notwithstanding the foregoing, the Parties agree, if requested by CenterState, that the Effective Time shall occur on the first day of the month that begins after such fifth (5th) Business Day.

(b) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on a date and time which shall be at or immediately prior to the Effective Time (such date, the “Closing Date”) at the offices of CenterState, or such other place as the Parties may mutually agree. At or prior to the Closing, there shall be delivered by CenterState and NCC the Articles of Merger, the Certificate of Merger and such other certificates and other documents required to be delivered under Article VI, subject to the terms and conditions of this Agreement.

Section 1.06.    Additional Actions. If, at any time after the Effective Time, CenterState shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement, NCC and its Subsidiaries and their respective officers and directors shall be deemed to have granted to CenterState and its Subsidiaries, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of CenterState and its Subsidiaries, as applicable, are authorized in the name of NCC and its Subsidiaries or otherwise to take any and all such action.

Section 1.07.    Reservation of Right to Revise Structure. CenterState may at any time, with the consent of NCC (which consent shall not be unreasonably withheld, conditioned or delayed), change the method of effecting the business combination contemplated by this Agreement if and to the extent that it reasonably deems such a change to be desirable; provided, however, that no such change shall (a) alter or change the amount or kind of the consideration to be issued to (i) Holders of NCC Common Stock as Merger Consideration or (ii) holders of NCC Equity Awards or NCC Warrants, each as currently contemplated in this Agreement, (b) reasonably be expected to materially impede or delay consummation of the Merger, (c) adversely affect the federal income tax treatment of Holders of NCC Common Stock in connection with the Merger or adversely limit or impact the qualification of the Merger as a reorganization under the provisions of Section 368(a) of the Code, or (d) require submission to or approval of NCC’s stockholders after this Agreement has been approved by NCC’s stockholders. In the event that CenterState elects to make such a change, the Parties agree to cooperate to execute appropriate documents to reflect the change.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01.    Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of the Parties or any stockholder of NCC:

(a)    Each share of CenterState Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b)    Each share of NCC Common Stock owned directly by CenterState, NCC or any of their respective Subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c)    Each share of NCC Common Stock issued and outstanding immediately prior to the Effective Time (other than shares described in Section 2.01(b)), shall be converted, in accordance with the procedures set forth in this Article II, into the right to receive 1.65 shares (the “Exchange Ratio”) of CenterState Common Stock (the “Merger Consideration”) (provided that cash will be paid in lieu of fractional shares as specified in Section 2.04).

Section 2.02.    Stock-Based Awards.

(a)    NCC Stock Options. Each valid option to purchase shares of NCC Common Stock pursuant to the NCC Equity Plans (each an “NCC Stock Option”), outstanding and unexercised immediately prior to the Effective Time, shall, by virtue of the Merger, be assumed by CenterState, and automatically and without any action on the part of the holder thereof, be converted into an option to purchase that number of shares of CenterState Common Stock as shall equal the product obtained by multiplying the Exchange Ratio by that number of shares of NCC Common Stock which such NCC Stock Option entitled the holder thereof to purchase

(rounded to the nearest whole share), and at an exercise price equal to the quotient obtained by dividing the exercise price per share of the NCC Stock Option by the Exchange Ratio (rounded to the nearest cent); provided, however, that in the event that the Merger Consideration is modified as a result of the application of Section 2.09, Section 7.01(i) or otherwise, then the Exchange Ratio shall be appropriately adjusted in order to reflect the impact of such modification to the Merger Consideration. Notwithstanding the foregoing, the method of adjusting each NCC Stock Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Code) shall comply with the requirements of Section 424 of the Code and the regulations promulgated thereunder, and the method of adjusting all other NCC Stock Options shall comply with Section 409A of the Code and the regulations promulgated thereunder, so as not to constitute a modification of such NCC Stock Option that would cause such NCC Stock Option to violate Section 409A of the Code. Except with respect to the adjustment described above, each NCC Stock Option shall remain in effect in accordance with its terms and conditions. Where the context so requires, all references to NCC (or an Affiliate or a predecessor of NCC) in the assumed NCC Equity Plans and the applicable award agreements shall be deemed to be references to CenterState and its Subsidiaries, as applicable, and all references to the NCC board of directors (or the Compensation Committee thereof) shall be deemed to be references to the CenterState board of directors (or the Compensation Committee thereof).

(b)    NCC Warrants. Each outstanding and unexercised warrant to purchase NCC Common Stock immediately prior to the Effective Time (each, an “NCC Warrant”) shall, by virtue of the Merger, be assumed by CenterState, and automatically and without any action on the part of the holder thereof, cease to represent a right to purchase shares of NCC Common Stock and shall be converted into a right to purchase that number of shares of CenterState Common Stock as shall equal the product obtained by multiplying the Exchange Ratio by that number of shares of NCC Common Stock which such NCC Warrant entitled the holder thereof to purchase (rounded to the nearest whole share), and at an exercise price equal to the quotient obtained by dividing the exercise price per share of the NCC Warrant by the Exchange Ratio (rounded to the nearest cent); provided, however, that in the event that the Merger Consideration is modified as a result of the application of Section 2.09, Section 7.01(i) or otherwise, then the Exchange Ratio shall be appropriately adjusted in order to reflect the impact of such modification to the Merger Consideration. Except with respect to the adjustment described above, each NCC Warrant shall remain in effect in accordance with its terms and conditions. Where the context so requires, all references to NCC (or an Affiliate or a predecessor of NCC) in the assumed agreements representing the NCC Warrants shall be deemed to be references to CenterState and its Subsidiaries, as applicable, and all references to the NCC board of directors (or the Compensation Committee thereof) shall be deemed to be references to the CenterState board of directors (or the Compensation Committee thereof).

(c)    NCC Performance Share Awards.

(i)    2015 Performance Share Awards. All outstanding performance share awards with respect to shares of NCC Common Stock for the four-year performance period ending on December 31, 2018 (the “2015 Performance Share Awards”) shall, in accordance with the applicable NCC Equity Plan and award agreements, vest and be issued by NCC as soon as reasonably practicable after the following dates: (A) for time-based awards, December 31, 2018, and (B) for performance-based awards, the date of certification by the Compensation Committee of the NCC board of directors and confirmation by Porter Keadle Moore, LLC, NCC’s independent public accountants, of the extent to which the performance criteria underlying such awards have been achieved, in accordance with the applicable award agreements, and in no event later than March 15, 2019. Such shares, to the extent that they become NCC Deferred Shares, shall be entitled to receive the Merger Consideration in accordance with Section 2.02(d), and to the extent they are instead issued as shares of NCC Common Stock and do not become NCC Deferred Shares, shall be included in the NCC Common Stock issued and outstanding immediately prior to the Effective Time and shall be entitled to receive the Merger Consideration in accordance with Section 2.01(c). In the event that the Effective Time takes place prior to the certification described above, such 2015 Performance Share Awards shall be treated in a manner identical to the 2016-2018 Performance Share Awards, as described below.

(ii)    2016-2018 Performance Share Awards. Immediately prior to the Effective Time, the outstanding performance share awards with respect to shares of NCC Common Stock for the four-year performance periods ending on December 31, 2019, 2020 and 2021, all of which are to be measured over a performance period that will not be completed prior to the Effective Time (the “2016-2018 Performance Share Awards”), shall vest as specified in the applicable award agreements (it being understood that the determination of the number of performance shares earned under the applicable award agreements, and the extent to which the performance goals have been achieved for the partial performance period, shall be conclusively determined, in good faith, by the Compensation Committee of the NCC board of directors, in accordance with the change in control provisions in the applicable NCC Equity Plans and award agreements, as soon as reasonably practicable prior to the Closing, which determination shall be final and binding on the Parties). Each of the 2016-2018 Performance Share Awards shall be cancelled at the Effective Time in exchange for the right to receive, within ten (10) days following the Effective Time, the Merger Consideration in respect of each share of NCC Common Stock underlying such 2016-2018 Performance Share Awards as determined pursuant to this Section 2.02(c)(ii), subject to applicable tax withholding.

(d)    NCC Deferred Shares. At the Effective Time, the deferrals of NCC Common Stock representing equity awards and director fees credited to participant accounts under the National Commerce Corporation Deferral of Compensation Plan for Key Employees and Non-Employee Directors (the “NCC Deferred Shares”) shall be converted into the right to receive, within ten (10) days following the Effective Time, the Merger Consideration in respect of each such NCC Deferred Share, subject to applicable tax withholding.

(e)    Additional Provisions.

(i)    Prior to the Effective Time, the NCC board of directors (or the Compensation Committee thereof) shall adopt such resolutions or take such other commercially reasonable actions, including obtaining any necessary consents or amendments to the applicable NCC Equity Plans and award agreements, as may be required to effectuate the provisions of this Section 2.02.

(ii)    As soon as practicable following the Effective Time, CenterState shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with the SEC with respect to each of the NCC Equity Plans assumed by CenterState and the shares of CenterState Common Stock subject to the assumed NCC Stock Options that were originally granted under such NCC Equity Plans. CenterState shall use its reasonable efforts to maintain the effectiveness of each such registration statement (and maintain the current status of the prospectus or prospectuses associated therewith) for so long as such assumed NCC Stock Options remain outstanding.

Section 2.03.    Rights as Stockholders; Stock Transfers. Prior to the Effective Time, NCC shall continue to maintain its stock transfer records and to transfer Certificates and Book-Entry Shares and replace Certificates in accordance with its existing policies and past practices with regard to such transfers and replacements. At the Effective Time, all shares of NCC Common Stock, when converted in accordance with Section 2.01, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Share previously evidencing such shares shall thereafter represent only the right to receive for each such share of NCC Common Stock, the Merger Consideration and any cash in lieu of fractional shares of CenterState Common Stock in accordance with this Article II. At the Effective Time, Holders of NCC Common Stock shall cease to be, and shall have no rights as, stockholders of NCC, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of CenterState Common Stock as provided under this Article II. After the Effective Time, there shall be no registration of transfers on the stock transfer books of NCC of shares of NCC Common Stock.

Section 2.04.    Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of CenterState Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, CenterState shall pay or cause to be paid to each holder of a fractional share of CenterState Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in CenterState Common Stock to which such holder would otherwise be entitled by the CenterState Average Stock Price.

Section 2.05.    Plan of Reorganization. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

Section 2.06.    Exchange Procedures. As promptly as practicable after the Effective Time but in no event later than five (5) Business Days after the Closing Date, and provided that NCC has delivered, or caused to be delivered, to the Exchange Agent all information that is reasonably necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail or otherwise cause to be delivered to each Holder appropriate and customary transmittal materials, in a form reasonably satisfactory to CenterState and NCC, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration (and cash in lieu of fractional shares as specified in Section 2.04) (the “Letter of Transmittal”).

Section 2.07.    Deposit of Merger Consideration.

(a)    Prior to the Effective Time, CenterState shall deposit, or shall cause to be deposited, with the Exchange Agent (i) the number of shares of CenterState Common Stock issuable pursuant to Section 2.01(c), Section 2.02(c)(ii) and Section 2.02(d) in book-entry form equal to the aggregate CenterState Common Stock portion of the Merger Consideration (excluding any fractional shares), and (ii) cash in an amount sufficient to pay, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.04 (collectively, the “Exchange Fund”).

(b)    Any portion of the Exchange Fund that remains unclaimed by the stockholders of NCC for one (1) year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to CenterState. Any stockholders of NCC who have not theretofore complied with this Section 2.07 and Section 2.08(a) shall thereafter look only to CenterState for the Merger Consideration, any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such Holder shall have become entitled to pursuant to Section 2.08(b) deliverable in respect of each share of NCC Common Stock such stockholder held as of immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates or Book-Entry Shares for shares of NCC Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of CenterState Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other applicable Law, become the property of CenterState (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any Party shall be liable to any Holder represented by any Certificate or Book-Entry Share for any Merger Consideration (or any dividends or distributions with respect thereto) paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. CenterState and the Exchange Agent shall be entitled to rely upon the stock transfer books of NCC to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of NCC Common Stock represented by any Certificate or Book-Entry Share, CenterState and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate or Book-Entry Share and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

Section 2.08.    Delivery of Merger Consideration.

(a)    Upon surrender to the Exchange Agent of its Certificate(s) or Book-Entry Share(s), accompanied by a properly completed Letter of Transmittal, a Holder will be entitled to receive in exchange therefor, as applicable, (i) book-entry shares representing that number of whole shares of CenterState Common Stock to which such Holder shall have become entitled pursuant to Section 2.01(c) (excluding any fractional share) and (ii) cash in an amount equal to (A) any cash in lieu of fractional shares of CenterState Common Stock which such Holder shall have become entitled pursuant to Section 2.04, and (B) any dividends or distributions to which such Holder shall have become entitled pursuant to Section 2.08(b). CenterState shall direct the Exchange Agent to provide to each such Holder of NCC Common Stock (x) the applicable Merger Consideration, (y) any cash in lieu of fractional shares of CenterState Common Stock pursuant to Section 2.04, and (z) and any dividends or distributions to which such Holder shall have become entitled to pursuant to Section 2.08(b) promptly, which shall be no later than five (5) Business Days upon receipt of a Holder’s Certificates or Book-Entry Shares and a completed Letter of Transmittal. The Exchange Agent and CenterState, as the case may be, shall not be obligated to deliver cash and/or shares of CenterState Common Stock to a Holder to which such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates or Book-Entry Shares representing the shares of NCC Common Stock for exchange as provided in this Article II, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by CenterState or the Exchange Agent. In the event of a transfer of ownership of a Certificate representing NCC Common Stock that is not registered in the stock transfer records of NCC, the proper amount of the Merger Consideration shall be paid or issued in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such NCC Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered Holder of the Certificate or establish to the satisfaction of CenterState that the Tax has been paid or is not applicable.

(b)    All shares of CenterState Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by CenterState in respect of the CenterState Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of CenterState Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the CenterState Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Share until such Certificate or Book-Entry Share is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be issued and/or paid to the holder of the certificates representing whole shares of CenterState Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of CenterState Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of CenterState Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(c)    CenterState (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as CenterState is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by CenterState or the Exchange Agent, as applicable.

Section 2.09.    Anti-Dilution Provisions. If the number of shares of CenterState Common Stock or NCC Common Stock issued and outstanding prior to the Effective Time shall be increased or decreased, or changed into or exchanged for a different number of kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, recapitalization, reclassification, reorganization or similar transaction, or there shall be any extraordinary dividend or distribution with respect to such stock, and the record date therefor shall be prior to the Effective Time, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give Holders of NCC Common Stock the same economic effects as contemplated by this Agreement prior to such event.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NCC

Section 3.01.    Making of Representations and Warranties. Except as disclosed in the disclosure schedule delivered by NCC to CenterState concurrently herewith (the “NCC Disclosure Schedule”) or in the NCC SEC Reports filed on or after January 1, 2018, and prior to the date of this Agreement, NCC hereby represents and warrants to CenterState that the statements contained in this Article III are correct. “Knowledge” or “knowledge” as to NCC and any other phrase of similar import means, with respect to any matter in question relating to NCC, the knowledge of those individuals set forth in NCC Disclosure Schedule Section 3.01. NCC has made a good faith effort to ensure that the disclosure on each schedule of the NCC Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the NCC Disclosure Schedule, any item disclosed on any schedule therein or disclosed in the NCC SEC Reports filed on or after January 1, 2018, and prior to the date of this Agreement is deemed to be fully disclosed with respect to all sections of this Agreement to which such item may be relevant, (a) in the case of schedules, to the extent that it is reasonably clear on the face of such schedule that such item applies to such other section of this Agreement, and (b) in the case of NCC SEC Reports, to the extent that such item would be reasonably inferred to apply.

Section 3.02.    Organization, Standing and Authority.

(a)    NCC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”), that has elected to be treated as a financial holding company under the BHC Act. NCC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. NCC is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on NCC. NCC Disclosure Schedule Section 3.02(a) sets forth a complete and accurate list of all jurisdictions where NCC is qualified to do business. True and complete copies of the Certificate of Incorporation of NCC (the “NCC Certificate”) and the Bylaws of NCC (the “NCC Bylaws”), as in effect as of the date of this Agreement, have previously been made available by NCC to CenterState.

(b)    Each Subsidiary of NCC is set forth on NCC Disclosure Schedule Section 3.02(b) (each, an “NCC Subsidiary”) and (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on NCC and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of NCC to pay dividends or distributions except as set forth on NCC Disclosure Schedule Section 3.02(b) or, in the case of NBC, for restrictions on dividends or distributions generally applicable to all national banking associations. The deposit accounts of NBC are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950, as amended) to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to NCC’s knowledge, threatened. There is no Person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of NCC other than its Subsidiaries, and NCC has no Subsidiaries other than those set forth on NCC Disclosure Schedule Section 3.02(b).

Section 3.03.    Capitalization.

(a)    The authorized capital stock of NCC consists of 30,000,000 shares of NCC Common Stock and 250,000 shares of preferred stock, $0.01 par value per share, of which no shares of preferred stock are issued or outstanding. As of the date of this Agreement, no shares of capital stock or other voting securities of NCC are issued, reserved for issuance or outstanding, other than (i) 20,676,731 shares of NCC Common Stock issued and outstanding and (ii) 796,700 shares of NCC Common Stock reserved for issuance upon the exercise or issuance of outstanding NCC Equity Awards and NCC Warrants (none of which is included in the NCC Common Stock issued and outstanding shares set forth in Section 3.03(a)(i)). All of the issued and outstanding shares of NCC Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of NCC may vote are issued or outstanding. There are no contractual obligations of NCC or any of its Subsidiaries pursuant to which NCC or any of its Subsidiaries could be required to register shares of capital stock or other securities of NCC or any of its Subsidiaries under the Securities Act. Except as set forth in NCC Disclosure Schedule Section 3.03(a), as of the date of this Agreement, no trust preferred or subordinated debt securities of NCC are issued or outstanding (the securities set forth in NCC Disclosure Schedule Section 3.03(a), the “NCC Debentures”). Other than the NCC Warrants and the NCC Equity Awards issued prior to the date of this Agreement or as set forth in NCC Disclosure Schedule Section 3.03(a), there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating NCC or any of its Subsidiaries to issue, transfer, sell, purchase, redeem or otherwise acquire any shares of NCC Common Stock or any other equity interests of NCC or any of its Subsidiaries. No holder of capital stock of NCC will have dissenters’ rights with respect to any of the transactions contemplated by this Agreement. The shares of NCC Common Stock are listed for trading on NASDAQ.

(b)    There are no voting trusts, stockholder agreements, proxies or other agreements in effect pursuant to which NCC or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the NCC Common Stock or other equity interests of NCC.

(c)    NCC Disclosure Schedule Section 3.03(c) sets forth a true, correct and complete list of all NCC Equity Awards outstanding as of the date of this Agreement, specifying, on a holder-by-holder basis, (i) the name of each holder of such NCC Equity Award, (ii) the number of shares subject to each such NCC Equity Award, (iii) the grant date of each such NCC Equity Award, (iv) the NCC Equity Plan under which such NCC Equity Award was granted, (v) the exercise price for each such NCC Equity Award that is a NCC Stock Option and (vi) the expiration date of each such NCC Equity Award that is a NCC Stock Option. Other than the NCC Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of NCC or any of its Subsidiaries) are outstanding.

(d)    NCC Disclosure Schedule Section 3.03(d) sets forth a true, correct and complete list of all NCC Warrants outstanding as of the date of this Agreement, specifying, on a holder-by-holder basis, (i) the name of each holder of such NCC Warrant, (ii) the number of shares subject to each such NCC Warrant, (iii) the grant date of each such NCC Warrant, (iv) the exercise price for each such NCC Warrant and (v) the expiration date of each such NCC Warrant.

(e)    NCC owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of NBC and National Commerce Risk Management, Inc., free and clear of Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable (except, with respect to NBC, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. NBC owns 70% of the issued and outstanding units of membership interest of CBI Holding Company, LLC (the “Factoring Sub”), which owns 100% of the issued and outstanding units of membership interest of Corporate Billing, LLC. Corporate Billing, LLC owns 100% of the issued and outstanding units of membership interest of CBI Real Estate Holdings, LLC. Except as set forth on NCC Disclosure Schedule Section 3.03(e), no NCC Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 3.04.    Authority; No Violation.

(a)    NCC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the board of directors of NCC. The board of directors of NCC has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of NCC and its stockholders, has declared it advisable, has directed that this Agreement and the transactions contemplated hereby be submitted to NCC’s stockholders for approval at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the Requisite NCC Stockholder Approval, the adoption and approval of the Bank Plan of Merger by the board of directors of NBC and NCC as its sole shareholder and the actions of the board of directors of NCC (or the Compensation Committee thereof) pursuant to Section 2.02, no other corporate proceedings on the part of NCC or any of its Subsidiaries are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NCC and (assuming due authorization, execution and delivery by CenterState) constitutes a valid and binding obligation of NCC enforceable against NCC in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).

(b)    Neither the execution and delivery of this Agreement by NCC nor the consummation by NCC or any of its Subsidiaries of the transactions contemplated hereby, nor compliance by NCC with any of the terms or provisions hereof, will (i) violate any provision of the NCC Certificate or the NCC Bylaws or any equivalent documents of any NCC Subsidiary or (ii) assuming that the consents, approvals and filings referred to in Section 3.05, Section 3.13(c) and Section 3.18 are duly obtained and/or made, (A) violate any Law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NCC or any of its Subsidiaries or any of their respective properties or assets, including but not limited to, 12 C.F.R. 239.63(f), or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of NCC or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NCC or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on NCC.

Section 3.05.    Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (b) the filing of applications, filings and notices, as applicable, with the OCC in connection with the Bank Merger, under the Bank Merger Act, and approval of such applications, filings and notices, (c) the filing of any required applications, filings or notices, as applicable, with the Financial Industry Regulatory Authority and the approval of such applications, filings and notices, (d) the filing with the SEC of (i) a joint proxy statement in definitive form relating to the meeting of NCC’s stockholders and the meeting of CenterState’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement-Prospectus”), (ii) the Registration Statement in which the Proxy Statement-Prospectus will be included as a prospectus, to be filed with the SEC by CenterState in connection with the transactions contemplated by this Agreement and declaration of effectiveness of the Registration Statement and (iii) such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby, (e) the filing of the Articles of Merger with the Florida Secretary of State pursuant to the FBCA and the Certificate of Merger with the Division of Corporations in the Department of State of the State of Delaware pursuant to the DGCL to the extent required, and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CenterState Common Stock pursuant to this Agreement (the consents and approval listed in clauses (a) and (b), the “Regulatory Approvals”), no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with (i) the execution and delivery by NCC of this Agreement or (ii) the consummation by NCC or any of its Subsidiaries of the Merger and the other transactions contemplated hereby (including the consummation by NBC of the Bank Merger). As of the date of this Agreement, NCC is not aware of any reason why the necessary Regulatory Approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

Section 3.06.    Reports.

(a)    NCC and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2016 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, and (v) the OCC (each a “Regulatory Agency” and collectively, the “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on NCC or any of its Subsidiaries. Except for examinations of NCC and its Subsidiaries conducted by a Regulatory Agency in the Ordinary Course of Business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of NCC, investigation into the business or operations of NCC or any of its Subsidiaries since January 1, 2016, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on NCC or any of its Subsidiaries. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of NCC or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on NCC or any of its Subsidiaries.

(b)    An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by NCC or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2016 (the “NCC SEC Reports”) is publicly available. No such NCC SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Except as set forth on NCC Disclosure

Schedule Section 3.06(b), as of their respective dates, all NCC SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. Except as set forth on NCC Disclosure Schedule Section 3.06(b), as of the date of this Agreement, no executive officer of NCC has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the NCC SEC Reports. None of the Subsidiaries of NCC file or, since January 1, 2016, has been required to file any reports, registrations or statements pursuant to the Securities Act or the Exchange Act.

Section 3.07.    Financial Statements.

(a)    The financial statements of NCC and its Subsidiaries included (or incorporated by reference) in the NCC SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of NCC and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of NCC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of NCC and its Subsidiaries have been, since January 1, 2016, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Porter Keadle Moore, LLC has not resigned (or informed NCC that it intends to resign) or been dismissed as independent public accountants of NCC as a result of or in connection with any disagreements with NCC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on NCC, neither NCC nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except, (i) for those liabilities that are reflected or reserved against on the consolidated balance sheet of NCC included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018 (including any notes thereto), (ii) for liabilities incurred in the Ordinary Course of Business consistent with past practice since September 30, 2018, (iii) as set forth in NCC Disclosure Schedule Section 3.07(b) or (iv) in connection with this Agreement and the transactions contemplated hereby.

(c)    The records, systems, controls, data and information of NCC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of NCC and its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on NCC. NCC (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to NCC, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of NCC by others within NCC and its Subsidiaries as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to NCC’s outside auditors and the audit committee of the board of directors of NCC (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect NCC’s ability to record, process, summarize and report financial information, and (B) to the knowledge of NCC, any fraud, whether or not material, that involves management or other employees who have a significant role in NCC’s internal controls over financial reporting

(copies of such items in subsections (A) and (B), to the extent applicable, have previously been made available by NCC to CenterState). To the knowledge of NCC, there is no reason to believe that NCC’s Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)    Since January 1, 2016, (i) neither NCC nor any of its Subsidiaries, nor, to the knowledge of NCC, any director, executive officer, auditor, accountant or representative of NCC or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of NCC, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of NCC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that NCC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing NCC or any of its Subsidiaries, whether or not employed by NCC or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by NCC or any of its officers, directors, employees or agents to the board of directors of NCC or any committee thereof or to the knowledge of NCC, to any director or officer of NCC.

Section 3.08.    Absence of Certain Changes or Events.

(a)    Since December 31, 2017, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on NCC.

(b)    Since December 31, 2017, except as set forth on NCC Disclosure Schedule Section 3.08(b) or with respect to the transactions contemplated hereby or as required or permitted by this Agreement, NCC and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

Section 3.09.    Legal Proceedings.

(a)    Except as set forth on NCC Disclosure Schedule Section 3.09(a), neither NCC nor any of its Subsidiaries is a party to any, and there are no pending or, to NCC’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against NCC or any of its Subsidiaries or, to NCC’s knowledge, any of their current or former directors or executive officers (i) that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on NCC or (ii) reasonably likely to prevent, materially impede or materially delay its ability to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

(b)    There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to bank holding companies generally and to banks generally) imposed upon NCC, any of its Subsidiaries or the assets of NCC or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its Affiliates).

Section 3.10.    Taxes and Tax Returns.

(a)    Except as disclosed in NCC Disclosure Schedule Section 3.10(a), each of NCC and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither NCC nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return, except as set forth in NCC Disclosure Schedule Section 3.10(a). All material Taxes of NCC and its Subsidiaries that are due have been fully and timely paid. Each of NCC and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither NCC nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of NCC and its Subsidiaries for all years up to and including December 31, 2014 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. The federal income Tax Returns of NCC and its Subsidiaries for tax years 2015-2017 are still open for examination by the IRS under the normal statute of limitations. Except as set forth on NCC Disclosure Schedule Section 3.10(a), no deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed, in each case, in writing, against NCC or any of its Subsidiaries. There are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of NCC and its Subsidiaries or the assets of NCC and its Subsidiaries. In the last six (6) years, neither NCC nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that NCC or any of its Subsidiaries was required to file any Tax Return that was not filed. To the extent applicable, NCC has made available to CenterState true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. There are no Liens for material Taxes (except Taxes not yet due and payable or for Taxes that are being contested in good faith) on any of the assets of NCC or any of its Subsidiaries. Neither NCC nor any of its Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among NCC and any of its Subsidiaries). Neither NCC nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was NCC) or (ii) has any liability for the Taxes of any Person (other than NCC or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither NCC nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither NCC nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). At no time during the past five (5) years has NCC been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither NCC nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting, (B) closing agreement, (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, or (E) prepaid amount received on or prior to the Closing Date, in the case of (A), (C), (D) and (E), outside of the Ordinary Course of Business.

(b)    As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)    As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Authority.

Section 3.11.    Employees and Employee Benefit Plans.

(a)    NCC Disclosure Schedule Section 3.11(a) sets forth a true and complete list of all NCC Benefit Plans. For purposes of this Agreement, “NCC Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to by, NCC or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor of NCC or any of its Subsidiaries, or in connection with which NCC or any of its Subsidiaries has or may have any liability or other obligation.

(b)    NCC has heretofore made available to CenterState true and complete copies of (i) each NCC Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such NCC Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the IRS, (C) the most recently received IRS determination letter or IRS advisory opinion letter, if any, relating to such NCC Benefit Plan, (D) the most recently prepared actuarial report for each NCC Benefit Plan (if applicable) and (E) all material correspondence to or from any Governmental Authority received in the last three years with respect to such NCC Benefit Plan.

(c)    Except as provided in NCC Disclosure Schedule Section 3.11(c), each NCC Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither NCC nor any of its Subsidiaries has, within the prior three (3) years, taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Authority with respect to any NCC Benefit Plan, and NCC has no knowledge of any plan defect that would qualify for correction under any such program.

(d)    The IRS has issued a favorable determination or advisory opinion letter with respect to each NCC Benefit Plan that is intended to be qualified under Section 401(a) of the Code, which letter has not been revoked (nor has revocation been threatened in writing), and, to the knowledge of NCC, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any such NCC Benefit Plan. No trust funding any NCC Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)    Neither NCC nor any ERISA Affiliate has any liability or other obligation in connection with or, within the past six years, maintained a NCC Benefit Plan that is or was subject to Section 412 of the Code or Title IV of ERISA.

(f)    Except as provided in NCC Disclosure Schedule Section 3.11(f), none of NCC, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years any liability or other obligation in connection with, or contributed to or been obligated to contribute to, any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(g)    Except as provided in NCC Disclosure Schedule Section 3.11(g), neither NCC nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar state law.

(h)    All contributions required to be made to any NCC Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any NCC Benefit Plan, for any period in the prior three (3) years through the date of this Agreement, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of NCC, as applicable, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to NCC or any of its Subsidiaries.

(i)    Except as would not, either individually or in the aggregate reasonably be expected to result in a material liability to NCC or any of its Subsidiaries, (i) there are no pending or, to NCC’s knowledge, threatened claims (other than claims for benefits in the Ordinary Course of Business), lawsuits or arbitrations that have been asserted or instituted, and, (ii) to NCC’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against NCC Benefit Plans, any fiduciaries thereof with respect to their duties to the NCC Benefit Plans or the assets of any of the trusts under any of the NCC Benefit Plans.

(j)    None of NCC, any of its Subsidiaries or any of their respective ERISA Affiliates has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the NCC Benefit Plans or their related trusts, NCC, any of its Subsidiaries or any of their respective ERISA Affiliates to any material unpaid Tax or material penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k)    Except as provided in NCC Disclosure Schedule Section 3.11(k), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby may (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, cause NCC or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under any NCC Benefit Plan, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of NCC or any of its Subsidiaries. Without limiting the generality of the foregoing, except as provided in NCC Disclosure Schedule Section 3.11(k), no amount paid or payable (whether in cash, in property or in the form of benefits) by NCC or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. NCC has made available to CenterState preliminary drafts of Section 280G calculations (that are not final and are based on the underlying assumptions and facts on which the calculations are based as set forth therein), which to NCC’s knowledge are based on true, correct and complete data as of the date hereof, in all material respects, with respect to the individuals identified in such drafts.

(l)    Except as provided in NCC Disclosure Schedule Section 3.11(l), no NCC Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.

(m)    Each NCC Benefit Plan that is in any part a “non-qualified deferred compensation plan” subject to Section 409A of the Code (i) complies and, at all times after December 31, 2008 has complied, both in form and operation with the requirements of Section 409A of the Code and the final regulations and other applicable guidance thereunder, and (ii) between January 1, 2005 and December 31, 2008, was operated in good faith compliance with Section 409A, as determined under applicable guidance of the U.S. Department of the Treasury and the IRS, except where such noncompliance would not, either individually or in the aggregate, be likely to result in a material liability to NCC and its Subsidiaries taken as a whole.

(n)    There are no pending or, to NCC’s knowledge, threatened material labor grievances or unfair labor practice claims or charges against NCC or any of its Subsidiaries, or any strikes or other material labor disputes against NCC or any of its Subsidiaries. Neither NCC nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of NCC or any of its Subsidiaries and, to NCC’s knowledge, there are no organizing efforts by any union or other group seeking to represent any employees of NCC or any of its Subsidiaries.

Section 3.12.    Compliance with Applicable Law. NCC and each of its Subsidiaries hold, and have at all times since December 31, 2015 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on NCC, and to the knowledge of NCC, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Since December 31, 2015, NCC and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule or regulation of any Governmental Authority applicable to NCC or any of its Subsidiaries, including (to the extent applicable to NCC or any of its Subsidiaries), but not limited to, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money-laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on NCC, neither NCC nor any of its Subsidiaries, or to the knowledge of NCC, any director, officer, employee, agent or other Person acting on behalf of NCC or any of its Subsidiaries has, directly or indirectly, (a) used any funds of NCC or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of NCC or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of NCC or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of NCC or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for NCC or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for NCC or any of its Subsidiaries, or is currently subject to any sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

Section 3.13.    Certain Contracts.

(a)    NCC Disclosure Schedule Section 3.13(a) lists, as of the date of this Agreement, all contracts, arrangements, commitments or understandings (whether written or oral), other than any NCC Benefit Plan, entered into by NCC or any of its Subsidiaries or by which NCC or any of its Subsidiaries may be bound: (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) which contains a non-compete or client or customer non-solicitation requirement or any other provision that materially restricts the conduct of any line of business by NCC or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or the Surviving Bank or any NCC Subsidiary to engage in any line of business that is material to NCC or any of its Subsidiaries; (iii) with or to a labor union or guild (including any collective bargaining agreement); (iv) which includes any bonus, stock options, restricted stock, stock appreciation right or other employee benefit agreement or arrangement; (v) which, upon the consummation of the transactions contemplated by this Agreement (alone or upon the occurrence of any additional acts or events) will result in any payment (whether change of control, severance pay or otherwise)

becoming due from NCC, the Surviving Entity or any of their respective Subsidiaries to any officer, employee or director of NCC or any of its Subsidiaries; (vi) the benefits of which will be increased or the vesting of benefits of which will be accelerated by the occurrence of any of the transactions contemplated by this Agreement; (vii) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of NCC or any of its Subsidiaries; (viii) related to the borrowing by NCC or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (ix) relating to the lease of personal property having a value in excess of $150,000 in the aggregate; (x) relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement; (xi) which relates to capital expenditures and involves future payments in excess of $450,000 in the aggregate; or (xii) which is not terminable on sixty (60) days or less notice and involves the payment of more than $250,000 per annum. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the NCC Disclosure Schedule, is referred to herein as an “NCC Contract,” and neither NCC nor any of its Subsidiaries knows of, or has received written, or to NCC’s knowledge, oral notice of, any violation of the above by any of the other parties thereto which would reasonably be likely to have a Material Adverse Effect on NCC. NCC has made available to CenterState complete and correct copies of all NCC Contracts identified in NCC Disclosure Schedule Section 3.13(a).

(b)    In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on NCC: (i) each NCC Contract is valid and binding on NCC or its Subsidiaries, as applicable, and in full force and effect (assuming the due execution by each other party thereto, which to NCC’s knowledge has occurred); (ii) NCC and each of its Subsidiaries have performed all obligations required to be performed by it prior to the date hereof under each NCC Contract; (iii) to NCC’s knowledge, each third-party counterparty to each NCC Contract has performed all obligations required to be performed by it to date under such NCC Contract; and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of NCC or any of its Subsidiaries under any such NCC Contract.

(c)    NCC Disclosure Schedule Section 3.13(c) sets forth a true and complete list of all NCC Contracts pursuant to which consents, waivers or notices are or may be required to be given, in each case, prior to the performance by NCC of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

Section 3.14.    Agreements with Regulatory Agencies. Neither NCC nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Authority that, in each of any such cases, currently restricts in any respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the NCC Disclosure Schedule, an “NCC Regulatory Agreement”), nor has NCC or any of its Subsidiaries been advised in writing or, to NCC’s knowledge, orally, by any Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such NCC Regulatory Agreement.

Section 3.15.    Risk Management Instruments. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of NCC, any of its Subsidiaries or for the account of a customer of NCC or any of its Subsidiaries (the “NCC Risk Management Instruments”), were entered into in the Ordinary Course of Business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of NCC or its Subsidiaries enforceable in accordance with their respective terms (except as may be limited by the Enforceability Exceptions) and are in full force and effect. NCC and each of its Subsidiaries have duly performed in all material respects all of their material obligations under the NCC Risk Management Instruments to the extent that such obligations to perform have accrued, and, to NCC’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party under NCC Risk Management Instruments.

Section 3.16.    Environmental Matters. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on NCC, NCC and each of its Subsidiaries are in compliance, and at all times since January 1, 2016 have complied, with all applicable federal, state and local laws (including common law), statutes, rules, regulations, orders, decrees, permits, authorizations or legal requirements of any Governmental Authority relating to: (a) the protection or restoration of the environment, health and safety as it relates to Hazardous Substance exposure or natural resource damages; (b) the handling, storage, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance; (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any Hazardous Substance; and (d) all other Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of NCC, investigations of any Governmental Authority or other Person pending, or, to the knowledge of NCC, threatened against NCC of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on NCC or any of its Subsidiaries, of any liability or obligation arising under any Environmental Law, pending or threatened against NCC, which liability or obligation would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on NCC. To the knowledge of NCC, there is no reasonable basis for any such proceeding, claim, action or investigation. NCC is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any Governmental Authority or third party imposing any liability or obligation with respect to any Environmental Law that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on NCC.

Section 3.17.    Investment Securities and Commodities.

(a)    Each of NCC and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in NCC SEC Reports or (ii) to the extent that such securities or commodities are pledged in the Ordinary Course of Business to secure obligations of NCC or any of its Subsidiaries. Such securities and commodities as of September 30, 2018, are listed in NCC Disclosure Schedule Section 3.17(a) and are valued on the books of NCC in accordance with GAAP in all material respects.

(b)    NCC and each of its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that NCC believes are prudent and reasonable in the context of their respective businesses, and NCC and each of its Subsidiaries have, since January 1, 2016, been in compliance with such policies, practices and procedures in all material respects.

Section 3.18.    Real Property. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on NCC, NCC or one of its Subsidiaries, as applicable, (a) has good and marketable title to all real property reflected in the latest audited balance sheet included in the NCC SEC Reports as being owned by NCC or any of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the Ordinary Course of Business) (the “NCC Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (v) as set forth in

NCC Disclosure Schedule Section 3.18 (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such NCC SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the NCC Owned Properties, the “NCC Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such Lease is valid without default thereunder by the lessee or, to NCC’s knowledge, the lessor. There are no pending or, to the knowledge of NCC, threatened condemnation proceedings against NCC Real Property. NCC Disclosure Schedule Section 3.18 contains a complete and accurate list of each NCC Real Property, including Lease commencement and termination dates (excluding any renewal options relating thereto) and any notices or consents required prior to consummation of the transactions contemplated by this Agreement, as applicable.

Section 3.19.    Intellectual Property. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on NCC: (a) NCC and each of its Subsidiaries own, or are licensed to use (in each case, free and clear of any material Liens other than any Permitted Encumbrances), all Intellectual Property necessary for the conduct of their respective businesses as currently conducted; (b)(i) the use of any Intellectual Property by NCC and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any Person, and (ii) no Person has asserted to NCC in writing that NCC or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person; (c) to the knowledge of NCC, no Person is challenging, infringing on or otherwise violating any right of NCC or any of its Subsidiaries with respect to any Intellectual Property owned by NCC or any of its Subsidiaries; (d) neither NCC nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property owned by NCC or any of its Subsidiaries; (e) to the knowledge of NCC, since January 1, 2017, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of NCC and its Subsidiaries except as set forth in NCC Disclosure Schedule Section 3.19; and (f) NCC and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all material Intellectual Property owned or licensed, respectively, by NCC and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof. A true and correct listing of all registered Intellectual Property owned by NCC or any of its Subsidiaries is contained in NCC Disclosure Schedule Section 3.19.

Section 3.20.    Related Party Transactions. Except as disclosed in the NCC SEC Reports, during the period covered by the NCC SEC Reports there have been no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between NCC or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of NCC or any of its Subsidiaries or any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding NCC Common Stock (or any of such Person’s immediate family members or Affiliates) (other than an NCC Subsidiary) on the other hand, of the type required to be reported in any NCC SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

Section 3.21.    Reorganization. NCC has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.22.    Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation, or “stockholders rights” or “poison pill” agreement, is applicable to this Agreement, the Plan of Merger or the transactions contemplated hereby and thereby.

Section 3.23.    Broker’s Fees. Neither NCC nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Keefe, Bruyette & Woods, Inc., pursuant to letter agreements, true and complete copies of which have been previously provided to CenterState and which provide for payment of the amounts set forth in NCC Disclosure Schedule Section 3.23.

Section 3.24.    Opinion. Prior to the execution of this Agreement, NCC has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Keefe, Bruyette & Woods, Inc., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to the Holders of NCC Common Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

Section 3.25.    NCC Information. The information relating to NCC and its Subsidiaries that is provided by NCC or its representatives specifically for inclusion or incorporation by reference in (a) the Proxy Statement-Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to Holders of NCC Common Stock and holders of CenterState Common Stock or at the time of the NCC Meeting and CenterState Meeting (each as defined in Section 5.04), (b) the Registration Statement, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of NCC incorporated by reference in the Proxy Statement-Prospectus, the Registration Statement or any amendment or supplement thereto, or (d) any other document filed with any Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that in each case any information contained in an NCC SEC Report as of a later date shall be deemed to modify information as of an earlier date. The portions of the Proxy Statement-Prospectus relating to NCC and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by NCC with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of CenterState or its Subsidiaries for inclusion in the Proxy Statement-Prospectus or the Registration Statement.

Section 3.26.    Loan Portfolio.

(a)    As of the date of this Agreement, except as set forth in NCC Disclosure Schedule Section 3.26(a), neither NCC nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which NCC or any of its Subsidiaries is a creditor which as of September 30, 2018, had an outstanding balance of $500,000 or more and under the terms of which the obligor was, as of September 30, 2018, over ninety (90) days or more delinquent in payment of principal or interest and has not yet been charged-off, or (ii) Loans with any director, executive officer or principal stockholder of NCC or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215). NCC Disclosure Schedule Section 3.26(a) also sets forth a true, correct and complete list of all of the Loans of NCC and its Subsidiaries that, as of September 30, 2018 had an outstanding balance of $500,000 or more and were classified by NCC (A) as of September 30, 2018 as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, or (B) on or after January 1, 2016 as “Loss” in all cases together with the aggregate principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of September 30, 2018.

(b)    NCC Disclosure Schedule Section 3.26(b) identifies each asset of NCC or any of its Subsidiaries that as of September 30, 2018, was classified as other real estate owned (“OREO”) and the book value thereof, as well as any assets classified as OREO since September 30, 2018, and any sales of OREO between September 30, 2018 and the date of this Agreement, reflecting any gain or loss with respect to any OREO sold.

(c)    Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on NCC, each outstanding Loan of NCC and each of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of NCC and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(d)    Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on NCC, each outstanding Loan of NCC and each of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of NCC and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(e)    Except as set forth in NCC Disclosure Schedule Section 3.26(e), none of the agreements pursuant to which NCC or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f)    There are no outstanding Loans made by NCC or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of NCC or any of its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g)    Neither NCC nor any of its Subsidiaries is now nor has it ever been since December 31, 2015, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(h)    As to each Loan that is secured whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Authority, such guaranty is in full force and effect, and to NCC’s knowledge, will remain in full force and effect following the Effective Time, in each case, without any further action by NCC or any of its Subsidiaries subject to the fulfillment of their obligations under the agreement with the Small Business Administration that arise after the date hereof.

Section 3.27.    Insurance.

(a)    Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on NCC: (i) NCC and each of its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of NCC reasonably has determined to be prudent and consistent with industry practice, and neither NCC nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy; (ii) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of NCC and each of its Subsidiaries, NCC or one of its Subsidiaries is the sole beneficiary of such policies; and (iii) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. NCC Disclosure Schedule Section 3.27(a) identifies all of the insurance policies currently maintained by NCC and its Subsidiaries, including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving, individually or in the aggregate, more than $75,000 (“Insurance Policies”).

(b)    NCC Disclosure Schedule Section 3.27(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by NCC or any of its Subsidiaries, including the value of such BOLI as of the end of the quarter prior to the date of this Agreement. The value of the BOLI is and has been fairly and accurately reflected in NCC’s financial statements in accordance with GAAP. All BOLI is owned solely by NBC and no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and, except as disclosed in NCC Disclosure Schedule Section 3.27(b), there is no split dollar or similar benefit under NCC’s BOLI. Neither NCC nor any of its Subsidiaries has any outstanding borrowings secured in whole or in part by its BOLI.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CENTERSTATE

Section 4.01.    Making of Representations and Warranties. Except as disclosed in the CenterState SEC Reports filed on or after January 1, 2018, and prior to the date of this Agreement, CenterState hereby represents and warrants to NCC that the statements contained in this Article IV are correct. “Knowledge” or “knowledge” as to CenterState and any other phrase of similar import means, with respect to any matter in question relating to CenterState, the knowledge of the President, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Chief Risk Officer, the Chief Credit Officer, and the Chief Administrative Officer of CenterState. Any item disclosed on any CenterState Disclosure Schedule or disclosed in the CenterState SEC Reports filed on or after January 1, 2018, and prior to the date of this Agreement is deemed to be fully disclosed with respect to all sections of this Agreement to which such item may be relevant, (a) in the case of schedules, to the extent that it is reasonably clear on the face of such schedule that such item applies to such other section of this Agreement, and (b) in the case of CenterState SEC Reports, to the extent that such item would be reasonably inferred to apply.

Section 4.02.    Organization, Standing and Authority.

(a)    CenterState is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is a bank holding company duly registered under the BHC Act that has elected to be treated as a financial holding company under the BHC Act. CenterState has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. CenterState is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on CenterState. True and complete copies of the CenterState Articles and CenterState Bylaws, as in effect as of the date of this Agreement, have previously been made available by CenterState to NCC.

(b)    Each Subsidiary of CenterState (a “CenterState Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on CenterState and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of CenterState to pay dividends or distributions except under applicable state law or, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of CenterState Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to CenterState’s knowledge, threatened.

Section 4.03.    Capitalization.

(a)    The authorized capital stock of CenterState consists of 200,000,000 shares of CenterState Common Stock, and 5,000,000 shares of preferred stock. As of the date of this Agreement, 95,669,410 shares of CenterState Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding. As of the date of this Agreement, no shares of CenterState Common Stock are held in treasury, and an aggregate of 1,478,814 shares of CenterState Common Stock are reserved for issuance upon the exercise of outstanding options to purchase CenterState Common Stock and the vesting of outstanding CenterState restricted stock units and restricted stock awards (which shares are not included in the CenterState Common Stock issued and outstanding shares in this Section 4.03(a)). All of the issued and outstanding shares of CenterState Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of CenterState Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights. All shares of CenterState’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities laws. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of CenterState may vote are issued or outstanding. Except as disclosed in the CenterState SEC Reports, as of the date of this Agreement, no trust preferred or subordinated debt securities of CenterState are issued or outstanding. Other than equity awards granted under a CenterState stock plan, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating CenterState to issue, transfer, sell, purchase, redeem or otherwise acquire any shares of CenterState Common Stock or any other equity interests of CenterState. No holder of capital stock of CenterState will have dissenters’ rights with respect to any of the transactions contemplated by this Agreement. The shares of CenterState Common Stock are listed for trading on NASDAQ.

(b)    There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which CenterState or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the CenterState Common Stock or other equity interests of CenterState.

(c)    CenterState owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of CenterState Bank, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable (except, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No CenterState Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 4.04.    Authority; No Violation.

(a)    CenterState has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the consummation of the Merger and the CenterState Share Issuance in connection therewith have been duly and validly approved by the board of directors of CenterState. The board of directors of CenterState has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of CenterState and has directed that the CenterState Share Issuance be submitted to CenterState’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the Requisite CenterState Shareholder Approval and the adoption of the Bank Plan of Merger by the board of directors of CenterState Bank and CenterState as its sole shareholder, no other corporate proceedings on the part of CenterState are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CenterState and (assuming due authorization, execution and delivery by NCC) constitutes a valid and binding obligation of CenterState, enforceable against CenterState in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b)    Neither the execution and delivery of this Agreement by CenterState, nor the consummation by CenterState of the transactions contemplated hereby, nor compliance by CenterState with any of the terms or provisions hereof, will (i) violate any provision of the CenterState Articles or CenterState Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.05 are duly obtained and/or made, (A) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CenterState, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CenterState or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CenterState or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which either individually or in the aggregate would not reasonably be likely to have a Material Adverse Effect on CenterState.

Section 4.05.    Consents and Approvals. Except for: (a) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices; (b) the filing of applications, filings and notices, as applicable, with the OCC in connection with the Bank Merger, under the Bank Merger Act, and approval of such applications, filings and notices; (c) the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement in which the Proxy Statement-Prospectus will be included as a prospectus, and declaration of effectiveness of the Registration Statement; (d) the filing of such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and Securities Act and the rules and regulations promulgated thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (e) the filing of the Articles of Merger with the Florida Secretary of State pursuant to the FBCA and the Certificate of Merger with the Division of Corporations in the Department of State of the State of Delaware pursuant to the DGCL to the extent required; and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CenterState Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with (i) the execution and delivery by CenterState of this Agreement or (ii) the consummation by CenterState of the Merger and the other transactions contemplated hereby (including the consummation by CenterState Bank of the Bank Merger). As of the date of this Agreement, CenterState is not aware of any reason why the necessary Regulatory Approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

Section 4.06.    Reports.

(a)    CenterState and each of its Subsidiaries have timely filed (or furnished, as applicable), all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2016, with any Regulatory Agencies, including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on CenterState and its Subsidiaries. Except for examinations of CenterState and its Subsidiaries conducted by a Regulatory Agency in the Ordinary Course of Business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of CenterState, investigation into the business or operations of CenterState or any of its Subsidiaries since January 1, 2016, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CenterState. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of CenterState or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CenterState.

(b)    An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by CenterState or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2016 (the “CenterState SEC Reports”) is publicly available. No such CenterState SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all CenterState SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of CenterState has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the CenterState SEC Reports.

Section 4.07.    Financial Statements.

(a)    The financial statements of CenterState and its Subsidiaries included (or incorporated by reference) in the CenterState SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of CenterState and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of CenterState and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of CenterState and its Subsidiaries have been, since January 1, 2016, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Crowe Horwath LLP has not resigned (or informed CenterState that it intends to resign) or been dismissed as independent public accountants of CenterState as a result of or in connection with any disagreements with CenterState on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CenterState, neither CenterState nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except (i) for those liabilities that are reflected or reserved against on the consolidated balance sheet of CenterState included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (including any notes thereto), (ii) for liabilities incurred in the Ordinary Course of Business consistent with past practice since December 31, 2017 or (iii) in connection with this Agreement and the transactions contemplated hereby.

(c)    The records, systems, controls, data and information of CenterState and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CenterState or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CenterState. CenterState (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to CenterState, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of CenterState by others within CenterState and its Subsidiaries as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to CenterState’s outside auditors and the audit committee of CenterState’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect CenterState’s ability to record, process, summarize and report financial information, and (B) to the knowledge of CenterState, any fraud, whether or not material, that involves management or other employees who have a significant role in CenterState’s internal controls over financial reporting. To the knowledge of CenterState, there is no reason to believe that CenterState’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)    Since January 1, 2016, (i) neither CenterState nor any of its Subsidiaries, nor, to the knowledge of CenterState, any director, executive officer, auditor, accountant or representative of CenterState or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of CenterState, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of CenterState or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that CenterState or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing CenterState or any of its Subsidiaries, whether or not employed by CenterState or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by CenterState or any of its officers, directors, employees or agents to the board of directors of CenterState or any committee thereof or to the knowledge of CenterState, to any director or officer of CenterState.

Section 4.08.    Taxes. Each of CenterState and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither CenterState nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return. All material Taxes of CenterState and its Subsidiaries that are due have been fully and timely paid. Each of CenterState and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed, in each case, in writing, against CenterState or any of its Subsidiaries. There are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of CenterState and its Subsidiaries or the assets of CenterState and its Subsidiaries. In the last three (3) years, neither CenterState nor its Subsidiaries have been informed in writing by any jurisdiction that the jurisdiction believes that CenterState or its Subsidiaries were required to file any Tax Return that was not filed. There are no Liens for material Taxes (except Taxes not yet due and payable or Taxes being contested in good faith) on any of the assets of CenterState or any of its Subsidiaries. Neither CenterState nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between CenterState and its Subsidiaries). Neither

CenterState nor its Subsidiaries (a) have been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was CenterState) or (b) has a liability for Taxes of any Person (other than CenterState and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise. Neither CenterState nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither CenterState nor its Subsidiaries have participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

Section 4.09.    Absence of Certain Changes or Events.

(a)    Since December 31, 2017, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CenterState.

(b)    Since December 31, 2017, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, CenterState and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business.

Section 4.10.    Legal Proceedings.

(a)    Neither CenterState nor any of its Subsidiaries is a party to any, and there are no pending or, to CenterState’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against CenterState or any of its Subsidiaries or, to CenterState’s knowledge, any of their current or former directors or executive officers (i) that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CenterState, or (ii) reasonably likely to prevent, materially impede or materially delay its ability to perform its covenants or agreements under this Agreement or to consummate the transactions contemplated hereby.

(b)    There is no material injunction, order, judgment, decree, or regulatory restriction (other than those that apply to bank holding companies generally and to banks generally) imposed upon CenterState, any of its Subsidiaries or the assets of CenterState or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its Affiliates).

Section 4.11.    Compliance with Applicable Law. CenterState and each of its Subsidiaries hold, and have at all times since December 31, 2015, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on CenterState, and to the knowledge of CenterState, no suspension or cancellation or any such necessary license, franchise, permit or authorization is threatened. Since December 31, 2015, CenterState and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule or regulation of any Governmental Authority applicable to CenterState or any of its Subsidiaries, including (to the extent applicable to CenterState or its Subsidiaries), but not limited to, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on CenterState, none of CenterState or its Subsidiaries, or to the knowledge of CenterState, any director, executive officer, employee, agent or other Person acting on behalf of CenterState or any of its Subsidiaries has, directly or indirectly, (a) used any funds of CenterState or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of CenterState or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of CenterState or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of CenterState or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for CenterState or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for CenterState or any of its Subsidiaries, or is currently subject to any sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

Section 4.12.    Agreements with Regulatory Agencies. Neither CenterState nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Authority that, in each of any such cases, currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, a “CenterState Regulatory Agreement”), nor has CenterState or any of its Subsidiaries been advised in writing or, to CenterState’s knowledge, orally, by any Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such CenterState Regulatory Agreement.

Section 4.13.    Reorganization. CenterState has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.14.    Broker’s Fees. Neither CenterState nor any CenterState Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, except that CenterState has engaged and will pay a fee or commission to Raymond James & Associates, Inc.

Section 4.15.    Opinion. Prior to the execution of this Agreement, CenterState has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Raymond James & Associates, Inc. to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions, qualifications and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to CenterState. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

Section 4.16.    CenterState Information. The information relating to CenterState and its Subsidiaries that is provided by CenterState or its representatives specifically for inclusion or incorporation by reference in (a) the Proxy Statement-Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to Holders of NCC Common Stock and holders of CenterState Common Stock or at the time of the NCC Meeting or CenterState Meeting (each as defined in Section 5.04), (b) the Registration Statement, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of CenterState incorporated by reference in the Proxy Statement-Prospectus, the Registration Statement or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that in each case any information contained in a CenterState SEC Report as of a later date shall be deemed to modify information as of an earlier date. The portions of the Proxy Statement-Prospectus relating to CenterState and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by CenterState with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of NCC or its Subsidiaries for inclusion in the Proxy Statement-Prospectus or the Registration Statement.

Section 4.17.    Financing. CenterState has and will have as of the Closing Date sufficient capital to effect the transactions contemplated by this Agreement.

Section 4.18.    Contracts. Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which CenterState or any of its Subsidiaries is a party or by which CenterState or any of its Subsidiaries is bound as of the date of this Agreement has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by CenterState, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “CenterState Contract”). Each CenterState Contract is valid and binding on CenterState or its Subsidiaries and is in full force and effect. Neither CenterState Bank nor CenterState knows of, or has received written, or to CenterState’s knowledge, oral, notice of any violation of any of the CenterState Contracts by CenterState, CenterState Bank, or any of the other parties thereto which would be reasonably likely to have a Material Adverse Effect on CenterState. Neither CenterState nor any of its Subsidiaries sponsors or is a party to or otherwise bound by any CenterState Benefit Plan, contract, arrangement or agreement which, upon the consummation of the transactions contemplated by this Agreement (alone or upon the occurrence of any additional acts or events), will result in any payment (whether change of control, severance pay or otherwise) becoming due from CenterState, the Surviving Entity or any of their respective Subsidiaries to any executive officer or director of CenterState or CenterState Bank.

Section 4.19.    Environmental Matters. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on CenterState, CenterState and its Subsidiaries are in compliance, and at all times since January 1, 2016, have complied, with all applicable federal, state and local laws (including common law), statutes, rules, regulations, orders, decrees, permits, authorizations or legal requirements of any Governmental Authority relating to Environmental Laws.

Section 4.20.    Loan Portfolio. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on CenterState, each outstanding Loan of CenterState and its Subsidiaries (including Loans held for resale to investors) was originated, and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of CenterState and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

Section 4.21.    Insurance. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on CenterState, CenterState and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of CenterState reasonably has determined to be prudent and consistent with industry practice, and neither CenterState nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy.

Section 4.22.    Regulatory Capitalization. CenterState and CenterState Bank are “well-capitalized,” as such term is defined in the applicable state and federal rules and regulations.

Section 4.23.    Ownership of NCC Common Stock. Neither CenterState nor any CenterState Subsidiary has owned more than 10% of the outstanding shares of NCC Common Stock at any time during the past three calendar years.

ARTICLE V

COVENANTS

Section 5.01.    Covenants of NCC. During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement, NCC will use commercially reasonable efforts to (a) carry on its business, including the business of each of its Subsidiaries, only in the Ordinary Course of Business and consistent with prudent banking practice and in compliance in all material respects with all applicable Laws, (b) preserve its business organizations and assets intact, (c) keep available to itself and CenterState the present services of the current officers and employees of NCC and each of its Subsidiaries and (d) preserve for itself and CenterState the goodwill of its customers, key employees, lessors and others with whom business relationships exist, except as set forth in NCC Disclosure Schedule Section 5.01. During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement, except (i) as expressly contemplated or permitted by this Agreement (including as set forth in NCC Disclosure Schedule Section 5.01), (ii) with the prior written consent of CenterState, which consent shall not be unreasonably withheld, conditioned or delayed (provided, however, with respect to Section 5.01(q)(i), Section 5.01(r), and Section 5.01(s), if CenterState shall not have disapproved of NCC’s request in writing within two (2) Business Days of receipt of such written request from NCC, then such request shall be deemed to be approved by CenterState), or (iii) required by Law, NCC shall not and shall not permit any of its Subsidiaries to:

(a)    Stock. (i) Issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock (except for issuances of NCC Common Stock upon the exercise, vesting or settlement of NCC Equity Awards or NCC Warrants outstanding on the date of this Agreement and included in NCC Disclosure Schedule Section 3.03(c) and 3.03(d)), any Rights, any new award or grant under the NCC Equity Plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as provided in Section 2.02 or as set forth in NCC Disclosure Schedule Section 5.01(a), accelerate the vesting of any existing Rights, or (iii) except as set forth in NCC Disclosure Schedule Section 5.01(a), directly or indirectly change (or establish a record date for changing), adjust, split, combine, reclassify, exchange, repurchase, redeem or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time (other than the acquisition or acceptance of shares of NCC Common Stock from a holder of NCC Equity Awards or NCC Warrants in satisfaction of withholding obligations or in payment of the exercise price, as may be permitted pursuant to NCC Equity Plans, the applicable award agreements or NCC Warrants).

(b)    Dividends; Other Distributions. Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for (i) dividends from the NCC Subsidiaries to NCC or NBC, consistent with past practice, (ii) distributions payable to service NCC’s outstanding subordinated notes, and (iii) if the Effective Time has not occurred on or prior to June 30, 2019, a dividend to be paid to the Holders of NCC Common Stock prior to the Effective Time not to exceed $0.10 per share of NCC Common Stock.

(c)    Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of NCC or any of its Subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than five percent (5%) for any individual or three percent (3%) in the aggregate for all employees of NCC or any of its Subsidiaries other than as disclosed in NCC Disclosure Schedule Section 5.01(c), (ii) as may be required by Law, (iii) as may be required pursuant to the terms of any NCC Benefit Plan or to satisfy contractual obligations existing or contemplated as of the date of this Agreement, as previously disclosed to CenterState and set forth in NCC Disclosure Schedule Section 5.01(c), (iv) incentive or bonus payments, in accordance with past practice (to the extent applicable) including in accordance with the terms of the NCC 2011 Equity Plan, the NCC 2017 Equity Incentive Plan, and the NCC 2018 Incentive Program, in each case as set forth in NCC Disclosure Schedule Section 5.01(c), or (v) severance in accordance with past practice and set forth in NCC Disclosure Schedule Section 5.01(c).

(d)    Hiring. Except as set forth in NCC Disclosure Schedule Section 5.01(d), hire any Person as an employee of NCC or any of its Subsidiaries, except for at-will employees at an annual rate of salary not to exceed $150,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business.

(e)    Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with CenterState, (ii) to satisfy contractual obligations existing as of the date of this Agreement and set forth in NCC Disclosure Schedule Section 5.01(e), (iii) as previously disclosed to CenterState and set forth in NCC Disclosure Schedule Section 5.01(e), or (iv) as may be required or permitted pursuant to the terms of this Agreement) any NCC Benefit Plan or other arrangements that, if adopted or established, would constitute an NCC Benefit Plan.

(f)    Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth in NCC Disclosure Schedule Section 5.01(f) (or other sections of the NCC Disclosure Schedule), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or associates of any of its officers or directors other than (i) Loans in accordance with Regulation O of the Federal Reserve Board (12 CFR Part 215) and consistent with past practice and in the Ordinary Course of Business and (ii) routine banking relationships, compensation or business expense advancements or reimbursements in the Ordinary Course of Business.

(g)    Dispositions. Except as set forth in NCC Disclosure Schedule Section 5.01(g) or in the Ordinary Course of Business (including the sale, transfer or disposal of other real estate owned), sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any material portion of its rights, assets, deposits, business or properties or cancel or release any material indebtedness owed to NCC or any of its Subsidiaries.

(h)    Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business, and other than in connection with the acquisition by NBC of the remaining 30% interest in the Factoring Sub at a price not in excess of the amount set forth on NCC Disclosure Schedule Section 5.01(h)) all or any portion of the assets, debt, business, deposits or properties of any other entity or Person, except for purchases specifically approved by CenterState pursuant to any other applicable paragraph of this Section 5.01.

(i)    Capital Expenditures. Initiate any new capital expenditures in amounts exceeding $500,000 individually, or $1,000,000 in the aggregate.

(j)    Governing Documents. Amend the NCC Certificate or NCC Bylaws or any equivalent documents of any of its Subsidiaries.

(k)    Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws, GAAP or at the direction of a Governmental Authority.

(l)    Contracts. Except as set forth in NCC Disclosure Schedule Section 5.01(l), enter into, amend, modify, terminate, extend, or waive any material provision of, any NCC Contract, Lease or Insurance Policy, or make any material change in any instrument or agreement governing the terms of any of its securities, or material lease, license or contract, other than normal renewals of contracts, licenses and leases without material adverse changes of terms with respect to NCC or any of its Subsidiaries, or enter into any contract that would constitute an NCC Material Contract if it were in effect on the date of this Agreement, except for any amendments, modifications or terminations requested by CenterState.

(m)    Claims. Other than settlement of foreclosure actions or debt workouts in the Ordinary Course of Business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which NCC or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by NCC or any of its Subsidiaries of an amount which exceeds $500,000 individually or $750,000 in the aggregate and/or would impose any material restriction on the business of NCC or any of its Subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations.

(n)    Banking Operations. (i) Enter into any material new line of business, introduce any material new products or services, or introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; and (iv) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the Ordinary Course of Business.

(o)    Derivative Transactions. Enter into any Derivative Transaction, other than interest rate swaps entered into for the account of customers of NBC (i.e. “back-to-back” agreements) in the Ordinary Course of Business.

(p)    Indebtedness. Incur any indebtedness for borrowed money other than in the Ordinary Course of Business consistent with past practice with a term not in excess of twelve (12) months (other than purchases of federal funds, borrowings from the Federal Home Loan Bank of Atlanta or Federal Reserve Bank of Atlanta or creation of deposit liabilities or sales of certificates of deposit in the Ordinary Course of Business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (whether absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the Ordinary Course of Business.

(q)    Investment Securities. (i) Acquire (other than (A) by way of foreclosure or acquisitions in a bona fide fiduciary capacity or (B) in satisfaction of debts previously contracted in good faith or (C) as set forth in NCC Disclosure Schedule Section 5.01(q)) any debt security or equity investment or any certificates of deposit issued by other banks, other than securities rated “AA” or higher by either Standard and Poor’s Ratings Services or Moody’s Investor Service, nor (ii) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Authority or Regulatory Agency or requested by a Governmental Authority or Regulatory Agency.

(r)    Deposits. Make any changes to deposit pricing other than such changes that may be made in the Ordinary Course of Business.

(s)    Loans. Except for loans or extensions of credit approved and/or committed as of the date of this Agreement, (i) make any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by NCC or any of its Subsidiaries to such borrower or its Affiliates would be in excess of $300,000, in the aggregate, (B) jumbo residential real estate loan in excess of $1,000,000, or home equity line of credit that is not held for sale in excess of $750,000, (C) commercial or industrial loan not secured by real estate in excess of $1,500,000, or (D) commercial real estate loan in excess of $2,500,000; or (ii) participation in any loan or pool of loans. Any loan in excess of the limits set forth in this Section 5.01(s) and any purchase of a participation in a loan or pool of loans shall require the prior written approval of the President or Chief Credit Officer or Credit Administrator of CenterState Bank. Notwithstanding the foregoing, NCC may, without obtaining the prior written approval of CenterState Bank (i) effect any modification to a loan or extension of credit that is not rated “substandard” or lower; (ii) extend the loan maturity or renew (A) loans rated “pass” or better if the interest rate lock is not more than five years, or, if the interest rate lock is five years or more, if the loan is fully amortizing and its maturity is 15 years or less, (B) residential loans or home equity lines of credit rated “pass” or better in accordance with NCC’s existing policies; and (iii) renew for up to two years any unsecured loan not in excess of $300,000 where no additional credit is extended. NCC shall not effect any collateral release for any loan rated “special mention” or lower without the prior approval of CenterState Bank.

(t)    Investments or Developments in Real Estate. Make any new investment or new commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any new investment or new commitment to develop, or otherwise take any actions to develop any real estate owned by NCC or any of its Subsidiaries.

(u)    Taxes. Except as required by applicable Law or any Governmental Authority, make, in any manner different from NCC’s prior custom and practice, or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided that, for purposes of this Section 5.01(u), “material” shall mean affecting or relating to $75,000 or more in Taxes or $150,000 or more of taxable income.

(v)    Adverse Actions. Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair in any material respect NCC’s ability to consummate the Merger or the transactions contemplated by this Agreement, or (ii) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(w)    Facilities. Except as set forth in NCC Disclosure Schedule Section 5.01(w) or as required by Law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by CenterState.

(x)    Restructure. Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Subsidiaries.

(y)    Commitments. Except as permitted by Section 5.09 or any other provision of this Agreement, (i) enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law.

Section 5.02.    Covenants of CenterState.

(a)    Affirmative Covenants. During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement, CenterState will use commercially reasonable efforts to carry on its business and the business of CenterState Bank consistent with prudent banking practice and in compliance in all material respects with all applicable Laws.

(b)    Negative Covenants. During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement or with the prior written consent of NCC, which consent shall not be unreasonably withheld, conditioned or delayed, CenterState shall not and shall not permit any of its Subsidiaries to (i) take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (A) prevent, delay or impair in any material respect CenterState’s ability to consummate the Merger, the Bank Merger or the transactions contemplated by this Agreement, (B) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (C) result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law; or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02; or (iii) amend the CenterState Articles or CenterState Bylaws in a manner that would materially and adversely affect the Holders of NCC Common Stock, or adversely affect the Holders of NCC Common Stock relative to other holders of CenterState Common Stock; or (iv) make, declare or pay any extraordinary dividend on any CenterState Common Stock; or (v) take any action or knowingly fail to take any action that is intended or is reasonably likely to prevent CenterState from or its Subsidiaries from assuming NCC’s or its Subsidiaries’ outstanding indebtedness; or (vi) (A) enter into agreements with respect to, or consummate, any mergers or business combinations, or any acquisition of any other Person or business or (B) make capital contributions to, or investments in, any other Person, in each case of clauses (A) and (B), that would reasonably be expected to prevent or materially delay the consummation of the Merger, or (C) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of CenterState.

Section 5.03.    Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI, and shall reasonably cooperate with the other Party to that end.

Section 5.04.    Approvals of CenterState Shareholders and NCC Stockholders.

(a)    NCC Stockholder Approval.

(i)    Following the date that the Registration Statement is declared effective by the SEC, NCC shall take, in accordance with applicable Law and the NCC Certificate and NCC Bylaws, all action reasonably necessary to convene a special meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by NCC’s stockholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “NCC Meeting”) and shall take all lawful action to solicit such approval by such stockholders. NCC shall use its commercially reasonable efforts to obtain the Requisite NCC Stockholder Approval to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the NCC Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by NCC in connection with the NCC Meeting are solicited in compliance with the DGCL, the NCC Certificate and NCC Bylaws, and all other applicable legal requirements. Except with the prior approval of CenterState, other than the items noted above and the submission for approval of the compensation payable to NCC’s executive officers in connection with the Merger as required by the rules of the SEC, no other matters shall be submitted for the approval of NCC stockholders at the NCC Meeting.

(ii)    Except to the extent provided otherwise in Section 5.09, the board of directors of NCC shall at all times prior to and during the NCC Meeting recommend approval of this Agreement by the stockholders of NCC and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by NCC’s stockholders for consummation of the Merger and the transactions contemplated hereby (the “NCC Recommendation”) and shall not withhold, withdraw, amend, modify, change or qualify the NCC Recommendation in a manner adverse in any respect to the interests of CenterState or take any other action or make any other public statement inconsistent with the NCC Recommendation and the Proxy Statement-Prospectus shall include the NCC Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite NCC Stockholder Approval, NCC will not adjourn or postpone the NCC Meeting unless NCC is advised by counsel that it is reasonably necessary to take such actions to comply with its fiduciary duties. NCC shall adjourn or postpone the NCC Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of NCC Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting NCC has not received proxies representing a sufficient number of shares necessary to obtain the Requisite NCC Stockholder Approval, and subject to the terms and conditions of this Agreement, NCC shall continue to use commercially reasonable efforts to solicit proxies from its stockholders (as applicable) in order to obtain the Requisite NCC Stockholder Approval; provided, however, that the obligations in the foregoing sentence with respect to adjourning or postponing the NCC Meeting and to continuing to solicit proxies shall not apply from and after such time, if any, that CenterState would have the right to terminate this Agreement under Section 7.01(g)(ii). NCC shall keep CenterState updated with respect to the proxy solicitation results in connection with the NCC Meeting as reasonably requested by CenterState.

(b)    CenterState Shareholder Approval.

(i)    Following the date that the Registration Statement is declared effective by the SEC, CenterState shall take, in accordance with applicable Law and the CenterState Articles and CenterState Bylaws, all action reasonably necessary to convene a special meeting of its shareholders as promptly as practicable to consider and vote upon the CenterState Share Issuance and any other matters required to be approved by CenterState’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “CenterState Meeting”) and shall take all lawful action to solicit such approval by such shareholders. CenterState shall use its commercially reasonable efforts to obtain the Requisite CenterState Shareholder Approval to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the CenterState Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by CenterState in connection with the CenterState Meeting are solicited in compliance with the FBCA, the CenterState Articles and CenterState Bylaws, and all other applicable legal requirements. Except with the prior approval of NCC, no other business combination transaction shall be submitted for the approval of CenterState shareholders at the CenterState Meeting.

(ii)    Except to the extent provided otherwise in Section 5.04(b)(iii), the board of directors of CenterState shall at all times prior to and during the CenterState Meeting recommend approval of the CenterState Share Issuance by the shareholders of CenterState and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by CenterState’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “CenterState Recommendation”) and shall not withhold, withdraw, amend, modify, change or qualify the CenterState Recommendation in a manner adverse in any respect to the interests of NCC or take any other action or make any other public statement inconsistent with the CenterState Recommendation and the Proxy Statement-Prospectus shall include the CenterState Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite CenterState Shareholder Approval, CenterState will not adjourn or postpone the CenterState Meeting unless CenterState is advised by counsel that it is reasonably necessary to take such actions to comply with its fiduciary duties. CenterState shall adjourn or postpone the CenterState Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of CenterState Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting CenterState has not received proxies representing a sufficient number of shares necessary to obtain the Requisite CenterState Shareholder Approval, and subject to the terms and conditions of this Agreement, CenterState shall continue to use commercially reasonable efforts to solicit proxies from its shareholders (as applicable) in order to obtain the Requisite CenterState Shareholder Approval; provided, however, that the obligations in the foregoing sentence with respect to adjourning or postponing the CenterState Meeting and to continuing to solicit proxies shall not apply from and after such time, if any, that NCC would have the right to terminate this Agreement under Section 7.01(h)(i). CenterState shall keep NCC updated with respect to the proxy solicitation results in connection with the CenterState Meeting as reasonably requested by NCC.

(iii)    Subject to Section 7.01 and Section 7.02, following an Intervening Event, if the board of directors of CenterState, after receiving the advice of its outside counsel, and, with respect to financial matters, its financial advisors, determines in good faith that it would be more likely than not to result in a violation of its fiduciary duties under applicable Law to continue to recommend this Agreement, then in submitting this Agreement, such board of directors may submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date of this Agreement may not be rescinded or amended), in which event the board of directors may communicate the basis for its lack of a recommendation to its shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto to the extent required by Law; provided that the CenterState board of directors may not take any actions under this sentence unless (i) it gives NCC at least five (5) Business Days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action, and (ii) at the end of such notice period, the CenterState board of directors takes into account any amendment or modification to this Agreement proposed by NCC and after receiving the advice of its outside counsel, and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless be more likely than not to result in a violation of its fiduciary duties under applicable Law to continue to recommend this Agreement. CenterState shall adjourn or postpone the CenterState Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of CenterState Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting CenterState has not received proxies representing a sufficient number of shares necessary to obtain the Requisite CenterState Shareholder Approval, and subject to the terms and conditions of this Agreement, CenterState shall continue to use commercially reasonable efforts to solicit proxies from its shareholders (as applicable) in order to obtain the Requisite CenterState Shareholder Approval.

(c)    Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, each of the CenterState Meeting and NCC Meeting shall be convened and this Agreement shall be submitted to the shareholders of CenterState and the stockholders of NCC at the CenterState Meeting and the NCC Meeting, respectively, for the purpose of voting on the approval or adoption (as applicable) of such proposals and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either CenterState or NCC of such obligation. NCC and CenterState will each provide to the other Party, promptly (and in any event one hour prior to the NCC Meeting or the CenterState Meeting, as applicable) following any request for such information, any information that is in the possession of or reasonably obtainable by such Party with respect to the status of proxies (including shares represented and their voting instructions) with respect to the NCC Meeting or the CenterState Meeting, as applicable.

Section 5.05.    Registration Statement; Proxy Statement-Prospectus.

(a)    Each Party shall reasonably cooperate with the other Party in order for CenterState to prepare and file the Registration Statement (including the Proxy Statement-Prospectus and all related documents) with the SEC in connection with the issuance of CenterState Common Stock in the transactions contemplated by this Agreement. NCC shall use its commercially reasonable efforts to deliver to CenterState such financial statements and related analysis of NCC, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of NCC as may be required in order to file the Registration Statement, and any other report required to be filed by CenterState with the SEC in connection with the transactions contemplated by this Agreement, in each case in compliance in all material respects with applicable Laws, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to CenterState to review. Each Party agrees to use its commercially reasonable efforts to cooperate with the other Party and its counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. CenterState shall, as soon as is practicable, but in no event later than forty-five (45) days after the date hereof, file the Registration Statement with the SEC. Each of NCC and CenterState shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC in connection with this Agreement and the transactions contemplated hereby to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Each of CenterState and NCC agrees to use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. CenterState also agrees to use commercially reasonable efforts to obtain any necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, CenterState and NCC, each at their own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to their respective shareholders or stockholders, as applicable.

(b)    CenterState will advise NCC, promptly after CenterState receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of CenterState Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff, and shall supply NCC with copies of all correspondence between CenterState and the SEC with respect to the Registration Statement. CenterState will provide NCC and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus, and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and CenterState will provide NCC and its counsel with a copy of all such filings made with the SEC. If at any time prior to the NCC Meeting or the CenterState Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, CenterState shall use its commercially reasonable efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law), mail such amendment or supplement to CenterState shareholders (if required under applicable Law), and cooperate with NCC to mail such amendment or supplement to NCC stockholders (if required under applicable Law).

(c)    Each of the Parties agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Proxy Statement-Prospectus or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement-Prospectus or the Registration Statement.

Section 5.06.    Regulatory Filings; Consents.

(a)    Each of CenterState and NCC and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts (i) to promptly prepare all documentation, and to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations, (iii) to resolve any objections that may be asserted by any Governmental Authority with respect to this Agreement or the transactions contemplated herein, and (iv) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require CenterState or any of its Subsidiaries or NCC or any of its Subsidiaries to take any action, or commit to take any such action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be likely to have a material and adverse effect (measured on a scale relative to NCC) on the condition (financial or otherwise), results of operations or business of the Surviving Entity or the Surviving Bank, after giving effect to the Merger (together, the “Burdensome Conditions”); provided, further, that those actions set forth in CenterState Disclosure Schedule Section 5.06(a) shall not constitute a “Burdensome Condition.” CenterState and NCC will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders or stockholders, as applicable, and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of CenterState or NCC to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each Party hereto shall have the right to review and approve in advance all characterizations of the information relating to such Party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority, other than materials filed in connection therewith under a claim of confidentiality. CenterState shall, as soon as is practicable, but no later than thirty (30) days after the date hereof, make all filings with Governmental Authorities, including the Federal Reserve Board and the OCC. In addition, CenterState and NCC shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing; provided that Section 5.05 provides for the filing of the Registration Statement and this Section 5.06(a) does not apply to the filing of the Registration Statement.

(b)    Subject to applicable Laws (including those relating to the exchange of information), CenterState and NCC shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to applicable Laws, the Parties shall (i) promptly furnish each other with copies of notices or other communications received by each Party (or written or oral summaries of communications received orally), from any Governmental Authority with respect to the transactions contemplated by this Agreement, and (ii) provide the other Party a reasonable opportunity to review in advance, and accept the reasonable comments of the other Party in connection with, any proposed communication to, including any filings with or other written materials submitted to, any Governmental Authority. Each Party acknowledges and agrees that nothing in this Agreement shall require or permit either Party to provide or disclose confidential supervisory information to the other Party.

(c)    NCC will use its commercially reasonable efforts, and CenterState shall reasonably cooperate with NCC at NCC’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations required to be obtained in connection with the Merger or the Bank Merger, which are denoted in NCC Disclosure Schedule Section 3.13(c) under the caption “consents and approvals to be sought.” Each Party will notify the other Party promptly and shall promptly furnish the other Party with copies of notices or other communications received by such Party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives). NCC will consult with CenterState and its representatives as often as practicable under the circumstances so as to permit NCC and CenterState and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.

(d)    CenterState will file a Listing of Additional Shares Notification with NASDAQ for the shares of CenterState Common Stock to be issued in connection with the Merger in accordance with applicable NASDAQ requirements.

Section 5.07.    Publicity. CenterState and NCC shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which shall not be unreasonably delayed, conditioned or withheld; provided, however, that a Party may, without the prior consent of the other Party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges upon which such Party’s stock is listed or traded. It is understood that CenterState shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.08.    Access; Current Information.

(a)    For the purposes of preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws, NCC agrees to afford CenterState and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to NCC and its Subsidiaries’ books, records (including, without limitation, Tax Returns and work papers of independent auditors), information technology systems, business, properties and personnel and to such other information relating to them as CenterState may reasonably request and NCC shall use its commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and NCC’s privacy policy and, during such period, NCC shall furnish to CenterState, upon CenterState’s reasonable request, all such other information concerning the business, properties and personnel of NCC and its Subsidiaries, as applicable, that is substantially similar in scope to the information provided to CenterState in connection with its diligence review prior to the date of this Agreement.

(b)    As promptly as reasonably practicable after they become available, NCC will furnish to CenterState copies of the board packages distributed to the board of directors of NCC or NBC, and minutes from the meetings thereof and all committees thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to the board of directors of NCC or any committee thereof relating to the financial performance, operations, or risk management of NCC.

(c)    During the period from the date of this Agreement to the Effective Time, each of NCC and CenterState will cause one or more of its designated representatives to confer on a regular basis with representatives of the other Party and to report the general status of the ongoing operations of NCC and its Subsidiaries and CenterState and its Subsidiaries, respectively. Without limiting the foregoing, NCC agrees to provide to CenterState (i) a copy of each report filed by NCC or any of its Subsidiaries with a Governmental Authority unless it is a confidential communication with a Governmental Authority and NCC is prohibited by Law from sharing such report, (ii) a copy of NCC’s monthly loan trial balance, and (iii) a copy of NCC’s monthly statement of condition and profit and loss statement and, if requested by CenterState, a copy of NCC’s daily statement of condition and daily profit and loss statement, in each case, which shall be provided as promptly as reasonably practicable after it is filed or prepared, as applicable.

(d)    No investigation by either Party or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other Party set forth in this Agreement, or the conditions to the respective obligations of either Party to consummate the transactions contemplated hereby.

(e)    Neither NCC nor CenterState shall be required to give the other Party any documents (including under Sections 5.08(a) and (b)) that disclose any confidential supervisory information or any other matter that such party’s board of directors has been advised by counsel that such distribution to the other Party may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of such Party’s attorney-client privilege. In the event any of the restrictions in this Section 5.08(e) shall apply, each Party shall use its commercially reasonable efforts to provide appropriate consents, waivers, decrees and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), and the Parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.

(f)    The Non-Disclosure Agreement dated as of September 13, 2018, entered into by and between CenterState and NCC (the “Confidentiality Agreement”) will remain in full force and effect following the date of this Agreement, whether or not the Merger occurs, in accordance with the terms thereof, and each of CenterState and NCC shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

Section 5.09.    No Solicitation by NCC; Superior Proposals.

(a)    From the date of this Agreement until the Effective Time or the earlier termination of this Agreement, NCC shall not, shall cause each of its Subsidiaries and each of its and their respective officers and directors not to, and shall use its commercially reasonable efforts to cause its and its Subsidiaries’ other employees and the NCC Representatives not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an NCC Acquisition Proposal; (ii) except as permitted by this Section 5.09, participate in any discussions or negotiations regarding any NCC Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than CenterState) any information or data with respect to NCC or any of its Subsidiaries or otherwise relating to an NCC Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which NCC is a party; or (iv) except for a confidentiality agreement permitted by Section 5.09(b), enter into any agreement, agreement in principle or letter of intent with respect to any NCC Acquisition Proposal or approve or resolve to approve any NCC Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an NCC Acquisition Proposal. NCC and each of its Subsidiaries shall, and shall cause each of the NCC Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential NCC Acquisition Proposal.

(b)    Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the NCC Meeting, NCC may take any of the actions described in Section 5.09(a)(ii) if, but only if, (i) NCC has received a bona fide unsolicited written NCC Acquisition Proposal that did not result from a breach of Section 5.09(a); (ii) the board of directors of NCC reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such NCC Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) it is reasonably necessary to take such actions to comply with its fiduciary duties to NCC’s stockholders under applicable Law; (iii) NCC has provided CenterState with at least three (3) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to NCC or any of its Subsidiaries or otherwise relating to an NCC Acquisition Proposal, NCC receives from such Person a confidentiality agreement with terms no less favorable to NCC than those contained in the confidentiality agreement with CenterState. NCC shall promptly provide to CenterState any non-public information regarding NCC or any of its Subsidiaries provided to any other Person which was not previously provided to CenterState, such additional information to be provided no later than the date such information is provided to such other Party.

(c)    NCC shall promptly (and in any event within twenty-four (24) hours) notify CenterState in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, NCC or the NCC Representatives, in each case in connection with any NCC Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications), except to the extent that (i) discussions of such materials jeopardizes the attorney-client privilege or (ii) disclosure of such materials contravenes any Law, rule, regulation, order, judgment or decree). NCC agrees that it shall keep CenterState informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d)    Neither the board of directors of NCC nor any committee thereof shall (i) subject to Sections 5.09(e) and (f), withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to CenterState in connection with the transactions contemplated by this Agreement (including the Merger), the NCC Recommendation, fail to reaffirm the NCC Recommendation within three (3) Business Days following a request by CenterState, or make any statement, filing or release, in connection with the NCC Meeting or otherwise, inconsistent with the NCC Recommendation (it being understood that taking a neutral position or no position with respect to an NCC Acquisition Proposal shall be considered an adverse modification of the NCC Recommendation); (ii) approve or recommend, or propose to approve or recommend any NCC Acquisition Proposal; or (iii) enter into (or cause NCC or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any NCC Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.09(b)) or (B) requiring NCC to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e)    Notwithstanding Section 5.09(d) and subject to compliance with this Section 5.09(e), prior to the approval of the Merger at the NCC Meeting, the board of directors of NCC may withdraw, qualify, amend or modify the NCC Recommendation (an “NCC Subsequent Determination”) after the fifth (5th) Business Day following CenterState’s receipt of a notice (the “Notice of Superior Proposal”) from NCC advising CenterState that the board of directors of NCC has decided that a bona fide unsolicited written NCC Acquisition Proposal that it received (that did not result from a breach of Section 5.09(a)) constitutes a Superior Proposal if, but only if, (i) the board of directors of NCC has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that it is reasonably necessary to take such actions to comply with its fiduciary duties to NCC’s stockholders under applicable Law, (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by CenterState (the “Notice Period”), NCC and the board of directors of NCC shall have cooperated and negotiated in good faith with CenterState to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable NCC to proceed with the NCC Recommendation without an NCC Subsequent Determination; provided, however, that CenterState shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by CenterState since its receipt of such Notice of Superior Proposal, the board of directors of NCC has again in good faith made the determination (A) in clause (i) of this Section 5.09(e) and (B) that such NCC Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, NCC shall be required to deliver a new Notice of Superior Proposal to CenterState and again comply with the requirements of this Section 5.09(e), except that the Notice Period shall be reduced to three (3) Business Days.

(f)    Subject to Section 7.01 and Section 7.02, if, following an Intervening Event, the board of directors of NCC, after receiving the advice of its outside counsel, and, with respect to financial matters, its financial advisors, determines in good faith that it would be more likely than not to result in a violation of its fiduciary duties under applicable Law to continue to recommend this Agreement, then in submitting this Agreement, such board of directors may submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date of this Agreement may not be rescinded or amended), in which event the board of directors may communicate the basis for its lack of a recommendation to its shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto to the extent required by Law; provided that the NCC board of directors may not take any actions under this sentence unless (i) it gives CenterState at least five (5) Business Days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action, and (ii) at the end of such notice period, the NCC board of directors takes into account any amendment or modification to this Agreement proposed by CenterState and after receiving the advice of its outside counsel, and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless be more likely than not to result in a violation of its fiduciary duties under applicable Law to continue to recommend this Agreement.

(g)    Nothing contained in this Section 5.09 or elsewhere in this Agreement shall prohibit NCC or the board of directors of NCC from complying with Rule 14e-2(a), Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or other applicable securities laws; provided, however, that any such disclosure relating to an NCC Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9 under the Exchange Act) shall be deemed a change in the NCC Recommendation unless the board of directors of NCC reaffirms the NCC Recommendation in such disclosure.

Section 5.10.    Indemnification.

(a)    From and after the Effective Time, and in any event subject to the provisions of Section 5.10(c)(iv), the Surviving Entity shall indemnify, defend and hold harmless the present and former directors, officers and employees of NCC, NBC and their respective Subsidiaries (the “Indemnified Parties”), against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, or liabilities or amounts that are paid in settlement (which settlement shall require the prior written consent of CenterState, which consent shall not be unreasonably withheld, conditioned or delayed) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of actions or omissions of such persons in the course of performing their duties for or at the request of NCC, NBC or their respective Subsidiaries occurring at or before the Effective Time (including the Merger and the other transactions contemplated by this Agreement) (each a “Claim”), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as such persons have the right to be indemnified pursuant to the NCC Certificate or NCC Bylaws or similar governing documents of NBC in effect on the date of this Agreement and to the fullest extent permitted by applicable Delaware Law. The Surviving Entity shall pay such expenses to each Indemnified Party to the fullest extent permitted by the provisions of Delaware Law and the NCC Certificate and NCC Bylaws or similar governing documents of NBC.

(b)    In connection with the indemnification provided pursuant to this Section 5.10, the Surviving Entity and/or Surviving Bank will advance expenses, promptly after statements therefor are received, to each Indemnified Party, to the fullest extent required or permitted by the NCC Certificate, the NCC Bylaws and the articles of association and bylaws of NBC in effect on the date of this Agreement and to the fullest extent permitted by applicable Law (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such Indemnified Party or multiple Indemnified Parties (and, in each case, reasonably acceptable to CenterState), it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel).

(c)    Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify CenterState upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of CenterState under this Section 5.10, unless, and only to the extent that, CenterState is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) CenterState shall have the right to assume the defense thereof and CenterState shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof except that if CenterState elects not to assume such defense, the Indemnified Parties may retain counsel reasonably satisfactory to them, and CenterState shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties (provided that CenterState shall only be obligated to pay the reasonable fees and expenses of one such counsel), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) CenterState shall not be liable for any settlement effected without its prior written consent and (iv) CenterState shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws, whether or not related to banking laws.

(d)    For a period of six (6) years following the Effective Time, the Surviving Entity will maintain director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors of NCC or NBC and their respective Subsidiaries (determined as of immediately prior to the Effective Time) with respect to claims against such Indemnified Parties arising from facts or events occurring at or before the Effective Time (including the Merger and other transactions contemplated by this Agreement), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by NCC; provided that, if the Surviving Entity is unable to maintain or obtain the insurance called for by this Section 5.10, the Surviving Entity will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(d)); and provided, further, that officers and directors of NCC or NBC may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall the Surviving Entity be required to expend for such tail insurance a premium amount in excess of $1,500,000 in the aggregate (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, the Surviving Entity shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium. For the avoidance of doubt, the Surviving Entity shall not be required to purchase stand-alone coverage for cyber liability or fidelity bonds.

(e)    This Section 5.10 shall survive the Effective Time, is intended to benefit each Indemnified Party (each of whom shall be entitled to enforce this Section 5.10 against the Surviving Entity), and shall be binding on all successors and assigns of the Surviving Entity. This Section 5.10 shall not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Indemnified Party.

(f)    If the Surviving Entity or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity and its Subsidiaries shall assume the obligations set forth in this Section 5.10.

Section 5.11.    Employees; Benefit Plans.

(a)    Following the Effective Time, CenterState shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees who are full time employees of NCC or any of its Affiliates on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly-situated employees of CenterState or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of CenterState or its Subsidiaries, including any such plan that is closed or frozen with respect to new employees of CenterState. CenterState shall give the Covered Employees full credit for their prior service with NCC and any of its Affiliates (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by CenterState and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans, severance plans and similar arrangements maintained by CenterState.

(b)    With respect to any employee benefit plan of the Surviving Entity that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, the Surviving Entity or its applicable Subsidiary shall use its commercially reasonable efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such Surviving Entity or Subsidiary plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such condition was or would have been covered under the NCC Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee and his or her covered dependents in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable copayment, deductibles and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan. Neither CenterState nor any of its Subsidiaries shall terminate the existing coverage of any Covered Employee or his or her dependents under any of the NCC or Affiliate health, dental, vision or other welfare plans, programs or benefits prior to the time such Covered Employees and their dependents become eligible to participate in the health, dental or other welfare plans, programs and benefits common to all employees of CenterState or any CenterState Subsidiary and their dependents.

(c)    Prior to the Effective Time and subject to the consummation of the transactions contemplated by this Agreement, NCC shall take, and shall cause each of its Subsidiaries to take, all actions requested no later than ten (10) days prior to the Closing by CenterState that may be necessary or appropriate to (i) cause one or more NCC Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the date that includes the Effective Time, (ii) cause benefit accruals and entitlements under any NCC Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding that date that includes the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any NCC Benefit Plan for such period as may be requested by CenterState, or (iv) facilitate the merger of any NCC Benefit Plan into any employee benefit plan maintained by CenterState or a CenterState Subsidiary; provided that NCC shall not be required to take any action that would result in the violation by NCC of any contract with a third party. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 5.11(c) shall be subject to CenterState’s reasonable prior review, which shall not be unreasonably withheld, conditioned or delayed. If CenterState requires NCC to terminate a medical plan having a flexible spending arrangement (“FSA”) under Section 125 of the Code, NCC and each of its Subsidiaries may continue its FSA through the Effective Time.

(d)    Nothing in this Section 5.11 shall be construed to (i) limit the right of CenterState or any of its Subsidiaries (including, following the Closing Date, NCC or any of its Subsidiaries) to amend or terminate any NCC Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan; (ii) establish, amend, or modify any NCC Benefit Plan or CenterState Benefit Plan or any other benefit or employment plan, program, agreement or arrangement; or (iii) require CenterState or any of its Subsidiaries (including, following the Closing Date, NCC and any of its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by CenterState or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to CenterState’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.

(e)    If, within the period ending on the later of (i) nine (9) months after the Effective Time or (ii) forty-five (45) days after the completion of the Informational Systems Conversion, unless otherwise addressed in an employment agreement entered into with CenterState or CenterState Bank or an employment, change in control or severance agreement set forth in NCC Disclosure Schedule Section 3.11(a), any Covered Employee who is terminated by CenterState or its Subsidiaries other than “for cause” (as defined under the policies of CenterState and/or its Subsidiaries) or resigns because he or she was offered a position with a material reduction in rate of base pay or that is outside a 50-mile radius of the current address of his or her primary work location at NCC or any of its Subsidiaries, then CenterState shall, subject to such Covered Employee’s execution of appropriate releases, pay severance to such Covered Employee in an amount equal to two (2) weeks of base salary for each twelve (12) months of such Covered Employee’s prior employment with NCC, NBC or any applicable Subsidiary; provided, however, that in no event will the total amount of severance for any single Covered Employee be less than four (4) weeks of such base salary nor greater than twenty-six (26) weeks of such base salary. Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than nine (9) months after the Effective Time will be as set forth in the severance policies of CenterState and its Subsidiaries as then in effect.

(f)    After the Effective Time, all accrued and unused sick time for all employees of NCC and any of its Subsidiaries and all accrued and unused vacation time for all employees of NCC and any of its Subsidiaries shall be treated as set forth in CenterState Disclosure Schedule Section 5.11(f).

(g)    The Parties understand and agree that, as a matter of law, subject to and as a result of the Merger and the Bank Merger, respectively, CenterState will assume and become responsible for all contractual obligations, and shall succeed to all contractual obligations, of NCC (including employment, supplemental executive retirement benefits, split-dollar and other agreements) as of the Effective Time, and CenterState Bank will assume and be responsible for all contractual obligations, and shall succeed to all contractual obligations, of NBC (including employment, supplemental executive retirement benefits, split-dollar and other agreements) as of the effective time of the Bank Merger. Prior to the Effective Time, if CenterState requests NCC’s assistance with respect to implementing new or replacement employment related agreements for one or more employees of NCC or any of its Subsidiaries in connection with the Merger, NCC agrees to (and shall cause its Subsidiaries to) cooperate in good faith to facilitate and assist with respect to implementing any such new or replacement employment related agreements.

(h)    CenterState shall take all commercially reasonable actions necessary, including any needed plan or policy amendments, to cause the trustee of the CenterState Banks, Inc. Employee Savings Trust, if requested to do so by a Covered Employee, to accept a direct “rollover” in cash of all or a portion of such employee’s distribution from NCC’s (or its Affiliate’s) qualified 401(k) savings plan (collectively, the “NCC 401(k) Plan”) (provided that the CenterState Banks, Inc. Employee Savings Trust shall only accept cash and not in kind rollovers). In the case of a Covered Employee with an outstanding loan(s) under the NCC 401(k) Plan, CenterState shall use commercially reasonable efforts to permit the Covered Employee to rollover such outstanding loan balance(s) to the CenterState Banks, Inc. Employee Savings Trust (subject to the requirements and limitations of the applicable provisions of the Code); provided, however, that the Covered Employee may transfer such loan(s) only if such Covered Employee elects to rollover his or her entire account balance under the NCC 401(k) Plan.

(i)    NCC shall establish a retention bonus pool to be paid to certain NCC employees as shall be determined by NCC after consultation with CenterState (including in amounts of payments and timing of payments), with the amounts of such retention bonuses payable pursuant to the retention bonus pool not to exceed the amounts set forth on NCC Disclosure Schedule Section 5.11(i) attached hereto. CenterState may establish an additional retention bonus pool, with such recipients, amounts of payments and timing of payments designated by CenterState.

Section 5.12.    Notification of Certain Changes. NCC and CenterState shall promptly advise the other Party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein, and NCC and CenterState shall provide on a periodic basis written notice to the other Party of any matters that it becomes aware of which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such NCC Disclosure Schedule or CenterState Disclosure Schedule, as applicable, which is necessary to correct any information in such NCC Disclosure Schedule or CenterState Disclosure Schedule, as applicable, which has been rendered materially inaccurate thereby; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 5.12 or the failure of any condition set forth in Section 6.02(a) or Section 6.02(b) or Section 6.03(a) or Section 6.03(b), as the case may be, to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.02(a) or Section 6.02(b) or Section 6.03(a) or Section 6.03(b), as the case may be, to be satisfied. No supplement or amendment to the NCC Disclosure Schedule or CenterState Disclosure Schedule, as applicable, or provision of information relating to the subject matter of the NCC Disclosure Schedule or CenterState Disclosure Schedule, as applicable, after the date of this Agreement shall operate to cure any breach of a representation or warranty made herein or have any effect for the purpose of determining satisfaction of or compliance by NCC or CenterState with the respective covenants and agreements of such parties set forth herein.

Section 5.13.    Transition; Informational Systems Conversion. From and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement, CenterState and NCC shall use their commercially reasonable efforts to facilitate the integration of NCC with the business of CenterState following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of NCC and its Subsidiaries (the “Informational Systems Conversion”) to those used by CenterState, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of NCC and its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by NCC and its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, by the end of the third quarter of 2019.

Section 5.14.    No Control of Other Party’s Business. Nothing contained in this Agreement shall give CenterState, directly or indirectly, the right to control or direct the operations of NCC or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give NCC, directly or indirectly, the right to control or direct the operations of CenterState or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of NCC and CenterState shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

Section 5.15.    Certain Litigation. Each Party shall promptly advise the other Party orally and in writing of any actual or threatened shareholder or stockholder litigation against such Party and/or the members of the board of directors of NCC or the board of directors of CenterState related to this Agreement or the Merger and the other transactions contemplated by this Agreement. NCC shall: (a) permit CenterState to review and discuss in advance, and consider in good faith the views of CenterState in connection with, any proposed written or oral response to such shareholder or stockholder litigation; (b) furnish CenterState’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such shareholder or stockholder litigation; (c) consult with CenterState regarding the defense or settlement of any such shareholder or stockholder litigation; and (d) give due consideration to CenterState’s advice with respect to such shareholder or stockholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that NCC shall not settle any such shareholder or stockholder litigation if such settlement requires the payment of money damages, without the written consent of CenterState (such consent not to be unreasonably withheld, conditioned or delayed) unless the payment of any such damages by NCC is reasonably expected by NCC, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by NCC) under NCC’s existing director and officer insurance policies.

Section 5.16.    Corporate Governance.

(a)    Effective as of the Effective Time, CenterState shall take all actions necessary to cause the then-current members of the board of directors of CenterState and CenterState Bank (the “CenterState Continuing Directors”) to continue in office and serve on the board of directors of the Surviving Entity and the Surviving Bank until such time as their successors are duly elected and qualified. Prior to the Effective Time, the CenterState Continuing Directors shall take all actions necessary to appoint (effective as of the Effective Time) (i) the three (3) then-current members of the board of directors of NCC identified on NCC Disclosure Schedule Section 5.16(a)(i) (or other individuals mutually agreeable to the Parties) to serve on the board of directors of the Surviving Entity and the board of directors of the Surviving Bank and (ii) the one (1) additional member of the then-current board of directors of NBC identified on NCC Disclosure Schedule Section 5.16(a)(ii) (or another individual mutually agreeable to the Parties) to serve solely on the board of directors of the Surviving Bank (collectively, the “New CenterState Directors”), until such time as their successors are duly elected and qualified. The nominating committee of the board of directors of the Surviving Entity shall cause the New CenterState Directors that have been appointed and are serving on the board of directors of the Surviving Entity to be included among CenterState’s nominees for election at the 2019 (if the Effective Time occurs prior to the 2019 annual meeting of CenterState shareholders) and 2020 annual meetings of shareholders of the Surviving Entity (provided that they remain reasonably acceptable to the nominating committee of the board of directors of Surviving Entity). The Surviving Entity and the Surviving Bank shall cause the New CenterState Directors that have been appointed to and are serving on the board of directors of the Surviving Bank to be reelected (provided that they remain reasonably acceptable to the nominating committee of the board of directors of the Surviving Entity) at the 2019 (if the Effective Time occurs prior to the 2019 annual meeting of CenterState shareholders) and 2020 annual meetings of the Surviving Bank.

(b)    Effective as of the Effective Time (and, with respect to positions with the Surviving Bank, effective as of the effective time of the Bank Merger), CenterState shall take all actions necessary to cause (i) John C. Corbett to continue as President and Chief Executive Officer of the Surviving Entity; (ii) Mark Thompson to continue and serve as President of the Surviving Bank; (iii) Richard Murray, IV to become and serve as Chief Executive Officer of the Surviving Bank; and (iv) William E. Matthews, V to become and serve as Chief Financial Officer of the Surviving Entity and the Surviving Bank.

Section 5.17.    Certain Officer Agreements. Concurrently with the execution and delivery of this Agreement each of the officers listed in NCC Disclosure Schedule Section 5.17 have executed and delivered an employment agreement with CenterState Bank, to be effective upon the Effective Time.

Section 5.18. Director Resignations. NCC shall use commercially reasonable efforts to cause to be delivered to CenterState resignations of all the directors of NCC and each of its Subsidiaries, such resignations to be effective as of the Effective Time.

Section 5.19.    Non-Competition and Non-Disclosure Agreement. Concurrently with the execution and delivery of this Agreement and effective as of the Effective Time, NCC has caused each non-employee director of NCC and NBC to execute and deliver the Non-Competition and Non-Disclosure Agreement substantially in the form attached hereto as Exhibit E.

Section 5.20.    Claims Letters. Concurrently with the execution and delivery of this Agreement and effective as of the Effective Time, NCC has caused each director of NCC and NBC to execute and deliver the Claims Letter substantially in the form attached hereto as Exhibit F.

Section 5.21.    Coordination.

(a)    Prior to the Effective Time, subject to applicable Laws, each of NCC and each of its Subsidiaries shall take any action CenterState may reasonably request from time to time to better prepare the Parties for the integration of the operations of NCC and its Subsidiaries with CenterState and its Subsidiaries, respectively. Without limiting the foregoing, senior officers of NCC and CenterState shall meet from time to time as CenterState may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of NCC and its Subsidiaries, and NCC shall give due consideration to CenterState’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither CenterState nor CenterState Bank shall under any circumstance be permitted to exercise control of NCC or any of its Subsidiaries prior to the Effective Time. NCC shall permit representatives of CenterState Bank to be onsite at NCC to facilitate integration of operations and assist with any other coordination efforts as necessary, provided such efforts shall be done without disruption to NBC’s business with its customers.

(b)    Prior to the Effective Time, subject to applicable Laws, NCC and each of its Subsidiaries shall take any actions CenterState may reasonably request in connection with negotiating any amendments, modifications or terminations of any Leases or NCC Contracts that CenterState may request, including, but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective prior to (to the extent that the conditions set forth in Sections 6.01(a) and 6.01(b) of this Agreement have already been satisfied), or immediately upon, the Closing, and shall cooperate with CenterState and use commercially reasonable efforts to negotiate specific provisions that may be requested by CenterState in connection with any such amendment, modification or termination.

(c)    From and after the date hereof, subject to applicable Laws, the Parties shall reasonably cooperate (provided that the Parties shall cooperate to reasonably minimize disruption to NCC’s or NBC’s business) with the other in preparing for the prompt conversion or consolidation of systems and business operations promptly after the Effective Time (including by entering into customary confidentiality, non-disclosure and similar agreements with the other Party and appropriate service providers), and NCC shall, upon CenterState’s reasonable request, introduce CenterState and its representatives to suppliers of NCC and its Subsidiaries for the purpose of facilitating the integration of NCC and its business into that of CenterState. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), subject to applicable Laws, NCC shall, upon CenterState’s reasonable request, introduce CenterState and its representatives to customers of NCC and its Subsidiaries for the purpose of facilitating the integration of NCC and its business into that of CenterState. Any interaction between CenterState and any of NCC and its Subsidiaries’ customers and suppliers shall be coordinated by NCC. NCC shall have the right to participate in any discussions between CenterState and NCC’s customers and suppliers.

(d)    CenterState and NCC agree to take all action necessary and appropriate to cause NBC to merge with CenterState Bank in accordance with applicable Laws and the terms of the Bank Plan of Merger immediately following (and subject to the occurrence of) the Effective Time or as promptly as practicable thereafter.

Section 5.22.    Transactional Expenses. NCC has provided in NCC Disclosure Schedule Section 5.22 a reasonable good faith estimate of costs and fees that NCC and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement, exclusive of any costs that may be incurred by NCC as a result of any litigation which may arise in connection with this Agreement (collectively, “NCC Expenses”). NCC shall use its commercially reasonable efforts to cause the aggregate amount of all NCC Expenses to not exceed the total expenses disclosed in NCC Disclosure Schedule Section 5.22. NCC shall promptly notify CenterState if or when it determines that it expects to materially exceed its estimate for NCC Expenses. Notwithstanding anything to the contrary in this Section 5.22, neither Party shall incur any investment banking, brokerage, finders or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth in NCC Disclosure Schedule Section 3.23.

Section 5.23.    Confidentiality. Prior to the execution of this Agreement and prior to the consummation of the Merger, subject to applicable Laws, each of CenterState and NCC, and their respective Subsidiaries, Affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the Party providing the information to be non-public, proprietary and/or confidential, including, but not limited to, trade secrets of the disclosing Party. Each Party agrees that it will, and will cause its representatives to, hold any information so obtained, whether pursuant to this Article V or otherwise, in accordance with the terms of the Confidentiality Agreement, and that the Confidentiality Agreement will survive the termination of this Agreement and shall not be limited or extended by this Section 5.23.

Section 5.24.    Tax Matters. The Parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. Except as expressly contemplated or permitted by this Agreement, from and after the date of this Agreement and until the Effective Time, each of CenterState and NCC shall use their respective commercially reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act is intended or is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.25.    Assumption of Subordinated Debt. As of the Effective Time and upon the terms and conditions set forth herein, CenterState shall assume all rights and obligations of NCC under and relating to the NCC Debentures, including the due and punctual payment of the principal of and any premium and interest on the NCC Debentures according to their terms, and the due and punctual performance of all covenants and conditions relating to the NCC Debentures to be performed or observed by NCC. As of the Effective Time, the NCC Debentures shall rank pari passu to CenterState’s other subordinated debt obligations issued and outstanding from time to time. The Parties shall cooperate in good faith to execute, deliver and obtain any documents or consents deemed necessary by the Parties, in consultation with counsel to effectuate the assumption in accordance with the requirements of the NCC Debentures and CenterState’s existing debt instruments, including but not limited to, any trustee and holder notifications or consents that must be delivered or obtained, as applicable, prior to or in connection with the assumption.

Section 5.26.    Section 16 Matters.

(a)    Prior to the Effective Time, CenterState shall take all such steps as may be required to cause any acquisitions of CenterState Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CenterState to be exempt under Rule 16b-3 promulgated under the Exchange Act. NCC agrees to promptly furnish CenterState with all requisite information necessary for CenterState to take the actions contemplated by this Section 5.26(a).

(b)    NCC and CenterState agree that, in order to most effectively compensate and retain those officers and directors of NCC subject to the reporting requirements of Section 16(a) of the Exchange Act (the “NCC Insiders”), both prior to and after the Effective Time, it is desirable that the NCC Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of NCC Common Stock in the Merger, and for such compensatory and retention purposes agree to this Section 5.26(b). The boards of directors of CenterState and of NCC, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall, prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (i) any disposition of NCC Common Stock (including derivative securities with respect to NCC Common Stock)

by any NCC Insiders and (ii) any acquisition of CenterState Common Stock (including derivative securities with respect to CenterState Common Stock) by any NCC Insiders who, immediately following the Merger, will be officers or directors of the Surviving Entity subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case, pursuant to the transactions contemplated by this Agreement, to be exempt for liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

Section 5.27.    Certification of Non-USRPI Status. NCC shall provide to CenterState, under penalties of perjury, a certificate dated as of the Closing Date conforming to the requirements of Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) in substantially the form attached hereto as Exhibit G certifying that no interest in NCC is a United States real property interest as defined in Section 897(c) of the Code.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01.    Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of the Parties to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the Parties prior to the Closing Date of each of the following conditions:

(a)    Stockholder and Shareholder Votes. This Agreement and the transactions contemplated hereby shall have received the Requisite NCC Stockholder Approval at the NCC Meeting and the Requisite CenterState Shareholder Approval at the CenterState Meeting.

(b)    Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated, and no such Regulatory Approval includes or contains, or shall have resulted in the imposition of, any Burdensome Condition.

(c)    No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of the Merger or Bank Merger.

(d)    Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority and, if the offer of CenterState Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

(e)    Tax Opinions Relating to the Merger. CenterState and NCC, respectively, shall have received opinions from Nelson Mullins Riley & Scarborough LLP and Maynard, Cooper & Gale, P.C., respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to CenterState and NCC, respectively, to the effect that, based on the terms of this Agreement and on the basis of the facts, representations and assumptions set forth in such opinions, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Nelson Mullins Riley & Scarborough LLP and Maynard, Cooper & Gale, P.C. may require and rely upon representations as to certain factual matters contained in certificates of officers of each of CenterState and NCC, in form and substance reasonably acceptable to such counsel.

(f)    Plan of Bank Merger. The Bank Plan of Merger shall have been executed and delivered.

(g)    NASDAQ Listing. CenterState shall have filed with NASDAQ a notification form for the listing of all shares of CenterState Common Stock to be delivered as Merger Consideration, and NASDAQ shall not have made an objection that has not been resolved to the listing of such shares of CenterState Common Stock.

Section 6.02.    Conditions to Obligations of NCC. The obligations of NCC to consummate the Merger also are subject to the fulfillment or written waiver by NCC prior to the Closing Date of each of the following conditions:

(a)    Representations and Warranties. Each of the representations and warranties of CenterState (other than in Sections 4.03, Section 4.09(a), and Section 4.16) set forth in this Agreement or in any certificate or agreement delivered by CenterState pursuant to the provisions hereof (in each case after giving effect to Section 4.01 and Section 9.09(c)) shall be true and correct, in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CenterState; provided, however, that (i) the representations and warranties in Section 4.03 (Capitalization), and Section 4.09(a) (Absence of Certain Changes or Events) shall be true and correct in all respects (other than in the case of Section 4.03, such failures to be true and correct as are de minimis) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date) and (ii) the representations and warranties contained in Section 4.16 shall be true and correct in all material respects as of the Closing Date. NCC shall have received a certificate signed on behalf of CenterState by the Chief Executive Officer and the Chief Financial Officer of CenterState to the foregoing effect.

(b)    Performance of Obligations of CenterState. CenterState shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on CenterState, and NCC shall have received a certificate, dated the Closing Date, signed on behalf of CenterState by its Chief Executive Officer and the Chief Financial Officer to such effect.

(c)    No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in CenterState or CenterState Bank being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

Section 6.03.    Conditions to Obligations of CenterState. The obligations of CenterState to consummate the Merger also are subject to the fulfillment or written waiver by CenterState prior to the Closing Date of each of the following conditions:

(a)    Representations and Warranties. Each of the representations and warranties of NCC (other than in Sections 3.03, Section 3.08(a), and Section 3.25) set forth in this Agreement or in any certificate or agreement delivered by NCC pursuant to the provisions hereof (in each case after giving effect to Section 3.01 and Section 9.09(c)) shall be true and correct, in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NCC; provided, however, that (i) the representations and warranties in Section 3.03 (Capitalization), and Section 3.08(a)

(Absence of Certain Changes or Events) shall be true and correct in all respects (other than in the case of Section 3.03, such failures to be true and correct as are de minimis) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date) and (ii) the representations and warranties contained in Section 3.25 shall be true and correct in all material respects as of the Closing Date. CenterState shall have received a certificate signed on behalf of NCC by the Chief Executive Officer and the Chief Financial Officer of NCC to the foregoing effect.

(b)    Performance of Obligations of NCC. NCC shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on NCC, and CenterState shall have received a certificate, dated the Closing Date, signed on behalf of NCC by NCC’s Chief Executive Officer and Chief Financial Officer, to such effect.

(c)    No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in NCC or NBC being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

(d)    Consents. NCC shall have obtained the consents set forth in NCC Disclosure Schedule Section 6.03(d).

Section 6.04.    Frustration of Closing Conditions. Neither CenterState nor NCC may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its commercially reasonable efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.

ARTICLE VII

TERMINATION

Section 7.01.    Termination. At any time prior to the Effective Time, this Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)    Mutual Consent. By the mutual consent, in writing, of CenterState and NCC if the board of directors of CenterState and the board of directors of NCC each so determines by vote of a majority of the members of its entire board.

(b)    No Regulatory Approval. By CenterState or NCC, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the Merger or Bank Merger shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, unless the failure to obtain such Regulatory Approval shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth in this Agreement.

(c)    No NCC Stockholder or CenterState Shareholder Approval. By CenterState (provided, in the case of CenterState, that it shall not be in material breach of any of its obligations under Section 5.04), or by NCC (provided, that in the case of NCC, that it shall not be in material breach of any of its obligations under Section 5.04 or Section 5.09), if (i) the Requisite NCC Stockholder Approval at the NCC Meeting or (ii) the Requisite CenterState Shareholder Approval at the CenterState Meeting shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or shareholders, as applicable, or at any adjournment or postponement thereof.

(d)    Breach of Representations and Warranties. By either CenterState or NCC (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other Party to not consummate this Agreement) if there shall have been (i) with respect to representations and warranties set forth in this Agreement that are not qualified by the term “material” or do not contain terms such as “Material Adverse Effect,” a material breach of any of such representations or warranties by the other Party and (ii) with respect to representations and warranties set forth in this Agreement that are qualified by the term “material” or contain terms such as “Material Adverse Effect,” any breach of any of such representations or warranties by the other Party; which breach is not cured prior to the earlier of (A) thirty (30) days following written notice to the Party committing such breach from the other Party or (B) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither Party shall have the right to terminate this Agreement pursuant to this Section 7.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating Party not to consummate the transactions contemplated hereby under Section 6.02(a) (in the case of a breach of a representation or warranty by CenterState) or Section 6.03(a) (in the case of a breach of a representation or warranty by NCC).

(e)    Breach of Covenants. By either CenterState or NCC (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other Party not to consummate this Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party, which breach shall not have been cured prior to the earlier of (i) thirty (30) days following written notice to the Party committing such breach from the other Party or (ii) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither Party shall have the right to terminate this Agreement pursuant to this Section 7.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating Party not to consummate the transactions contemplated hereby under Section 6.02(b) (in the case of a breach of a representation or warranty by CenterState) or Section 6.03(b) (in the case of a breach of a representation or warranty by NCC).

(f)    Delay. By either CenterState or NCC if the Merger shall not have been consummated on or before November 23, 2019 (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the Party seeking to terminate this Agreement.

(g)    Failure of NCC to Recommend. In addition to and not in limitation of CenterState’s termination rights under Section 7.01(e), by CenterState if, prior to such time as the Requisite NCC Stockholder Approval is obtained, (i) there shall have been a material breach of Section 5.09 or (ii) the board of directors of NCC (A) withdraws, qualifies, amends, modifies or withholds the NCC Recommendation, or makes any statement, filing or release, in connection with the NCC Meeting or otherwise, inconsistent with the NCC Recommendation (it being understood that taking a neutral position or no position with respect to an NCC Acquisition Proposal shall be considered an adverse modification of the NCC Recommendation), (B) materially breaches its obligation to call, give notice of and commence the NCC Meeting under Section 5.04(a), (C) approves or recommends an NCC Acquisition Proposal, (D) fails to publicly recommend against a publicly announced NCC Acquisition Proposal within three (3) Business Days of being requested to do so by CenterState, (E) fails to publicly reconfirm the NCC Recommendation within three (3) Business Days of being requested to do so by CenterState, or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

(h)    Failure of CenterState to Recommend. In addition to, and not in limitation of, NCC’s right to terminate this Agreement pursuant to Section 7.01(e), by NCC prior to such time as the Requisite CenterState Shareholder Approval is obtained if (i) the board of directors of CenterState (A) withdraws, qualifies, amends, modifies or withholds the CenterState Recommendation, or makes any statement, filing or release, in connection with the CenterState Meeting or otherwise, inconsistent with the CenterState Recommendation, (B) fails to publicly reconfirm the CenterState Recommendation within three (3) Business Days of being requested to do so by NCC, or (C) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions or (ii) CenterState or its board of directors has breached its obligations under Section 5.04 in any material respect.

(i)    CenterState Stock Price. By NCC, if the board of directors of NCC so determines by a vote of the majority of the members of the entire board of directors of NCC, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(A)    The quotient obtained by dividing the CenterState Average Stock Price by the Initial CenterState Market Price (such quotient being the “CenterState Ratio”) shall be less than 0.85; and

(B)    The CenterState Ratio shall be less than eighty-five percent of the quotient of the (x) Final Index Price divided by (y) the Initial Index Price (such quotient being the “Index Ratio”);

Following delivery of such written notice of termination by NCC, this Agreement shall terminate upon the fifth (5th) Business Day following the date such notice was provided (the “Termination Date”); provided, however, that NCC’s notice of election to terminate may be withdrawn at any time prior to the Termination Date; and provided, further, that during the five (5) Business Day period commencing with its receipt of such notice, CenterState shall have the option to increase the Merger Consideration by either (1) increasing the Exchange Ratio (calculated to the nearest one-thousandth) or (2) provided that it does not, and will not, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (as determined by CenterState’s and NCC’s outside legal counsel), paying, as part of the Merger Consideration, a cash payment in addition to, and not in lieu of, the Merger Consideration otherwise payable in accordance with Section 2.01(c) (such cash payment, the “Additional Cash Consideration”), in each case of the immediately preceding clauses (1) and (2), such that the value of the Merger Consideration (calculated based on the CenterState Average Stock Price) plus the value of any Additional Cash Consideration to be received by each recipient of the Merger Consideration equals the lesser of the following: (I) an amount equal to the product of the Initial CenterState Market Price, 0.85, and the Exchange Ratio (as in effect immediately before any increase in the Exchange Ratio pursuant to this Section 7.01(i)); and (II) an amount equal to (x) the product of the Index Ratio, 0.85, the Exchange Ratio (as in effect immediately before any increase in the Exchange Ratio pursuant to this Section 7.01(i)) and the CenterState Average Stock Price, divided by (y) the CenterState Ratio. If CenterState so elects within such five (5) Business Day period, then it shall give prompt written notice to NCC of such election and the revised Exchange Ratio or the Additional Cash Consideration, as applicable, whereupon no termination shall have occurred pursuant to this Section 7.01(i) and this Agreement shall remain in effect in accordance with its terms, provided that any references in this Agreement to the “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as increased pursuant to this Section 7.01(i), if applicable, and any references in this Agreement to the Merger Consideration shall thereafter include the Additional Cash Consideration as set forth in this Section 7.01(i), if applicable.

If CenterState declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the CenterState Common Stock shall be appropriately adjusted for the purposes of applying this Section 7.01(i).

Section 7.02.    Termination Fee; Expenses.

(a)    In recognition of the efforts, expenses and other opportunities foregone by CenterState while structuring and pursuing the Merger, NCC shall pay to CenterState a termination fee equal to $31,800,000 (the “Termination Fee”), by wire transfer of immediately available funds to an account specified by CenterState in the event of any of the following: (i) in the event CenterState terminates this Agreement pursuant to Section 7.01(g), NCC shall pay CenterState the Termination Fee within one (1) Business Day after receipt of CenterState’s notification of such termination; and (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an NCC Acquisition Proposal shall have been made known to senior management of NCC or has been made directly to its stockholders generally or any Person shall have publicly announced (and not withdrawn) an NCC Acquisition Proposal with respect to NCC and (A) thereafter this Agreement is terminated (x) by either CenterState or NCC pursuant to Section 7.01(c) because the Requisite NCC Stockholder Approval shall not have been obtained or (y) by CenterState pursuant to Section 7.01(d) or

Section 7.01(e) and (B) prior to the date that is twelve (12) months after the date of such termination, NCC enters into any agreement or consummates an NCC Acquisition Transaction with respect to an NCC Acquisition Proposal (whether or not the same NCC Acquisition Proposal as that referred to above), then NCC shall, on the earlier of the date it enters into such agreement and the date of consummation of such NCC Acquisition Transaction, pay CenterState the Termination Fee, provided, that for purposes of this Section 7.02(a)(ii), all references in the definition of NCC Acquisition Transaction to “20%” shall instead refer to “50%.”

(b)    If NCC terminates this Agreement pursuant to Section 7.01(h), CenterState shall on the date of termination, pay to NCC a sum equal to the amount of the Termination Fee (the “Reverse Termination Fee”). The Reverse Termination Fee shall be paid to NCC in same-day funds.

(c)    NCC and CenterState each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, NCC and CenterState would not enter into this Agreement; accordingly, if NCC or CenterState fails promptly to pay any amounts due under this Section 7.02, NCC or CenterState, as applicable, shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of CenterState or NCC (including reasonable legal fees and expenses) in connection with any litigation to enforce the other Party’s obligations under this Section 7.02.

(d)    Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that if a Party pays or causes to be paid to the other Party the Termination Fee in accordance with Section 7.02(a) or the Reverse Termination Fee in accordance with Section 7.02(b), as applicable, the Party paying such Termination Fee or Reverse Termination Fee (or any successor in interest thereof) will not have any further obligations or liabilities to the other Party with respect to this Agreement or the transactions contemplated by this Agreement, except in the case of fraud or willful and material breach of any material provision of this Agreement.

Section 7.03.    Effect of Termination. In the event of termination of this Agreement by either Party as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, and none of CenterState, NCC, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 5.08(f), Section 5.23, Section 7.02, this Section 7.03 and Article IX (other than Section 9.01) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither CenterState or NCC shall be relieved or released from any liabilities or damages (which, in the case of NCC, shall include the loss to the holders of NCC Common Stock, NCC Warrants and NCC Equity Awards of the economic benefits of the transactions contemplated hereby, including the loss of the premium offered to the holders of NCC Common Stock, NCC Warrants and NCC Equity Awards) arising out of its fraud or willful and material breach of any provision of this Agreement.

ARTICLE VIII

DEFINITIONS

Section 8.01.    Definitions. The following terms are used in this Agreement with the meanings set forth below:

“2015 Performance Share Awards” has the meaning set forth in Section 2.02(c)(i).

“2016-2018 Performance Share Awards” has the meaning set forth in Section 2.02(c)(ii).

“Additional Cash Consideration” has the meaning set forth in Section 7.01(i).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Articles of Merger” has the meaning set forth in Section 1.05(a).

“Bank Merger” has the meaning set forth in Section 1.03.

“Bank Merger Act” means the Bank Merger Act, within the Federal Deposit Insurance Act, as amended.

“Bank Plan of Merger” has the meaning set forth in Section 1.03.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BHC Act” has the meaning set forth in Section 3.02(a).

“BOLI” has the meaning set forth in Section 3.27(b).

“Book-Entry Shares” means any non-certificated share held by book entry in NCC’s stock transfer book or in street name through a bank, broker or other nominee, which immediately prior to the Effective Time represents an outstanding share of NCC Common Stock.

“Burdensome Conditions” has the meaning set forth in Section 5.06(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States government or any day on which banking institutions in the State of Florida are authorized or obligated to close.

“CenterState” has the meaning set forth in the preamble to this Agreement.

“CenterState Articles” has the meaning set forth in Section 1.02.

“CenterState Average Stock Price” means the average closing price of CenterState Common Stock as reported on NASDAQ for the twenty (20) consecutive full Trading Days ending on the Trading Day immediately prior to the Determination Date on which such shares are actually traded on NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by CenterState and NCC).

“CenterState Bank” has the meaning set forth in Section 1.03.

“CenterState Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to by, CenterState or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor of CenterState or any of its Subsidiaries, or in connection with which CenterState or any of its Subsidiaries has or may have any liability or other obligation.

“CenterState Bylaws” has the meaning set forth in Section 1.02.

“CenterState Common Stock” means the common stock, $0.01 par value per share, of CenterState.

“CenterState Continuing Directors” has the meaning set forth in Section 5.16(a).

“CenterState Contract” has the meaning set forth in Section 4.18.

“CenterState Disclosure Schedule” means the schedules delivered by CenterState pursuant to Section 5.06(a) and Section 5.11(f).

“CenterState Meeting” has the meaning set forth in Section 5.04.

“CenterState Ratio” has the meaning set forth in Section 7.01(i).

“CenterState Recommendation” has the meaning set forth in Section 5.04(b)(i).

“CenterState Regulatory Agreement” has the meaning set forth in Section 4.12.

“CenterState SEC Reports” has the meaning set forth in Section 4.06(b).

“CenterState Share Issuance” means the issuance of CenterState Common Stock upon conversion of the NCC Common Stock pursuant to Section 2.01(c).

“CenterState Subsidiary” has the meaning set forth in Section 4.02(b).

“CenterState Voting Agreements” shall have the meaning set forth in the recitals to this Agreement.

“Certificate” means any outstanding certificate, which immediately prior to the Effective Time, represents an outstanding share of NCC Common Stock.

“Certificate of Merger” has the meaning set forth in Section 1.05(a).

“Claim” has the meaning set forth in Section 5.10(a).

“Closing” has the meaning set forth in Section 1.05(b).

“Closing Date” has the meaning set forth in Section 1.05(b).

“Code” has the meaning set forth in the recitals to this Agreement.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 5.08(f).

“Covered Employees” has the meaning set forth in Section 5.11(a).

“D&O Insurance” has the meaning set forth in Section 5.10(d).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.

“Determination Date” means the later of (a) the date on which the last required Regulatory Approval is obtained without regard to any requisite waiting period, or (b) the date on which the Requisite NCC Stockholder Approval is obtained; provided, however, that in the event the date of the Effective Time occurs after the fifth (5th) Business Day from the date the Regulatory Approval and the Requisite NCC Stockholder Approval have both been obtained, then the Determination Date shall be the fifth (5th) Business Day immediately prior to the date on which the Effective Time is to occur.

“DGCL” has the meaning set forth in Section 1.01.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 1.05(a).

“Enforceability Exceptions” has the meaning set forth in Section 3.04(a).

“Environmental Law” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources; (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.11(f).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means such exchange agent as may be designated by CenterState (which shall be CenterState’s transfer agent), to act as agent for purposes of conducting the exchange procedures described in Article II.

“Exchange Fund” has the meaning set forth in Section 2.07(a).

“Expiration Date” has the meaning set forth in Section 7.01(f).

“Factoring Sub” has the meaning set forth in Section 3.03(e).

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FBCA” has the meaning set forth in Section 1.01.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” has the meaning set forth in Section 3.05.

“Final Index Price” means the average of the Index Prices for the twenty (20) Trading Days ending on the Trading Day immediately prior to the Determination Date.

“Florida Courts” has the meaning set forth in Section 9.03(c).

“FSA” has the meaning set forth in Section 5.11(c).

“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.

“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

“Holder” means the holder of record of shares of NCC Common Stock.

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Parties” has the meaning set forth in Section 5.10(a).

“Index Price” means the closing price of the KBW Regional Bank Index.

“Index Ratio” has the meaning set forth in Section 7.01(i)(B).

“Informational Systems Conversion” has the meaning set forth in Section 5.13.

“Initial CenterState Market Price” means $24.47.

“Initial Index Price” means $101.81.

“Insurance Policies” has the meaning set forth in Section 3.27(a).

“Intellectual Property” has the meaning set forth in Section 3.19.

“Intervening Event” means, with respect to a Party, any material event, circumstance, change, effect, development, or condition occurring or arising after the date of this Agreement (other than any event, change, effect, development, or condition resulting from a breach of this Agreement by such Party) that was not known to nor reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case by such Party’s board of directors, as of or prior to the date of this Agreement affecting the business, assets or operations of such Party and not relating to any NCC Acquisition Proposal, which became known to such Party’s board of directors prior to the receipt of the Requisite NCC Stockholder Approval or Requisite CenterState Shareholder Approval, as applicable; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) with respect to NCC, the receipt, existence, or terms of an NCC Acquisition Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “NCC Acquisition Proposal” (which, for purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth therein); (b) developments or changes in the banking industry; (c) any change in and of itself, in the price, or change in trading volume, of NCC Common Stock or CenterState Common Stock, but not including any underlying causes thereof; (d) any change in credit ratings of CenterState or NCC or the fact that CenterState or NCC meets or exceeds (or fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period (it being understood that the underlying cause thereof may be taken into account for purposes of determining whether an Intervening Event has occurred); or (e) changes after the date of this Agreement in the credit, debt, financial or capital markets or in interest or exchange rates.

“IRS” means the United States Internal Revenue Service.

“Knowledge” or “knowledge” means, with respect to NCC, the actual knowledge, of the Persons set forth in NCC Disclosure Schedule Section 3.01, and that knowledge that such Person would have obtained upon a reasonable examination of the books, records and accounts of such Person, NCC and NBC, and with respect to CenterState, the actual knowledge of the Persons set forth in Section 4.01, and that knowledge that such Person would have obtained upon a reasonable examination of the books, records and accounts of such Person, CenterState and CenterState Bank.

“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.

“Lease” means any lease, sublease, license, or other agreement under which NCC or NBC uses or occupies or has the right to use or occupy, now or in the future, real property.

“Letter of Transmittal” has the meaning set forth in Section 2.06.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).

“Loans” has the meaning set forth in Section 3.26(a).

“Material Adverse Effect” with respect to any Party means (a) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations or business of such Party and its Subsidiaries, taken as a whole, or (b) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such Party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such Party to consummate the Merger and the transactions contemplated hereby; provided, however, that, in the case of clause (a) only, a Material Adverse Effect for purposes of this definition shall not be deemed to include the impact of (i) changes after the date of this Agreement in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects NCC and its Subsidiaries or CenterState and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which NCC and CenterState operate, in which case only the disproportionate effect will be taken into account), (ii) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or bank holding companies or savings and loan holding companies generally (except to the extent that such change disproportionately adversely affects NCC and its Subsidiaries or CenterState and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which NCC and CenterState operate, in which case only the disproportionate effect will be taken into account), (iii) changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic or capital market conditions (including domestic and foreign equity, credit and debt markets, as well as changes in interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in U.S. or foreign securities markets) affecting the financial services industry generally (except to the extent that such change disproportionately adversely affects NCC and its Subsidiaries or CenterState and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which NCC and CenterState operate, in which case only the disproportionate effect will be taken into account), (iv) the effects of public disclosure of this Agreement or the transactions contemplated hereby or any action or omission taken by NCC with the prior consent of CenterState, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement or, with respect to a Party, actions taken or omitted to be taken at the direction of the other Party and any action not taken by such Party as a result of the failure of the other Party to reasonably consent to such action requiring the other Party’s consent under this Agreement, (v) any failure, in and of itself, by NCC or CenterState to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings (or other financial or operating metrics) for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (vi) changes in the trading price or trading volume of CenterState Common Stock or NCC Common Stock (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (vii) the impact this Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement), (viii) changes or events, after the date of this Agreement, affecting the financial services industry generally and not specifically relating to CenterState or NCC or their respective Subsidiaries, as the case may be (except to the extent that such occurrence disproportionately adversely affects NCC and its Subsidiaries or CenterState and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which NCC and CenterState operate, in which case only the disproportionate effect will be taken into account) and (ix) any natural disaster, outbreak or escalation of hostilities, declared or undeclared acts or war or terrorism, or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement (except to the extent that such occurrence disproportionately adversely affects NCC and its Subsidiaries or CenterState and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which NCC and CenterState operate, in which case only the disproportionate effect will be taken into account).

“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(d).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.01(c).

“NASDAQ” means The NASDAQ Global Select Market.

“NBC” has the meaning set forth in Section 1.03.

“NCC” has the meaning set forth in the preamble to this Agreement.

“NCC 2011 Equity Plan” means the NCC 2011 Equity Incentive Plan, as amended and restated on July 17, 2014.

“NCC 401(k) Plan” has the meaning set forth in Section 5.11(h).

“NCC Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from CenterState), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an NCC Acquisition Transaction.

“NCC Acquisition Transaction” means (a) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving NCC or any of its Subsidiaries; (b) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, 20% or more of the assets of NCC or any of its Subsidiaries; (c) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of NCC or any of its Subsidiaries (other than in connection with the acquisition by NCC of the remaining 30% interest in the Factoring Sub); (d) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of NCC or any of its Subsidiaries; or (e) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

“NCC Benefit Plans” has the meaning set forth in Section 3.11(a).

“NCC Bylaws” has the meaning set forth in Section 3.02(a).

“NCC Certificate” has the meaning set forth in Section 3.02(a).

“NCC Common Stock” means the common stock, $0.01 par value per share, of NCC.

“NCC Contract” has the meaning set forth in Section 3.13(a).

“NCC Debentures” has the meaning set forth in Section 3.03(a).

“NCC Deferred Shares” has the meaning set forth in Section 2.02(d).

“NCC Disclosure Schedule” has the meaning set forth in Section 3.01.

“NCC Equity Awards” collectively refers to NCC Performance Share Awards, NCC Deferred Shares and NCC Stock Options.

“NCC Equity Plans” means all equity plans of NCC or NBC, including the National Commerce Corporation 2011 Equity Incentive Plan (as amended and restated on July 17, 2014), the National Commerce Corporation 2017 Equity Incentive Plan, the Landmark Bancshares, Inc. 2015 Long-Term Incentive Plan, the

Landmark Bancshares, Inc. 2007 Stock Incentive Plan (as amended by First Amendment, dated July 1, 2015), the Landmark Bancshares, Inc. 2007 Stock Option Plan (as amended by First Amendment, dated July 1, 2015), the 1st Manatee Bank Amended and Restated Incentive Stock Option Plan, the 1st Manatee Bank 2015 Stock Option Plan, the 1st Manatee Bank 2017 Stock Option Plan, the Reunion Bank of Florida Directors’ Stock Option Plan, the Reunion Bank of Florida Officers’ and Employees’ Stock Option Plan, the United Group Banking Company of Florida, Inc. Officers’ and Employees’ Stock Option Plan, the Premier Community Bank of Florida 2015 Stock Option Plan (as amended by Amendment No. 1, dated March 20, 2018), the Premier Community Bank of Florida 2017 Stock Option Plan (as amended by Amendment No. 1, effective March 20, 2018), and any sub-plans adopted thereunder, each as amended to date.

“NCC Expenses” has the meaning set forth in Section 5.22.

“NCC Insiders” has the meaning set forth in Section 5.26(b).

“NCC Meeting” has the meaning set forth in Section 5.04(a)(i).

“NCC Owned Properties” has the meaning set forth in Section 3.18.

“NCC Performance Share Awards” means 2015 Performance Share Awards or 2016-2018 Performance Share Awards.

“NCC Real Property” has the meaning set forth in Section 3.18.

“NCC Recommendation” has the meaning set forth in Section 5.04(a)(ii).

“NCC Regulatory Agreement” has the meaning set forth in Section 3.14.

“NCC Representatives” means any investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates or other agents of NCC or any of its Subsidiaries.

“NCC Risk Management Instruments” has the meaning set forth in Section 3.15.

“NCC SEC Reports” has the meaning set forth in Section 3.06(b).

“NCC Stock Option” has the meaning set forth in Section 2.02(a).

“NCC Subsequent Determination” has the meaning set forth in Section 5.09(e).

“NCC Subsidiary” has the meaning set forth in Section 3.02(b).

“NCC Voting Agreements” shall have the meaning set forth in the recitals to this Agreement.

“NCC Warrants” has the meaning set forth in Section 2.02(b).

“New CenterState Directors” has the meaning set forth in Section 5.16(a).

“Notice of Superior Proposal” has the meaning set forth in Section 5.09(e).

“Notice Period” has the meaning set forth in Section 5.09(e).

“OCC” means the Office of the Comptroller of the Currency.

“Ordinary Course of Business” means, with respect to a Party, the ordinary, usual and customary course of business of such Party and its Subsidiaries consistent with past practice, including with respect to frequency and amount.

“OREO” has the meaning set forth in Section 3.26(b).

“Party” or “Parties” have the meaning set forth in the preamble.

“Permitted Encumbrances” has the meaning set forth in Section 3.18.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Plan of Merger” has the meaning set forth in Section 1.01.

“Proxy Statement-Prospectus” has the meaning set forth in Section 3.05.

“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by CenterState in connection with the issuance of shares of CenterState Common Stock in the Merger (including the Proxy Statement-Prospectus constituting a part thereof).

“Regulatory Agency” and “Regulatory Agencies” have the meaning set forth in Section 3.06(a).

“Regulatory Approvals” has the meaning set forth in Section 3.05.

“Requisite CenterState Shareholder Approval” means the approval of the CenterState Share Issuance by the holders a majority of the total votes cast on the proposal at the CenterState Meeting, provided that a quorum is present, in accordance with the CenterState Articles and CenterState Bylaws.

“Requisite NCC Stockholder Approval” means the adoption of this Agreement and the Plan of Merger by the affirmative vote of the holders of a majority of the outstanding shares of NCC Common Stock at the NCC Meeting in accordance with the DGCL, NCC Certificate and NCC Bylaws.

“Reverse Termination Fee” has the meaning set forth in Section 7.02(b).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any Party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Party.

“Superior Proposal” means a bona fide, unsolicited NCC Acquisition Proposal (a) that if consummated would result in a third party (or in the case of a direct merger between such third party and NCC or any of its

Subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding NCC Common Stock or more than 50% of the assets of NCC and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (b) that the board of directors of NCC reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (i) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the Person making such NCC Acquisition Proposal, and (ii) taking into account any changes to this Agreement proposed by CenterState in response to such NCC Acquisition Proposal as contemplated by Section 5.09(e), such proposal, is more favorable to the stockholders of NCC from a financial point of view than the Merger.

“Surviving Bank” has the meaning set forth in Section 1.03.

“Surviving Entity” has the meaning set forth in the Recitals.

“Tax” and “Taxes” have the meaning set forth in Section 3.10(b).

“Tax Returns” has the meaning set forth in Section 3.10(c).

“Termination Date” has the meaning set forth in Section 7.01(i).

“Termination Fee” has the meaning set forth in Section 7.02(a).

“The date hereof” or “the date of this Agreement” means the date first set forth above in the preamble to this Agreement.

“Trading Day” means any day on which the NASDAQ is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (Eastern Time).

“Treasury Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.01.    Survival. No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Sections 2.08, Section 5.10 and Section 5.11 of this Agreement.

Section 9.02.    Waiver; Amendment. Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the Party benefited by the provision, provided such waiver is in writing and signed by such Party, or (b) amended or modified at any time, by an agreement in writing among the Parties executed in the same manner as this Agreement, except that (i) after the NCC Meeting no amendment shall be made which by Law requires further approval by the stockholders of NCC without obtaining such approval, and (ii) after the CenterState Meeting no amendment shall be made which by Law requires further approval by the shareholders of CenterState without obtaining such approval. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach of as a waiver of any other or subsequent breach.

Section 9.03.    Governing Law; Waiver of Right to Trial by Jury; Venue.

(a)    Except to the extent mandatory provisions of federal law apply or the provisions of the DGCL are applicable to the Merger or the fiduciary duties of NCC’s board of directors, this Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Florida, without regard for conflict of law provisions.

(b)    Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.

(c)    Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Florida (the “Florida Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Florida Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Florida Courts, (iii) waives any objection that the Florida Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such action or proceeding will be effective if notice is given in accordance with Section 9.05.

Section 9.04.    Expenses. Except as otherwise provided in Section 7.02, each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Nothing contained in this Agreement shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful breach of any provision of this Agreement.

Section 9.05.    Notices. All notices, requests and other communications hereunder to a Party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such Party at its address set forth below, or at such other address or addresses as such Party may specify from time to time by notice in like manner to the Parties hereto. All notices shall be deemed effective upon delivery.

(a)	if to CenterState, to:

CenterState Bank Corporation
1101 First Street South
Winter Haven, FL 33880
	Attn:	John C. Corbett
Beth DeSimone
	E-mail:	jcorbett@centerstatebank.com
bdesimone@centerstatebank.com

with a copy (which shall not constitute notice to CenterState) to:

Nelson Mullins Riley & Scarborough LLP
104 S. Main Street, Suite 900
Greenville, SC 29601
	Attn:	Neil Grayson
John Jennings
	Email:	neil.grayson@nelsonmullins.com
john.jennings@nelsonmullins.com

(b)	if to NCC, to:

National Commerce Corporation
600 Luckie Drive, Suite 350
Birmingham, AL 35223
	Attn:	Richard Murray, IV
William E. Matthews, V
	E-mail:	rmurray@nationalbankofcommerce.com
wmatthews@nationalbankofcommerce.com

with a copy (which shall not constitute notice to NCC) to:

Maynard, Cooper & Gale P.C.
1901 Sixth Avenue North
2400 Regions/Harbert Plaza
Birmingham, AL 35203
	Attn:	John P. Dulin, Jr.
	Email:	JDulin@maynardcooper.com

Section 9.06.    Entire Understanding; No Third Party Beneficiaries. This Agreement, including the Exhibits and Disclosure Schedules hereto, together with the Confidentiality Agreement, represents the entire understanding of the Parties and hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for (a) the Indemnified Parties’ rights under Section 5.10, and (b) from and after the Effective Time, but only if the Effective Time shall occur, the rights of Holders of NCC Common Stock to receive the Merger Consideration as provided in Article II, and the rights of holders of NCC Equity Awards and NCC Warrants under Section 2.02, CenterState and NCC hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any Person or employees who might be affected by Section 5.11), other than the Parties, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07.    Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.08.    Enforcement of the Agreement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.09.    Interpretation.

(a)    When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference; if there is any conflict between a caption or heading and the text of this Agreement, the text shall control. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)    The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.

(c)    The NCC Disclosure Schedule and the CenterState Disclosure Schedule, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. Any matter disclosed pursuant to any section of either Disclosure Schedule shall be deemed disclosed for purposes of any other section of Article III or Article IV, respectively, to the extent that applicability of the disclosure to such other section is reasonably apparent on the face, notwithstanding the absence of a specific cross-reference, of such disclosure. No item is required to be set forth in either the NCC Disclosure Schedule or the CenterState Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect. The mere inclusion of an item in either Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by either Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, or that any breach or violation of applicable Laws or any contract exists or has actually occurred. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

(d)    Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa. As used herein, (i) the term “made available” means any document or other information that was (A) provided by one Party or its representatives to the other Party or its representatives prior to the date hereof, (B) included in the virtual data room of a Party prior to the date hereof or (C) filed by a party with the SEC and publicly available on Electronic Data Gathering, Analysis and Retrieval at least 48 hours immediately prior to the execution of this Agreement (if to be delivered, provided or made available prior to the date hereof) or the Closing Date (if to be delivered, provided or made available prior to Closing), and (ii) the word “or” is not exclusive.

(e)    Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Article of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.

Section 9.10.    Assignment. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written approval of the other Party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 9.11.    Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CENTERSTATE BANK CORPORATION

By:	/s/ John C. Corbett
John C. Corbett
President and Chief Executive Officer

NATIONAL COMMERCE CORPORATION

By:	/s/ Richard Murray, IV
Richard Murray, IV
Chairman and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

STOCKHOLDER VOTING AGREEMENT

This Stockholder Voting Agreement (this “Agreement”) is entered into as of the 23rd day of November, 2018, by and between CenterState Bank Corporation, a Florida corporation (“CenterState”), and the undersigned holder (“Stockholder”) of Common Stock (as defined herein).

RECITALS

WHEREAS, as of the date hereof, Stockholder, either in his or her sole capacity or jointly, is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of common stock, $0.01 par value per share (the “Common Stock”), of National Commerce Corporation (“NCC”), indicated on the signature page of this Agreement under the heading “Total Number of Shares of Common Stock Initially Subject to this Agreement” (which, for the avoidance of doubt, do not include any shares of Common Stock underlying unexercised NCC Equity Awards or NCC Warrants or any securities beneficially owned by Stockholder as a trustee or fiduciary where Stockholder does not have voting power); such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the “Shares”;

WHEREAS, CenterState and NCC propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”; for purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, NCC will merge with and into CenterState (the “Merger”); and

WHEREAS, as a condition to the willingness of CenterState to enter into the Merger Agreement, Stockholder is executing this Agreement.

NOW, THEREFORE, in consideration of, and as a material inducement to, CenterState entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by CenterState in connection therewith, Stockholder and CenterState, intending to be legally bound, hereby agree as follows:

1.    Agreement to Vote Shares. Stockholder agrees that, while this Agreement is in effect, at any meeting of stockholders of NCC, however called, or at any adjournment thereof, or in any other circumstances in which Stockholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by CenterState, Stockholder shall:

(a) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, all the Shares as to which Stockholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including, without limitation, any amendments or modifications of the terms thereof adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of NCC contained in the Merger Agreement or of Stockholder contained in this Agreement; and (iv) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or is reasonably expected by the Stockholder, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

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Stockholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a stockholder of NCC, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

2.    No Transfers. While this Agreement is in effect and prior to any meeting of stockholders of NCC called in connection with the Merger, Stockholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares; provided, however, that the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee; (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (d) the disposition or surrender of Shares in connection with the vesting, settlement or exercise of NCC Equity Awards, NCC Warrants or other equity rights as permitted by the Merger Agreement; (e) transfers to any immediate family member of Stockholder, or to a trust for the benefit of Stockholder or his or her immediate family members or upon Stockholder’s death; provided that, as a precondition to such permitted transfer, the transferee has agreed in writing to abide by the terms of this Agreement in a form reasonably satisfactory to CenterState; and (f) such transfers as CenterState may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

3.    Representations and Warranties of Stockholder. Stockholder represents and warrants to and agrees with CenterState as follows:

(a) Stockholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b) This Agreement has been duly executed and delivered by Stockholder, and assuming the due authorization, execution and delivery by CenterState, constitutes the valid and legally binding obligation of Stockholder enforceable against Stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity.

(c) The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his, her or its obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, limited liability company, partnership, trust or other entity, any charter, bylaw or other organizational document of Stockholder.

(d) Stockholder is the direct or joint owner of the Shares. Stockholder does not have sole or shared voting or dispositive power over any shares of capital stock of NCC other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any NCC Equity Awards or NCC Warrants. Stockholder has the right to vote the Shares, and none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. The Shares do not include shares over which Stockholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Stockholder, and no representation by Stockholder is made with respect thereto.

4.    No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 6 hereof, Stockholder, in his, her or its capacity as a stockholder of NCC, shall not, nor shall Stockholder

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in such capacity authorize any stockholder, member, partner, officer, director, advisor or representative of Stockholder or any of his, her or its Affiliates to (and, to the extent applicable to Stockholder, such Stockholder shall use commercially reasonable efforts to not permit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any Person (other than CenterState) any information or data with respect to NCC or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger and the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a stockholders’ vote or action by consent of NCC’s stockholders with respect to an Acquisition Proposal, except in the cases of clauses (b) through (e), inclusive, of this Section 4 to the extent that at such time NCC is permitted to take such actions pursuant to Section 5.09 of the Merger Agreement.

5.    Specific Performance; Remedies; Attorneys’ Fees. Stockholder acknowledges that it is a condition to the willingness of CenterState to enter into the Merger Agreement that Stockholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to CenterState if Stockholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, CenterState will not have an adequate remedy at law. Accordingly, Stockholder agrees that injunctive relief or other equitable relief is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that CenterState has an adequate remedy at law. In addition, after notice to Stockholder, CenterState shall have the right to inform any third party that CenterState reasonably believes to be, or to be contemplating, participating with Stockholder or receiving from Stockholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of CenterState hereunder, and that participation by any such third party with Stockholder in activities in violation of Stockholder’s agreement with CenterState set forth in this Agreement may give rise to claims by CenterState against such third party. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

6.    Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier to occur of: (a) termination of the Merger Agreement, (b) the consummation of the Merger, or (c) three (3) years from the date hereof; provided, however, that the transfer restrictions in Section 2 hereof shall be automatically terminated upon the receipt of the Requisite NCC Stockholder Approval. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

7.    Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provision hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

8.    Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

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9.    Capacity as Stockholder. This Agreement shall apply to Stockholder solely in his, her or its capacity as a stockholder of NCC, and it shall not apply in any manner to Stockholder in any capacity as a director, officer or employee of NCC or in any other capacity. For avoidance of doubt, the parties acknowledge and agree that nothing in this Agreement shall limit or restrict Stockholder or any of his, her or its Affiliates who is or becomes during the term hereof a member of the board of directors or an officer of NCC or National Bank of Commerce (“NBC”) from acting, omitting to act or refraining from taking any action, solely in such person’s capacity as a member of the board of directors or as an officer of NCC or NBC consistent with his or her fiduciary duties in such capacity under applicable law, including under Section 5.09 of the Merger Agreement.

10.    Governing Law; Venue. Except to the extent mandatory provisions of Delaware law apply, this Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction. The sole and exclusive venue for any civil action, counterclaim, proceeding, or litigation arising out of or relating to this Agreement shall be the courts of record of the State of Georgia in Fulton County or the United States District Court, Northern District of Georgia. Each party consents to the jurisdiction of such Georgia courts in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Georgia courts. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

11.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

12.    Further Assurances. Stockholder agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against CenterState, NCC or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger. From time to time prior to the termination of this Agreement, at CenterState’s request and without further consideration, Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.

13.    Disclosure. To the extent such information is required to be included, Stockholder hereby permits CenterState to publish and disclose in the Proxy Statement-Prospectus and S-4 (including, without limitation, all related documents and schedules filed with the Securities and Exchange Commission) his, her or its identity and ownership of shares of Common Stock and the nature of Stockholder’s commitments, arrangements and understandings pursuant to this Agreement.

14.    Notices. Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given to such party (i) when delivered personally to such party, or (ii) provided that a written acknowledgment of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail, or (iii) two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other

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address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 14).

If to CenterState:	CenterState Bank Corporation
1101 First Street South
Winter Haven, Florida 33880
Attn: General Counsel

If to Stockholder:	At the address of Stockholder set forth below the signature of Stockholder on the signature page of this Agreement.

15.    Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered by facsimile, email of a “.pdf” file or other electronic transmission.

[Signature page follows]

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IN WITNESS WHEREOF, CenterState has caused this Agreement to be duly executed, and Stockholder has duly executed this Agreement, all as of the day and year first above written.

CENTERSTATE BANK CORPORATION

By:
John C. Corbett
President and Chief Executive Officer

STOCKHOLDER:

Printed Name:
Address:

Total Number of Shares of Common Stock Initially Subject to this Agreement:

[SIGNATURE PAGE TO STOCKHOLDER VOTING AGREEMENT]

EXHIBIT B

SHAREHOLDER VOTING AGREEMENT

This Shareholder Voting Agreement (this “Agreement”) is entered into as of the 23rd day of November, 2018, by and between National Commerce Corporation, a Delaware corporation (“NCC”), and the undersigned holder (“Shareholder”) of CSFL Common Stock (as defined herein).

RECITALS

WHEREAS, as of the date hereof, Shareholder, either in his or her sole capacity or jointly, is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of common stock, $0.01 par value per share (the “CSFL Common Stock”), of CenterState Bank Corporation (“CenterState”), indicated on the signature page of this Agreement under the heading “Total Number of Shares of CSFL Common Stock Initially Subject to this Agreement” (which, for the avoidance of doubt, do not include any shares of CSFL Common Stock underlying unexercised stock options or any securities beneficially owned by Shareholder as a trustee or fiduciary where Shareholder does not have voting power); such shares of CSFL Common Stock, together with any other shares of CSFL Common Stock the voting power over which is acquired by Shareholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the “Shares”;

WHEREAS, CenterState and NCC propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”; for purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, NCC will merge with and into CenterState (the “Merger”); and

WHEREAS, as a condition to the willingness of NCC to enter into the Merger Agreement, Shareholder is executing this Agreement.

NOW, THEREFORE, in consideration of, and as a material inducement to, NCC entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by NCC in connection therewith, Shareholder and NCC, intending to be legally bound, hereby agree as follows:

1.    Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of CenterState, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by NCC, Shareholder shall:

(a)	appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)

vote (or cause to be voted), in person or by proxy, all the Shares as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the CenterState Share Issuance and any other matters required to be approved by the CenterState shareholders to permit consummation of the Merger and the transactions contemplated by the Merger Agreement (including, without limitation, any amendments or modifications of the terms thereof adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the CenterState Share Issuance; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of CenterState contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any action, agreement or transaction that is

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intended, or is reasonably expected by the Shareholder, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of CenterState, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

2.    No Transfers. While this Agreement is in effect and prior to any meeting of shareholders of CenterState called in connection with the Merger, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares; provided, however, that the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee; (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (d) the disposition or surrender of Shares in connection with the vesting, settlement or exercise of equity rights as permitted by the Merger Agreement; (e) transfers to any immediate family member of Shareholder, or to a trust for the benefit of Shareholder or his or her immediate family members or upon Shareholder’s death; provided that, as a precondition to such permitted transfer, the transferee has agreed in writing to abide by the terms of this Agreement in a form reasonably satisfactory to NCC; and (f) such transfers as NCC may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

3.    Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with NCC as follows:

(a)	Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)

This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by NCC, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity.

(c)

The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, limited liability company, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)

Shareholder is the direct or joint owner of the Shares. Shareholder does not have sole or shared voting or dispositive power over any shares of capital stock of CenterState other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any CenterState stock options. Shareholder has the right to vote the Shares, and none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto.

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4.    Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of NCC to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to CenterState if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, NCC will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable relief is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that NCC has an adequate remedy at law. In addition, after notice to Shareholder, NCC shall have the right to inform any third party that NCC reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of NCC hereunder, and that participation by any such third party with Shareholder in activities in violation of Shareholder’s agreement with NCC set forth in this Agreement may give rise to claims by NCC against such third party. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

5.    Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier to occur of: (a) termination of the Merger Agreement, (b) the consummation of the Merger, or (c) three (3) years from the date hereof; provided, however, that the transfer restrictions in Section 2 hereof shall be automatically terminated upon the receipt of the Requisite CenterState Shareholder Approval. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

6.    Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provision hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

7.    Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

8.    Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of CenterState, and it shall not apply in any manner to Shareholder in any capacity as a director, officer or employee of CenterState or in any other capacity. For avoidance of doubt, the parties acknowledge and agree that nothing in this Agreement shall limit or restrict Shareholder or any of his, her or its Affiliates who is or becomes during the term hereof a member of the board of directors or an officer of CenterState or CenterState Bank, N.A. (“CenterState Bank”) from acting, omitting to act or refraining from taking any action, solely in such person’s capacity as a member of the board of directors or as an officer of CenterState or CenterState Bank consistent with his or her fiduciary duties in such capacity under applicable law, including under Section 5.04(b)(iii) of the Merger Agreement.

9.    Governing Law; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction. The sole and exclusive venue for any civil action, counterclaim, proceeding, or litigation arising out of or relating to this Agreement shall be the courts of record of the State of Florida in Polk County or the United States District Court, Middle District of Florida. Each party consents to the jurisdiction of such Florida courts in any such civil action, counterclaim, proceeding, or litigation

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and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Florida courts. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

10.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

11.    Further Assurances. Shareholder agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against CenterState, NCC or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger. From time to time prior to the termination of this Agreement, at NCC’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.

12.    Disclosure. To the extent such information is required to be included, Shareholder hereby permits CenterState and NCC to publish and disclose in the Proxy Statement-Prospectus and S-4 (including, without limitation, all related documents and schedules filed with the Securities and Exchange Commission) his, her or its identity and ownership of shares of CSFL Common Stock and the nature of Shareholder’s commitments, arrangements and understandings pursuant to this Agreement.

13.    Notices. Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given to such party (i) when delivered personally to such party, or (ii) provided that a written acknowledgment of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail, or (iii) two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 13).

If to NCC:	National Commerce Corporation
600 Luckie Drive, Suite 350
Birmingham, Alabama 35223
Attn: William E. Matthews, V

If to Shareholder:	At the address of Shareholder set forth below the signature of Shareholder on the signature page of this Agreement.

14.    Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered by facsimile, email of a “.pdf” file or other electronic transmission.

[Signature page follows]

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IN WITNESS WHEREOF, NCC has caused this Agreement to be duly executed, and Shareholder has duly executed this Agreement, all as of the day and year first above written.

NATIONAL COMMERCE CORPORATION

By:
Richard Murray, IV
Chairman and Chief Executive Officer

SHAREHOLDER:

Printed Name:
Address:

Total Number of Shares of CSFL Common Stock Initially Subject to this Agreement:

[SIGNATURE PAGE TO SHAREHOLDER VOTING AGREEMENT]

EXHIBIT C

PLAN OF MERGER

NATIONAL COMMERCE CORPORATION

with and into

CENTERSTATE BANK CORPORATION

Pursuant to this Plan of Merger dated as of November 23, 2018, National Commerce Corporation, a Delaware corporation (“NCC”), shall be merged with and into CenterState Bank Corporation, a Florida corporation (“CenterState”).

SECTION 1

DEFINITIONS

1.1    Effective Time. “Effective Time” shall mean the date and time on which the Merger contemplated by this Plan of Merger becomes effective pursuant to the laws of the States of Florida and Delaware, as determined in accordance with Section 2.2 of this Plan of Merger.

1.2    Merger. “Merger” shall refer to the merger of NCC with and into CenterState, as provided in Section 2.1 of this Plan of Merger.

SECTION 2

TERMS OF MERGER

2.1    Merger. Subject to the terms and conditions set forth in this Plan of Merger, at the Effective Time, NCC shall be merged with and into CenterState in accordance with the Florida Business Corporation Act and the Delaware General Corporation Law. CenterState shall be the surviving corporation resulting from the Merger (the “Surviving Corporation”) and shall continue to exist and to be governed by the laws of the State of Florida under the corporate name “CenterState Bank Corporation.” The Surviving Corporation shall assume all of the liabilities of NCC.

2.2    Effective Time. The Merger contemplated by this Plan of Merger shall be effective at the later of (i) the latest effective date and time of filing of the (A) Articles of Merger filed with the Secretary of State of Florida and (B) the Certificate of Merger filed with the Division of Corporations in the Department of State of Delaware, or (ii) the date and time set forth in the Articles of Merger filed with the Secretary of State of Florida and the Certificate of Merger filed with the Division of Corporations in the Department of State of Delaware.

2.3    Articles of Incorporation and Bylaws. At the Effective Time, the articles of incorporation of CenterState in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law. The amended and restated bylaws of CenterState in effect immediately prior to the Effective Time shall be the amended and restated bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law and the terms of such amended and restated bylaws.

2.4    Board of Directors. Effective as of the Effective Time the then-current directors of CenterState (the “CenterState Continuing Directors”) shall continue in office and serve as directors of the Surviving Corporation until their successors shall have been duly elected and qualified. Prior to the Effective Time, the CenterState Continuing Directors shall take all actions necessary to appoint (effective as of the Effective Time) three (3) of the directors of NCC as of immediately before the Effective Time to serve as directors of the Surviving Corporation.

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2.5    Officers. Effective as of the Effective Time, the officers of the Surviving Corporation shall be as set forth on Exhibit A to this Plan of Merger.

SECTION 3

MANNER OF CONVERTING SHARES

Each share of CenterState common stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

Each share of common stock of NCC owned directly by CenterState, NCC or any of their respective subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

Each share of common stock of NCC issued and outstanding immediately prior to the Effective Time (other than shares described in the immediately preceding paragraph), shall be converted into the right to receive 1.65 shares (the “Exchange Ratio”) of CenterState common stock (the “Merger Consideration”) and cash in lieu of any fractional shares. CenterState shall pay or cause to be paid to each holder of a fractional share of CenterState common stock, rounded to the nearest one-hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in CenterState common stock to which such holder would otherwise be entitled by the average closing price of CenterState common stock as reported on the NASDAQ Stock Market for the twenty (20) consecutive trading days ending on the trading day immediately prior to the later of (i) the day on which the last required regulatory approval for consummation of the Merger is obtained without regard to any requisite waiting period, or (ii) the date on which NCC stockholders approve the Merger (the “CenterState Average Stock Price”).

If the number of shares of CenterState common stock or NCC common stock issued and outstanding prior to the Effective Time shall be increased or decreased as a result of a stock split, stock combination, stock dividend, recapitalization or similar transaction, with respect to such stock, and the record date therefor shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted as necessary to preserve the relative economic benefit to CenterState and NCC.

SECTION 4

STOCK-BASED AWARDS

Each valid option to purchase shares of NCC common stock pursuant to the NCC equity plans (each an “NCC Stock Option”), outstanding and unexercised immediately prior to the Effective Time, shall, by virtue of the Merger, be assumed by CenterState, and automatically and without any action on the part of the holder thereof, be converted into an option to purchase that number of shares of CenterState common stock as shall equal the product obtained by multiplying the Exchange Ratio by that number of shares of NCC common stock which such NCC Stock Option entitled the holder thereof to purchase (rounded to the nearest whole share), and at an exercise price equal to the quotient obtained by dividing the exercise price per share of the NCC Stock Option by the Exchange Ratio (rounded to the nearest cent); provided, however, that in the event that the Merger Consideration is modified as a result of the application of the last paragraph of Section 3 or otherwise, then the Exchange Ratio shall be appropriately adjusted in order to reflect the impact of such modification to the Merger Consideration..

Each outstanding and unexercised warrant to purchase NCC common stock immediately prior to the Effective Time (each, an “NCC Warrant”) shall, by virtue of the Merger, be assumed by CenterState, and

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automatically and without any action on the part of the holder thereof, cease to represent a right to purchase shares of NCC common stock and shall be converted into a right to purchase that number of shares of CenterState common stock as shall equal the product obtained by multiplying the Exchange Ratio by that number of shares of NCC common stock which such NCC Warrant entitled the holder thereof to purchase (rounded to the nearest whole share), and at an exercise price equal to the quotient obtained by dividing the exercise price per share of the NCC Warrant by the Exchange Ratio (rounded to the nearest cent); provided, however, that in the event that the Merger Consideration is modified as a result of the application of the last paragraph of Section 3 or otherwise, then the Exchange Ratio shall be appropriately adjusted in order to reflect the impact of such modification to the Merger Consideration.

At the Effective Time, the deferrals of NCC common stock representing equity awards and director fees credited to participant accounts under the National Commerce Corporation Deferral of Compensation Plan (the “NCC Deferred Shares”) shall be converted into the right to receive, within ten (10) days following the Effective Time, the Merger Consideration in respect of each such NCC Deferred Share, subject to applicable tax withholding.

All outstanding performance share awards with respect to shares of NCC common stock for the four-year performance period ending on December 31, 2018 (the “2015 Performance Share Awards”) shall, in accordance with the applicable NCC equity plan and award agreements, vest and be issued by NCC as soon as reasonably practicable after the following dates: (A) for time-based awards, December 31, 2018, and (B) for performance-based awards, the date of certification by the Compensation Committee of the NCC board of directors and confirmation by NCC’s independent public accountants, of the extent to which the performance criteria underlying such awards have been achieved, in accordance with the applicable award agreements, and in no event later than March 15, 2019. Such shares, to the extent that they become NCC Deferred Shares, shall be entitled to receive the Merger Consideration in accordance with the preceding paragraph, and to the extent they are instead issued as shares of NCC common stock and do not become NCC Deferred Shares, shall be included in the NCC common stock issued and outstanding immediately prior to the Effective Time and shall be entitled to receive the Merger Consideration in accordance with Section 3. In the event that the Effective Time takes place prior to the certification described above, such 2015 Performance Share Awards shall be treated in a manner identical to the 2016-2018 Performance Share Awards, as described below.

Immediately prior to the Effective Time, the outstanding performance share awards with respect to shares of NCC common stock for the four-year performance periods ending on December 31, 2019, 2020 and 2021, all of which are to be measured over a performance period that will not be completed prior to the Effective Time (the “2016-2018 Performance Share Awards”), shall vest as specified in the applicable award agreements (it being understood that the determination of the number of performance shares earned under the applicable award agreements, and the extent to which the performance goals have been achieved for the partial performance period, shall be conclusively determined, in good faith, by the Compensation Committee of the NCC board of directors, in accordance with the change in control provisions in the applicable NCC equity plans and award agreements, as soon as reasonably practicable prior to the Closing, which determination shall be final and binding on the Parties). Each of the 2016-2018 Performance Share Awards shall be cancelled at the Effective Time in exchange for the right to receive, within ten (10) days following the Effective Time, the Merger Consideration in respect of each share of NCC common stock underlying such 2016-2018 Performance Share Awards as determined pursuant to this Section, subject to applicable tax withholding.

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SECTION 5

MISCELLANEOUS

5.1    Further Assurances. Each party to this Plan of Merger agrees to do such things as may be reasonably requested by the other party in order to more effectively consummate or document the transactions contemplated by this Plan of Merger.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned corporations have caused this Plan of Merger to be executed by their duly authorized officers as of the date first above written.

NATIONAL COMMERCE CORPORATION

By:
Richard Murray, IV Chairman and Chief Executive Officer

CENTERSTATE BANK CORPORATION

By:
John C. Corbett President and Chief Executive Officer

[SIGNATURE PAGE TO PLAN OF MERGER]

Exhibit A

Officers

EXHIBIT D

PLAN OF MERGER AND MERGER AGREEMENT

NATIONAL BANK OF COMMERCE

with and into

CENTERSTATE BANK, N.A.

under the charter of

CENTERSTATE BANK, N.A.

under the title of

“CENTERSTATE BANK, N.A.”

(“Resulting Bank”)

THIS PLAN OF MERGER AND MERGER AGREEMENT (the “Agreement”) is made this 23rd day of November, 2018, between CenterState Bank, N.A. (“CenterState Bank” or the “Resulting Bank”), a national banking association, with its main office located at 1101 First Street South, Winter Haven, Florida 33880; and National Bank of Commerce (“NBC”), a national banking association, with its main office located at 600 Luckie Drive, Suite 200, Birmingham, Alabama 35223. Collectively, CenterState Bank and NBC are referred to as the “Banks”.

WHEREAS, at least a majority of the entire Board of Directors of CenterState Bank has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);

WHEREAS, at least a majority of the entire Board of Directors of NBC has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of the Act;

WHEREAS, CenterState Bank Corporation (“CenterState”), which owns all of the outstanding shares of CenterState Bank, and National Commerce Corporation (“NCC”) which owns all of the outstanding shares of NBC, have entered into an Agreement and Plan of Merger (the “Holding Company Agreement”) which, among other things, contemplates the merger of NCC with and into CenterState, all subject to the terms and conditions of such Holding Company Agreement (the “HC Merger”);

WHEREAS, CenterState, as the sole shareholder of CenterState Bank, and NCC, as the sole shareholder of NBC, have approved this Agreement; and

WHEREAS, each of the Banks is entering this Agreement to provide for the merger of NBC with and into CenterState Bank, with CenterState Bank being the surviving bank of such merger transaction (the “Bank Merger”), subject to, and as soon as practicable following, the closing of the HC Merger.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

SECTION 1

Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) and pursuant to the Act, NBC shall be merged with and into CenterState Bank in the Bank Merger. CenterState Bank shall continue its existence as the surviving bank and Resulting Bank under the charter of the Resulting Bank, and the separate corporate existence of NBC shall cease.    The closing of the Bank Merger shall become effective at the time specified in the letter issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger (such time when the Bank Merger becomes effective, the “Effective Time”).

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SECTION 2

The name of the Resulting Bank shall be “CenterState Bank, N.A.,” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.

SECTION 3

The business of the Resulting Bank from and after the Effective Time shall be that of a national banking association. This business of the Resulting Bank shall be conducted at its main office, which shall be located at 1101 First Street South, Winter Haven, Florida 33880, as well as at its legally established branches and at the banking offices of NBC that are acquired in the Bank Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Bank Merger as branch offices of CenterState Bank). The savings accounts of the Resulting Bank will be insured by the Resulting Bank in accordance with the Act.

SECTION 4

At the Effective Time, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of CenterState Bank issued and outstanding immediately prior to the Effective Time. Preferred stock shall not be issued by the Resulting Bank.

SECTION 5

All assets of NBC and CenterState Bank, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank; and the Resulting Bank shall be responsible for all of the liabilities of every kind and description, of NBC and CenterState Bank existing as of the Effective Time, all in accordance with the provisions of the Act.

SECTION 6

CenterState Bank and NBC shall contribute to the Resulting Bank acceptable assets having a book value, over and above the aggregate liability to its creditors, in such amounts as set forth on the books of CenterState Bank and NBC at the Effective Time.

SECTION 7

At the Effective Time, each outstanding share of common stock of NBC shall be cancelled with no consideration being paid therefor.

Outstanding certificates representing shares of the common stock of NBC shall, at the Effective Time, be cancelled.

SECTION 8

Upon the Effective Time, the then outstanding shares of CenterState Bank’s common stock shall continue to remain outstanding shares of CenterState Bank’s common stock, all of which shall continue to be owned by CenterState.

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SECTION 9

The directors of the Resulting Bank following the Effective Time shall consist of (i) those directors of CenterState Bank as of the Effective Time, and (ii) four (4) of the directors of NBC as of immediately before the Effective Time, each of whom shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Association and Bylaws of the Resulting Bank. Effective as of the Effective Time, the executive officers of the Resulting Bank following the Effective Time shall be as listed in Exhibit B, each of whom shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Association and Bylaws of the Resulting Bank.

SECTION 10

This Agreement has been approved by CenterState, which owns all of the outstanding shares of CenterState Bank, and by NCC, which owns all of the outstanding shares of NBC.

SECTION 11

This Agreement is also subject to the following terms and conditions:

(a)    The HC Merger shall have closed and become effective.

(b)    The OCC shall have approved this Agreement and the Bank Merger and shall have issued all other necessary authorizations and approvals for the Bank Merger, and any statutory waiting period shall have expired.

(c)    The Bank Merger may be abandoned at the election of CenterState Bank at any time, whether before or after filings are made for regulatory approval of the Bank Merger.

SECTION 12

Each of the Banks hereby invites and authorizes the OCC to examine each of the Bank’s records in connection with the Bank Merger.

SECTION 13

Effective as of the Effective Time, the Articles of Association and Bylaws of the Resulting Bank shall consist of the Articles of Association and Bylaws of CenterState Bank as in effect immediately prior to the Effective Time.

SECTION 14

This Agreement shall terminate if and at the time of any termination of the Holding Company Agreement.

SECTION 15

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.

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The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

Except to the extent Federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Florida without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns. Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.

This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

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IN WITNESS WHEREOF, CenterState Bank and NBC have entered into this Agreement as of the date and year first set forth above.

CENTERSTATE BANK, N.A.

By:
John C. Corbett
As Its: Chief Executive Officer

NATIONAL BANK OF COMMERCE

By:
Richard Murray, IV
As Its: Chief Executive Officer

[SIGNATURE PAGE TO BANK PLAN OF MERGER AND MERGER AGREEMENT]

Exhibit A

Banking Offices

Exhibit B

Officers

EXHIBIT E

NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

This Non-Competition and Non-Disclosure Agreement (the “Agreement”), is entered into as of the 23rd day of November, 2018, by and between CenterState Bank Corporation, a Florida corporation (“CenterState”), and the undersigned individual (“Director”).

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of November 23, 2018 (the “Merger Agreement”) by and between CenterState and National Commerce Corporation, a Delaware corporation (“NCC”), NCC will merge with and into CenterState (the “Merger”), as a result of which National Bank of Commerce, a national banking association and wholly-owned subsidiary of NCC (“NBC”), will merge with and into CenterState Bank, N.A., a national banking association and wholly-owned subsidiary of CenterState (“CenterState Bank”);

WHEREAS, Director is a stockholder of NCC and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of NCC common stock held by Director;

WHEREAS, prior to the date hereof, Director has served as a member of the board of directors of NCC and/or NBC, and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (each as hereinafter defined);

WHEREAS, as a result of the Merger, CenterState will succeed to all of the Confidential Information and Trade Secrets, for which CenterState, as of the Effective Time (as defined in the Merger Agreement), will have paid valuable consideration and desires reasonable protection; and

WHEREAS, it is a material prerequisite to the consummation of the Merger that certain directors of NCC and NBC, including Director, enter into this Agreement;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, CenterState and Director, each intending to be legally bound, covenant and agree as follows:

1.    Restrictive Covenants.

(a)    Director acknowledges that (i) CenterState has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.

(b)    Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director covenants and agrees with CenterState as follows:

(i)    From and after the Effective Time, Director will not disclose or use any Confidential Information (other than Trade Secrets) for a period of two (2) years from the Effective Time or Trade Secrets for so long as they remain Trade Secrets, except for any disclosure that is required by applicable law or court order. In the event that Director is required by law or court order to disclose any Confidential Information, Director will: (A) if and to the extent permitted by such law or court order, provide CenterState with prompt notice of such requirement prior to the disclosure so that CenterState may waive the requirements of this Agreement or seek an

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appropriate protective order at CenterState’s sole expense; and (B) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a waiver or protective order, Director is nonetheless, in the opinion of his or her counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed. Nothing contained in this Agreement limits the Director’s ability to file a charge or complaint with, communicate with (except with respect to information covered by 17 C.F.R. 240.21F-4(b)(4)(i) or 17 C.F.R. 240.21F-4(b)(4)(ii), which relate to legal representation), or otherwise participate in any investigation or proceeding that may be conducted by (i) the Equal Employment Opportunity Commission (the “EEOC”) or the Securities and Exchange Commission (the “SEC”) or (ii) any other federal, state or local governmental agency or commission that has jurisdiction over CenterState or any of its subsidiaries or affiliates (the “Government Agencies”) if and to the extent that it is not permitted by applicable law to limit the Director’s ability to file such a charge or complaint with, communicate with, or otherwise participate in any investigation or proceeding that may be conducted by such Government Agency; in each such case, including by providing documents or other information, without notice to CenterState or any of its subsidiaries or affiliates. This Agreement does not limit the Director’s right to receive an award for information provided to (1) the SEC or (2) the EEOC or any other Government Agency, if and to the extent that it is not permissible by law to limit the Director’s right to receive an award for information provided to the EEOC or such other Government Agency. In addition, pursuant to the Defend Trade Secrets Act of 2016, the Director understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (y) files any document containing the trade secret under seal; and (z) does not disclose the trade secret, except pursuant to court order.

(ii)    Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of CenterState), on Director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any individual or entity that is known by Director to be a customer of CenterState, CenterState Bank, NCC or NBC (each a “Protected Party”), including known actively sought prospective customers of NBC as of the Effective Time, for the purpose of providing banking products or services that are Competitive (as hereinafter defined) with those offered or provided by any Protected Party.

(iii)    Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of CenterState), either directly or indirectly, on Director’s own behalf or in the service or on behalf of others, act as a director, manager, officer or employee of any business which is the same as or essentially the same as the business conducted by any Protected Party and which has an office located within the Restricted Territory (as hereinafter defined).

(iv)    For a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not on Director’s own behalf or in the service or on behalf of others, solicit, recruit or hire, or attempt to solicit, recruit or hire, directly or by assisting others, any individual who is known by Director to be an employee of any Protected Party or to have been an employee of any Protected Party within one year prior to such activity, whether or not such employee is a full-time employee, whether or not such employment is pursuant to a written agreement, and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party; provided that the foregoing will not prevent the placement of any general solicitation for employment not specifically directed towards employees of any Protected Party or hiring any such person as a result thereof.

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(c)    For purposes of this Section 1, the following terms shall be defined as set forth below:

(i)    “Competitive,” with respect to particular products or services, shall mean products or services that are the same as or substantially similar to the products or services of any Protected Party.

(ii)    “Confidential Information” shall mean data and information:

(A)    relating to the business of NCC and its subsidiaries, including NBC, or the business of CenterState or its subsidiaries, including CenterState Bank, regardless of whether the data or information constitutes a Trade Secret;

(B)    disclosed to Director or of which Director became aware as a consequence of Director’s relationship with NCC and/or NBC;

(C)    having value to NCC and/or NBC and, as a result of the consummation of the transactions contemplated by the Merger Agreement, CenterState and CenterState Bank; and

(D)    not generally known to competitors of NCC or CenterState.

Confidential Information shall include Trade Secrets (as hereinafter defined), methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that the terms “Confidential Information” and “Trade Secrets” shall not mean data or information that (x) has been disclosed to the public, except where such public disclosure has been made by Director without authorization from NCC or CenterState, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.

(iii)    “Restricted Territory” shall mean each county in Florida, Georgia, or Alabama where NBC operates a banking office at the Effective Time and each county contiguous to each of such counties.

(iv)    “Trade Secrets” shall mean information, without regard to form, including technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:

(A)    derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(B)    is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(d)    Director acknowledges that irreparable loss and injury would result to CenterState upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, CenterState may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic or other limitations permitted by applicable law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

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2.    Term; Termination. This Agreement may be terminated at any time by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier of (a) termination of the Merger Agreement, (b) two (2) years following the Effective Time, or (c) upon a Change in Control of CenterState. For the avoidance of doubt, the provisions of Section 1 shall only become operative upon the consummation of the Merger but, in such event, shall survive the consummation of the Merger until the earlier of two (2) years after the Effective Time or a Change in Control of CenterState. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder, except that termination of this Agreement will not relieve a breaching party from liability for any breach of any provision of this Agreement occurring prior to the termination of this Agreement. For purposes of this Agreement, a “Change in Control of CenterState” means (a) any person or group of persons within the meaning of §13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner, directly or indirectly, of 50% or more of the (1) outstanding voting securities of CenterState or CenterState Bank, or (2) the assets of CenterState or CenterState Bank, taken as a whole, or (b) individuals serving on the board of directors of CenterState as of the Effective Time cease for any reason to constitute at least a majority of the board of directors of CenterState (the “Incumbent Board”), provided that any person becoming a director subsequent to the Effective Time whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by CenterState’s shareholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board.

3.    Notices. Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given to such party (a) when delivered personally to such party or (b) provided that a written acknowledgment of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail, or (c) two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 3).

If to CenterState:	CenterState Bank Corporation
1101 First Street South
Winter Haven, Florida 33880
Attn: General Counsel

If to Director:	The address of Director’s principal residence as it appears in NCC’s records as of the date hereof, as subsequently modified by Director’s provision of notice regarding the same to CenterState.

4.    Governing Law; Venue. The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Florida, without giving effect to the conflicts of laws principles thereof. The sole and exclusive venue for any civil action, counterclaim, proceeding, or litigation arising out of or relating to this Agreement shall be the courts of record of the State of Georgia in Fulton County or the United States District Court, Northern District of Georgia. Each party consents to the jurisdiction of such Georgia courts in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Georgia courts. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

5.    Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and CenterState. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

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6.    Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

7.    Counterparts. This Agreement may be executed (and delivered via facsimile, email of a “.pdf” file or other electronic transmission) in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

8.    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

9.    Construction; Interpretation. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

[Signature page follows]

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IN WITNESS WHEREOF, Director has executed and delivered this Agreement, and CenterState has caused this Agreement to be executed and delivered, all as of the day and year first above set forth.

CENTERSTATE BANK CORPORATION

By:
John C. Corbett
President and Chief Executive Officer

Director:

Print Name:
Address:

[SIGNATURE PAGE TO NON-COMPETITION AND NON-DISCLOSURE AGREEMENT]

Schedule I

For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Sections 1(b)(ii) and (iii) shall not apply to any of the following activities of Director:

1.	The provision of legal services by Director to any Person.

2.	The offer and sale of insurance products by Director to any Person.

3.	The provision of investment advisory and/or brokerage services by Director to any Person.

4.	The provision of private equity/venture capital financing by Director to any Person.

5.	The provision of accounting services by Director to any Person.

6.	The ownership of 5% or less of any class of securities of any Person.

7.	The provision of automobile financing in connection with the operation of auto dealerships.

8.	Obtaining banking-related services or products for entities owned or controlled by Director.

9.	Referrals of clients or obtaining banking-related services in connection with the conduct of real estate or mortgage broker businesses.

10.	Activities that are incidental to Director’s performance of his or her profession so long as such activities are not a scheme to circumvent the restrictions contained in this Agreement.

EXHIBIT F

CLAIMS LETTER

November 23, 2018

CenterState Bank Corporation

1101 First Street South

Winter Haven, Florida 33880

Attention: John C. Corbett

Gentlemen:

This letter is delivered pursuant to the Agreement and Plan of Merger, dated as of November 23, 2018 (the “Merger Agreement”), by and between National Commerce Corporation (“NCC”), and CenterState Bank Corporation (“CenterState”).

Concerning claims which the undersigned may have against NCC or any of its subsidiaries in the undersigned’s capacity as an officer, director or employee of NCC or any of its subsidiaries, and in consideration of the premises and the mutual covenants contained herein and in the Merger Agreement, the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:

1.    Definitions. Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement. For purposes of this letter, NCC and each of its subsidiaries are individually referred to as “NCC Entity” and collectively, as the “NCC Entities”.

2.    Release of Certain Claims.

(a)    The undersigned hereby waives, releases and forever discharges, subject to and effective upon the consummation of the Merger under the Merger Agreement, each NCC Entity, and its respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions, causes of action or other rights of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his or her capacity as an officer, director or employee of any NCC Entity, has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences occurring prior to the Effective Time, whether known or unknown, matured or unmatured, contingent or otherwise (individually, a “Released Claim,” and collectively, the “Released Claims”), except for (i) Claims for compensation for services that have accrued but not yet been paid in the ordinary course of business consistent with past practice or that have been disclosed in writing to CenterState on or prior to the date of the Merger Agreement or that are provided for in, contemplated under or permitted by the Merger Agreement, (ii) Claims relating to severance, employment, change in control, the National Commerce Corporation Deferral of Compensation Plan, NCC Equity Awards or NCC Warrants which have been disclosed in writing to CenterState on or prior to the date of the Merger Agreement or which result from a written agreement between the undersigned and CenterState or any of its subsidiaries, and (iii) the items listed in Section 2(b) below.

(b)    For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include, without limitation, any of the following:

(i)    Claims that the undersigned has or may have in any capacity other than as an officer, director or employee of any NCC Entity, including, but not limited to, (A) Claims as a borrower under loan commitments and agreements between the undersigned and any NCC Entity, (B) Claims as a depositor under any deposit

1

account with any NCC Entity, (C) Claims as the holder of any certificate of deposit issued by any NCC Entity, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any NCC Entity, (E) Claims in his or her capacity of a stockholder of NCC, and (F) Claims as a holder of any check issued by any other depositor of any NCC Entity;

(ii)    Claims excluded in (i), (ii) or (iii) of Section 2(a) above;

(iii)    Claims that the undersigned has or may have under the Merger Agreement;

(iv)    Claims that, under applicable law, the undersigned cannot hereby release and discharge;

(iv)    rights and claims to indemnification and expense advancement that the undersigned has or may have under the articles of incorporation, articles of association, bylaws or similar governing documents of any NCC Entity, under Delaware law, under any indemnification agreement with an NCC Entity, or under the Merger Agreement;

(vi)    Claims solely to the extent arising from facts, conduct, activities, transactions or events occurring (in each case) after the Effective Time; or

(vii)    Claims listed on Schedule I to this Agreement.

3.    Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.

4.    Miscellaneous.

(a)    This letter shall be governed and construed in accordance with the laws of the State of Florida (without regard for the conflicts of law principles thereof).

(b)    This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and this letter supersedes all prior agreements, arrangement or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.

(c)    In the event that any one or more provisions of this letter shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this letter, and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this letter.

(d)    This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.

(e)    This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of this letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.

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(f)    The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.

(g)    This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties (other than the failure of CenterState to pay the Merger Consideration under the Merger Agreement). If the Merger Agreement is terminated for any reason, this letter shall be of no force or effect.

(h)    If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

(i)    IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

(j)    The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this letter occurred or shall occur in Fulton County, Georgia. Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this letter shall be brought solely and exclusively in the courts of record of the State of Georgia in Fulton County or the United States District Court, Northern District of Georgia. Each party consents to the jurisdiction of such Georgia court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Georgia court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

(k)    Any notice, consent, demand, request or other communication given to a party hereto in connection with this letter shall be in writing and shall be deemed to have been given to such party (i) when delivered personally to such party, or (ii) provided that a written acknowledgment of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail, or (iii) two (2) days after being sent by a nationally recognized

3

overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(k)).

If to CenterState:	CenterState Bank Corporation 1101 First Street South Winter Haven, Florida 33880 Attn: General Counsel

If to the Officer or Director:	At the address set forth below the signature of the Officer or Director on the signature page of this Agreement.

(l)    This letter and the acknowledgement of this letter may be executed in one or more counterpart (which may be delivered by facsimile, email of a “.pdf” file or other electronic transmission), each of which shall be deemed an original, and all of which together shall constitute one and the same letter and acknowledgement.

[Signature page follows]

4

Sincerely,

Signature of Officer or Director

Print Name of Officer or Director
Address:

On behalf of CenterState Bank Corporation, I hereby acknowledge receipt of this letter as of the date first set forth above.

CENTERSTATE BANK CORPORATION

By:
Name:	John C. Corbett
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO CLAIMS LETTER]

Schedule I

Additional Excluded Claims

EXHIBIT G

IRS CERTIFICATE

PURSUANT TO

TREASURY REGULATIONS SECTION 1.1445-2(C)(3)

[●], 2019

This certificate is provided pursuant to Treasury Regulations Section 1.1445-2(c)(3) and Section 5.27 of the Merger Agreement (as defined below) to inform CenterState Bank Corporation (“CenterState”), that withholding of tax is not required upon the acquisition of an interest in National Commerce Corporation (“NCC”), as part of the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 23, 2018, by and between CenterState and NCC. The undersigned hereby certifies the following on behalf of NCC:

In accordance with U.S. Treasury Regulations Section 1.897-2(h), NCC is not, as of the date hereof, a “United States real property holding corporation” (a “USRPHC”), as such term is defined by Section 897(c)(2) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, and has not been a USRPHC on any determination date during the five-year period ending on the date hereof. Accordingly, interests in NCC do not constitute “U.S. real property interests.”

NCC understands that this certification may be disclosed to the Internal Revenue Service by CenterState and that any false statement contained herein could be punished by fine, imprisonment, or both.

[Signature Page Follows]

Under penalties of perjury I declare that I have examined this certification and that to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of NCC.

NATIONAL COMMERCE CORPORATION

By:

Name:	Richard Murray, IV
Title:	Chairman and Chief Executive Officer

[SIGNATURE PAGE TO IRS CERTIFICATE]

Appendix B

November 23, 2018

Board of Directors

CenterState Bank Corporation

1101 First Street South, Suite 202

Winter Haven, FL 33880

Members of the Board of Directors:

We understand that CenterState Bank Corporation (“CenterState” or the “Company”) and National Commerce Corporation (“NCC”), propose to enter into the Agreement (defined below) pursuant to which, among other things, NCC, and its wholly owned subsidiary, National Bank of Commerce, will be merged with and into the Company, and its wholly owned subsidiary, CenterState Bank, N.A., respectively (the “Merger”), and that, in connection with the Merger, each outstanding share of common stock, par value $0.01 per share, of NCC (the “NCC Common Stock”), other than shares owned directly by the Company, NCC or any of their respective subsidiaries, will be converted into the right to receive 1.65 shares of common stock, par value $0.01 per share, of the Company (the “CenterState Common Stock”, and such exchange ratio, the “Exchange Ratio”). The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (this “Opinion”) to the Board as to whether, as of the date hereof, the Exchange Ratio in the Merger pursuant to the Agreement is fair from a financial point of view to the Company. The Agreement provides that the Company may elect to increase the Exchange Ratio on the terms set forth in Section 7.01 of the Agreement, as to any such increase or election we express no opinion.

In connection with our review of the proposed Merger and the preparation of this Opinion, we have, among other things:

1.	reviewed the financial terms and conditions as stated in the draft sent to us on November 23, 2018 of the Agreement and Plan of Merger by and between CenterState and NCC (the “Agreement”);

2.

reviewed certain information related to the historical, current and future operations, financial condition and prospects of NCC and the Company made available to us by the Company, including, but not limited to, (a) publicly available consensus mean analyst earnings relating to each of NCC and the Company for the years ending December 31, 2018 through December 31, 2020, as well as long-term earnings growth rates for each of NCC and CenterState for the years 2021 and 2022, in each case, as approved for our use by the Company (the “Projections”), and (b) certain forecasts and estimates of potential cost savings expected to result from the Merger, all as prepared by management of the Company (the “Synergies”);

3.	reviewed the recent public filings and certain other publicly available information regarding the Company and NCC, respectively;

4.	reviewed the recent call reports filed with the Federal Deposit Insurance Corporation and other certain publicly available information regarding National Bank of Commerce and CenterState Bank, N.A.;

5.	reviewed financial, operating and other information regarding NCC, the Company and the industry in which they operate;

6.	reviewed the financial and operating performance of NCC and the Company and those of other public companies that we deemed to be relevant;

7.	considered the publicly available financial terms of certain transactions that we deemed to be relevant;

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;

9.	reviewed certain potential pro forma financial effects of the Merger on the Company;

10.

reviewed a certificate addressed to Raymond James from a member of senior management of the Company regarding, among other things, the accuracy of financial information and data provided to, or discussed with, Raymond James by or on behalf of the Company or NCC; and

880 Carillon Parkway // St Petersburg, FL 33716 // T 727.567.1000 // raymondjames.com

Raymond James & Associates, Inc., member New York Stock Exchange/SIPC

Board of Directors

CenterState Bank Corporation

November 23, 2018

11.	discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or NCC or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. We have not made or obtained an independent appraisal of the assets, the collateral securing assets or the liabilities (contingent or otherwise) of NCC or the Company, nor have we been furnished with any such appraisals. We are not experts in GAAP in general or specifically regarding the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowance for loan losses; accordingly we have assumed that such allowances are in the aggregate adequate to cover such losses and comply fully with applicable law, regulatory policy and sound banking practices as of the date hereof. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of the Company, NCC or any of their respective subsidiaries. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which NCC or the Company is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which NCC or the Company is a party or may be subject. With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions of claims, outcomes or damages arising out of any such matters. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We express no opinion with respect to the Projections or the assumptions on which they are based. Furthermore, upon the advice of management of the Company, we have assumed that the estimated Synergies reviewed by us have been reasonably prepared in good faith and bases reflecting the best currently available estimates and judgments of the management of the Company and that the Synergies will be realized in the amounts and the time periods indicated thereby, and we express no opinion with respect to such Synergies or the assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Merger will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto and without adjustment to the Exchange Ratio. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without waiver or modification. We have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Merger, NCC, or the Company that would be material to our analyses or this Opinion.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of November 23, 2018 and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or NCC since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

Board of Directors

CenterState Bank Corporation

November 23, 2018

We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Merger or the availability or advisability of any alternatives to the Merger. We provided advice to the Board with respect to the proposed Merger. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Merger. This letter does not express any opinion as to the likely trading range of the NCC Common Stock or the CenterState Common Stock either until or following the Merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of the Company and NCC, respectively, at that time. This Opinion is limited to the fairness, from a financial point of view, to the Company of the Exchange Ratio in the Merger pursuant to the Agreement.

We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board to approve or consummate the Merger. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting, regulatory or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Company, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Company, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting, regulatory and tax matters with respect to the Company and the Merger, including, without limitation, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, as amended.

In formulating our opinion, we have considered only what we understand to be the Exchange Ratio as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of either the Company or NCC, or class of such persons, whether relative to the Exchange Ratio or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the fairness of the Merger to the holders of any class of securities, creditors, or other constituencies of the Company or NCC, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (ii) the fairness of the Merger to any one class or group of the Company’s, NCC’s, or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s, NCC’s, or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Merger amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Merger on the solvency or viability of the Company or NCC or the ability of the Company, NCC, or their respective subsidiaries to pay their respective obligations when they come due.

The delivery of this Opinion was approved by a fairness committee of Raymond James.

Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Merger. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Merger or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement. On January 9, 2017, the Company closed a follow-on equity offering of common stock for which Raymond James served as joint bookrunner. On April 1, 2017, the Company closed the acquisition of Platinum Banking Holding Corporation for which Raymond James served as exclusive buy-side advisor. On June 7, 2017, National Commerce closed a follow-on equity offering of common stock for which Raymond James served as co-manager.

In the ordinary course of our business, Raymond James may trade in the securities of the Company and of NCC for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short

Board of Directors

CenterState Bank Corporation

November 23, 2018

position in such securities. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company, NCC or other participants in the Merger in the future, for which Raymond James may receive compensation.

It is understood that this Opinion is for the information of the Board (but not to any individual director other than in his or her capacity as a member of the Board) in evaluating the proposed Merger and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Merger or whether to enter into a voting agreement, nor is this letter intended to confer rights or remedies upon NCC or the shareholders of the Company or NCC. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be reproduced, disclosed, referred to, published or otherwise used (in whole or in part) for any other purpose without our prior written consent, except that the Company may include the full text of this Opinion in any proxy statement or registration statement filed by the Company with the Securities and Exchange Commission in connection with the Transaction, along with a description, reasonably satisfactory to us.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Merger pursuant to the Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

Appendix C

November 23, 2018

The Board of Directors

National Commerce Corporation

600 Luckie Drive, Suite 350

Birmingham, AL 35223

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of National Commerce Corporation (“National Commerce”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of National Commerce with and into CenterState Bank Corporation (“CenterState”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between National Commerce and CenterState. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), automatically by virtue of the Merger and without any action on the part of CenterState, National Commerce or any holder of common stock, par value $0.01 per share, of National Commerce (“National Commerce Common Stock”), each share of National Commerce Common Stock issued and outstanding immediately prior to the Effective Time (excluding each share of National Commerce Common Stock owned directly by CenterState, National Commerce or any of their respective subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted)) shall be converted into the right to receive 1.65 shares of common stock, par value $0.01 per share, of CenterState (“CenterState Common Stock”). The ratio of 1.65 shares of CenterState Common Stock for one share of National Commerce Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement further provides that, immediately following the Effective Time and sequentially but in effect simultaneously on the closing date of the Merger, National Bank of Commerce, a wholly-owned subsidiary of National Commerce, shall be merged with and into CenterState Bank, N.A., a wholly-owned subsidiary of CenterState (“CenterState Bank”), with CenterState Bank as the surviving entity, pursuant to a separate plan of merger and merger agreement (such transaction, the “Bank Merger”).

KBW has acted as financial advisor to National Commerce and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to existing sales and trading relationships between a KBW broker-dealer affiliate and each of National Commerce and CenterState), may from time to time purchase securities from, and sell securities to, National Commerce and CenterState. In addition, as a market maker in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of National Commerce or CenterState for our and their own respective accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of National Commerce (the “Board”) in rendering this opinion and will receive a fee from National Commerce for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, National Commerce has agreed to indemnify us for certain liabilities arising out of our engagement.

In addition to this present engagement, in the past two years, KBW has provided investment banking and financial advisory services to National Commerce and received compensation for such services. KBW acted as

Keefe, Bruyette & Woods, A Stifel Company

Two James Center • 1021 East Cary Street, Suite 1950 • Richmond, Virginia 23219

804.643.4250 • Fax 804.643.4253 • www.kbw.com

The Board of Directors - National Commerce Corporation

November 23, 2018

(i) financial advisor to National Commerce in connection with its July 2018 acquisition of Premier Community Bank of Florida (ii) financial advisor to National Commerce in connection with its January 2018 acquisition of FirstAtlantic Financial Holdings, Inc., (iii) financial advisor to National Commerce in connection with its August 2017 acquisition of Patriot Bank, (iv) lead underwriter in National Commerce’s June 2017 registered offering of National Commerce Common Stock and (v) financial advisor to National Commerce in connection with its January 2017 acquisition of Private Bancshares, Inc. In the past two years, KBW has provided investment banking and financial advisory services to CenterState and received compensation for such services. KBW acted as (i) financial advisor to CenterState in connection with its May 2017 acquisition of Gateway Financial Holdings of Florida, Inc., (ii) joint bookrunner in CenterState’s January 2017 registered offering of common stock, (iii) financial advisor to CenterState in connection with its January 2018 acquisition of HCBF Holding Co., Inc. and (iv) financial advisor to CenterState in connection with its January 2018 acquisition of Sunshine Bancorp, Inc. We may in the future provide investment banking and financial advisory services to National Commerce or CenterState and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of National Commerce and CenterState and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated November 23, 2018 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2017 of National Commerce; (iii) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018 of National Commerce; (iv) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2017 of CenterState; (v) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018 of CenterState; (vi) certain regulatory filings of National Commerce and CenterState and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended December 31, 2017 as well as the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018; (vii) certain other interim reports and other communications of National Commerce and CenterState to their respective shareholders; and (viii) other financial information concerning the businesses and operations of National Commerce and CenterState that was furnished to us by National Commerce and CenterState or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of National Commerce and CenterState; (ii) the assets and liabilities of National Commerce and CenterState; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for National Commerce and CenterState with similar information for certain other companies the securities of which are publicly traded; (v) publicly available consensus “street estimates” of National Commerce, as well as assumed long-term National Commerce growth rates provided to us by National Commerce management, all of which information was discussed with us by National Commerce management and used and relied upon by us at the direction of such management and with the consent of the Board; (vi) publicly available consensus “street estimates” of CenterState, as well as assumed long-term CenterState growth rates provided to us by CenterState management, all of which information was discussed with us by CenterState management and used and relied upon by us based on such discussions, at the direction of National Commerce management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on CenterState (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by, and provided to and discussed with us by, CenterState management and that were used and relied upon by us based on such discussions, at the direction of National Commerce management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the managements of National

Keefe, Bruyette & Woods, A Stifel Company

Two James Center • 1021 East Cary Street, Suite 1950 • Richmond, Virginia 23219

804.643.4250 • Fax 804.643.4253 • www.kbw.com

The Board of Directors - National Commerce Corporation

November 23, 2018

Commerce and CenterState regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. We have not been requested to, and have not, assisted National Commerce with soliciting indications of interest from third parties regarding a potential transaction with National Commerce.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of National Commerce as to the reasonableness and achievability of the publicly available consensus “street estimates” of National Commerce and the assumed National Commerce long-term growth rates referred to above (and the assumptions and bases therefor), and we have assumed that all such information was reasonably prepared and represents, or in the case of the National Commerce “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of such management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated. We have further relied, with the consent of National Commerce, upon CenterState management as to the reasonableness and achievability of the publicly available consensus “street estimates” of CenterState, the assumed CenterState long-term growth rates, and the estimates regarding certain pro forma financial effects of the Merger on CenterState (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information was reasonably prepared and represents, or in the case of the CenterState “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of CenterState management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

It is understood that the portion of the foregoing financial information of National Commerce and CenterState that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of National Commerce and CenterState, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of National Commerce and CenterState and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either National Commerce or CenterState since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for National Commerce and CenterState are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of National Commerce or CenterState, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of National Commerce or CenterState under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold.

Keefe, Bruyette & Woods, A Stifel Company

Two James Center • 1021 East Cary Street, Suite 1950 • Richmond, Virginia 23219

804.643.4250 • Fax 804.643.4253 • www.kbw.com

The Board of Directors - National Commerce Corporation

November 23, 2018

Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above) with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of National Commerce Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions (including the Bank Merger) and that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transaction (including the Bank Merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of National Commerce, CenterState or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of National Commerce that National Commerce has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to National Commerce, CenterState, the Merger and any related transaction (including the Bank Merger) and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to the holders of National Commerce Common Stock. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger or any such related transaction, any consequences of the Merger or any such related transaction to National Commerce, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of National Commerce to engage in the Merger or enter into the Agreement; (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by National Commerce or the Board; (iii) the fairness of the amount or nature of any compensation to any of National Commerce’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of National Commerce Common Stock; (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of National Commerce (other than the holders of National Commerce Common Stock, solely with respect to the Exchange Ratio as described herein and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of CenterState or any other party to any transaction contemplated by the Agreement; (v) any adjustment (as provided in the Agreement) to the Exchange Ratio assumed for purposes of our opinion; (vi) the actual value of CenterState Common Stock to be issued in the Merger; (vii) the prices, trading range or volume at which National Commerce Common Stock or

Keefe, Bruyette & Woods, A Stifel Company

Two James Center • 1021 East Cary Street, Suite 1950 • Richmond, Virginia 23219

804.643.4250 • Fax 804.643.4253 • www.kbw.com

The Board of Directors - National Commerce Corporation

November 23, 2018

CenterState Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which CenterState Common Stock will trade following the consummation of the Merger; (viii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (ix) any legal, regulatory, accounting, tax or similar matters relating to National Commerce, CenterState, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Bank Merger), including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of National Commerce Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders National Commerce Common Stock.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, A Stifel Company

Two James Center • 1021 East Cary Street, Suite 1950 • Richmond, Virginia 23219

804.643.4250 • Fax 804.643.4253 • www.kbw.com

National Commerce Corporation

600 Luckie Drive, Suite 350

Birmingham, Alabama 35223

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Central Time on March 6, 2019, the cut-off date before the meeting date. Have your proxy card in hand when you access the web site, and follow the instructions to obtain your records and to create an electronic voting instruction form.

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Central Time on March 6, 2019. Have your proxy card in hand when you call and then follow the instructions.

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KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposals 1 and 2.

						For	Against	Abstain

1.  To adopt the Agreement and Plan of Merger dated as of November 23, 2018, by and between CenterState Bank Corporation and National Commerce Corporation, with CenterState as the surviving company, all on and subject to the terms and conditions contained therein.

						☐	☐	☐

2   To approve a proposal of the board of directors of National Commerce Corporation to adjourn or postpone the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature	Date			Signature (Joint Owners)	Date

REVOCABLE PROXY

NATIONAL COMMERCE CORPORATION

Special Meeting of Stockholders

March 7, 2019; 9:00 a.m., Central Time

This proxy is solicited on behalf of the Board of Directors

The undersigned acknowledges receipt of the accompanying proxy statement/prospectus, dated January 28, 2019, and hereby appoints Richard Murray, IV and William E. Matthews, V, or either of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of National Commerce Corporation that the undersigned is entitled to vote only at the Special Meeting of Stockholders to be held on March 7, 2019 at 9:00 a.m., Central Time, at the offices of National Commerce Corporation, 600 Luckie Drive, Suite 350, Birmingham, Alabama 35223, and at any and all adjournments or postponements thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

This proxy is being solicited on behalf of the Board of Directors. This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” each of the proposals listed. If any other business is presented at the Special Meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Special Meeting.

Continued and to be signed on reverse side